As filed with the Securities and Exchange Commission on July 8, 2019.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under
The Securities Act of 1933

WINTRUST FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Illinois	6022	36-3873352
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

(847) 939-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kathleen M. Boege

Executive Vice President, General Counsel and Corporate Secretary

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

(847) 939-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pran Jha	Dennis R. Wendte
Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 (312) 853-7000	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as reasonably practicable after the Registration Statement becomes effective and after the conditions to the completion of the proposed transaction described in the proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or on emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, no par value per share	405,023	N/A	$8,360,151.69	$1,013.25

(1)          The number of shares to be registered represents the maximum number of shares of Wintrust Financial Corporation common stock estimated to be issuable in connection with the merger described in the proxy statement/prospectus, based upon (i) 449,229 outstanding shares of common stock, par value $0.01 per share, of STC Bancshares Corp. (“STC”) and (ii) up to 69,200 shares of STC common stock issuable upon exercise of outstanding options granted under the STC Bancshares Corp. 2005 Stock Incentive Plan and the STC Bancshares Corp. 2016 Equity Incentive Plan.

(2)          Pursuant to Rules 457(f) and 457(h) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the difference between (a) the aggregate book value of the shares of STC common stock computed as of June 30, 2019 and (b) the aggregate amount of cash to be paid by Wintrust Financial Corporation for the outstanding shares of STC common stock, pursuant to the merger described in the proxy statement/prospectus.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED JULY 8, 2019

STC Bancshares Corp.	Wintrust Financial
Corporation

PROXY STATEMENT OF STC BANCSHARES CORP.

PROSPECTUS OF WINTRUST FINANCIAL CORPORATION

Merger Proposal — Your Vote Is Important

DEAR STC SHAREHOLDERS:

You are cordially invited to attend a special meeting of shareholders of STC Bancshares Corp. (“STC”), which will be held on      , 2019, at      , local time, at      .

At the meeting, you will be asked to adopt the merger agreement between STC and Wintrust Financial Corporation that provides for Wintrust’s acquisition of STC through the merger of STC with and into WTFC STCBC Merger Sub LLC, a wholly-owned subsidiary of Wintrust. STC is the parent company of STC Capital Bank. The merger consideration paid by Wintrust to STC shareholders is expected to be $100 per share of outstanding STC common stock, or an aggregate of approximately $44,922,900, based on 449,229 shares of STC common stock outstanding as of       , 2019, subject to an escrow holdback, possible upward or downward adjustment as described below, and fluctuations in the trading price of Wintrust common stock. Assuming that the reference price as described below is at least $64.00 and no greater than $76.00 and no deduction from the escrowed funds and no adjustment to the merger consideration, 50% of the aggregate merger consideration will be paid in shares of Wintrust common stock, no par value per share, and 50% will be paid in cash.

The exchange ratio used to determine the number of shares of Wintrust common stock that you will be entitled to receive for each share of STC common stock, par value $0.01 per share, will be determined based on the average of the volume-weighted average price of Wintrust common stock as reported under the heading “Bloomberg VWAP” on the Bloomberg page for Wintrust, for each trading day during the five trading day period ending on the second trading day prior to completion of the merger, which we refer to as the reference price, subject to a minimum and maximum reference price equal to $64.00 and $76.00, respectively. The merger consideration is subject to an escrow holdback and upward or downward adjustment as described in this proxy statement/prospectus, and the exchange ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise value of the merger consideration you may receive on the date the merger is completed.

Assuming no deduction from the escrowed funds and no adjustment to the merger consideration, based on a reference price of $     , which is equal to the reference price if it were calculated as of      , 2019, the latest practicable date prior to the date of this proxy statement/prospectus, the merger consideration that a STC shareholder would be entitled to receive for each share of STC common stock would be $      in cash and       shares of Wintrust common stock. If the reference price were less than or equal to the minimum of $64.00, each share of STC common stock would instead be entitled to 0.781 shares of Wintrust common stock, and if the reference price were greater than or equal to the maximum of $76.00, each share of STC common stock would be entitled to 0.658 shares of Wintrust common stock. Assuming that the number of outstanding shares of STC common stock outstanding of 449,229 remains unchanged at the closing and that the reference price is no greater than $64.00, we estimate that Wintrust may issue up to 350,961 shares of Wintrust common stock to STC shareholders as contemplated by the merger agreement.

Wintrust common stock is traded on the Nasdaq Global Select Market, which we refer to as Nasdaq, under the symbol “WTFC.” The closing price of Wintrust common stock on July 8, 2019 was $71.18 per share.

The merger cannot be completed unless the holders of at least a majority of the outstanding shares of STC common stock entitled to vote adopt the merger agreement. Your board of directors has unanimously adopted the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement at the special meeting. Your board of directors also unanimously recommends that you vote “FOR” the appointment of Anthony V. Sisto and any successors thereto to serve as the shareholders’ representative upon adoption of the merger agreement, including the appointment of Keith Kotche to serve as the alternate shareholders’ representative, and “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions contemplated thereby and appoint the shareholders’ representative and the alternate shareholders’ representative.

Additional information regarding the merger, the merger agreement, STC and Wintrust is set forth in the attached proxy statement/prospectus. This document also serves as the prospectus for up to 405,023 shares of Wintrust common stock that may be issued by Wintrust in connection with the merger. We urge you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 19.

Sincerely,

Anthony V. Sisto
Chairman
STC Bancshares Corp.

Neither the Securities and Exchange Commission nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated      , 2019, and is first being mailed to STC shareholders on or about      , 2019.

REFERENCES TO ADDITIONAL INFORMATION

As permitted by the rules of the Securities and Exchange Commission this proxy statement/prospectus incorporates important business and financial information about Wintrust from other documents that are not included in or delivered with this proxy statement/prospectus. These documents are available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus through the SEC’s website at www.sec.gov or by requesting them in writing or by telephone at the following address and telephone number:

Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800
Rosemont, Illinois 60018
Attention: Kathleen M. Boege
Executive Vice President, General Counsel and Corporate Secretary
(847) 939-9000

In order to ensure timely delivery of these documents, you should make your request by      , 2019 to receive them before the special meeting. See “Where You Can Find More Information” beginning on page 87.

VOTING BY MAIL

STC shareholders of record may submit their proxies by mail, by signing and dating each proxy card you receive, indicating your voting preference on each proposal and returning each proxy card in the prepaid envelope which accompanied that proxy card.

STC BANCSHARES CORP.

460 S. 1st Street
St. Charles, Illinois 60174

Notice of Special Meeting of Shareholders

Date:      , 2019

Time:      , local time

Place:

TO STC BANCSHARES CORP. SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that STC Bancshares Corp. will hold a special meeting of shareholders on      , 2019 at      , local time, at      . The purpose of the meeting is to consider and vote on the following matters:

•                  a proposal to adopt the Agreement and Plan of Merger, dated as of June 5, 2019, by and among Wintrust Financial Corporation, WTFC STCBC Merger Sub LLC and STC Bancshares Corp, as amended by the Amendment to the Agreement and Plan of Merger, dated as of July 1, 2019, by and among Wintrust Financial Corporation, WTFC STCBC Merger Sub LLC and STC Bancshares Corp. A copy of such merger agreement is included as Annex A-1 to the proxy statement/prospectus accompanying this notice and a copy of such amendment to the merger agreement is included as Annex A-2 to the proxy statement/prospectus accompanying this notice;

•                  a proposal to appoint Anthony V. Sisto and any successors thereto as the shareholders’ representative and attorney-in-fact pursuant to the merger agreement, including the appointment of Keith Kotche as the alternate shareholders’ representative and attorney-in-fact, with respect to taking any and all actions upon the adoption of the merger agreement that are specified or contemplated by the merger agreement, the escrow agreement or the reserve agreement (including as manager of a limited liability company to be formed for the benefit of STC shareholders to manage certain customer litigation) on behalf of all STC shareholders;

•                  the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions contemplated thereby and appoint the shareholders’ representative and the alternate shareholders’ representative under the merger agreement; and

•                  to transact any other business that properly comes before the special meeting, or any adjournments or postponements thereof.

Holders of record of STC common stock at the close of business on      , 2019 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Adoption of the merger agreement and approval of the proposal to appoint Anthony V. Sisto and any successors thereto to serve as the shareholders’ representative upon the adoption of the merger agreement, including the appointment of Keith Kotche to serve as the alternate shareholders’ representative, each requires the affirmative vote at the special meeting of holders of at least a majority of the outstanding shares of STC common stock entitled to vote. Approval of the proposal to adjourn the special meeting, if necessary, requires the affirmative vote of holders of at least a majority of the shares of STC common stock entitled to vote, present in person or by proxy, if a quorum is present. In the absence of a quorum, the holders of at least a majority of the shares of STC common stock present, in person or by proxy, may adjourn the special meeting.

The board of directors of STC unanimously recommends that you vote “FOR” adoption of the merger agreement. Your board of directors also unanimously recommends that you vote “FOR” the appointment of Anthony V. Sisto and any successors thereto as the shareholders’ representative upon the adoption of the merger agreement, including the appointment of Keith Kotche as the alternate shareholders’ representative, and “FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions contemplated thereby and appointment of the shareholders’ representative and the alternate shareholders’ representative.

Your vote is important. To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed prepaid envelope whether or not you plan to attend the meeting in person. Shareholders who attend the special meeting may revoke their proxies and vote in person, if they so desire.

St. Charles, Illinois
     , 2019

By Order of the Board of Directors

Anthony V. Sisto
Chairman

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:                                  What am I being asked to vote on? What is the proposed transaction?

A:                                   You are being asked to vote on the adoption of the merger agreement that provides for Wintrust’s acquisition of STC through the merger of STC with and into WTFC STCBC Merger Sub LLC, a wholly-owned subsidiary of Wintrust. Upon completion of the merger, all shares of STC common stock will be cancelled and you will become a shareholder of Wintrust. You are also being asked to vote on the approval of Anthony V. Sisto and any successors thereto to serve as the shareholders’ representative upon adoption of the merger agreement, including the appointment of Keith Kotche to serve as the alternate shareholders’ representative, with respect to taking any and all actions specified or contemplated by the merger agreement, the escrow agreement or the reserve agreement (including as manager of a limited liability company to be formed for the benefit of STC shareholders to manage certain customer litigation, which we refer to herein as the litigation entity)  on behalf of all STC shareholders.

Q:                                  What will STC shareholders be entitled to receive in the merger?

A:                                   If the merger is completed, the shares of STC common stock that you own immediately before the completion of the merger will be converted into the right to receive cash and shares of Wintrust common stock (in each case subject to possible adjustment). The merger consideration paid by Wintrust to STC shareholders is expected to be $100 per share of outstanding STC common stock, or an aggregate of approximately $44,922,900, based on 449,229 shares of STC common stock outstanding as of       , 2019, subject to an escrow holdback, possible upward or downward adjustment as described below, and fluctuations in the trading price of Wintrust common stock. Assuming that the reference price as described below is at least $64.00 and no greater than $76.00 and no deduction from the escrowed funds and no adjustment to the merger consideration, 50% of the aggregate merger consideration will be paid in shares of Wintrust common stock and 50% will be paid in cash.

For each of your shares of STC common stock, you will receive the per share merger consideration to be calculated as set forth in the merger agreement. The exchange ratio used to determine the number of shares of Wintrust common stock that you will be entitled to receive for each share of STC common stock will be determined based on the average of the volume-weighted average price of Wintrust common stock as reported under the heading “Bloomberg VWAP” on the Bloomberg page for Wintrust for each trading day during the five trading day period ending on the second trading day prior to completion of the merger, which we refer to as the reference price, subject to a minimum and maximum reference price equal to $64.00 and $76.00, respectively. Assuming no deduction from the escrowed funds and no adjustment to the merger consideration based on a reference price of $      , which is equal to the reference price if it were calculated as of      , 2019, the latest practicable date prior to the date of this proxy statement/prospectus, the merger consideration that a STC shareholder would be entitled to receive for each share of STC common stock would be $      in cash and       shares of Wintrust common stock. If the reference price were less than or equal to the minimum of $64.00, each share of STC common stock would instead be entitled to 0.781 shares of Wintrust common stock, and if the reference price were greater than or equal to the maximum of $76.00, each share of STC common stock would be entitled to 0.658 shares of Wintrust common stock. For a description of how the per share merger consideration will be calculated, see “Description of the Merger Agreement—Consideration to be received in the merger” on page 57.

$2,900,000 of the cash portion of the merger consideration, which we refer to as the escrowed funds, will be deposited in special purpose non-interest bearing escrow accounts, which we refer to as the escrow holdback. Pursuant to an escrow agreement entered into among Wintrust, the shareholders’ representative and The Chicago Trust Company, N.A., as escrow agent, which we refer to as the escrow agreement, $2,500,000, which we refer to as the escrow amount, will be held for a period of up to 15 months for the purposes of funding STC’s indemnification obligations under the merger agreement and supplementing the reserve amount referred to below by up to $500,000. Pursuant to a separate escrow agreement entered into among the shareholders’ representative, the litigation entity and The Chicago Trust Company, N.A., as escrow agent, which we refer to as the reserve agreement, $400,000, which we refer to as the reserve amount, will be deposited in a special purpose non-interest bearing account to fund the shareholders’

obligation to indemnify the shareholders’ representative (including reimbursement of expenses) and the expenses of the litigation entity in taking any actions relating to certain customer litigation. The reserve amount will be held until such customer litigation has been resolved, concluded, settled or decided not to pursue further, but not more than five years from the commencement of the customer litigation. A claim against the escrowed funds may reduce the aggregate cash consideration to be distributed to the STC shareholders in connection with the merger.  Any amounts received by the litigation entity may increase the reserve amount to be distributed to the STC shareholders.

Assuming there are 449,229 issued and outstanding shares of STC stock immediately prior to the effective time and the escrowed funds equal $2,900,000 in the aggregate, then the per share escrow holdback would be $6.46 per share of STC stock. For further information on the escrow holdback and the disbursement of the escrowed funds, see “Description of the Merger Agreement—Consideration to be received in the merger —Escrow Holdback” on page 59.

In addition, the merger consideration may be adjusted upward or downward, as the case may be, if the balance sheet delivered to Wintrust by STC as of the closing date of the merger reflects that STC’s shareholders’ equity, as determined pursuant to the merger agreement and subject to certain exclusions described therein, is greater than or less than $30,700,000, plus the amount of proceeds credited from the exercise of outstanding options. Any adjustment will be made to the cash portion of the merger consideration. For a description of the possible adjustment of the merger consideration, see “Description of the Merger Agreement—Consideration to be received in the merger —Adjustment to Merger Consideration” on page 58.

Q:                                  What will holders of STC options be entitled to receive in the merger?

A:                                   If the merger is completed, each outstanding and unexercised option to acquire a share of STC common stock, which we refer to as a STC option, will be converted into an option to acquire shares of Wintrust common stock, which we refer to as a converted option. The number of shares of Wintrust common stock subject to each converted option will be equal to the product obtained by multiplying (1) the number of shares of STC common stock subject to such STC option by (2) the quotient obtained by dividing an amount in cash equal to the aggregate value of the per share merger consideration (assuming no deductions from the escrowed funds) by the reference price. We refer to such quotient as the option exchange ratio. The per share exercise price for each converted option will be equal to the quotient obtained by dividing (1) the per share exercise price of the STC option by (2) the option exchange ratio. Upon exercise of each converted option, the aggregate number of shares of Wintrust common stock deliverable upon such exercise will be rounded down, if necessary, to the nearest whole share and the aggregate exercise price will be rounded up, if necessary, to the nearest cent. Except as described above, each converted option will be governed by the same terms and conditions as in effect immediately prior to the effective time of the merger.

Q:                                  Why do STC and Wintrust want to engage in the merger?

A:                                   STC believes that the merger will provide STC shareholders with substantial benefits and that it presents the best option to maximize shareholder value, and Wintrust believes that the merger will further its strategic growth plans by allowing it to expand its presence in the western suburbs of the Chicago metropolitan area. As a larger company, Wintrust can provide greater capital and resources and efficiencies from integrating the operations of STC Capital Bank, a wholly-owned subsidiary of STC, into Wintrust’s existing operations and allow STC Capital Bank to compete more effectively and to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “The Merger—Wintrust’s reasons for the merger” on page 49 and “The Merger—STC’s reasons for the merger and recommendation of the board of directors” on page 47.

Q:                                  What does the STC board of directors recommend?

A:                                   STC’s board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement, “FOR” the appointment of Anthony V. Sisto and any successors thereto to serve as the shareholders’ representative upon adoption of the merger agreement, including the appointment of Keith Kotche to serve as the alternate shareholders’ representative, and “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions contemplated thereby and appointment of the shareholders’ representative and the alternate shareholders’ representative. STC’s board of directors has determined that the merger agreement and the merger are in the best interests of STC and its shareholders. To review the background and reasons for the merger in greater detail, see “The Merger” beginning on page 29.

Q:                                  What vote is required to adopt the merger agreement?

A:                                   Holders of at least a majority of the outstanding shares of STC common stock entitled to vote must vote in favor of the merger. Abstentions and broker non-votes have the effect of votes against the adoption of the merger agreement. On June 5, 2019, certain of STC’s directors who own shares of STC common stock agreed to vote their shares at the special meeting in favor of the merger and any other matter necessary for consummation of the transactions contemplated by the merger agreement. These shareholders and their affiliates owned approximately 46% of STC common stock outstanding as of June 5, 2019. Wintrust’s shareholders will not be voting on the merger agreement. See “The Merger—Interests of certain persons in the merger” on page 52 and “The Merger—Voting agreement” on page 53.

Q:                                  What vote is required to appoint the shareholders’ representative and the alternate shareholders’ representative upon adoption of the merger agreement?

A:                                   Holders of at least a majority of the outstanding shares of STC common stock entitled to vote must vote in favor of the appointment of Anthony V. Sisto and any successors thereto as shareholders’ representative upon adoption of the merger agreement, including the appointment of Keith Kotche as alternate shareholders’ representative. Abstentions and broker non-votes have the effect of votes against the appointment of Mr. Sisto and any successors thereto as shareholders’ representative upon adoption of the merger agreement, including Mr. Kotche as alternate shareholders’ representative. If a shareholder does not vote in favor of appointing Mr. Sisto and any successors thereto as shareholders’ representative upon adoption of the merger agreement, including Mr. Kotche as alternate shareholders’ representative, but Mr. Sisto and Mr. Kotche nonetheless receive the approval of at least a majority of the outstanding shares of STC common stock entitled to vote, Mr. Sisto and any successors thereto will serve as the shareholders’ representative for all shareholders upon adoption of the merger agreement, including Mr. Kotche as the alternate shareholders’ representative, regardless of whether a particular shareholder may have voted for such individuals to serve in that capacity.

Q:                                  What vote is required to approve the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions contemplated thereby?

A:                                   The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of at least a majority of the shares of STC common stock entitled to vote, present in person or by proxy, if a quorum is present at the special meeting. In the absence of a quorum, holders of at least a majority of the shares of STC common stock present in person or by proxy at the special meeting may adjourn the special meeting. Abstentions have the effect of votes against the proposal, and broker non-votes will not be considered entitled to vote and will have no effect on the proposal.

Q:                                  Why is my vote important?

A:                                   STC’s shareholders are being asked to adopt the merger agreement and thereby approve the merger. If you do not submit your proxy by mail or vote in person at the special meeting, it will be more difficult for STC to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit your proxy or attend the special meeting will have the same effect as a vote against the merger agreement and make it more difficult to obtain adoption of the merger agreement.

Q:                                  What do I need to do now? How do I vote?

A:                                   You may vote at the special meeting if you own shares of STC common stock of record at the close of business on the record date for the special meeting,      , 2019. After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy form in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy form and do not vote at the special meeting, this will have the same effect as a vote against the adoption of the merger agreement.

Q:                                  How will my proxy be voted?

A:                                   If you complete, sign, date and mail your proxy form, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted FOR adoption of the merger agreement and the other proposals in the notice.

Q:                                  Can I revoke my proxy and change my vote?

A:                                   You may change your vote or revoke your proxy at any time before it is voted by filing with the secretary of STC a duly executed revocation of proxy or submitting a new proxy form with a later date. You may also revoke a prior proxy by voting in person at the special meeting.

Q:                                  What if I oppose the merger? Do I have dissenters’ rights?

A:                                   STC shareholders who do not vote in favor of adoption of the merger agreement and who otherwise comply with all of the procedures of Sections 11.65 and 11.70 of the Illinois Business Corporation Act, which we refer to as the IBCA, will be entitled to receive payment in cash of the fair value of their shares of STC common stock as ultimately determined under the statutory process. A copy of these sections of the IBCA is attached as Annex B to this document.

Q:                                  What are the tax consequences of the merger to me?

A:                                   STC and Wintrust intend for the merger to qualify as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Provided the merger qualifies as a reorganization for United States federal income tax purposes, you may recognize gain, but will not recognize loss, upon the exchange of your shares of STC common for shares of Wintrust common stock and cash.  If the sum of the fair market value of the Wintrust common stock and the amount of cash you receive in exchange for your shares of STC common stock exceeds the adjusted basis of your shares of STC common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Additionally, you will recognize gain or loss on any cash that you receive in lieu of fractional shares of Wintrust’s common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of STC common stock.  Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.  You should consult with your tax adviser for the specific tax consequences of the merger to you. See “The Merger—Material U.S. federal income tax consequences of the merger” on page 49.

Q:                                  When and where is the special meeting?

A:                                   The STC special meeting will take place on      , 2019, at       local time, at       .

Q:                                  Who may attend the meeting?

A:                                   STC shareholders on the record date may attend the special meeting. If you are a shareholder of record, you may need to present proof of identification in order to be admitted into the meeting.

Q:                                  Should I send in my stock certificates now?

A:                                   No. After the merger is completed, the exchange agent for the merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent. You should use the letter of transmittal to exchange your STC stock certificates for the merger consideration. Do not send in your stock certificates with your proxy form.

Q:                                  When is the merger expected to be completed?

A:                                   We will try to complete the merger as soon as reasonably possible. Before that happens, the merger agreement must be adopted by STC’s shareholders and we must obtain the necessary regulatory approvals. Assuming shareholders vote to approve the merger and adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the third quarter of 2019. See “Description of the Merger Agreement—Conditions to completion of the merger” on page 65.

Q:                                  Is completion of the merger subject to any conditions besides shareholder approval?

A:                                   Yes. The transaction must receive the required regulatory approvals, and there are other closing conditions that must be satisfied. See “Description of the Merger Agreement—Conditions to completion of the merger” on page 65.

Q:                                  Are there risks I should consider in deciding to vote on the adoption of the merger agreement?

A:                                   Yes, in evaluating the merger agreement, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 19.

Q:                                  Who can answer my other questions?

A:                                   If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact Anthony V. Sisto, STC’s Chairman, at (630) 377-1555, or Christopher Woelffer, STC’s President, at (630) 463-4333.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the annexes and the documents referred to or incorporated in this proxy statement/prospectus. A copy of the merger agreement is attached as Annex A-1 and a copy of the amendment to the merger agreement is attached as Annex A-2 to this proxy statement/prospectus and each is incorporated by reference herein. See “Where You Can Find More Information” beginning on page 87.

Information about Wintrust and STC (See page 29)

Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800
Rosemont, Illinois 60018
(847) 939-9000

Wintrust Financial Corporation, an Illinois corporation, which we refer to as Wintrust, was incorporated in 1992 and is a financial holding company based in Rosemont, Illinois. Wintrust provides community-oriented, personal and commercial banking services to customers located primarily in the Chicago metropolitan area, southern Wisconsin and northwest Indiana through its fifteen wholly-owned banking subsidiaries, as well as the origination and purchase of residential mortgages for sale into the secondary market through Wintrust Mortgage, a division of Barrington Bank and Trust Company, N.A. Wintrust provides specialty finance services, including financing for the payment of commercial insurance premiums and life insurance premiums on a national basis through FIRST Insurance Funding, a division of its wholly-owned subsidiary Lake Forest Bank & Trust Company, N.A., which we refer to as Lake Forest Bank, and Wintrust Life Finance, a division of Lake Forest Bank, and in Canada through its premium finance company, First Insurance Funding of Canada, lease financing and other direct leasing opportunities through its wholly-owned subsidiary, Wintrust Asset Finance, and short-term accounts receivable financing and outsourced administrative services through its wholly-owned subsidiary, Tricom, Inc. of Milwaukee. Wintrust also provides a full range of wealth management services primarily to customers in the Chicago metropolitan area, southern Wisconsin and northwest Indiana through four separate subsidiaries, The Chicago Trust Company, N.A., Wintrust Investments, LLC, Great Lakes Advisors, LLC and Chicago Deferred Exchange Company, LLC.

As of March 31, 2019, Wintrust had total assets of approximately $32.4 billion, total loans, excluding loans held-for-sale, of approximately $24.2 billion, total deposits of approximately $26.8 billion, and total shareholders’ equity of approximately $3.4 billion.

Wintrust common stock, no par value per share, which we refer to as Wintrust common stock, is traded on Nasdaq under the ticker symbol “WTFC.” Wintrust’s principal executive office is located at 9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018, telephone number: (847) 939-9000.

WTFC STCBC Merger Sub LLC
c/o Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800
Rosemont, Illinois 60018
(847) 939-9000

WTFC STCBC Merger Sub LLC, an Illinois limited liability company, which we refer to as Merger Co., is a wholly-owned subsidiary of Wintrust and was formed solely for the purpose of consummating the merger. Merger Co. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

STC Bancshares Corp.
 460 S. 1st Street
St. Charles, Illinois 60174
(630) 377-1555

STC Bancshares Corp., an Illinois corporation, which we refer to as STC, is a bank holding company headquartered in St. Charles, Illinois. Its primary business is operating its bank subsidiary, STC Capital Bank, an Illinois state bank, which we refer to as STC Bank, with five banking locations in northeastern Illinois. STC began operations in January 2006. As of March 31, 2019, STC had consolidated total assets of approximately $276.7 million, deposits of approximately $243.9 million and shareholders’ equity of approximately $31.6 million. STC is not a public company, and, accordingly, there is no established trading market for STC common stock, par value $0.01 per share, which we refer to as STC common stock.

The merger and the merger agreement (See page 56)

Wintrust’s acquisition of STC is governed by the agreement and plan of merger dated as of June 5, 2019, by and among Wintrust, Merger Co. and STC, as amended by the amendment to the agreement and plan of merger dated as of July 1, 2019, which we refer to as the merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, STC will be merged with and into Merger Co. and will cease to exist, which we refer to as the merger. After the consummation of the merger, Merger Co. will continue as the surviving company and remain a wholly-owned subsidiary of Wintrust. The merger agreement is included as Annex A-1 and the amendment to the merger agreement is included as Annex A-2 to this proxy statement/prospectus and each is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What STC shareholders will receive (See page 57)

If the merger is completed, the shares of STC common stock that you own immediately before the completion of the merger will be converted into the right to receive a combination of cash and shares of Wintrust common stock (in each case subject to possible adjustment). The merger consideration paid by Wintrust to STC shareholders is expected to be $100 per share of outstanding STC common stock, or an aggregate of approximately $44,922,900, based on 449,229 shares of STC common stock outstanding as of       , 2019, subject to an escrow holdback, possible upward or downward adjustment as described below, and fluctuations in the trading price of Wintrust common stock. Assuming that the reference price as described below is at least $64.00 and no greater than $76.00 and no deduction from the escrowed funds and no adjustment to the merger consideration, 50% of the aggregate merger consideration will be paid in shares of Wintrust common stock and 50% will be paid in cash.

For each of your shares of STC common stock, you will receive the per share merger consideration to be calculated as set forth in the merger agreement. The exchange ratio used to determine the number of shares of Wintrust common stock that you will be entitled to receive for each share of STC common stock will be determined based on the average of the volume-weighted average price of Wintrust common stock as reported under the heading “Bloomberg VWAP” on the Bloomberg page for Wintrust, which we refer to as the reference price, for each trading day during the five trading day period ending on the second trading day prior to completion of the merger, which we refer to as the reference period, subject to a minimum and maximum reference price equal to $64.00 and $76.00, respectively. Assuming no deduction from the escrowed funds and no adjustment to the merger consideration, based on a reference price of $     , which is equal to the reference price if it were calculated as of      , 2019, the latest practicable date prior to the date of this proxy statement/prospectus, the merger consideration that a STC shareholder would be entitled to receive for each share of STC common stock, which we refer to as the per share merger consideration, would be $      in cash and       shares of Wintrust common stock. If the reference price were less than or equal to the minimum of $64.00, each share of STC common stock would instead be entitled to 0.781 shares of Wintrust common stock, and if the reference price were greater than or equal to the maximum of $76.00, each share of STC common stock would be entitled to 0.658 shares of Wintrust common stock. For a description of how the per share merger consideration will be calculated, see “Description of the Merger Agreement—Consideration to be received in the merger.”

$2,900,000 of the cash portion of the merger consideration, which we refer to as the escrowed funds, will be deposited in special purpose non-interest bearing escrow accounts, which we refer to as the escrow holdback. Pursuant to the escrow agreement, which we refer to as the escrow agreement, $2,500,000, which we refer to as the escrow amount, will be held for a period of up to 15 months for the purposes of funding STC’s indemnification obligations under the merger agreement and supplementing the reserve amount referred to below by up to $500,000. Pursuant to a separate escrow agreement, which we refer to as the reserve agreement, $400,000, which we refer to as the reserve amount, will be deposited in a special purposes non-interest bearing escrow account to fund the shareholders’ obligation to indemnify the shareholders’ representative (including reimbursement of expenses) and the expenses of the litigation entity in taking any actions relating to certain customer litigation. The reserve amount will be held until such customer litigation has been resolved or concluded, through settlement, judgment or a decision by the litigation entity not to pursue further, but not more than five years from the commencement of the customer litigation. A claim against the escrowed funds may reduce the aggregate shareholder cash consideration to be distributed to the STC shareholders in connection with the merger. Any amounts received by the litigation entity may increase the reserve amount to be distributed to the STC shareholders.  The escrow agent for both accounts is The Chicago Trust Company, N.A., a subsidiary of Wintrust.

Assuming there are 449,229 issued and outstanding shares of STC stock immediately prior to the effective time and the escrowed funds equal $2,900,000 in the aggregate, then the per share escrow holdback would be $6.46 per share of STC stock. For further information on the escrow holdback and the disbursement of the escrowed funds, see “Description of the Merger Agreement—Consideration to be received in the merger —Escrow Holdback” on page 59.

In addition, the merger consideration may be adjusted upward or downward, as the case may be, if the balance sheet delivered to Wintrust by STC as of the closing date of the merger, which we refer to as the closing date, reflects that STC’s shareholders’ equity, as determined pursuant to the merger agreement and subject to certain exclusions described therein, is greater than or less than $30,700,000 plus the amount of proceeds credited from the exercise of outstanding options. Any adjustment will be made to the cash portion of the merger consideration. For a description of the possible adjustment of the merger consideration, see “Description of the Merger Agreement— Consideration to be received in the merger—Adjustment to Merger Consideration.”

STC shareholders will not receive fractional shares of Wintrust common stock. Instead, they will receive a cash payment for any fractional shares based on the reference price.

Treatment of STC options (See page 60)

If the merger is completed, each outstanding and unexercised option to acquire a share of STC common stock, which we refer to as a STC option, will be converted into an option to acquire shares of Wintrust common stock, which we refer to as a converted option. The number of shares of Wintrust common stock subject to each converted option will be equal to the product obtained by multiplying (1) the number of shares of STC common stock subject to such STC option by (2) the quotient obtained by dividing an amount in cash equal to the aggregate value of the per share merger consideration (assuming no deductions from the escrowed funds) by the reference price. We refer to such quotient as the option exchange ratio. The per share exercise price for each converted option will be equal to the quotient obtained by dividing (1) the per share exercise price of the STC option by (2) the option exchange ratio. Upon exercise of each converted option, the aggregate number of shares of Wintrust common stock deliverable upon such exercise will be rounded down, if necessary, to the nearest whole share and the aggregate exercise price will be rounded up, if necessary, to the nearest cent. Except as described above, each converted option will be governed by the same terms and conditions as in effect immediately prior to the effective time of the merger.

Exchange of certificates (See page 60)

Once the merger is complete, American Stock Transfer & Trust Company, LLC, which we refer to as the exchange agent, will mail you materials and instructions for exchanging your STC stock certificates for shares of Wintrust common stock to be issued by book-entry transfer. You should not send in your STC stock certificates with your completed proxy card. Instead, you should wait until you receive the transmittal materials and instructions from the exchange agent.

Material U.S. federal income tax consequences of the merger (See page 49)

STC and Wintrust intend for the merger to qualify as a “reorganization” pursuant to Section 368(a) of the Code. Provided the merger qualifies as a reorganization for United States federal income tax purposes, you may recognize gain, but will not recognize loss, upon the exchange of your shares of STC common for shares of Wintrust common stock and cash.  If the sum of the fair market value of the Wintrust common stock and the amount of cash you receive in exchange for your shares of STC common stock exceeds the adjusted basis of your shares of STC common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Additionally, you will recognize gain or loss on any cash that you receive in lieu of fractional shares of Wintrust common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of STC common stock.  See “The Merger—Material U.S. federal income tax consequences of the merger” on page 49.

Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income. Determining the actual tax consequences of the merger to you can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. For these reasons, you are urged to consult your tax adviser for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

Reasons for the merger (See page 47)

STC’s board of directors believes that the merger is in the best interests of STC and its shareholders, has unanimously adopted the merger agreement and unanimously recommends that its shareholders vote “FOR” the adoption of the merger agreement.

In its deliberations and in making its determination, STC’s board of directors considered numerous factors, including the following:

•                  information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of STC, Wintrust and the surviving company;

•                  the perceived risks and uncertainties attendant to STC’s operation as an independent banking organization, including the risks and uncertainties related to the continuing low-interest rate environment, competition in STC’s market area, increased regulatory costs and increased capital requirements;

•                  based on the closing price of Wintrust common stock on June 3, 2019 and STC’s March 31, 2019 unaudited balance sheet, the transaction was priced at a multiple of 1.508 times the tangible common book value and at a multiple of 1.508 times the common book value;

•                  the opinion of D.A. Davidson & Co., which we refer to as D.A. Davidson, subject to the various assumptions, qualifications and limitations set forth in such fairness opinion, that the per share merger consideration is fair, from a financial point of view, to the holders of STC common stock;

•                  the value to be received by STC’s shareholders in the merger as compared to shareholder value projected for STC as an independent entity;

•                  the market value of Wintrust common stock prior to the execution of the merger agreement and the prospects for future appreciation as a result of Wintrust’s strategic initiatives;

•                  Wintrust’s strategy to seek profitable future expansion in STC’s trade area, leading to continued growth in overall shareholder value;

•                  the fact that Wintrust is publicly held and the merger would provide access to a public trading market for STC’s shareholders whose investments currently are in a privately held company, as well as enhanced access to capital markets to finance the surviving company’s capital requirements; and

•                  the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

Wintrust’s board of directors concluded that the merger is in the best interests of Wintrust and its shareholders. In deciding to approve the merger, Wintrust’s board of directors considered a number of factors, including:

•                  management’s view that the acquisition provides an attractive opportunity for Wintrust to expand in the western suburbs of the Chicago metropolitan area;

•                  STC’s community banking orientation and its compatibility with Wintrust and its subsidiaries;

•                  a review of the demographic, economic and financial characteristics of the markets in which STC operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•                  management’s review of STC’s business, operations, earnings and financial condition, including capital levels and asset quality of STC Capital Bank;

•                  efficiencies to come from integrating certain of STC’s operations into Wintrust’s existing operations; and

•                  the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

Board recommendation to STC’s shareholders (See page 47)

STC’s board of directors believes that the merger of STC with Wintrust is in the best interests of STC and its shareholders. STC’s board of directors unanimously recommends that you vote “FOR” the merger.

Fairness opinion of STC’s financial advisor (See page 34)

In deciding to approve the merger, STC’s board of directors considered, among other things, the opinion of D.A. Davidson as of June 5, 2019 that the merger consideration is fair, from a financial point of view, to the holders of STC common stock. You should read the full text of the fairness opinion, which is attached to this proxy statement as Annex D, to understand the assumptions made, limits of the reviews undertaken and other matters considered by D.A. Davidson in rendering its opinion.

Interests of officers and directors of STC, STC Bank, and its subsidiary in the merger may be different from, or in addition to, yours (See page 52)

When you consider the STC board of directors’ recommendation to vote in favor of the adoption of the merger agreement, you should be aware that some of STC’s, STC Bank’s, or its subsidiary’s directors and officers may have interests in the merger that are different from, or in addition to, your interests as shareholders. STC’s board of directors was aware of these interests and took them into account in approving the merger. For example, St. Charles Bank & Trust Company entered into an employment agreement with Christopher Woelffer, STC’s President and STC Bank’s President and Chief Executive Officer, in connection with STC’s entry into the merger agreement, pursuant to which Mr. Woelffer will be employed as Vice Chair of St. Charles Bank & Trust Company, successor to STC Bank, upon the consummation of the merger. STC Bank and St. Charles Bank & Trust Company also entered into a retention agreement with Jodi Ariss, Senior Vice President of STC Bank, in connection with STC’s entry into the merger agreement, pursuant to which Ms. Ariss is eligible to receive a retention bonus. In addition, Eduardo E. Greco, a director of STC, and certain of his affiliates are parties to loan transactions with certain bank subsidiaries of Wintrust.

Wintrust has also agreed to pay for directors’ and officers’ liability insurance covering the directors and officers of STC and STC Bank immediately prior to the consummation of the merger, subject to limits on availability and cost, for up to six years.

As of June 30, 2019, STC’s directors owned, in the aggregate, 207,016 shares of STC’s common stock, representing approximately 46% of STC’s outstanding shares of common stock. STC’s directors also held options to purchase an aggregate of 43,920 shares of STC common stock as of June 30, 2019.

STC shareholders will have dissenters’ rights in connection with the merger (See page 54)

STC shareholders may dissent from the merger and, upon complying with the requirements of the IBCA, receive cash in the amount of the fair value of their shares instead of the merger consideration.

A copy of the sections of the IBCA pertaining to dissenters’ rights is attached as Annex B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

The merger and the performance of the surviving company are subject to a number of risks (See page 19)

There are a number of risks relating to the merger and to the businesses of Wintrust, STC and the surviving company following the merger. See the “Risk Factors” beginning on page 19 of this proxy statement/prospectus for a discussion of these and other risks and see also the documents that Wintrust has filed with the Securities and Exchange Commission, which we refer to as the SEC, and which we have incorporated by reference into this proxy statement/prospectus.

STC shareholder approval will be required to complete the merger and approve the other proposals set forth in the notice (See page 27)

To adopt the merger agreement and approve the appointment of Anthony V. Sisto and any successors thereto to serve as the shareholders’ representative upon adoption of the merger agreement, including the appointment of Keith Kotche to serve as alternate shareholders’ representative, at least a majority of the outstanding shares of STC common stock entitled to vote must be voted in favor of each such proposal at the special meeting. The proposal to adjourn the special meeting, if necessary, requires the affirmative vote of holders of at least a majority of the shares of STC entitled to vote, present in person or by proxy, if a quorum is present. In the absence of a quorum, the holders of at least a majority of the shares of STC present in person or by proxy may adjourn the special meeting. To satisfy the quorum requirements set forth in STC’s by-laws, shareholders holding at least a majority of the outstanding shares of STC entitled to vote on the matter at the special meeting must be present in person or by proxy for consideration of such matter at the special meeting. Shareholders may vote their shares in person at the special meeting or by signing and returning the enclosed proxy form.

On June 5, 2019, certain of STC’s directors who own shares of STC common stock committed to vote their shares of STC common stock in favor of the merger and any other matter necessary for consummation of the transactions contemplated by the merger agreement. As of June 5, 2019, these shareholders and their affiliates owned 205,787 shares, constituting approximately 46% of the shares then outstanding. See “The Merger—Voting agreement” on page 53.

STC special meeting (See page 27)

The special meeting of shareholders will be held at       on      , 2019 at      , local time. STC’s board of directors is soliciting proxies for use at the special meeting. At the special meeting, STC shareholders will be asked to vote on proposals to adopt the merger agreement, to appoint Anthony V. Sisto and any successors thereto to serve as the shareholders’ representative upon adoption of the merger agreement, including the appointment of Keith Kotche to serve as the alternate shareholders’ representative, and to adjourn the special meeting, if necessary.

Record date for the special meeting; revocability of proxies (See pages 27 and 28)

You may vote at the special meeting if you own shares of STC common stock of record at the close of business on      , 2019. You will have one vote for each share of STC common stock you owned on that date. You may change your vote or revoke your proxy at any time before it is voted by filing with the secretary of STC a duly executed revocation of proxy or submitting a new proxy form with a later date. You may also vote in person at the special meeting.

Completion of the merger is subject to regulatory approvals (See page 52)

The merger cannot be completed until Wintrust receives the necessary regulatory approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve. Wintrust submitted an application with the Federal Reserve Bank of Chicago on June 25, 2019.

Conditions to the merger (See page 65)

Closing Conditions for the Benefit of Wintrust. Wintrust’s obligations are subject to fulfillment of certain conditions, including:

•                  accuracy of representations and warranties of STC in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•                  performance by STC in all material respects of its agreements under the merger agreement;

•                  receipt of a certificate from a senior executive officer of STC certifying the accuracy of representations and warranties of STC as of the closing date, and a certificate from the secretary of STC certifying to the accuracy of the Company’s organizational documents and resolutions authorizing the merger agreement and incumbency matters;

•                  receipt of all necessary regulatory approvals;

•                  adoption of the merger agreement at the special meeting by the holders of at least a majority of the outstanding shares of STC common stock entitled to vote;

•                  execution and delivery of articles of merger suitable for filing with the Secretary of State of the State of Illinois, which we refer to as the IL SOS;

•                  not greater than 5% of the outstanding shares of STC common stock constituting or being eligible to dissent;

•                  no threatened or pending litigation seeking to enjoin the transactions contemplated by the merger agreement or seeking other relief that Wintrust reasonably believes, subject to certain conditions, would make it inadvisable to consummate the merger or would have a material adverse effect on STC or STC Bank;

•                  no temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger;

•                  receipt of an opinion from STC’s special counsel regarding the valid existence and the valid issuance of the capital stock of STC, its authority to enter into the merger agreement and the due execution and delivery of the merger agreement by STC, among other things;

•                  the entry into employment or retention agreements by certain individuals;

•                  no material adverse change in STC since June 5, 2019, the date the merger agreement was signed;

•                  receipt of a consolidated balance sheet of STC, adjusted to reflect certain adjustments, specifications and charges, as set forth in the merger agreement;

•                  adjustment of the merger consideration, as applicable, as set forth in “Description of the Merger Agreement—Consideration to be received in the merger—Adjustment to Merger Consideration”;

•                  receipt of all other necessary consents, permissions and approvals, which the failure to obtain would have a “material adverse effect” with respect to STC’s or Wintrust’s rights under the merger agreement;

•                  the registration statement having been declared effective by the SEC and continuing to be effective as of the closing date;

•                  approval of the listing of the shares of Wintrust common stock issuable pursuant to the merger agreement on Nasdaq; and

•                  the receipt of all other documents, certificates or instruments as may be requested evidencing STC’s compliance with the merger agreement.

Closing Conditions for the Benefit of STC. STC’s obligations are subject to fulfillment of certain conditions, including:

•                  accuracy of representations and warranties of Wintrust and Merger Co. in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•                  performance by Wintrust in all material respects of its agreements under the merger agreement;

•                  receipt of a certificate from a senior executive officer of Wintrust certifying the accuracy of representations and warranties of Wintrust, and a certificate from a senior executive officer of Merger Co. certifying to the accuracy of the Merger Co.’s organizational documents and resolutions authorizing the merger agreement and incumbency matters;

•                  receipt of all necessary regulatory approvals;

•                  execution and delivery of the articles of merger suitable for filing with the IL SOS;

•                  no temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger;

•                  receipt of an opinion from Wintrust’s special counsel regarding the valid existence of Wintrust and Merger Co., their authority to enter into the merger agreement and due execution and delivery of the merger agreement by Wintrust and Merger Co., among other things;

•                  receipt of a tax opinion from STC’s special counsel that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code;

•                  no material adverse change in Wintrust since June 5, 2019, the date the merger agreement was signed;

•                  the registration statement having been declared effective by the SEC and continuing to be effective as of the closing date;

•                  approval of the listing of the shares of Wintrust common stock issuable pursuant to the merger agreement on Nasdaq;

•                  the execution and delivery of an assignment agreement by STC Bank, the litigation entity, Merger Co. and Wintrust relating to the assignment to the shareholders’ representative of all rights and obligations related to certain customer litigation; and

•                  the receipt of all other documents, certificates or instruments as may be requested evidencing Wintrust’s compliance with the merger agreement.

How the merger agreement may be terminated by Wintrust and STC (See page 67)

By written agreement, Wintrust and STC may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, Wintrust or STC, as the case may be, may also terminate the merger agreement as follows:

•                  by either party if the merger is not completed by February 29, 2020 (or May 31, 2020, if the sole impediment to closing is a delay in the receipt of regulatory approval from the Federal Reserve);

•                  in certain circumstances, by either party in the event that a material breach or failure to perform any representation, warranty or covenant results in a failure of a closing condition and is not cured within a specified period of time, or if a condition to the merger has become impossible to satisfy;

•                  by either party if the merger agreement and the transactions contemplated therein are not approved by STC’s shareholders;

•                  in certain circumstances, by either party if STC has entered into a definitive superior company proposal, as defined below in “Description of the Merger Agreement—No solicitation of or discussions relating to a company takeover proposal”, from a third party;

•                  in certain circumstances, by Wintrust, if STC’s board of directors adversely modifies its approval of the merger agreement, fails to recommend that STC’s shareholders vote for the merger agreement or fails to reaffirm such recommendation within 10 days of Wintrust’s request, or recommends an alternative company takeover proposal, as defined below in “Description of the Merger Agreement—No solicitation of or discussions relating to a company takeover proposal”;

•                  in certain circumstances, by Wintrust, if a legal restraint, injunction or order prevents the enforcement of certain provisions relating to termination fees and exclusivity.

Termination fees and expenses may be payable under some circumstances (See page 67)

Generally, if the merger agreement is terminated by either STC or Wintrust because the other party has committed a material breach, subject to certain limitations, the breaching party will be required to pay the non-breaching party a termination fee of $1,000,000, which includes out-of-pocket costs and expenses.

If the merger agreement is terminated under certain circumstances as described in the merger agreement, including:

•                  the breach by STC of its agreement not to solicit alternative company takeover proposals and such breach cannot be cured within a certain time period;

•                  the entry by STC into a definitive agreement related to a superior company proposal;

•                  the adverse modification by STC’s board of its recommendation of shareholder approval of the merger agreement, failure to reaffirm such recommendation within 10 days of Wintrust’s request, or its recommendation of a competing company takeover proposal; or

•                  the termination of the merger agreement, after any person or entity makes a company takeover proposal that is publicly disclosed before the shareholders’ meeting, (a) by STC because the closing has not occurred by February 29, 2020 or such later date agreed to by the parties (or May 31, 2020, if the sole impediment to closing is due to delay in receiving regulatory approval from the Federal Reserve); (b) by Wintrust because STC has breached any of its representations, warranties, covenants, obligations or other agreements in the merger agreement such that a condition to closing is not satisfied and such breach cannot be cured within a certain time period, or because a condition to Wintrust’s obligations becomes impossible for STC to satisfy and, in each case, Wintrust has not waived such condition; (c) by either party because shareholder approval of the merger agreement was not obtained;

and in each case, STC consummates a company takeover proposal within 18 months of the termination, Wintrust may be owed a $2,000,000 termination fee from STC plus reimbursement for up to $250,000 in out-of-pocket costs and expenses.

If the merger agreement is terminated in other circumstances due to failure to obtain shareholder approval of the merger agreement, Wintrust may be owed reimbursement for up to $250,000 in out-of-pocket costs and expenses. See “Description of the Merger Agreement—Termination fee.”

Voting agreement (See page 53)

On June 5, 2019, certain of the directors of STC who own shares of STC common stock agreed to vote all of their shares of STC common stock in favor of the merger agreement and any other matter necessary for consummation of the transactions contemplated by the merger agreement. The voting agreement covers approximately 46% of STC’s outstanding shares of common stock as of June 5, 2019. The voting agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex C.

Accounting treatment of the merger

The merger will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States.

Certain differences in Wintrust shareholder rights and STC shareholder rights (See page 71)

Wintrust’s articles of incorporation and its by-laws contain provisions that are different from STC’s articles of incorporation and by-laws as currently in effect. Certain of these differences are described in detail in the section entitled “Comparison of rights of Wintrust shareholders and STC shareholders” beginning on page 71. After completion of the merger, STC shareholders who receive shares of Wintrust common stock in exchange for their shares of STC common stock will become Wintrust shareholders and their rights will be governed by Wintrust’s articles of incorporation and by-laws, in addition to laws and requirements that apply to public companies.

Wintrust shares will be listed on Nasdaq (See page 69)

The shares of Wintrust common stock to be issued pursuant to the merger will be listed on Nasdaq under the symbol “WTFC.”

Per Share Market Price and Dividend Information

Wintrust common stock is listed on Nasdaq under the symbol “WTFC.” The table below shows, for the quarters indicated, based on published financial sources, the reported high and low sales prices of Wintrust’s common stock during the periods indicated and the cash dividends paid per share of Wintrust common stock.

	High	Low	Dividend
Year Ended December 31, 2017
First Quarter	$76.71	$65.29	$0.14
Second Quarter	79.27	64.14	0.14
Third Quarter	80.52	67.74	0.14
Fourth Quarter	86.80	76.00	0.14
Year Ended December 31, 2018
First Quarter	$91.67	$76.70	$0.19
Second Quarter	99.96	83.47	0.19
Third Quarter	92.56	84.61	0.19
Fourth Quarter	88.81	61.53	0.19
Year Ending December 31, 2019
First Quarter	$75.98	$63.97	$0.25
Second Quarter	78.25	67.45	0.25

Comparative Per Share Data

The following table presents selected comparative per share data for Wintrust common stock and STC common stock. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Wintrust and related notes that are incorporated by reference in this proxy statement/prospectus by reference. The historical per share data is derived from Wintrust’s and STC’s audited financial statements as of and for the year ended December 31, 2018 and Wintrust’s and STC’s unaudited interim financial statements as of and for the three months ended March 31, 2019.

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Wintrust:
Diluted earnings per share	$1.52	$5.86
Cash dividends declared per share	$0.25	$0.76
Book value per share (at period end)	$57.33	$55.71
STC:
Diluted earnings per share	$0.97	$4.90
Cash dividends declared per share	—	$2.24
Book value per share (at period end)	$70.56	$68.88

Selected Historical Financial Data of Wintrust

The selected consolidated financial data of Wintrust presented below is being provided to assist you in your analysis of the financial aspects of the merger. The annual Wintrust historical information as of and for each of the years in the five-year period ended December 31, 2018, are derived from Wintrust’s audited historical financial statements. The selected consolidated financial data presented below, as of and for the three-month periods ended March 31, 2019 and 2018, are derived from Wintrust’s unaudited interim consolidated financial statements. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this proxy statement/prospectus from Wintrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Wintrust’s Quarterly Report on Form 10-Q for the period ended March 31, 2019.

The historical results below or contained elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Wintrust or the surviving company.

	Three Months Ended March 31,		Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
			(Dollars in thousands, except per share data)
Selected Financial Condition Data (at end of period):
Total assets	32,358,621	28,456,772	31,244,849	27,915,970	25,668,553	22,909,348	19,998,840
Total loans, excluding loans held-for-sale and covered loans	24,214,629	22,062,134	23,820,691	21,640,797	19,703,172	17,118,117	14,409,398
Total deposits	26,804,742	23,279,327	26,094,678	23,183,347	21,658,632	18,639,634	16,281,844
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566	268,566	249,493
Total shareholders’ equity	3,371,972	3,031,250	3,267,570	2,976,939	2,695,617	2,352,274	2,069,822
Selected Statements of Income Data:
Net interest income	261,986	225,082	964,903	832,076	722,193	641,529	598,575
Net revenue(1)	343,643	310,761	1,321,053	1,151,582	1,047,623	913,126	813,815
Net income	89,146	81,981	343,166	257,682	206,875	156,749	151,398
Net income per common share — Basic	1.54	1.42	5.95	4.53	3.83	3.05	3.12
Net income per common share — Diluted	1.52	1.40	5.86	4.40	3.66	2.93	2.98
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.70%	3.54%	3.59%	3.41%	3.24%	3.34%	3.51%
Net interest margin - fully taxable equivalent (non-GAAP)(2)	3.72	3.56	3.61	3.44	3.26	3.36	3.53
Non-interest income to average assets	1.06	1.25	1.23	1.21	1.34	1.29	1.15
Non-interest expense to average assets	2.79	2.83	2.85	2.78	2.81	2.99	2.93
Net overhead ratio(3)	1.72	1.58	1.62	1.56	1.47	1.70	1.77
Return on average assets	1.16	1.20	1.18	0.98	0.85	0.75	0.81
Return on average common equity	11.09	11.29	11.26	9.26	8.37	7.15	7.77
Return on average tangible common equity (non-GAAP)(2)	14.14	14.02	13.95	11.63	10.90	9.44	10.14
Average total assets	$31,216,171	$27,809,597	$29,028,420	$26,369,702	$24,292,231	$20,999,837	$18,685,341
Average total shareholders’ equity	3,309,078	2,995,592	3,098,740	2,842,081	2,549,929	2,232,989	1,993,959
Average loans to average deposits ratio (excluding covered loans)	92.7	95.2	93.7%	92.7%	90.9%	89.9%	88.0%
Average loans to average deposits ratio (including covered loans)	92.7	95.2	93.7	92.9	91.4	91.0	89.8%
Common Share Data (at end of period):
Market price per common share	67.33	86.05	$66.49	$82.37	$72.57	$48.52	$46.76
Book value per common share	57.33	51.66	$55.71	$50.96	$47.12	$43.42	$41.52
Tangible book value per common share (non-GAAP)(2)	46.38	42.17	$44.73	$41.68	$37.08	$33.17	$32.45
Common shares outstanding	56,638,968	56,256,498	56,407,558	55,965,207	51,880,540	48,383,279	46,805,055

	At March 31,		At December 31,
	2019	2018	2018	2017	2016	2015	2014
			(Dollars in thousands, except per share data)
Other Data at end of period: (5)
Leverage Ratio	9.1%	9.3%	9.1%	9.3%	8.9%	9.1%	10.2%
Tier 1 capital to risk-weighted assets	9.8	10.0	9.7	9.9	9.7	10.0	11.6
Common Equity Tier 1 capital to risk-weighted assets	9.3	9.5	9.3	9.4	8.6	8.4	N/A
Total capital to risk-weighted assets	11.7	12.0	11.6	12.0	11.9	12.2	13.0
Allowance for credit losses(4)	$159,622	$140,746	$154,164	$139,174	$123,964	$106,349	$92,480
Non-performing loans	117,586	89,690	113,234	90,162	87,454	84,057	78,677
Allowance for credit losses(4) to total loans, excluding covered loans	0.66%	0.64%	0.65%	0.64%	0.63%	0.62%	0.64%
Non-performing loans to total loans, excluding covered loans	0.49	0.41	0.48	0.42	0.44	0.49	0.55
Number of:
Bank subsidiaries	15	15	15	15	15	15	15
Banking offices	170	157	167	157	155	152	140

(1) Net revenue includes net interest income and non-interest income.

(2) See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures/Ratios,” for a reconciliation of this performance measure/ratio to GAAP.

(3) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4) The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.

(5) Asset quality ratios exclude covered loans.

Selected Historical Financial Data of STC

The selected consolidated financial data of STC presented below is being provided to assist you in your analysis of the financial aspects of the merger. The annual STC historical information as of and for each of the years in the five-year period ended December 31, 2018, are derived from STC’s audited historical financial statements.  The selected consolidated financial data presented below, as of and for the three-month periods ended March 31, 2019 and 2018, are derived from STC’s unaudited consolidated financial statements prepared in the ordinary course of STC’s business and do not include notes or year-end adjustments. The historical results below or contained elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of STC or the surviving company.

	Three Months Ended March 31,		Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
			(Dollar in thousands, except per share data)
Selected Financial Condition Data (at end of period)
STC Bancshares Corp.
Total loans, excluding loans held for sale	$203,959	$214,830	$213,346	$219,171	$196,265	$155,515	$140,194
Total deposits	243,923	233,395	245,239	247,578	216,671	194,004	163,662
Total shareholders’ equity	31,611	29,563	30,718	29,551	27,576	25,970	24,888
Selected Statements of Income Data
STC Bancshares Corp.
Net interest income	2,515	2,505	10,275	10,181	8,827	7,420	6,760
Net revenue	2,745	2,855	11,870	11,399	10,592	8,759	8,069
Net income per share	1.13	0.98	5.71	5.99	5.45	3.64	2.82
STC Bancshares Corp.
Common Share Data
Book value per common share	70.56	66.29	68.88	66.26	61.83	59.56	57.08
Common shares outstanding	448,000	446,000	446,000	446,000	446,000	436,000	436,000
Selected Financial Ratios of STC Bank
Net interest margin	4.02%	3.98%	4.04%	4.12%	4.16%	4.15%	4.24%
Non-interest income to average assets	0.29	0.46	0.56	0.45	0.76	0.48	0.68
Non-interest expense to average assets	3.28	3.53	3.45	3.17	3.22	3.38	3.60
Return on average assets	0.80	0.70	0.97	1.04	1.08	0.80	0.70
Return on average common equity	7.29	6.69	9.34	10.13	9.79	6.60	5.49
Average total assets	$267,542	$268,847	$269,225	$261,957	$227,472	$197,665	$180,237
Average common equity	29,536	27,993	27,975	26,808	25,188	24,032	22,907
Selected Other Data of STC Bank
Leverage ratio	11.29%	10.61%	10.67%	10.51%	10.89%	11.72%	12.44%
Tier 1 capital to risk-weighted assets	14.03	12.02	12.92	11.55	11.96	14.23	15.85
Total capital to risk-weighted assets	15.23	13.16	14.04	12.66	13.04	15.28	17.10
Allowance for credit losses	$2,585	$2,708	$2,577	$2,701	$2,367	$1,827	$1,876
Non-performing loans	3,337	100	3,576	100	565	—	387
Allowance for credit losses to total loans	1.26%	1.26%	1.20%	1.23%	1.20%	1.15%	1.34%
Non-performing loan to total loans	1.63	0.05	1.66	0.05	0.29	—	0.28

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Special Notes Concerning Forward-Looking Statements” on page 24, you should consider the following risk factors carefully in deciding whether to vote for the adoption of the merger agreement. Additional risks and uncertainties not presently known to Wintrust and STC or that are not currently believed by Wintrust or STC to be important to you, if they materialize, also may adversely affect the merger and Wintrust, STC and the surviving company.

In addition, Wintrust’s and STC’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of Wintrust, in its Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this proxy statement/prospectus.

Risks relating to the merger

Because the market price of Wintrust common stock may fluctuate, you cannot be certain of the precise value of the stock portion of the merger consideration you may receive in the merger.

At the time the merger is completed, each issued and outstanding share of STC common stock (other than shares held as treasury stock or otherwise owned by STC or STC Bank and shares of STC common stock in respect of which dissenters’ rights have been properly exercised and perfected) will be converted into the right to receive consideration in the form of Wintrust common stock and cash, subject to adjustment. The exchange ratio for the Wintrust common stock, as calculated in accordance with the formula set forth in the merger agreement, may fluctuate depending on the market price of Wintrust common stock during the reference period.

There will be a time lapse between each of the date on which STC shareholders vote to approve the merger and adopt the merger agreement at the special meeting, the date on which the exchange ratio is determined and the date on which STC shareholders entitled to receive shares of Wintrust common stock actually receive such shares. The market value of Wintrust common stock may fluctuate during these periods. Consequently, at the time STC shareholders must decide whether to approve the merger and the merger agreement, they will not know the actual market value of the shares of Wintrust common stock they will receive when the merger is completed. The actual value of the shares of Wintrust common stock received by the STC shareholders will depend on the market value of shares of Wintrust common stock on that date. This market value may be less than the value used to determine the exchange ratio, as that determination will be made with respect to a period occurring prior to the consummation of the merger.

Because the merger consideration is subject to downward adjustment, the value of the merger consideration you may receive in the merger may be less than you expect.

The merger consideration to be received by STC shareholders at the closing of the merger is subject to downward adjustment by Wintrust and STC if the balance sheet delivered to Wintrust by STC as of the closing date reflects that STC’s shareholders’ equity, as determined pursuant to the merger agreement and subject to certain exclusions described therein, is less than $30,700,000 plus the amount of proceeds credited from the exercise of outstanding options. Any adjustment will be made to the cash portion of the merger consideration. For a description of the possible adjustment of the merger consideration, see “Description of the Merger Agreement—Consideration to be received in the merger—Adjustment to Merger Consideration” on page 58.

Up to $2.9 million of the aggregate shareholder cash consideration may be held in escrow and may not be distributed to the STC shareholders following the merger.

At the effective time of the merger, Wintrust will pay $2,500,000 to the escrow agent, to be held for up to 15 months following the closing, for purposes of funding STC’s indemnification obligations and supplementing the reserve amount by up to $500,000. Wintrust will also deposit $400,000 with the escrow agent, to be held until certain customer litigation has been resolved, concluded, settled or decided not to pursue further, but not more than five years from the commencement of the customer litigation, for the purposes of funding the shareholders’

indemnification of the shareholders’ representative and the expenses associated with the resolution of certain customer litigation. The escrowed funds may not be paid, or be only partially paid, to STC shareholders if Wintrust or the shareholders’ representative suffers or incurs any losses or expenses in connection with such indemnification obligations or customer litigation, as the case may be. A claim against the escrowed funds may reduce the aggregate shareholder cash consideration to be distributed to the STC shareholders in connection with the merger. Any amounts received by the litigation entity may increase the reserve amount to be distributed to the STC shareholders.  For further information on the escrow holdback, see “Description of the Merger Agreement—Consideration to be received in the merger—Escrow Holdback” on page 59.

Upon adoption of the merger agreement, the shareholders’ representative will have the ability to take actions in connection with the merger, the merger agreement, the escrow agreement, the reserve agreement and certain customer litigation on behalf of the STC shareholders without further notice to or approval by the STC shareholders.

In connection with the adoption of the merger agreement and approval of the merger by the STC shareholders, if approved at the special meeting by the requisite vote of the STC shareholders, Anthony V. Sisto and any successors thereto will be appointed as the STC shareholders’ representative and attorney-in-fact, including the appointment of Keith Kotche as the alternate shareholders’ representative, with respect to any actions specified or contemplated by the merger agreement, the escrow agreement or the reserve agreement (including as manager of the litigation entity). The appointment of the shareholders’ representative and the alternate shareholders’ representative will constitute the authorization by each holder of STC common stock, even if a STC shareholder did not vote to approve the merger or vote to appoint the shareholders’ representative and the alternate shareholders’ representative. The shareholders’ representative, and if applicable the alternate shareholders’ representative, may take action or decline to do so as such individual may determine in his or her sole discretion without any notice to or approval by the STC shareholders, and will be indemnified by the STC shareholders in taking or declining such action.

Because there is no public market for the STC common stock, it is difficult to determine how the fair value of STC common stock compares with the merger consideration.

The outstanding shares of STC common stock are privately held and are not traded in any public market. This lack of a public market makes it difficult to determine the fair value of STC. Because the merger consideration was determined based on negotiations between the parties, it may not be indicative of the fair value of the shares of STC common stock.

The financial forecasts reflected in D.A. Davidson’s fairness opinion, which is summarized beginning on page 34, involve risks, uncertainties and assumptions made by D.A. Davidson, many of which are beyond the control of Wintrust and STC. As a result, they may not prove to be accurate and are not necessarily indicative of current values or future performance of either Wintrust or STC.

The financial forecasts of D.A. Davidson reflected in its fairness opinion, a copy of which is attached to this proxy statement as Annex D, and which is summarized beginning on page 34, involve risks, uncertainties and assumptions made by D.A. Davidson and are not a guarantee of future performance. The future financial results of Wintrust and STC and, if the merger is completed, the surviving company, may materially differ from those expressed in the financial forecasts of D.A. Davidson due to factors that are beyond Wintrust’s and STC’s ability to control or predict. Neither Wintrust nor STC can provide any assurance that these financial forecasts will be realized or that Wintrust’s or STC’s future financial results will not materially vary from such financial forecasts. Wintrust did not provide its own financial forecasts, and the management of Wintrust did not confirm or otherwise comment with respect to any estimates used by or the financial forecasts of D.A. Davidson, nor do Wintrust or STC undertake to update the forecasts reflected in D.A. Davidson’s fairness opinion. Such financial forecasts cover multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. These financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

More specifically, the financial forecasts of D.A. Davidson:

•                                          necessarily contain numerous assumptions by D.A. Davidson, many of which are beyond the control of Wintrust or STC and may not prove to be accurate;

•                                          do not necessarily reflect revised prospects for Wintrust’s or STC’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•                                          are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the forecasts; and

•                                          should not be regarded as a representation that the financial forecasts will be achieved.

The financial forecasts reflected in D.A. Davidson’s fairness opinion were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles, which we refer to as GAAP, and do not reflect the effect of any proposed or other changes in GAAP that may be made in the future.

Wintrust may be unable to successfully integrate STC’s and STC Bank’s operations and may not realize the anticipated benefits of acquiring STC.

Wintrust and STC entered into the merger agreement with the expectation that Wintrust would be able to successfully integrate STC’s and STC Bank’s operations and that the merger would result in various benefits, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Wintrust integrates and operates STC and STC Bank in an efficient and effective manner, and general competitive factors in the marketplace. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the surviving company’s businesses or the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, financial condition, operating results and prospects of the surviving company after the merger. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving company’s business, financial condition, operating results and prospects.

Among the factors considered by the boards of directors of Wintrust and STC in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or even that they will be realized at all.

STC will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on STC, and, consequently, the surviving company. Although STC intends to take steps to reduce any adverse effects, these uncertainties may impair STC’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with STC to seek to change their existing business relationships with STC. Employee retention at STC may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the surviving company following the merger.

Termination of the merger agreement could negatively impact STC.

If the merger is not completed for any reason, including as a result of STC’s shareholders declining to approve the merger, the ongoing business of STC may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, STC would be subject to a number of risks, including the following:

•                  STC may experience negative reactions from its customers, vendors and employees;

•                  STC will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•                  The merger agreement places certain restrictions on the conduct of STC’s business prior to the completion of the merger.  Such restrictions, the waiver of which is subject to the consent of Wintrust (not to be unreasonably withheld, delayed or conditioned), may prevent STC from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see “Description of the Merger Agreement—Conduct of business pending the merger and certain covenants” beginning on page 61 of this proxy statement/prospectus for a description of the restrictive covenants applicable to STC); and

•                  Matters relating to the merger (including integration planning) will require substantial commitments of time and resources by STC management, which would otherwise have been devoted to other opportunities that may have been beneficial to STC as an independent company.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from the bank regulatory.  In deciding whether to grant these approvals, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties and the effect of the merger on competition.  An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay receipt of required approvals.

The terms of the approvals that are granted may impose conditions, limitations, obligations or costs, or place restrictions on the conduct of the surviving company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the surviving company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. Nor can there be any assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders or injunctions issued by any court of competent jurisdiction or other legal restraints that would prohibit or make illegal the consummation of any of the transactions contemplated by the merger agreement.

Wintrust and STC believe that the proposed transactions should not raise significant regulatory concerns and that the parties will be able to obtain all requisite regulatory approvals in a timely manner. Wintrust will take all other appropriate actions necessary to obtain the regulatory approvals, and STC and STC Capital Bank will use all reasonable and diligent efforts to assist in obtaining all such approvals.  The obligation of Wintrust to take all appropriate actions will not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any governmental authority or other party that are not acceptable to Wintrust, in its sole reasonable discretion, or to change the business practices of Wintrust or any of its subsidiaries in a manner not acceptable to Wintrust, in its sole reasonable discretion.

Some of the directors and executive officers of STC, STC Bank and its subsidiary have interests and arrangements that could have affected their respective decision to support or approve the merger.

The interests of some of the directors and executive officers of STC, STC Bank and its subsidiary in the merger are different from, and may be in addition to, those of STC shareholders generally and could have affected their decision to support or approve the merger. These interests include:

•                                          the entry into an employment agreement with Christopher Woelffer  in connection with the merger;

•                                          the entry into a retention agreement with Jodi Ariss;

•                                          Wintrust’s agreement to provide officers and directors of STC with continuing indemnification rights; and

•                                          Wintrust’s agreement to provide directors’ and officers’ insurance to the officers and directors of STC, subject to limits on availability and cost, for up to six years following the merger.

Certain of the directors of STC who own shares of STC common stock have entered into a voting agreement that requires them to vote all of their shares of STC common stock at the special meeting in favor of the merger agreement and any other matter necessary for consummation of the transactions contemplated by the merger agreement. The voting agreement covers approximately 46% of STC’s outstanding shares of common stock as of June 5, 2019. In addition, Eduardo E. Greco, a director of STC, and certain of his affiliates are parties to loan transactions with certain bank subsidiaries of Wintrust.

As a result, the directors of STC may be more likely to recommend to STC’s shareholders the adoption of the merger agreement than if they did not have these interests.

Risks relating to the businesses of Wintrust and the surviving company

STC’s shareholders will not control Wintrust’s future operations.

Currently, STC’s shareholders own 100% of STC and have the power to approve or reject any matters requiring shareholder approval under Illinois law and STC’s articles of incorporation and by-laws. After the merger, STC shareholders are expected to become owners of less than 1% of the outstanding shares of Wintrust common stock. Even if all former STC shareholders voted together on all matters presented to Wintrust’s shareholders, from time to time, the former STC shareholders most likely would not have a significant impact on the approval or rejection of future Wintrust proposals submitted to a shareholder vote.

The market price of Wintrust common stock after the merger may be affected by factors different from those currently affecting the price of STC common stock.

Upon completion of the merger, holders of STC common stock will become holders of Wintrust common stock. The results of operations of Wintrust will be affected by some factors that are different from those currently affecting the results of operations of STC. For example, Wintrust operates in Canada and certain states of the United States, including Wisconsin and Indiana, where STC does not have significant operations. Accordingly, the results of operations of Wintrust will be affected by business and other developments in those areas to a larger extent than those of STC.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS

This document contains, and the documents into which it may be incorporated by reference may contain, forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of Wintrust’s 2018 Annual Report on Form 10-K and, as well as other risks and uncertainties set forth from time to time in Wintrust’s other filings with the SEC. Wintrust intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to Wintrust’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that Wintrust may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, Wintrust’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•                                          economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect Wintrust’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•                                          negative effects suffered by Wintrust or its customers resulting from changes in U.S. trade policies;

•                                          the extent of defaults and losses on Wintrust’s loan portfolio, which may require further increases in its allowance for credit losses;

•                                          estimates of fair value of certain of Wintrust’s assets and liabilities, which could change in value significantly from period to period;

•                                          the financial success and economic viability of the borrowers of Wintrust’s commercial loans;

•                                          commercial real estate market conditions in the Chicago metropolitan area, southern Wisconsin and northwest Indiana;

•                                          the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in Wintrust’s allowance for loan and lease losses;

•                                          inaccurate assumptions in Wintrust’s analytical and forecasting models used to manage its loan portfolio;

•                                          changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, Wintrust’s liquidity and the value of its assets and liabilities;

•                                          competitive pressures in the financial services business which may affect the pricing of Wintrust’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;

•                                          failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of Wintrust’s recent or future acquisitions, including the acquisition of STC pursuant to the merger agreement;

•                                          unexpected difficulties and losses related to FDIC-assisted acquisitions;

•                                          harm to Wintrust’s reputation;

•                                          any negative perception of Wintrust’s financial strength;

•                                          ability of Wintrust to raise additional capital on acceptable terms when needed;

•                                          disruption in capital markets, which may lower fair values for Wintrust’s investment portfolio;

•                                          ability of Wintrust to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;

•                                          failure or breaches of Wintrust’s security systems or infrastructure, or those of third parties;

•                                          security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;

•                                          adverse effects on Wintrust’s information technology systems resulting from failures, human error or cyberattacks;

•                                          adverse effects of failures by Wintrust’s vendors to provide agreed upon services in the manner and at the cost agreed, particularly its information technology vendors;

•                                          increased costs as a result of protecting Wintrust’s customers from the impact of stolen debit card information;

•                                          accuracy and completeness of information Wintrust receives about customers and counterparties to make credit decisions;

•                                          the ability of Wintrust to attract and retain senior management experienced in the banking and financial services industries;

•                                          environmental liability risk associated with lending activities;

•                                          the impact of any claims or legal actions to which Wintrust is subject, including any effect on its reputation;

•                                          losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;

•                                          the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•                                          the soundness of other financial institutions;

•                                          the expenses and delayed returns inherent in opening new branches and de novo banks;

•                                          examinations and challenges by tax authorities, and any unanticipated impact of the Tax Cuts and Jobs Act of 2017;

•                                          changes in accounting standards, rules and interpretations, and the impact on Wintrust’s financial statements;

•                                          the ability of Wintrust to receive dividends from its subsidiaries;

•                                          uncertainty about the future of LIBOR;

•                                          a decrease in Wintrust’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;

•                                          legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;

•                                          a lowering of Wintrust’s credit rating;

•                                          changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet as a result of the end of its program of quantitative easing or otherwise;

•                                          restrictions upon Wintrust’s ability to market its products to consumers and limitations on Wintrust’s ability to profitably operate its mortgage business resulting from the Dodd-Frank Act;

•                                          increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;

•                                          the impact of heightened capital requirements;

•                                          increases in Wintrust’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•                                          delinquencies or fraud with respect to Wintrust’s premium finance business;

•                                          credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing Wintrust’s premium finance loans;

•                                          Wintrust’s ability to comply with covenants under its credit facility; and

•                                          fluctuations in the stock market, which may have an adverse impact on Wintrust’s wealth management business and brokerage operation.

Therefore, there can be no assurances that future actual results will correspond to any forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by Wintrust. Forward-looking statements speak only as of the date they are made or as of such date that may be referenced within the statement, and Wintrust undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made, except as required by law. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

INFORMATION ABOUT THE SPECIAL MEETING OF STC SHAREHOLDERS

The STC board of directors is using this proxy statement/prospectus to solicit proxies from the holders of STC common stock for use at the special meeting of STC’s shareholders.

Date, time and place of the special meeting

The special meeting will be held at       on      , 2019 at      , local time.

Purpose of the special meeting

At the special meeting, the STC board of directors will ask you to vote upon the following:

•                                          a proposal to adopt the merger agreement and thereby approve the merger;

•                                          a proposal to appoint Anthony V. Sisto and any successors thereto as the shareholders’ representative pursuant to the merger agreement, including the appointment of Keith Kotche as the alternate shareholders’ representative, with respect to taking any and all actions upon the adoption of the merger agreement that are specified or contemplated by the merger agreement, the escrow agreement or the reserve agreement (including as manager of the litigation entity) on behalf of all STC shareholders;

•                                          a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions contemplated thereby and appoint the shareholders’ representative and the alternate shareholders’ representative; and

•                                          any other business that properly comes before the special meeting and any adjournment or postponement thereof.

Record date and voting rights for the special meeting

STC has set the close of business on      , 2019, as the record date for determining the holders of its common stock entitled to notice of and to vote at the special meeting. Only STC shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were       shares of STC common stock outstanding and entitled to vote at the special meeting.

Quorum

The presence in person or by proxy of at least a majority of the outstanding shares of STC entitled to vote on the matter at the special meeting is required for a quorum to be present for consideration of such matter at the special meeting. Abstentions will count toward the establishment of a quorum, but broker non-votes will not count toward the establishment of a quorum because no routine matters will be brought before the meeting.

Vote required

Approval of the merger agreement proposal and the proposal to appoint Anthony V. Sisto and any successors thereto to serve as the shareholders’ representative upon adoption of the merger agreement, including the appointment of Keith Kotche to serve as the alternate shareholders’ representative, each requires the affirmative vote of at least a majority of the outstanding shares of STC common stock entitled to vote. Approval of the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions contemplated thereby and to appoint the shareholders’ representative and the alternate shareholders’ representative requires the affirmative vote of at least a majority of the shares of STC entitled to vote, present in person or by proxy, if a quorum is present. In the absence of a quorum, holders of at least a majority of the shares of STC present in person or by proxy at the special meeting may adjourn the special meeting.

The failure of a STC shareholder to vote or to instruct his or her broker, bank or nominee to vote if his or her shares are held in “street name”, which we refer to as a broker non-vote, will have the same effect as voting against the proposals to adopt the merger agreement and to appoint the shareholders’ representative and the alternate shareholders’ representative and will have no effect on the meeting adjournment proposal. For purposes of the shareholder vote, an abstention, which occurs when a shareholder attends a meeting, either in person or by proxy, but indicates on his or her proxy card that he or she is abstaining from voting, will have the same effect as voting against the proposals to adopt the merger agreement, appoint the shareholders’ representative and the alternate shareholders’ representative and to adjourn the special meeting.

Shares held by STC directors; voting agreement

Certain of STC’s directors who own shares of STC common stock, whose aggregate ownership represented approximately 46% of the outstanding shares of STC common stock as of June 5, 2019, have committed to vote their shares in favor of the merger and any other matter necessary for consummation of the transactions contemplated by the merger agreement. Wintrust does not own any shares of STC common stock. See “The Merger—Voting agreement” on page 53 for a description of the provisions of the voting agreement.

How to vote

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

Voting instructions are included on your proxy form, which should be returned in the enclosed prepaid envelope. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger and the other proposals. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the STC board of directors recommends and will be voted “FOR” adoption of the merger agreement, “FOR” the appointment of Anthony V. Sisto and any successors thereto to serve as the shareholders’ representative upon adoption of the merger agreement, including the appointment of Keith Kotche to serve as the alternate shareholders’ representative, and “FOR” the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions contemplated thereby.

Revocability of proxies

You may revoke your proxy at any time before it is voted by:

•                                          filing with STC’s secretary a duly executed revocation of proxy;

•                                          submitting a new proxy with a later date; or

•                                          voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: STC Bancshares Corp., 460 S. 1st Street, St. Charles, Illinois 60174, Attention: Edward Levato, Secretary.

Proxy solicitation

In addition to this mailing, proxies may be solicited by directors, officers or employees of STC in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. STC will pay the costs associated with the solicitation of proxies for the special meeting.

Other business; adjournments

STC is not currently aware of any other business to be acted upon at the STC special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement thereof, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the affirmative vote of the holders of at least a majority of the shares of STC present in person or by proxy at the special meeting, if less than a quorum is present, or by the affirmative vote of the holders of at least a majority of the shares of STC present in person or by proxy at the special meeting and entitled to vote, if a quorum is present, without further notice other than by announcement at the special meeting.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. While Wintrust and STC believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Annexes, and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The merger agreement attached hereto as Annex A-1, as amended by the amendment to the merger agreement attached hereto as Annex A-2, not this summary, is the legal document which governs the merger.

General

The STC board of directors is using this proxy statement/prospectus to solicit proxies from the holders of STC common stock for use at the STC special meeting, at which STC shareholders will be asked to vote on the adoption of the merger agreement and thereby approve the merger. When the merger is consummated, STC will merge with and into Merger Co. and will cease to exist. Merger Co. will survive the merger and remain a wholly-owned subsidiary of Wintrust. At the effective time of the merger, holders of STC common stock will exchange their shares for cash and shares of Wintrust common stock, subject to adjustment, and holders of STC options will exchange such options for Wintrust options. Each share of STC common stock will be exchanged for the per share merger consideration, the stock component of which cannot be determined until two trading days before completion of the merger. See “Description of the Merger Agreement—Consideration to be received in the merger” for a detailed description of the method for determining the per share merger consideration.

Only whole shares of Wintrust common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares based on the reference price of Wintrust’s common stock. Shares of STC common stock held by STC shareholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.

The companies

Wintrust

Wintrust Financial Corporation, an Illinois corporation, was incorporated in 1992 and is a financial holding company based in Rosemont, Illinois. Wintrust provides community-oriented, personal and commercial banking services to customers located primarily in the Chicago metropolitan area, southern Wisconsin and northwest Indiana through its fifteen wholly-owned banking subsidiaries, as well as the origination and purchase of residential mortgages for sale into the secondary market through Wintrust Mortgage, a division of Barrington Bank and Trust Company, N.A. Wintrust provides specialty finance services, including financing for the payment of commercial insurance premiums and life insurance premiums on a national basis through FIRST Insurance Funding, a division of its wholly-owned subsidiary Lake Forest Bank, and Wintrust Life Finance, a division of Lake Forest Bank, and in Canada through its premium finance company, First Insurance Funding of Canada, lease financing and other direct leasing opportunities through its wholly-owned subsidiary, Wintrust Asset Finance, and short-term accounts receivable financing and outsourced administrative services through its wholly-owned subsidiary, Tricom, Inc. of Milwaukee. Wintrust also provides a full range of wealth management services primarily to customers in the Chicago metropolitan area, southern Wisconsin and northwest Indiana through four separate subsidiaries, The Chicago Trust Company, N.A., Wintrust Investments, LLC, Great Lakes Advisors, LLC and Chicago Deferred Exchange Company, LLC.

As of March 31, 2019, Wintrust had total assets of approximately $32.4 billion, total loans, excluding loans held-for-sale, of approximately $24.2 billion, total deposits of approximately $26.8 billion, and total shareholders’ equity of approximately $3.4 billion.

Wintrust common stock is traded on Nasdaq under the ticker symbol “WTFC.”

Financial and other information relating to Wintrust, including information relating to Wintrust’s current directors and executive officers, is set forth in Wintrust’s 2018 Annual Report on Form 10-K filed with the SEC on February 28, 2019, Wintrust’s Proxy Statement for its 2019 Annual Meeting of Shareholders filed with the SEC on April 5, 2019 and Wintrust’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2019, which are incorporated by reference to this proxy statement/prospectus. Copies of these documents may be obtained from Wintrust as indicated under “Where You Can Find More Information” on page 87. See “Incorporation of Certain Information by Reference” on page 87.

WTFC STCBC Merger Sub LLC

WTFC STCBC Merger Sub LLC, an Illinois limited liability company, is a wholly-owned subsidiary of Wintrust and was formed solely for the purpose of consummating the merger, and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

STC Bancshares Corp.

STC Bancshares Corp., an Illinois corporation, is a bank holding company headquartered in St. Charles, Illinois. Its primary business is operating its bank subsidiary, STC Bank, an Illinois state bank, with five banking locations in northeastern Illinois. STC began operations in January 2006. As of March 31, 2019, STC had consolidated total assets of approximately $276.7 million, deposits of approximately $243.9 million and shareholders’ equity of approximately $31.6 million. STC is not a public company, and, accordingly, there is no established trading market for STC common stock.

STC’s proposals

At the STC special meeting, holders of shares of STC common stock will be asked to vote on the adoption of the merger agreement and thereby approve the merger and the appointment of Anthony V. Sisto and any successors thereto to serve as the shareholders’ representative upon adoption of the merger agreement, including the appointment of Keith Kotche to serve as the alternative shareholders’ representative, with respect to taking any and all actions upon the adoption of the merger agreement that are specified or contemplated by the merger agreement, the escrow agreement or the reserve agreement (including as manager of the litigation entity) on behalf of all STC shareholders. The merger will not be completed unless STC’s shareholders adopt the merger agreement and thereby approve the merger.

Background of the merger

STC’s board of directors and senior management regularly review and evaluate the organization’s business, strategic direction, performance, prospects and strategic alternatives.  In the context of such reviews, the strategic alternatives considered by the STC board have included, among other things, continuing its on-going operations as an independent institution, acquiring other depository institutions, opening new branch offices, buying other financial services firms engaged in complementary lines of business and entering into a merger or acquisition transaction with a similarly sized or larger institution.

The board of directors and senior management of STC have been aware in recent years of changes in the financial services industry and the regulatory environment as well as the competitive challenges facing a financial institution such as STC.  These challenges have included increasing government regulation, increasing expense burdens and commitments for technology and training, an interest rate environment that has resulted in pressure on interest rate spreads and margins, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions.

On May 11, 2018, STC’s board of directors met to discuss the potential direction of the organization, including first, the process of determining whether any other institutions would be interested in acquiring STC and, if so, what the potential purchase prices would be and whether those would be acceptable to the board and STC’s shareholders, and second, to consider the option of accelerating organic growth by hiring a team of experienced and successful commercial lenders who had expressed an interest in joining STC.  Also present at the meeting were representatives of D.A. Davidson to discuss D.A. Davidson providing investment banking services in connection with a potential business combination.  Throughout the summer and into early fall 2018, these informal discussions continued on dual tracks.

Senior management of STC also contacted representatives of Barack Ferrazzano Kirschbaum & Nagelberg LLP, which we refer to as Barack Ferrazzano, to provide legal services in connection with the review of STC’s strategic alternatives, including entry into a possible strategic transaction.  Barack Ferrazzano provided STC with an outline regarding action items and considerations that a company should be aware of when it begins the consideration of a strategic business combination.

On September 21, 2018, at a meeting of STC’s board of directors, a representative of Barack Ferrazzano gave a presentation to the board regarding the board’s fiduciary duties in connection with major business decisions, such as the decision to sell the company.  At this meeting, STC’s board of directors authorized the formation of a corporate developments committee, consisting of five of STC’s directors, to consider and negotiate any proposals for a business combination.  STC’s board of directors also authorized management to continue discussions with investment banking firms to assist in these efforts, including D.A. Davidson.

During September and October 2018, senior management of STC continued meeting with representatives of D.A. Davidson to discuss formalizing the engagement of D.A. Davidson to provide investment banking services in connection with a potential business combination.  Senior management of STC, with the assistance of Barack Ferrazzano, negotiated the terms of an engagement letter with D.A. Davidson and on October 22, 2018, formally engaged D.A. Davidson to serve as its investment banker in connection with its exploration of a possible strategic transaction, identification of possible strategic partners, and potential delivery of an opinion with respect to the fairness, from a financial point of view, of any merger consideration payable to STC’s shareholders.  STC’s board of directors ratified the engagement letter with D.A. Davidson at its meeting held on October 26, 2018.

On October 26, 2018, representatives of D.A. Davidson met with STC’s board of directors to discuss the universe of potential strategic partners and provide an update on valuation.  D.A. Davidson was authorized to contact certain strategic partners for STC, including Wintrust.  As a next step, an in-person meeting with Wintrust was arranged for November 14, 2018, which was attended by certain members of STC’s management and board of directors.  During this meeting, Wintrust’s management provided verbal interest in entering into exclusive discussions with STC about a possible acquisition.

On December 19, 2018, Wintrust and STC entered into a joint confidentiality agreement to allow Wintrust an opportunity to obtain limited due diligence information about STC for its consideration in developing the terms of a strategic transaction with STC.

On February 20, 2019, Wintrust provided to STC a non-binding indication of interest for a proposed merger transaction with STC.  This indication of interest proposed an aggregate merger consideration of $46.0 million for all of the outstanding capital stock of STC and all outstanding options to purchase common shares of STC, or approximately $96.80 per share of STC common stock, payable in cash, although indicating the potential for a portion of the consideration to be paid in Wintrust’s common stock.  This indication of interest included several financial conditions by STC, including a requirement that STC have a specified minimum adjusted common equity at the time of closing, and contained provisions regarding the potential requirement for post-closing indemnification of Wintrust for certain matters.  The proposed offer was subject to completion of due diligence by Wintrust and other customary conditions.  Mr. Sisto, chairman of the board of directors of STC, informed the board of his receipt from Wintrust of the indication of interest and forwarded the same to directors for their review.

On February 21, 2019, the STC board of directors held a meeting to review and discuss Wintrust’s indication of interest.  A representative of D.A. Davidson was present at this meeting.  The board of directors discussed at length the terms of the indication of interest, including the amount and type of merger consideration.  The board of directors authorized management, through D.A. Davidson, to propose a counteroffer to Wintrust, the revised terms of which were discussed by the board.

On February 22, 2019, D.A. Davidson communicated to Wintrust the counteroffer proposed by STC’s board of directors, which included, among other items, an increase of the merger consideration to $100 per share and a change in the type of merger consideration to 50% Wintrust common stock and 50% cash, with a fixed exchange ratio based on the current trading price of Wintrust common stock.

On March 8, 2019, Wintrust sent STC a revised non-binding indication of interest.  This indication of interest, which was subject to satisfactory completion of due diligence by Wintrust, included merger consideration of $100.00 per share.  The proposed merger consideration would be payable 50% in cash and 50% in Wintrust common stock and included a variable exchange ratio with a collar of $5.00 above and below the trading price of Wintrust common stock determined at the time of signing a binding merger agreement.  In addition, currently outstanding options to purchase STC common stock would be converted into options to purchase Wintrust common stock.  The revised non-binding indication of interest also included adjustments to the required minimum adjusted common equity amount as well as other changes.

On March 12, 2019, senior management of STC and representatives of D.A. Davidson and Barack Ferrazzano met to review and consider the response to Wintrust’s indication of interest.  Senior management of STC directed D.A. Davidson to request several modifications to the indication of interest and clarify certain items, including increasing the collar and removing the requirement for post-closing indemnification.  D.A. Davidson relayed these requests to Wintrust on March 14, 2019.

On March 19, 2019, Wintrust provided a further revised non-binding indication of interest in response to the requests of STC, as well as an exclusivity letter.  Wintrust agreed to increase the collar from $5.00 to $6.00 and clarified other items in the further revised indication of interest, but Wintrust retained the ability to require post-closing indemnification.

On March 19, 2019, senior management of STC and representatives of D.A. Davidson and Barack Ferrazzano met to discuss the further revised non-binding indication of interest.  On March 19, 2019, the directors of STC reviewed, considered and discussed the revised offer from Wintrust.  The board reviewed the long-term prospects of STC and again concluded that it was in the best interest of STC and its shareholders to pursue a strategic transaction with another financial institution.  The board then discussed and evaluated the proposed offer from Wintrust.  A discussion ensued regarding the proposed terms of the indication of interest.  At the conclusion of the meeting, the board authorized STC to agree to the terms of the indication of interest and to enter into negotiations with Wintrust regarding a definitive agreement.  The indication of interest and exclusivity letter were signed by STC on March 19, 2019.

STC provided access to an electronic data room for Wintrust to conduct due diligence, and during the months of April, May and June 2019, representatives of Wintrust and senior management of STC communicated frequently to ensure that all requested information and materials were included in the electronic data room and to clarify questions as they arose.  Wintrust also conducted an on-site review of STC’s credit files and operational and regulatory compliance procedures.

On April 22, 2019, Wintrust’s legal counsel, Schiff Hardin LLP, which we refer to as Schiff Hardin, delivered a first draft of a definitive merger agreement.  From April 22, 2019, through the beginning of June 2019, STC, Wintrust, and their respective legal advisors at Barack Ferrazzano and Schiff Hardin engaged in extensive due diligence, negotiated the terms of the proposed merger agreement, escrow agreement, reserve agreement, assignment agreement and voting agreement, reviewed disclosure schedules to the proposed merger agreement and exchanged comments and revised drafts of the agreements and documents.  During this period, counsel for STC and counsel for Wintrust exchanged multiple drafts of the proposed merger agreement, ancillary agreements, and disclosure schedules.  During this period, Mr. Sisto provided periodic updates to the board regarding the negotiation process and outstanding issues.

In May 2019, at Wintrust’s request, STC ordered title commitments, surveys and environmental reports regarding its bank branch properties.  Wintrust and Schiff Hardin reviewed these documents, and Barack Ferrazzano and Schiff Hardin worked together to clear from the title commitments certain encumbrances related to the owned bank office properties.  During this time, Wintrust also continued its ongoing due diligence review of STC’s business and operations.

Throughout late May 2019, members of STC’s management and representatives of D.A. Davidson also conducted a business and financial due diligence review of Wintrust in light of the portion of the per share merger consideration payable in Wintrust common stock.

On May 31, 2019, STC’s board of directors met during its regular board meeting to discuss the current status of the proposed merger transaction with Wintrust.  At this meeting, the proposed voting agreement was provided to the directors for their review.  In addition, the board approved certain matters related to the currently outstanding stock options for shares of STC common stock to facilitate their conversion into stock options for shares of Wintrust common stock at the closing of the merger.

During the week of June 5, 2019, STC confirmed with its accountants that amounts related to certain customer litigation were required to be charged-off on the financial statements of STC, which would result in a decrease in STC’s closing equity and, as a result, decrease the final merger consideration payable at closing to STC shareholders.  To retain for STC’s shareholders the benefit from any future amounts received in connection with such customer litigation, STC negotiated with Wintrust to allow STC to provide for the assignment to the shareholders’ representative all rights and liabilities in connection with such customer litigation and to hold back $400,000 of the merger consideration for the funding of legal fees related to such customer litigation and any related expenses of the shareholders’ representative.  In addition, all other remaining matters were resolved and the final terms of the proposed merger agreement and the related documents were negotiated by STC and Wintrust and their respective legal counsel.

On June 5, 2019, the board of directors of STC held a special meeting to review and discuss the proposed merger transaction as set forth in the proposed merger agreement and the related agreements that had been negotiated by STC and Wintrust and their respective advisors.  Also attending were representatives of Barack Ferrazzano and D.A. Davidson.  In advance of the meeting, the board of directors received for their review copies of the proposed merger agreement and other ancillary agreements.  As an initial matter at the board meeting, a representative of Barack Ferrazzano reviewed with the directors their previous discussions regarding directors’ fiduciary duties in connection with their review and consideration of the transaction with Wintrust.

A representative of Barack Ferrazzano also reviewed in detail with the board the terms of the current draft of the proposed merger agreement and related voting agreement, escrow agreement, reserve agreement and assignment agreement, including the scope of STC’s representations and warranties, the nature of STC’s operating covenants prior to closing, the provision relating to non-solicitation of competing transactions, the proposed closing conditions, the termination provisions, the indemnification provisions and the provisions related to the assignment of certain customer litigation claims.

After discussion by the board of the terms and conditions of the merger agreement and ancillary agreements, D.A. Davidson provided a financial analysis to the board of the proposed merger transaction with Wintrust and reviewed in detail with the board the terms of the merger consideration. D.A. Davidson also discussed in detail with the board its fairness opinion, including its underlying analysis and conclusions.  D.A. Davidson also provided an analysis of the financial terms of the proposed transaction relative to other transactions in Illinois and nationwide.  At the conclusion of its presentation, D.A. Davidson delivered its opinion that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the per share merger consideration to be received by holders of STC common stock in the proposed merger is fair to such shareholders from a financial point of view.  The STC board engaged in a discussion with STC’s advisors regarding the proposed merger agreement and ancillary agreements, including the final business terms of the proposed merger and basis for the fairness analysis.

After the conclusion of all presentations and discussions at the June 5, 2019 meeting, and after discussion and analysis among the members of the board of directors of STC, including consideration of the factors described under “The Merger—STC’s reasons for the merger and recommendation of the board of directors,” the board of directors of STC determined that the merger and the transactions contemplated by the proposed merger agreement were advisable to and in the best interests of STC and unanimously approved the proposed merger agreement and all related agreements and the appointment of Mr. Sisto as the shareholders’ representative.  STC’s board of directors resolved to recommend that STC’s shareholders approve the merger and the merger agreement and authorized Mr. Sisto to execute the proposed merger agreement and ancillary agreements on behalf of STC.

After this meeting, STC and Wintrust entered into the merger agreement included as Annex A-1 to this proxy statement/prospectus.  STC and Wintrust issued a joint press release later in the afternoon on June 5, 2019, announcing the execution of the merger agreement.  On July 1, 2019, STC and Wintrust entered into an amendment to the merger agreement included as Annex A-2 to this proxy statement/prospectus.

Fairness Opinion of STC’s Financial Advisor

On October 22, 2018, STC entered into an engagement agreement with D.A. Davidson to render financial advisory and investment banking services to STC. As part of its engagement, D.A. Davidson agreed to assist STC in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between STC and another corporation or business entity. D.A. Davidson also agreed to provide STC’s board of directors with an opinion as to the fairness, from a financial point of view, of the per share merger consideration to the holders of STC common stock in the proposed merger. STC engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with STC and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On June 5, 2019, the STC board of directors held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the STC board that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the per share merger consideration was fair, from a financial point of view, to the holders of STC common stock in the proposed merger.

The full text of D.A. Davidson’s written opinion, dated June 5, 2019, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. STC’s shareholders are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion, and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the STC board of directors and addresses only the fairness, from a financial point of view, of the per share merger consideration to the holders of STC common stock in the proposed merger. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to,

(i) the underlying business decision of STC to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by STC or STC’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to STC, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the per share merger consideration. STC and Wintrust determined the per share merger consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of STC’s or Wintrust’s officers, directors or employees, or any class of such persons, relative to the per share merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

D.A. Davidson has reviewed the registration statement on Form S-4 of which this proxy statement/prospectus is a part and consented to the inclusion of its opinion to the STC board of directors as Annex D to this proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 23.2 to the registration statement on Form S-4.

In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:

•                  a draft of the Agreement, dated June 4, 2019;

•                  certain financial statements and other historical financial and business information about Wintrust and STC made available to D.A. Davidson from published sources and/or from the internal records of the STC that D.A. Davidson deemed relevant;

•                  certain publicly available analyst earnings estimates for Wintrust for the years ending December 31, 2019, December 31, 2020 and December 31, 2021 and for the years ending December 31, 2022, December 31, 2023, and December 31, 2024 based on growth rate assumptions estimated by D.A. Davidson;

•                  financial projections for STC for the years ending December 31, 2019, December 31, 2020 and December 31, 2021 provided by senior management and for the years ending December 31, 2022, December 31, 2023 and December 31, 2024 based on growth rate assumptions estimated by D.A. Davidson and in each case discussed with and confirmed by senior management of STC;

•                  the current market environment generally and the banking environment in particular;

•                  the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•                  the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

•                  the relative contributions of Wintrust and STC to the combined company;

•                  the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs and cost savings; and

•                  such other financial studies, analyses and investigations and financial, economic and market criteria and other information as D.A. Davidson considered relevant including discussions with management and other representatives and advisors of Wintrust and STC concerning the business, financial condition, results of operations and prospects of Wintrust and STC.

In arriving at its opinion, D.A. Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson has relied on the assurances of management of STC that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading. D.A. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of STC or Wintrust. In addition, D.A. Davidson did not assume any obligation to conduct, nor did D.A.

Davidson conduct any physical inspection of the properties or facilities of STC or Wintrust and has not been provided with any reports of such physical inspections. D.A. Davidson assumed that there has been no material change in STC’s or Wintrust’s business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to D.A. Davidson.

With respect to the financial projections and other estimates (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the merger) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, D.A. Davidson has been advised by management of STC that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of STC as to the future financial performance of STC and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. D.A. Davidson assumes no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based.

D.A. Davidson did not make an independent evaluation or appraisal of the loan and lease portfolios, classified loans, other real estate owned or any other specific assets, nor has D.A. Davidson assessed the adequacy of the allowance for loan losses of STC or Wintrust. D.A. Davidson has not reviewed any individual credit files relating to STC or Wintrust. D.A. Davidson assumed that the respective allowances for loan losses for both STC and Wintrust are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of STC’s or Wintrust’s deposit base, nor has D.A. Davidson independently evaluated potential deposit concentrations or the deposit composition of STC or Wintrust. D.A. Davidson did not make an independent evaluation of the quality of STC’s or Wintrust’s investment securities portfolio, nor has D.A. Davidson independently evaluated potential concentrations in the investment securities portfolio of STC or Wintrust.

D.A. Davidson assumed that all representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to D.A. Davidson’s analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on STC or the contemplated benefits of the merger.

D.A. Davidson assumed in all respects material to its analysis that STC and Wintrust will remain as going concerns for all periods relevant to its analysis. D.A. Davidson’s opinion was necessarily based upon information available to D.A. Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to STC’s board of directors.

D.A. Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

D.A. Davidson also expresses no opinion as to the actual value of Wintrust common stock when issued in the merger or the prices at which STC common stock or Wintrust common stock will trade following announcement of the merger or at any future time.

D.A. Davidson has not evaluated the solvency or fair value of STC or Wintrust under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of STC or Wintrust. D.A. Davidson is not expressing any opinion as to the impact of the merger on the solvency or viability of STC or Wintrust or the ability of STC or Wintrust to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses performed by D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of June 4, 2019, and is not necessarily indicative of market conditions after such date.

Implied Valuation Multiples for STC based on the Merger Consideration

D.A. Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, aggregate consideration to be paid in the merger shall be equal to the product of $100 and the number of shares of STC common stock outstanding subject to adjustment pursuant to the terms of the merger agreement.  Merger consideration is intended to be paid 50% in cash and 50% in shares of Wintrust common stock, with $2,500,000 of the cash portion of the merger consideration deposited into a special purpose escrow account and $400,000 of the cash portion of the merger consideration deposited into a separate escrow account, which we refer to as the reserve amount.  Each issued and outstanding share of STC common stock of STC shall be converted into the right to receive (i) an amount of cash equal to the merger consideration multiplied by 0.5 minus the escrow amount minus the reserve amount with the resultant divided by the number of shares of STC common stock outstanding; plus (ii) (A) an amount of cash equal to the portion of the escrow amount to be disbursed pursuant to the merger agreement divided by the number of shares of STC common stock outstanding and (B) an amount of cash contained in the reserve account to be disbursed pursuant to the merger agreement divided by the number of shares of STC common stock outstanding; plus (iii) a number of shares of Wintrust common stock equal to the aggregate share amount as defined in the merger agreement divided by the number of shares of STC common stock outstanding multiplied by 0.5.  The terms and conditions of the merger are more fully set forth in the merger agreement.

“Wintrust common stock price” shall mean the mathematical average, calculated for the five trading-day period ending on the second trading day preceding the closing date, of the volume-weighted average price, which we refer to as VWAP, of a share of Wintrust common stock for each trading day during such period as displayed under the heading “Bloomberg VWAP” on the Bloomberg Page for Wintrust (or its equivalent successor page if such page is not available).  If the Bloomberg Page or the Bloomberg VWAP is not available for a trading day, “VWAP” shall mean the volume-weighted average price of a share of Wintrust common stock for such trading day, as determined by a nationally recognized investment banking firm retained by Wintrust based on available trading information for shares of Wintrust common stock.

For purposes of the financial analyses described below, based on the VWAP on June 3, 2019 of $69.37, the per share merger consideration represented a value of $100.00 per fully diluted share of STC common stock and aggregate deal consideration of $47.7 million. Based upon financial information as of or for the twelve-month period ended March 31, 2019 and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:

Transaction Ratios

Aggregate
Transaction Price/ LTM Net Income (1)	26.2x
Transaction Price/ YTD (3/31/2019) Net Income (Annualized) (1)	33.9x
Transaction Price/ 2019 Budgeted Net Income (1) (2)	24.2x
Transaction Price/ 2020 Budgeted Net Income (1) (2)	18.4x
Transaction Price/ Book Value (3/31/2019)	150.8%
Transaction Price/ Book Value (Per Definitive Agreement) (3)	155.3%
Transaction Price/ Tangible Book Value (3/31/2019)	150.8%
Transaction Price / Tangible Book Value (Per Definitive Agreement) (3)	155.3%
Tangible Book Premium / Core Deposits (3/31/2019) (4)	7.5%
Tangible Book Premium / Core Deposits (Per Definitive Agreement) (3) (4)	7.9%

(1)    STC Net Income is tax-adjusted on a C-Corp basis

(2)    Financial projections for STC based on bank-level budget in 2019-2021 and discussed with and confirmed by management in 2022-2024

(3)    Based on Book Value and Tangible Book Value of $30.7 million as an agreed upon minimum TCE requirement as described in the Definitive Agreement

(4)    Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Stock Price Performance of Wintrust and STC

D.A. Davidson reviewed the history of the reported trading prices and volume of Wintrust common stock and certain stock indices, including the S&P 500, the KBW Nasdaq Regional Bank Index and the NASDAQ Bank Index. D.A. Davidson compared the stock price performance of Wintrust with the performance of the S&P 500, the KBW Nasdaq Regional Banking Index and the NASDAQ Bank Index as follows:

One Year Stock Performance

	Beginning Index Value on 6/4/2018	Ending Index Value on 6/4/2019
S&P 500	100.0%	102.1%
KBW Nasdaq Regional Banking Index	100.0%	82.2%
Wintrust	100.0%	77.2%

Three Year Stock Performance

	Beginning Index Value on 6/3/2016	Ending Index Value on 6/4/2019
S&P 500	100.0%	133.5%
KBW Nasdaq Regional Banking Index	100.0%	118.3%
NASDAQ Bank	100.0%	125.9%
Wintrust	100.0%	137.4%

Five Year Stock Performance

	Beginning Index Value on 6/4/2014	Ending Index Value on 6/4/2019
S&P 500	100.0%	145.4%
KBW Nasdaq Regional Banking Index	100.0%	132.9%
NASDAQ Bank	100.0%	142.7%
Wintrust	100.0%	164.5%

Ten Year Stock Performance

	Beginning Index Value on 6/4/2009	Ending Index Value on 6/4/2019
S&P 500	100.0%	297.4%
KBW Nasdaq Regional Banking Index	100.0%	234.5%
NASDAQ Bank	100.0%	217.5%
Wintrust	100.0%	400.6%

Fifteen Year Stock Performance

	Beginning Index Value on 6/4/2004	Ending Index Value on 6/4/2019
S&P 500	100.0%	249.7%
NASDAQ Bank	100.0%	125.6%
Wintrust	100.0%	149.5%

Contribution Analysis

D.A. Davidson analyzed the relative contribution of STC and Wintrust to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) STC’s C-Corp adjusted net income for the twelve months ended March 31, 2019 and STC’s C-Corp adjusted budgeted net income for the twelve months ended December 31, 2019, December 31, 2020 and December 31, 2021 based on STC’s management’s budget; (ii) Wintrust’s net income for the twelve months ended March 31, 2019 and Wintrust’s estimated GAAP net income for the twelve months ended December 31, 2019, December 31, 2020 and December 31, 2021 based on publicly available analyst earnings estimates; (iii) total assets; (iv) total investment securities; (v) gross loans (including loans held for sale); (vi) loan loss reserve; (vii) total deposits; (viii) non-interest bearing demand deposits; (ix) non-maturity deposits; (x) tangible common equity; and (xi) adjusted tangible common equity (per the merger agreement). The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of STC or Wintrust shareholders in the combined company based on the per share merger consideration and an implied per share merger consideration:

Contribution Analysis

	Wintrust Stand-alone(1)	Wintrust % of Total	STC Stand-alone(2) (3)	STC % of Total

Income Statement - Historical
LTM Net Income (in thousands)	$350,331	99.5%	$1,818	0.5%

Income Statement - Projections
2019 Wintrust Analyst Estimate / STC Budgeted Net Income (in thousands)	$379,856	99.5%	$1,966	0.5%
2020 Wintrust Analyst Estimate / STC Budgeted Net Income (in thousands)	$408,224	99.4%	$2,594	0.6%
2021 Wintrust Analyst Estimate / STC Budgeted Net Income (in thousands)	$437,000	99.3%	$3,075	0.7%

Balance Sheet
Total Assets (in thousands)	$32,358,621	99.2%	$275,767	0.8%
Total Investment Securities (in thousands)	$3,374,549	99.3%	$22,882	0.7%
Gross Loans, Incl. Loans HFS (in thousands)	$24,463,186	99.2%	$204,938	0.8%
Loan Loss Reserve (in thousands)	$158,212	98.4%	$2,585	1.6%
Total Deposits (in thousands)	$26,804,742	99.1%	$243,924	0.9%
Non-Interest Bearing Demand Deposits (in thousands)	$6,353,456	98.7%	$83,821	1.3%
Non-CDs (in thousands)	$21,454,035	99.3%	$161,895	0.7%
Actual Tangible Common Equity (3/31/2019) (in thousands)	$2,626,748	98.8%	$31,611	1.2%
Adj. Tangible Common Equity (Per Definitive Agreement) (in thousands) (4)	$2,626,748	98.8%	$30,700	1.2%

Pro Forma Ownership
Pro Forma Ownership Split (at 0.7208x Exchange Ratio)		99.4%		0.6%
Pro Forma Ownership Split in 100% Stock Deal (at 1.4416x Exchange Ratio)		98.9%		1.1%

Note: Pro forma contribution does not include any purchase accounting or merger adjustments

(1) Financial projections for Wintrust based on analyst estimates in 2019-2021

(2) Financial projections for STC based on bank-level budget in 2019-2021

(3) STC Net Income is tax-adjusted on a C-Corp basis

(4) Book Value and Tangible Book Value of $30.7 million is an agreed upon minimum TCE requirement as described in the Definitive Agreement

STC Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for STC and a group of 41 financial institutions selected by D.A. Davidson which: (i) were headquartered in the Midwest; (ii) had their common stock listed on the NYSE, Nasdaq or an over-the-counter exchange; (iii) had assets between $100 million and $500 million; (iv) had a return on average assets greater than 0.00%; and (v) were not pending merger targets. The 41 financial institutions were as follows:

AMB Financial Corp.

Andover Bancorp, Inc.

Baraboo Bancorporation, Inc.

Benton Financial Corporation

CCSB Financial Corp.

Central Bank Corporation

Century Financial Corporation

Choice Bancorp, Inc.

CITBA Financial Corporation

Citizens Commerce Bancshares, Inc.

First Bancshares, Inc. (FIBH)

First Bank of Ohio

First Citizens National Bank of Upper Sandusky

First Ottawa Bancshares, Inc.

FNBH Bancorp, Inc.

Grand River Commerce, Inc.

HCB Financial Corp.

HFB Financial Corporation

Huron Valley Bancorp, Inc.

Iowa First Bancshares Corp.

Clarkston Financial Corporation

Comunibanc Corp.

Eastern Michigan Financial Corporation

Edgewater Bancorp, Inc.

Empire Bancshares, Inc.

Equitable Financial Corp.

FCN Banc Corp.

FFD Financial Corporation

FFW Corporation

First Bancorp of Indiana, Inc.

First Bancshares, Inc. (FBSI)

Liberty Bancshares, Inc.

Logansport Financial Corp.

Madison County Financial, Inc.

Northeast Indiana Bancorp, Inc.

Oxford Bank Corporation

SVB&T Corporation

Town Center Bank

University Bancorp, Inc.

Wayne Savings Bancshares, Inc.

West Shore Bank Corporation

The analysis compared the financial condition and market performance of STC and the 41 financial institutions identified above based on publicly available financial and market trading information for STC and the 41 financial institutions as of and for the twelve-month or three-month period ended March 31, 2019. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after March 31, 2019. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

Financial Condition and Performance

		Comparable Companies
	STC(2)	Median	Average	Low	High
Total Assets (in millions)	$276.7	$323.5	$318.3	$101.6	$487.8
Non-Performing Assets / Total Assets (1)	1.80%	0.66%	0.85%	0.00%	2.48%
Tangible Common Equity Ratio	11.43%	10.28%	11.35%	7.17%	37.65%
Net Interest Margin (LTM)	4.01%	3.68%	3.71%	2.94%	4.44%
Cost of Deposits (LTM)	0.71%	0.65%	0.68%	0.03%	1.57%
Non-Interest Income / Assets	0.51%	0.61%	0.65%	0.22%	1.65%
Efficiency Ratio (LTM)	77.49%	68.70%	70.33%	51.25%	93.63%
Return on Average Equity (LTM)	5.99%	9.54%	9.34%	2.76%	16.76%
Return on Average Assets (LTM)	0.66%	1.03%	1.00%	0.43%	1.62%

Market Performance Multiples

	Comparable Companies
	Median		Average		Low		High
Market Capitalization (in millions)	$37.0		$35.9		$7.7		$69.8
Price Change (LTM)	1.9%		3.8%		-24.5%		33.3%
Price Change (YTD)	5.8%		5.9%		-13.0%		31.6%
Price / LTM Earnings Per Share	11.8	x	13.0	x	7.3	x	33.5	x
Price / Tangible Book Value Per Share	106.8%		104.7%		47.5%		171.3%
Tangible Book Premium / Core Deposits (3)	0.85%		-1.30%		-77.44%		9.06%
Dividend Yield (Most Recent Quarter)	1.89%		1.61%		0.00%		4.13%

(1) Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)

(2) STC Net Income is tax-adjusted on a C-Corp basis

(3) Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Wintrust Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for Wintrust and a group of 21 financial institutions selected by D.A. Davidson which: (i) were headquartered nationwide; (ii) had their common stock listed on the Nasdaq or NYSE; (iii) had assets between $25.0 billion and $50.0 billion; (iv) had a return on average assets greater than 0.00%; and (iv) were not pending merger targets. These 21 financial institutions were as follows:

Associated Banc-Corp

BOK Financial Corporation

Commerce Bancshares, Inc.

Cullen/Frost Bankers, Inc.

East West Bancorp, Inc.

F.N.B. Corporation

First Citizens BancShares, Inc.

First Horizon National Corporation

Hancock Whitney Corporation

IBERIABANK Corporation

PacWest Bancorp

People’s United Financial, Inc.

Pinnacle Financial Partners, Inc.

Popular, Inc.

Signature Bank

Sterling Bancorp

Synovus Financial Corp.

Texas Capital Bancshares, Inc.

Umpqua Holdings Corporation

Valley National Bancorp

Webster Financial Corporation

The analysis compared the financial condition and market performance of Wintrust and the 21 financial institutions identified above based on publicly available financial and market trading information for Wintrust and the 21 financial institutions as of and for the twelve-month or three-month period ended March 31, 2019. The analysis also compared the 2019 and 2020 earnings per share multiples for Wintrust and the 21 financial institutions identified above based on publicly available analyst earnings estimates for Wintrust and the 21 financial institutions. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after March 31, 2019. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

Financial Condition and Performance

		Comparable Companies
	Wintrust	Median	Average	Low	High
Total Assets (in millions)	$32,358.6	$32,477.0	$34,910.5	$25,033.5	$48,680.6
Non-Performing Assets / Total Assets (1)	0.56%	0.52%	0.76%	0.26%	4.05%
Tangible Common Equity Ratio	8.28%	8.87%	8.64%	6.70%	11.06%
Net Interest Margin (LTM)	3.65%	3.57%	3.61%	2.87%	4.94%
Cost of Deposits (LTM)	0.81%	0.72%	0.68%	0.10%	1.08%
Non-Interest Income / Assets (LTM)	1.18%	0.87%	0.88%	0.05%	2.00%
Efficiency Ratio (LTM)	61.1%	55.5%	53.8%	35.8%	64.6%
Return on Average Equity (LTM)	11.03%	11.32%	11.44%	7.63%	15.89%
Return on Average Assets (LTM)	1.17%	1.33%	1.35%	1.03%	1.86%

Market Performance Multiples

			Comparable Companies
	Wintrust		Median		Average		Low		High
Market Capitalization (in millions)	$4,109		$4,500		$4,744		$3,069		$6,590
Price Change (LTM)	-22.8%		-21.3%		-19.6%		-39.3%		16.6%
Price Change (YTD)	9.1%		13.9%		11.6%		-3.4%		24.2%
Price / LTM Earnings Per Share	12.1	x	10.5	x	11.0	x	7.9	x	15.7	x
Price / 2019 Est. Earnings Per Share (2)	10.9	x	10.3	x	10.6	x	8.4	x	16.1	x
Price / 2020 Est. Earnings Per Share (2)	10.3	x	9.8	x	10.1	x	8.1	x	15.6	x
Price / Tangible Book Value Per Share	156.3%		160.2%		166.2%		110.7%		237.7%
Tangible Book Premium / Core Deposits (3)	5.85%		6.82%		7.82%		1.33%		20.14%
Dividend Yield (Most Recent Quarter)	1.38%		2.71%		2.86%		0.00%		6.32%

(1) Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)

(2) Earnings per share estimates based on publicly available consensus street estimates

(3) Tangible Book Premium / Core Deposits calculated by  dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Precedent Transactions Analysis

D.A. Davidson reviewed two sets of precedent merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Illinois Transactions” and (2) “Nationwide Transactions”.

“Illinois Transactions” included 15 transactions where:

•                  the selling company was a bank or thrift headquartered in Illinois;

•                  the selling company’s total assets were between $100 million and $500 million;

•                  the transaction was announced between January 1, 2015 and June 4, 2019;

•                  the selling company’s return on average assets over the last twelve months was greater than 0.00%;

•                  the transaction’s pricing information was publicly available;

•                  the buying company was not an investor group; and

•                  the transaction was not a merger of equals.

“Nationwide Transactions” included 21 transactions where:

•                  the selling company was a bank headquartered in the United States;

•                  the selling company’s total assets were between $100 million and $500 million;

•                  the selling company’s return on average assets over the last twelve months was greater than 0.00%;

•                  the selling company’s tangible common equity ratio was above 10.0%;

•                  the selling company’s NPAs / assets was less than 2.0%;

•                  the transaction was announced between June 4, 2018 and June 4, 2019;

•                  the transaction’s pricing information was publicly available;

•                  the buying company was not an investor group; and

•                  the transaction was not a merger of equals.

The following tables set forth the transactions included in “Illinois Transactions” and “Nationwide Transactions” and are sorted by announcement date:

Illinois Transactions

Announcement Date	Acquirer	Target
2/20/2019	Wintrust Financial Corp.	Rush-Oak Corporation
10/18/2018	Blackhawk Bancorp, Inc.	First McHenry Corp.
10/17/2018	Byline Bancorp, Inc.	OPRF Bankshares, Inc.
6/13/2018	Merchants Bancorp	FM Bancorp, Inc.
6/12/2018	First Mid-Illinois Bancshares	SCB Bancorp, Inc.
2/21/2018	NorthWest Indiana Bancorp	First Personal Fin. Corp.
12/26/2017	Old Second Bancorp, Inc.	Greater Chicago Fin. Corp.
12/11/2017	First Mid-Illinois Bancshares	First BancTrust Corp.
9/30/2016	United Community Bancorp	Liberty Bancshares, Inc.
7/06/2016	Wintrust Financial Corp.	First Comm. Fin. Corp.
6/08/2016	United Community Bancorp	Illini Corporation
9/21/2015	First Midwest Bancorp, Inc.	Peoples Bancorp, Inc.
3/30/2015	Wintrust Financial Corp.	North Bank
3/19/2015	LINCO Bancshares, Inc.	Community First Bank
3/02/2015	Wintrust Financial Corp.	Community Fin. Shares

Nationwide Transactions

Announcement Date	Acquirer	Target
5/28/2019*	Santa Cruz County Bank	Lighthouse Bank
5/14/2019*	Blue Ridge Bankshares, Inc.	Virginia Community Bnks.
5/09/2019*	Allegheny Bancshares, Inc.	Mount Hope Bnks.
3/05/2019*	BancorpSouth Bank	Summit Fin. Enterprises
3/05/2019*	BancorpSouth Bank	Van Alstyne Fin. Corp.
2/20/2019	Wintrust Financial Corp.	Rush-Oak Corporation
2/05/2019	United Community Banks	First Madison B&T
1/22/2019*	Citizens Community Bancorp	F. & M. Bancorp Tomah
1/16/2019	Glacier Bancorp, Inc.	FNB Bancorp
12/10/2018	BayCom Corp	Uniti Financial Corporation
11/28/2018*	Faciam Holdings, Inc.	Summit Bancshares, Inc.
10/11/2018	First Interstate BancSystem	Community 1st Bank
8/20/2018	Farmers & Merchants Bnc.	Limberlost Bancshares
8/13/2018	BayCom Corp	Bethlehem Financial Corp.
7/24/2018	Summit Financial Group	Peoples Bankshares, Inc.
7/19/2018	Spirit of Texas Bancshares	Comanche National Corp.
6/21/2018	Citizens Community Bancorp	United Bank
6/20/2018	SB One Bancorp	Enterprise Bank N.J.
6/13/2018	Merchants Bancorp	FM Bancorp, Inc.
6/11/2018	CapStar Financial Holdings	Athens Bancshares Corp.
6/04/2018	Business First Bancshares	Richland State Bancorp

*Indicates the transaction was pending as of June 4, 2019

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

•                  transaction price compared to tangible book value on a per share basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•                  transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•                  tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

D.A. Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of STC as of or for the 3-month period ended March 31, 2019. The table below sets forth the results of this analysis.

Financial Condition and Performance

		Illinois				Nationwide
	STC(2)	Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$276.7	$211.1	$255.2	$107.9	$465.6	$280.5	$267.3	$114.6	$482.3
Return on Average Assets (LTM)	0.66%	0.70%	0.73%	0.24%	1.61%	1.00%	1.16%	0.62%	2.02%
Return on Average Equity (LTM)	5.99%	6.06%	6.77%	2.87%	22.20%	8.41%	9.79%	4.18%	17.47%
Tangible Common Equity Ratio	11.43%	9.68%	10.28%	6.59%	14.88%	11.26%	11.95%	10.24%	15.84%
Core Deposits / Deposits	88.4%	91.6%	89.9%	74.6%	98.1%	91.4%	88.0%	61.9%	98.8%
Loans / Deposits	84.0%	69.1%	69.6%	27.7%	97.4%	79.7%	78.2%	33.3%	122.7%
Non-Interest Income / Assets	0.51%	0.50%	0.81%	0.15%	4.72%	0.56%	0.64%	0.11%	1.35%
Efficiency Ratio (LTM)	77.5%	74.2%	73.0%	58.3%	83.8%	65.7%	62.6%	44.6%	78.9%
Non-Performing Assets / Total Assets (1)	1.80%	1.74%	2.36%	0.77%	5.20%	0.67%	0.65%	0.00%	1.74%
Loan Loan Reserves / Non-Performing Assets	52.0%	41.9%	52.2%	7.1%	164.4%	118.7%	171.0%	48.2%	560.4%

Transaction Multiples

			Illinois								Nationwide
	STC(2)		Median		Average		Low		High		Median		Average		Low		High
Transaction Price / Tangible Book Value (Per Share)	150.8%		147.7%		146.5%		115.7%		190.2%		158.1%		170.9%		104.4%		288.8%
Transaction Price / LTM EPS	26.2	x	25.3	x	25.1	x	7.9	x	37.8	x	18.8	x	19.9	x	11.4	x	36.2	x
Tangible Book Premium / Core Deposits (3)	7.45%		6.28%		7.00%		2.03%		16.34%		10.88%		11.97%		0.78%		31.44%

(1) Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)

(2) STC Net Income is tax-adjusted on a C-Corp basis

(3) Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Net Present Value Analysis for STC

D.A. Davidson performed an analysis that estimated the net present value per share of STC common stock under various circumstances. The analysis assumed: (i) STC performed in accordance with STC’s management’s budget for the years ending December 31, 2019, December 31, 2020 and December 31, 2021; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by STC management. To approximate the terminal value of STC common stock at December 31, 2024, D.A. Davidson applied price to earnings multiples ranging from 12.0x to 19.0x and multiples of tangible book value ranging from 100.0% to 170.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.46% to 17.46% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of STC common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the June 5, 2019 STC board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of STC common stock of $50.29 to $107.70 when applying the price to earnings multiples to the financial forecasts and $52.92 to $121.68 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
11.46%	$68.02	$73.69	$79.35	$85.02	$90.69	$96.36	$102.03	$107.70
12.46%	$64.61	$69.99	$75.38	$80.76	$86.14	$91.53	$96.91	$102.30
13.46%	$61.40	$66.51	$71.63	$76.75	$81.86	$86.98	$92.10	$97.21
14.46%	$58.37	$63.24	$68.10	$72.96	$77.83	$82.69	$87.56	$92.42
15.46%	$55.52	$60.15	$64.77	$69.40	$74.03	$78.65	$83.28	$87.91
16.46%	$52.83	$57.23	$61.63	$66.04	$70.44	$74.84	$79.24	$83.65
17.46%	$50.29	$54.48	$58.67	$62.86	$67.05	$71.25	$75.44	$79.63

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%
11.46%	$71.58	$78.74	$85.89	$93.05	$100.21	$107.37	$114.53	$121.68
12.46%	$67.99	$74.79	$81.59	$88.39	$95.19	$101.99	$108.78	$115.58
13.46%	$64.61	$71.07	$77.53	$83.99	$90.46	$96.92	$103.38	$109.84
14.46%	$61.43	$67.57	$73.71	$79.86	$86.00	$92.14	$98.28	$104.43
15.46%	$58.43	$64.27	$70.11	$75.95	$81.80	$87.64	$93.48	$99.32
16.46%	$55.60	$61.15	$66.71	$72.27	$77.83	$83.39	$88.95	$94.51
17.46%	$52.92	$58.22	$63.51	$68.80	$74.09	$79.39	$84.68	$89.97

D.A. Davidson also considered and discussed with the STC board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming STC estimated earnings per share in 2024 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for STC common stock, using the same price to earnings multiples of 12.0x to 19.0x and a discount rate of 14.46%.

Variance to	Earnings Per Share Multiple
2024 EPS	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
20.00%	$70.05	$75.88	$81.72	$87.56	$93.39	$99.23	$105.07	$110.91
15.00%	$67.13	$72.72	$78.31	$83.91	$89.50	$95.10	$100.69	$106.28
10.00%	$64.21	$69.56	$74.91	$80.26	$85.61	$90.96	$96.31	$101.66
5.00%	$61.29	$66.40	$71.50	$76.61	$81.72	$86.83	$91.93	$97.04
0.00%	$58.37	$63.24	$68.10	$72.96	$77.83	$82.69	$87.56	$92.42
-5.00%	$55.45	$60.07	$64.69	$69.32	$73.94	$78.56	$83.18	$87.80
-10.00%	$52.53	$56.91	$61.29	$65.67	$70.05	$74.42	$78.80	$83.18
-15.00%	$49.62	$53.75	$57.88	$62.02	$66.15	$70.29	$74.42	$78.56
-20.00%	$46.70	$50.59	$54.48	$58.37	$62.26	$66.15	$70.05	$73.94

Illustrative Net Present Value Analysis for Pro Forma STC and Wintrust

For illustrative purposes, D.A. Davidson performed an analysis that estimated the net present value per share of STC common stock if reinvested in Wintrust, under various circumstances, including the impact of the merger with Wintrust. The analysis assumed (i) STC performed in accordance with management’s budget for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by STC; and (iii) the pro forma financial impact of the merger with Wintrust including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by STC. The analysis also assumed (i) Wintrust performed in accordance with publicly available analyst earnings estimates for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, and (ii) an estimated long-term growth rate for the years thereafter. To approximate the terminal value of Wintrust common stock at December 31, 2024, D.A. Davidson applied price to earnings multiples of 10.0x to 17.0x and multiples of tangible book value ranging from 100.0% to 240.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 7.40% to 13.40% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Wintrust common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the June 5, 2019 STC board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of STC common stock of $48.65 to $107.81 when applying the price to earnings multiples to the financial forecasts and $45.98 to $141.16 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
7.40%	$65.72	$71.73	$77.75	$83.76	$89.77	$95.78	$101.79	$107.81
8.40%	$62.43	$68.13	$73.83	$79.53	$85.23	$90.92	$96.62	$102.32
9.40%	$59.33	$64.73	$70.14	$75.55	$80.95	$86.36	$91.76	$97.17
10.40%	$56.41	$61.54	$66.67	$71.80	$76.93	$82.06	$87.19	$92.32
11.40%	$53.67	$58.54	$63.41	$68.28	$73.15	$78.02	$82.89	$87.76
12.40%	$51.08	$55.71	$60.33	$64.96	$69.59	$74.21	$78.84	$83.46
13.40%	$48.65	$53.04	$57.44	$61.83	$66.23	$70.63	$75.02	$79.42

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	120.0%	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%
7.40%	$62.08	$73.38	$84.68	$95.97	$107.27	$118.56	$129.86	$141.16
8.40%	$58.98	$69.69	$80.39	$91.10	$101.81	$112.52	$123.23	$133.94
9.40%	$56.06	$66.21	$76.37	$86.53	$96.69	$106.84	$117.00	$127.16
10.40%	$53.31	$62.95	$72.58	$82.22	$91.86	$101.50	$111.14	$120.78
11.40%	$50.72	$59.87	$69.02	$78.17	$87.32	$96.47	$105.63	$114.78
12.40%	$48.28	$56.97	$65.67	$74.36	$83.05	$91.74	$100.43	$109.13
13.40%	$45.98	$54.24	$62.50	$70.76	$79.02	$87.28	$95.54	$103.80

D.A. Davidson also considered and discussed with the STC board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming Wintrust’s pro forma estimated earnings per share in 2024 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for STC common stock using the same price to earnings multiples of 10.0x to 17.0x, and using a discount rate of 10.40%.

Variance to	Earnings Per Share Multiple
2024 EPS	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
20.00%	$66.67	$72.83	$78.98	$85.14	$91.30	$97.45	$103.61	$109.76
15.00%	$64.11	$70.01	$75.91	$81.81	$87.71	$93.60	$99.50	$105.40
10.00%	$61.54	$67.19	$72.83	$78.47	$84.11	$89.76	$95.40	$101.04
5.00%	$58.98	$64.36	$69.75	$75.14	$80.52	$85.91	$91.30	$96.68
0.00%	$56.41	$61.54	$66.67	$71.80	$76.93	$82.06	$87.19	$92.32
-5.00%	$53.85	$58.72	$63.59	$68.47	$73.34	$78.21	$83.09	$87.96
-10.00%	$51.28	$55.90	$60.52	$65.13	$69.75	$74.37	$78.98	$83.60
-15.00%	$48.72	$53.08	$57.44	$61.80	$66.16	$70.52	$74.88	$79.24
-20.00%	$46.15	$50.26	$54.36	$58.46	$62.57	$66.67	$70.78	$74.88

Financial Impact Analysis

D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of STC and Wintrust. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Wintrust. In the course of this analysis, D.A. Davidson used the publicly available analyst earnings estimates for Wintrust for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, and used management’s budget for STC for the years ending December 31, 2019, December 31, 2020 and December 31, 2021 provided by STC management. This analysis indicated that the merger is expected to be accretive to Wintrust’s estimated earnings per share beginning in 2020, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Wintrust and that Wintrust would maintain capital ratios in excess of those required for Wintrust to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by STC and Wintrust prior to and following the merger will vary from the projected results, and the variations may be material.

D.A. Davidson prepared its analyses for purposes of providing its opinion to STC’s board of directors as to the fairness, from a financial point of view, of the per share merger consideration to the holders of STC common stock in the proposed merger and to assist STC’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of STC, Wintrust or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by STC’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of STC or management with respect to the merger or the per share merger consideration.

D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to STC in connection with, and participated in certain parts of the negotiations leading to the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to STC, Wintrust and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of STC and Wintrust for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. STC selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on October 22, 2018, STC engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, STC agreed to pay D.A. Davidson a cash fee of $50,000 concurrently with the rendering of its opinion. STC will pay to D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.00% of the aggregate consideration. STC has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Certain unaudited prospective financial information of STC

Wintrust and STC do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Wintrust and STC are including in this proxy statement/prospectus certain unaudited prospective financial information that STC made available to D.A. Davidson, in its capacity as STC’s financial advisor. The inclusion of this information should not be regarded as an indication that any of Wintrust, STC, D.A. Davidson, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

The following unaudited financial information was prepared solely for internal use and is subjective in many respects. The unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competitive, regulatory and financial conditions and matters specific to STC’s business, all of which are difficult to predict and many of which are beyond STC’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Wintrust nor STC can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to STC’s and, if the merger is completed, Wintrust’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Special Notes Concerning Forward-Looking Statements” and “Risk Factors.”

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in STC’s historical GAAP financial statements. Neither Wintrust’s nor STC’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports incorporated by reference into this proxy statement/prospectus relate solely to historical financial information of Wintrust. They do not extend to the unaudited prospective financial information of STC and should not be read to do so.

                Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. STC cannot give any assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither Wintrust nor STC intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information of STC to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on STC of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information of STC does not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on STC of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on STC of any possible failure of the merger to occur. None of Wintrust, STC, D.A. Davidson or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Wintrust or STC or other person regarding STC’s or the combined company’s ultimate performance compared to the information contained in the unaudited prospective financial information of STC or that the projected results will be achieved.

The inclusion of the unaudited prospective financial information of STC herein should not be deemed an admission or representation by Wintrust or STC that such information is viewed as material information of Wintrust or STC, respectively, particularly in light of the inherent risks and uncertainties associated with such information.

In light of the foregoing, and considering that the STC special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, STC shareholders are cautioned not to place unwarranted reliance on such information, and all STC shareholders are urged to review Wintrust’s most recent SEC filings for a description of Wintrust’s reported financial results. See “Where You Can Find More Information.”

STC Unaudited Prospective Financial Information(1)

	2019	2020	2021
Non-Interest Expense (in thousands)	$8,984	$9,420	$9,810
Net Income S-Corp (in thousands)	$2,897	$3,801	$4,492
Total Assets (in thousands)	$303,046	$330,933	$362,019
Total Stockholders’ Equity (in thousands)	$31,034	$33,835	$37,327

(1) Years are January 1 through December 31 of each year and represents bank-level information at STC Capital Bank

STC’s reasons for the merger and recommendation of the board of directors

STC’s board of directors has concluded that the merger offers STC’s shareholders an attractive opportunity to achieve the board’s strategic business objectives, including increasing shareholder value, growing the size of the business and enhancing liquidity for STC’s shareholders. In addition, STC’s board of directors believes that the customers and communities served by STC Bank will benefit from the merger.

In deciding to approve the merger agreement and the transactions contemplated thereby, STC’s board of directors consulted with STC’s management, as well as its legal counsel and financial advisor, and considered numerous factors, including the following:

•                                          information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of STC, Wintrust and the surviving company;

•                                          the perceived risks and uncertainties attendant to STC’s operation as an independent banking organization, including the risks and uncertainties related to the continuing low-interest rate environment, competition in STC’s market area, increased regulatory costs and increased capital requirements;

•                                          based on the closing price of Wintrust common stock on June 3, 2019 and STC’s March 31, 2019 unaudited balance sheet, the transaction was priced at a multiple of 1.508 times the tangible common book value and at a multiple of 1.508 times the common book value;

•                                          D.A. Davidson’s opinion, subject to the various assumptions, qualifications and limitations set forth in such fairness opinion, that the per share merger consideration is fair, from a financial point of view, to the holders of STC common stock;

•                                          the value to be received by STC’s shareholders in the merger as compared to shareholder value projected for STC as an independent entity;

•                                          the market value of Wintrust common stock prior to the execution of the merger agreement and the prospects for future appreciation as a result of Wintrust’s strategic initiatives;

•                                          Wintrust’s strategy to seek profitable future expansion in STC’s trade area, leading to continued growth in overall shareholder value;

•                                          the fact that Wintrust is publicly held and the merger would provide access to a public trading market for STC’s shareholders whose investments currently are in a privately held company, as well as enhanced access to capital markets to finance the surviving company’s capital requirements; and

•                                          the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

The above discussion of the information and factors considered by STC’s board of directors is not intended to be exhaustive, but includes a description of all material factors considered by STC’s board. In view of the wide variety of factors considered by the STC board of directors in connection with its evaluation of the merger, the STC board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. STC’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of STC’s shareholders.

STC’s board of directors believes that the merger is fair to, and in the best interests of, STC and its shareholders. STC’s board of directors unanimously approved the merger agreement and recommends that shareholders vote “FOR” approval of the merger agreement.

Certain directors and officers of STC and STC Bank have interests in the merger different from or in addition to their interests as shareholders generally, including certain cash payments to be made under the agreements entered into between Christopher Woelffer and St. Charles Bank & Trust Company and among Jodi Ariss, St. Charles Bank & Trust Company and STC Bank in connection with the merger. You may wish to consider these interests in evaluating STC’s board of directors’ recommendation that you vote in favor of the merger. See “The Merger—Interests of certain persons in the merger.” Certain of STC’s directors who own shares of STC common stock have agreed to vote their shares at the special meeting in favor of the merger and any other matter necessary for consummation of the transactions contemplated by the merger agreement.

Wintrust’s reasons for the merger

Wintrust’s board of directors believes that the merger is in the best interests of Wintrust and its shareholders. In deciding to approve the merger, Wintrust’s board of directors considered a number of factors, including:

•                                          management’s view that the acquisition provides an attractive opportunity for Wintrust to expand in the western suburbs of the Chicago metropolitan area;

•                                          STC’s community banking orientation and its compatibility with Wintrust and its subsidiaries;

•                                          a review of the demographic, economic and financial characteristics of the markets in which STC operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•                                          management’s review of STC’s business, operations, earnings and financial condition, including capital levels and asset quality of STC Bank;

•                                          efficiencies to come from integrating certain of STC’s operations into Wintrust’s existing operations; and

•                                          the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

The above discussion of the information and factors considered by Wintrust’s board of directors is not intended to be exhaustive, but includes a description of all material factors considered by Wintrust’s board. In view of the wide variety of factors considered by the Wintrust board of directors in connection with its evaluation of the merger, the Wintrust board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Wintrust’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Wintrust’s shareholders.

Material U.S. federal income tax consequences of the merger

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of STC common stock. The summary is based upon the Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of STC common stock that hold their STC common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of STC common stock in light of their individual circumstances or to holders of STC common stock that are subject to special rules, such as:

•                                          financial institutions;

•                                          investors in pass-through entities;

•                                          persons who are subject to alternative minimum tax;

•                                          insurance companies;

•                                          mutual funds;

•                                          tax-exempt organizations;

•                                          dealers in securities or currencies;

•                                          traders in securities that elect to use a mark-to-market method of accounting;

•                                          persons that hold STC common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•                                          regulated investment companies;

•                                          real estate investment trusts;

•                                          persons whose “functional currency” is not the U.S. dollar;

•                                          persons who are not citizens or residents of the United States; and

•                                          holders who acquired their shares of STC common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds STC common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. It is a condition to STC’s obligation to complete the merger that STC receive an opinion from Barack Ferrazzano, counsel for STC, dated the closing date, to the effect that (1) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, (2) STC and Wintrust will each be a party to such reorganization within the meaning of Section 368(a) of the Code, and (3) except to the extent of any cash consideration received in the merger and except with respect to cash received in lieu of fractional share interests in Wintrust common stock, no gain or loss will be recognized by any of the holders of STC common stock in the merger. This opinion is and will be based upon fact certifications or affidavits provided by Wintrust and STC and upon customary factual assumptions. Neither Wintrust nor STC has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinion described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in the opinion. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Wintrust or STC. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

Tax Consequences of the Merger Generally. Based upon the facts and representations contained in the representation letters received from STC and Wintrust in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Barack Ferrazzano that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and accordingly, the material U.S. federal income tax consequences of the merger will be as follows:

•                                          no gain or loss will be recognized by Wintrust or STC as a result of the merger;

•                                          gain (but not loss) will be recognized by U.S. holders of STC common stock who receive shares of Wintrust common stock and cash in exchange for shares of STC common stock pursuant to the merger in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Wintrust common stock and cash received by a U.S. holder of STC common stock exceeds such U.S. holder’s basis in its STC common stock and (2) the amount of cash received by such U.S. holder of STC common stock;

•                                          the aggregate basis of the Wintrust common stock received by a U.S. holder of STC common stock in the merger (including fractional shares of Wintrust common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the STC common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share in Wintrust common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share in Wintrust common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”); and

•                                          the holding period of Wintrust common stock received in exchange for shares of STC common stock (including fractional shares of Wintrust common stock deemed received and redeemed as described below) will include the holding period of the STC common stock for which it is exchanged.

If a U.S. holder of STC common stock acquired different blocks of STC common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of STC common stock, and the cash and shares of Wintrust common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult their own tax advisors with regard to identifying the bases or holding periods of the particular shares of Wintrust common stock received in the merger.

Taxation of Capital Gain. Except as described under “—Potential Recharacterization of Gain as a Dividend” below, gain that U.S. holders of STC common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their STC common stock for more than one year as of the date of the merger. The deductibility of capital losses is subject to limitations. For non-corporate U.S. holders of STC common stock, the maximum U.S. federal income tax rate on long-term capital gains is, absent legislative action, 20%.

Potential Recharacterization of Gain as a Dividend. All or part of the gain that a particular U.S. holder of STC common stock recognizes could be treated as dividend income rather than capital gain if (1) such U.S. holder is a significant shareholder of Wintrust or (2) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in Wintrust after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Wintrust common stock rather than a combination of cash and shares of Wintrust common stock in the merger. This could happen, for example, because of ownership of additional shares of Wintrust common stock by such holder, ownership of shares of Wintrust common stock by a person related to such holder or a share repurchase by Wintrust from other holders of Wintrust common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of STC common stock, including the application of certain constructive ownership rules, holders of STC common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Cash Received Instead of a Fractional Share of Wintrust Common Stock. A U.S. holder of STC common stock who receives cash in lieu of a fractional share of Wintrust common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Wintrust. In general, this deemed redemption will be treated as a sale or exchange.  As a result, such U.S. holder of STC common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as a dividend).

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of STC common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of STC common stock who receives Wintrust common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of STC common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Wintrust common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the STC common stock surrendered and the fair market value of the Wintrust common stock and cash received in the merger. A “significant holder” is a holder of STC common stock who, immediately before the merger, owned at least 5% of the outstanding stock of STC or securities of STC with a basis for federal income taxes of at least $1 million.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Regulatory approvals

The merger cannot proceed without obtaining all requisite regulatory approvals. Wintrust and STC have agreed to take all appropriate actions necessary to obtain the required approvals.

The merger of Wintrust and STC is subject to prior approval of the Federal Reserve. Wintrust submitted an application with the Federal Reserve Bank of Chicago on June 25, 2019 seeking the necessary approvals.

Interests of certain persons in the merger

General. Members of the board of directors and executive officers of STC, STC Bank and its subsidiary may have interests in the merger that are different from, or are in addition to, the interests of STC shareholders generally. The STC board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and determining to recommend to STC shareholders to vote for adoption of the merger agreement. As of June 5, 2019, STC’s directors owned, in the aggregate, 207,016 shares of STC’s common stock, representing approximately 46% of STC’s outstanding shares of common stock. STC’s directors also held options to purchase an aggregate of 43,920 shares of STC common stock as of June 5, 2019.  In addition, Eduardo E. Greco, a director of STC, and certain of his affiliates are parties to loan transactions with certain bank subsidiaries of Wintrust.

Employment Agreement. The merger agreement required Christopher Woelffer, STC’s President and STC Bank’s President and Chief Executive Officer, to enter into an employment agreement with St. Charles Bank & Trust Company. Under such agreement, Mr. Woelffer will serve as Vice Chair of St. Charles Bank & Trust Company, successor to STC Bank, upon the effective time of the merger.  He will be entitled to receive a base salary substantially similar to his current base salary. Such agreement has an initial term of three years, which begins on the effective date of the merger.

Retention Agreement.  The merger agreement required Jodi Ariss, Senior Vice President of STC Bank, to enter into a retention agreement with STC Bank and St. Charles Bank & Trust Company.  Under such agreement, upon the closing of the transaction, Ms. Ariss will be employed by St. Charles Bank & Trust Company at her current salary and is eligible to receive a retention bonus one year from the effective date.

Continued Director and Officer Liability Coverage. Pursuant to the terms of the merger agreement, Wintrust has agreed to provide to each person who serves as a director, officer, member or manager of STC or its subsidiaries after the effective time substantially the same insurance coverage against personal liability for actions taken after the effective time as is provided to other directors and officers of Wintrust’s subsidiary banks. In addition, Wintrust agreed to pay for insurance coverage for up to six years following the closing date under a policy of directors’ and officers’ liability and other professional insurance for actions taken on or prior to the effective time of the merger, so long as the premium or premiums of such policy do not exceed $125,000, which we refer to as the maximum premium.  If such tail coverage is not available for the maximum premium, the insurance obtained shall be as comparable as is available for such maximum premium.

Wintrust has agreed to cause the surviving entity to indemnify STC’s and STC Bank’s past and current directors, officers, members and managers consistent with any indemnification provided to such individuals under Illinois law, the articles of incorporation and bylaws of STC, the charter and bylaws of STC Bank, or the operating agreement of STC Bank’s subsidiary, as the case may be.

Voting agreement

On June 5, 2019, certain directors of STC who own shares of STC common stock entered into a voting agreement with Wintrust. Under this agreement, these shareholders have each agreed to vote their respective shares of STC common stock:

•                                          in favor of the merger and the transactions contemplated by the merger agreement;

•                                          in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if requested by Wintrust or Merger Co.;

•                                          against any action, proposal, transaction or agreement that would result in a breach of any term or obligation of STC under the merger agreement;

•                                          against any action or agreement that would impede, interfere with, prevent or attempt to discourage the transactions contemplated by the merger agreement;

•                                          against any other proposed transaction or series of transactions involving or affecting STC or STC Bank (or the securities or assets of either) that, if effected, would constitute a company takeover proposal under the merger agreement; and

•                                          in favor of any other matter necessary for the consummation of the transactions contemplated by the merger agreement.

Furthermore, each of these shareholders has also agreed not to transfer or otherwise dispose of any shares of STC common stock that they own (other than under certain circumstances), grant any proxies, deposit any shares of STC common stock into a voting trust or enter into any other voting agreement with respect to any shares of STC common stock that they own or, without the prior approval of Wintrust, directly or indirectly solicit, initiate, encourage or facilitate any company takeover proposal, or initiate or participate in any negotiations or discussions concerning any company takeover proposal. The shares subject to the voting agreement represented approximately 46% of STC’s outstanding shares of common stock as of June 5, 2019. The voting agreement will terminate upon the earlier of the consummation of the merger or termination of the merger agreement in accordance with its terms.

Restrictions on resale of Wintrust common stock

The shares of Wintrust common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Wintrust for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Wintrust include individuals or entities that control, are controlled by, or are under common control with, Wintrust and may include the executive officers, directors and significant shareholders of Wintrust.

STC shareholder dissenters’ rights

In connection with the merger, record holders of STC common stock who comply with the requirements of Sections 11.65 and 11.70 of the IBCA, which are summarized below, will be entitled to dissenters’ rights if the merger is completed. Under Section 11.65 of the IBCA, a shareholder of a corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, the consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by Section 11.20 of the IBCA or by the articles of incorporation of the corporation.

The following is a brief summary of Sections 11.65 and 11.70, which set forth the procedures relating to the exercise of dissenters’ rights. This summary is not a complete statement of the law pertaining to dissenters’ rights under the IBCA and is qualified in its entirety by reference to Sections 11.65 and 11.70, which are attached to this proxy statement/prospectus as Annex B.

Under the IBCA, all STC shareholders entitled to dissenters’ rights in the merger must be informed of their right to dissent and the procedure to dissent in the notice of meeting. This proxy statement/prospectus constitutes notification of these rights.

Any shareholder who wishes to assert dissenters’ rights must do all of the following:

•                  deliver a written demand for payment for his or her shares of STC common stock to STC before the vote on the merger agreement is taken at the special meeting;

•                  not vote in favor of the merger agreement; however, A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN DEMAND FOR PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS’ RIGHTS; and

•                  continue to hold STC common stock through the effective time of the merger.

A record holder of STC common stock may assert dissenters’ rights as to fewer than all shares recorded in that record holder’s name only if the record holder dissents with respect to all shares beneficially owned by any one person and notifies STC in writing of the name and address of each person on whose behalf the record holder asserts such dissenters’ rights.

A beneficial owner who is not the record owner may assert dissenters’ rights as to shares held on the beneficial owner’s behalf only if, in addition to meeting the other requirements to dissent, the beneficial owner submits to STC the record holder’s written consent to the dissent before or at the same time the beneficial shareholder asserts dissenters’ rights.

A dissenting shareholder retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the merger.

Within 10 days after the effective date of the merger or 30 days after the dissenting shareholder delivers a legally sufficient written demand for payment, whichever is later, Merger Co., as the surviving company, is required to send to all dissenting shareholders a statement setting forth its opinion as to the estimated fair value of the STC common stock, certain financial statements, and a commitment to pay for the shares of the dissenting shareholder at the estimated fair value upon transmittal of certificates representing STC common stock. Upon effecting the merger, Merger Co. will pay each dissenting shareholder who properly complied with the statutory requirements of Sections 11.65 and 11.70 of the IBCA the amount that Merger Co. estimates to be the fair value of such dissenting shareholder’s shares, plus accrued interest, and provide a written explanation of how the interest was calculated.

If the dissenting shareholder does not agree with Merger Co.’s determination of “fair value” or the amount of interest due, such dissenting shareholder must notify Merger Co. in writing of his or her own estimate of the fair value of his or her shares or the amount of interest due and demand the difference between his or her estimate and the proposed payment by Merger Co. A dissenting shareholder must assert this right within 30 days after Merger Co. delivers its valuation statement. If Merger Co. and the dissenting shareholder have not agreed in writing to the fair value of the shares or the interest due within 60 days from delivery of the dissenting shareholder’s notification, Merger Co. shall either pay the difference, with interest, demanded by the shareholder or commence proceedings in the circuit court of Kane county to determine the fair value of the shares and interest due to all dissenting shareholders whose estimates are not accepted by Merger Co. Merger Co. is required to make all dissenting shareholders parties to the proceeding. If Merger Co. does not commence the action, the dissenting shareholder may commence an action.

The value determined by the court may be more than, the same as or less than the value of the consideration a holder of STC common stock is entitled to receive under the merger agreement. “Fair value” means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the closing of the merger, excluding any appreciation or depreciation in anticipation of the merger unless the exclusion would be inequitable.

The court will also determine all costs of the proceeding. If the fair value determined by the court materially exceeds Merger Co.’s estimate of the fair value, all or any part of the costs may be assessed against Merger Co. If the amount which any dissenting shareholder estimated to be the fair value materially exceeds the fair value determined by the court, all or any part of the costs may be assessed against such dissenting shareholder. Costs may also be assessed against Merger Co. if Merger Co. did not substantially comply with the procedures set forth in the statute, or against either party if the court finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights.

All written communications, including the written demand, from holders of STC common stock with respect to the exercise of dissenters’ rights should be mailed to: STC Bancshares Corp., 460 S. 1st Street, St. Charles, Illinois 60174, Attention: Christopher Woelffer, President.

In the event any holder of STC common stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements of Sections 11.65 and 11.70 of the IBCA, he or she will be bound by the terms of the merger agreement and will not be entitled to payment for his or her shares under Sections 11.65 and 11.70 of the IBCA. ANY HOLDER OF STC COMMON STOCK WHO WISHES TO OBJECT

TO THE TRANSACTION AND DEMAND PAYMENT IN CASH FOR HIS OR HER SHARES SHOULD CONSIDER CONSULTING HIS OR HER OWN LEGAL ADVISOR.

Because an executed proxy relating to STC common stock on which no voting direction is made will be voted at the special meeting in favor of the merger, a dissenting shareholder who wishes to have his or her shares of STC common stock represented by proxy at the special meeting but preserve his or her dissenters’ rights must mark his or her proxy either to vote against the merger or to abstain from voting thereon, in addition to the foregoing requirements.

The foregoing is a brief summary of Sections 11.65 and 11.70 of the IBCA that sets forth the procedures for demanding statutory dissenters’ rights. This summary is qualified in its entirety by reference to Sections 11.65 and 11.70 of the IBCA, the text of which is attached hereto as Annex B. Failure to comply with all the procedures set forth in Sections 11.65 and 11.70 of the IBCA will result in the loss of a shareholder’s statutory dissenters’ rights. Consequently, if you desire to exercise your dissenters’ rights you are urged to consult a legal advisor before attempting to exercise these rights.

DESCRIPTION OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement which is attached as Annex A-1 to this proxy statement/prospectus, as amended by the amendment to the merger agreement which is attached as Annex A-2 to this proxy statement/prospectus, and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Wintrust and STC made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General

The merger agreement provides for the merger of STC with and into Merger Co., with Merger Co. continuing as the surviving company. After the consummation of the merger, Merger Co. will continue to be a wholly-owned subsidiary of Wintrust.

Closing and effective time

Closing. The closing of the merger will take place on the fifth business day following the satisfaction of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See “—Conditions to completion of the merger” below for a more complete description of the conditions that must be satisfied prior to closing. The date of completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date.

Completion of the Merger. The merger will become effective on the date when the articles of merger have been accepted by the IL SOS, or at such later date and time specified in such filing as the parties mutually agree upon. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the effective time.

Consideration to be received in the merger

STC Common Stock. If the merger is completed, the shares of STC common stock which you own immediately before the completion of the merger will be converted into a right to receive cash and shares of Wintrust common stock, subject in each case to the adjustment procedures described below under “—Adjustment to Merger Consideration.” The merger consideration paid by Wintrust to STC shareholders is expected to be $100 per share of outstanding STC common stock, or an aggregate of approximately $44,922,900, based on 449,229 shares of STC common stock outstanding as of       , 2019, subject to an escrow holdback, possible upward or downward adjustment as described below, and fluctuations in the trading price of Wintrust common stock. Assuming that the reference price as described below is at least $64.00 and no greater than $76.00 and no deduction from the escrowed funds and no adjustment to the merger consideration, 50% of the aggregate merger consideration will be paid in shares of Wintrust common stock and 50% will be paid in cash.

Assuming no deduction from the escrowed funds and no adjustment to the merger consideration, based on a reference price of $      , which is equal to the reference price if it were calculated as of       , 2019, the latest practicable date prior to the date of this proxy statement/prospectus, the merger consideration that a STC shareholder would be entitled to receive for each share of STC common stock, which we refer to as the per share merger consideration, would be $      in cash and       shares of Wintrust common stock. If the reference price were less than or equal to the minimum of $64.00, each share of STC common stock would instead be entitled to 0.781 shares of Wintrust common stock, and if the reference price were greater than or equal to the maximum of $76.00, each share of STC common stock would be entitled to 0.658 shares of Wintrust common stock.

Cash Consideration. Subject to possible upward or downward adjustment, for each share of STC common stock, you will be entitled to receive at closing cash equal to $50.00, minus the quotient of (i) $2,900,000, which is the amount of the escrowed funds divided by (ii) the number of shares of STC common stock issued and outstanding immediately prior to the effective time, rounded to the nearest $0.01, which we refer to as the per share cash consideration. For more information on the distribution of escrowed funds, see “—Escrow Holdback” below.

Stock Consideration. For each share of STC common stock, you will be entitled to receive at closing a number of shares of Wintrust common stock equal to (i) the quotient obtained by dividing (a) the aggregate share amount (as defined below) by (b) the number of shares of STC common stock issued and outstanding immediately prior to the effective time of the merger, multiplied by (ii) 0.5, such product rounded to the nearest thousandth of a share (0.001), which we refer to as the per share stock consideration.

The merger agreement provides that the aggregate share amount will be determined as follows:

•                                          if the reference price is at least $64.00 and no more than $76.00, the aggregate share amount will be the number of shares of Wintrust common stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (i) $100 multiplied by the number of shares of STC common stock issued and outstanding immediately prior to the effective time of the merger by (ii) the reference price;

•                                          if the reference price is less than $64.00, the aggregate share amount will be the number of shares determined by dividing (i) $100 multiplied by the number of shares of STC common stock issued and outstanding immediately prior to the effective time of the merger by (ii) $64.00, rounded up to the nearest whole share; and

•                                          if the reference price is greater than $76.00, the aggregate share amount will be the number of shares determined by dividing (i) $100 multiplied by the number of shares of STC common stock issued and outstanding immediately prior to the effective time of the merger by (ii) $76.00, rounded up to the nearest whole share.

The following table illustrates the per share value of merger consideration that STC’s shareholders will receive in the merger based on a range of reference prices, assuming no deductions from the escrowed funds and no adjustment to the merger consideration. The table is for illustrative purposes only. The actual prices at which

Wintrust common stock trades during the reference period will establish the actual reference price and therefore the actual aggregate share amount and merger consideration. The table assumes the closing price of Wintrust’s common stock on the date of the merger is the same as the reference price during the reference period. The actual trading price of Wintrust common stock is subject to market fluctuations, and STC shareholders will not be entitled to receive additional shares in the merger if the trading price of Wintrust’s common stock on the closing date is less than the reference price nor will they receive fewer shares in the merger if the trading price of Wintrust’s common stock on the closing date is greater than the reference price.

Per Share Merger Consideration
Wintrust Reference Price	Per Share Cash Consideration	Per Share Stock Consideration(1)	Total Per Share Consideration
$61.00	$50	$47.66	$97.66
$61.50	$50	$48.05	$98.05
$62.00	$50	$48.44	$98.44
$62.50	$50	$48.83	$98.83
$63.00	$50	$49.22	$99.22
$63.50	$50	$49.61	$99.61
$64.00	$50	$50.00	$100.00
$64.50	$50	$50.00	$100.00
$65.00	$50	$50.00	$100.00
$65.50	$50	$50.00	$100.00
$66.00	$50	$50.00	$100.00
$66.50	$50	$50.00	$100.00
$67.00	$50	$50.00	$100.00
$67.50	$50	$50.00	$100.00
$68.00	$50	$50.00	$100.00
$68.50	$50	$50.00	$100.00
$69.00	$50	$50.00	$100.00
$69.50	$50	$50.00	$100.00
$70.00	$50	$50.00	$100.00
$70.50	$50	$50.00	$100.00
$71.00	$50	$50.00	$100.00
$71.50	$50	$50.00	$100.00
$72.00	$50	$50.00	$100.00
$72.50	$50	$50.00	$100.00
$73.00	$50	$50.00	$100.00
$73.50	$50	$50.00	$100.00
$74.00	$50	$50.00	$100.00
$74.50	$50	$50.00	$100.00
$75.00	$50	$50.00	$100.00
$75.50	$50	$50.00	$100.00
$76.00	$50	$50.00	$100.00
$76.50	$50	$50.33	$100.33
$77.00	$50	$50.66	$100.66
$77.50	$50	$50.99	$100.99
$78.00	$50	$51.32	$101.32
$78.50	$50	$51.64	$101.64
$79.00	$50	$51.97	$101.97
$79.50	$50	$52.30	$102.30

(1)         The numbers in this column represent the value of the shares of Wintrust common stock which you will receive for each share of STC common stock that you own, subject to the assumption that the closing price of Wintrust’s common stock on the date of the merger is the same as the reference price.

Adjustment to Merger Consideration. Five business days prior to the closing date, STC will deliver to Wintrust an estimated consolidated balance sheet, which we refer to as the closing balance sheet, for STC as of the closing date reflecting STC’s good faith estimate of the accounts of STC on a consolidated basis. The closing balance sheet will be prepared in conformity with past practices and policies of STC and its subsidiaries and in accordance with GAAP, subject to adjustment to reflect that (i) there is no outstanding indebtedness of STC and (ii) STC Bank’s reserve for loan losses is not less than 1.20% of its net loans. If the closing balance sheet reflects that STC’s shareholders’ equity, as determined pursuant to the merger agreement and subject to certain exclusions described therein, is greater than or less than $30,700,000 plus the amount of proceeds credited from the exercise of outstanding options (but excluding from December 31, 2018 to the closing date, positive security gains that may be recognized and changes to the amount of the total accumulated other comprehensive losses), then the merger consideration will be increased or reduced, respectively, dollar-for-dollar by an amount equal to such excess or shortfall. Any such increase or reduction will be allocated to the cash portion of the merger consideration. For purposes of determining the shareholders’ equity in STC reflected in the closing balance sheet, STC’s equity will be reduced by (i) any fees paid by STC or its subsidiaries in connection with the merger, (ii) the after-tax basis of any costs to be paid by STC or its subsidiaries in accordance with any change of control agreements, (iii) the amount of any costs associated with the termination of certain data processing agreements in excess of $350,000, and (iv) the amount of any costs associated with the discharge or removal of certain new encumbrances on real property. Costs associated with the data conversion process, however, will not be deducted from shareholders’ equity.

Escrow Holdback. $2,900,000 of the cash portion of the merger consideration will be deposited in special purpose non-interest bearing escrow accounts. Pursuant to the escrow agreement, $2,500,000 will be held for a period of up to 15 months for the purposes of funding STC’s indemnification obligations under the merger agreement and supplementing the reserve amount referred to below by up to $500,000. Pursuant to the reserve agreement, $400,000 will be held to fund the shareholders’ obligation to indemnify the shareholders’ representative (including reimbursement of expenses) and the expenses of the litigation entity in taking any actions relating to certain customer litigation. The reserve amount will be held until such customer litigation has been resolved, concluded, settled or decided not to pursue further, but not more than five years from the commencement of the customer litigation. A claim against the escrowed funds may reduce the aggregate cash consideration to be distributed to the STC shareholders in connection with the merger. Any amounts received by the litigation entity may increase the reserve amount to be distributed to the STC shareholders.  The escrow agent for both accounts is The Chicago Trust Company, N.A., a subsidiary of Wintrust.

Assuming there are 449,229 issued and outstanding shares of STC stock immediately prior to the effective time, then the per share escrow holdback would be $6.46 per share of STC common stock.

Upon the release of the amounts held pursuant to the escrow agreement, the merger agreement and the escrow agreement provide that for each share of STC common stock, you will be entitled to receive an amount in cash equal to the quotient obtained by dividing any remaining portion of the escrow amount by the total number of outstanding shares of STC immediately prior to the effective time of the merger, rounded to the nearest $0.01.

Upon the release of the amounts held pursuant to the reserve agreement, the merger agreement and the reserve agreement provide that for each share of STC common stock, you will be entitled to receive an amount in cash equal to the quotient obtained by dividing any remaining portion of the reserve amount, plus any amounts received as a result of the customer litigation, by the total number of outstanding shares of STC immediately prior to the effective time of the merger rounded to the nearest $0.01.

The foregoing descriptions of the escrow agreement and reserve agreement are subject to, and qualified their entirety by reference to, the escrow agreement and reserve agreement, forms of which are attached as Exhibit B and Exhibit C, respectively, to the merger agreement and the amendment to the merger agreement (which are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively) and are incorporated by reference into this proxy statement/prospectus.

Fractional shares

No fractional shares of Wintrust common stock will be issued in the merger. Instead, Wintrust will pay to each holder of STC common stock who would otherwise be entitled to a fractional share of Wintrust common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the reference price by such fraction of a share of Wintrust common stock to which such STC shareholder would otherwise be entitled.

Treatment of STC options

If the merger is completed, each STC option will be converted into an option to acquire shares of Wintrust common stock, which we refer to as a converted option. The number of shares of Wintrust common stock subject to each converted option will be equal to the product obtained by multiplying (1) the number of shares of STC common stock subject to such STC option by (2) the quotient obtained by dividing an amount in cash equal to aggregate value of the per share merger consideration (assuming no deductions from the escrowed funds) by the reference price. We refer to such quotient as the option exchange ratio. The per share exercise price for each converted option will be equal to the quotient obtained by dividing (1) the per share exercise price of the STC option by (2) the option exchange ratio. Upon exercise of each converted option, the aggregate number of shares of Wintrust common stock deliverable upon such exercise will be rounded down, if necessary, to the nearest whole share and the aggregate exercise price will be rounded up, if necessary, to the nearest cent. Except as described above, each converted option will be governed by the same terms and conditions as in effect immediately prior to the effective time.

Appointment of Shareholders’ Representative

Upon the approval of the STC shareholders as described in this proxy statement/prospectus, Anthony V. Sisto will be constituted and appointed as the shareholders’ representative and attorney-in-fact with respect to taking any and all actions upon the adoption of the merger agreement specified or contemplated by the merger agreement, the escrow agreement or the reserve agreement (including as manager of the litigation entity). If Mr. Sisto is unable or unwilling to perform his duties, Keith Kotche, the alternate shareholders’ representative, will instead serve as the shareholders’ representative. The actions of the shareholders’ representative pursuant to the merger agreement, the escrow agreement or the reserve agreement (including as manager of the litigation entity) will bind each STC shareholder, and no notice to or approval by the STC shareholders of such action will be required. Wintrust will be entitled to rely on any action taken by the shareholders’ representative as may be contemplated by the merger agreement or the escrow agreement in his capacity as agent for the STC shareholders, for the benefit of all STC shareholders, and Wintrust will have no duty to inquire into the circumstances in which any such action is taken. The shareholders’ representative will be fully protected, held harmless and indemnified by STC’s shareholders in exercising, or in declining to exercise, a power provided for or contemplated by the merger agreement, the escrow agreement or the reserve agreement or relating to certain customer litigation for the benefit of all STC shareholders (as manager of the litigation entity), as he determines to be in the interests of all STC shareholders.  Such indemnification obligations shall be funded by the reserve amount.

In the event that both Mr. Sisto and Mr. Kotche should become unable or unwilling to perform such person’s duties, and unable or unwilling to appoint a subsequent successor, then Wintrust will appoint any reasonable successor shareholders’ representative. Any successor shareholders’ representative so appointed will be vested with the same power and authority as the initial shareholders’ representative.

Exchange of certificates

Wintrust has engaged American Stock Transfer & Trust Company, LLC to act as its exchange agent to handle the exchange of STC common stock for the merger consideration and the payment of cash for any fractional share interest. Within five business days after the closing date, the exchange agent will send to each STC shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender STC common stock certificates to the exchange agent. STC shareholders that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration. STC shareholders that do not exchange their STC common stock will not be entitled to receive the merger consideration or any dividends or other distributions by Wintrust until their certificates are surrendered. After surrender of the certificates representing STC shares, any unpaid dividends or distributions with respect to the Wintrust common stock represented by the certificates will be paid without interest.

Conduct of business pending the merger and certain covenants

Under the merger agreement, STC has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, STC and its subsidiaries are required to conduct their business in the ordinary course of business, consistent with prudent banking practice.

The following is a summary of the more significant restrictions imposed upon STC, subject to the exceptions set forth in the merger agreement. STC will not, and will cause its subsidiaries to not, without Wintrust’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned:

•                                          make changes to the charter, articles of incorporation, articles of organization, operating agreement or by-laws, as applicable, of STC and its subsidiaries;

•                                          except with respect to the exercise of any outstanding STC option, effect any change in the capitalization of STC or its subsidiaries or the number of issued and outstanding shares of STC;

•                                          subject to certain exceptions, increase the compensation of the officers or key employees of STC or any of its subsidiaries or pay any bonuses, except in the ordinary course of business;

•                                          make, renew or restructure any loan in the amount of $1,000,000 or more, except as provided for in the merger agreement;

•                                          fail to use commercially reasonable efforts to maintain present insurance coverage in respect of their properties and businesses;

•                                          make significant changes in the general nature of the business conducted by STC or its subsidiaries;

•                                          except as otherwise set forth in the merger agreement, enter into employment, consulting, or similar agreements that cannot be terminated with 30 days or fewer notice without penalty, or terminate the employment of any officer of STC or its subsidiaries without prior notice to Wintrust;

•                                          terminate, partially terminate, curtail or discontinue any of its benefit plans or merge a benefit plan into another plan or trust;

•                                          fail to file any tax returns in a timely manner or change accounting methods for income tax purposes;

•                                          make any expenditure for fixed assets in excess of $100,000 for any single item, or $500,000 in the aggregate, or enter into any lease for any fixed assets having an annual rental in excess of $100,000;

•                                          make or become party to a contract, agreement, commitment, disbursement or transaction, acquire or dispose of any property or asset, or incur any liabilities or obligations, other than in the ordinary course of business consistent with prudent banking practice and STC’s and its subsidiaries’ current policies;

•                                          do or fail to do anything that will cause a breach or default under any material contract;

•                                          engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act or any affiliate transaction, unless STC Bank has complied with Sections 23A and 23B of the Federal Reserve Act;

•                                          buy or invest in government securities that have maturities of more than five years and a rating agency rating below “A”;

•                                          accept or renew any brokered deposits or incur any additional Federal Home Loan Bank advances or other types of ordinary course wholesale except as set forth in the merger agreement; or

•                                          make any material changes with respect to any of STC’s or its subsidiaries’ accounting procedures, methods, policies or practices or the manners in which they maintain their respective records.

Wintrust has agreed to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the merger agreement. STC and STC Bank have agreed to use all reasonable and diligent efforts to assist in obtaining such regulatory approvals. Both parties agree:

•                                          to use reasonable and diligent good faith efforts to satisfy the conditions required to close the merger and to consummate the merger as soon as practicable;

•                                          that neither will intentionally act in a manner that would cause a breach of the merger agreement or that would cause a representation made in the merger agreement to become untrue;

•                                          to use reasonable and diligent efforts to make representations and warranties true, unless otherwise waived; and

•                                          to coordinate publicity of the transactions contemplated by the merger agreement to the media.

STC has agreed to use reasonable and diligent efforts to preserve the reputation and relationship of STC and its subsidiaries with suppliers, clients, customers, employees and others having business relations with STC, and to provide Wintrust with certain documents before the closing date, including:

•                                          reasonable notice, agendas, minutes and materials of any meetings of the boards, managers and committees of STC or its subsidiaries, except as set forth in the merger agreement;

•                                          title policies and/or endorsements with respect to parcels of real property of STC and its subsidiaries; and

•                                          interim financial statements; and

•                                          information relating to loans in the loan portfolio of STC Bank.

STC has agreed to provide prompt notice of certain events to Wintrust, including:

•                                          any written assertions of dissenters’ rights;

•                                          the occurrence of any fact or circumstance that has a material adverse effect on STC or its subsidiaries or results in a breach of any representation or warranty or failure of certain closing conditions;

•                                          the assertion by any person that the consent of such person is required for the merger;

•                                          the receipt of material communications from governmental authorities; and

•                                          certain claims, actions or legal proceedings against STC or its subsidiaries.

STC has also agreed to the following:

•                                          to provide Wintrust with the opportunity to participate in any shareholder litigation relating to the merger, including negotiations and proceedings relating to the exercise of dissenters’ rights;

•                                          to cause STC Bank, prior to closing, to write off all loans that are required to be written off as loan losses; and

•                                          to write down potential loan losses in conformity with past practices and policies of STC Bank and general accepted accounting principles.

The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “—Employee benefit matters” and “The Merger—Interests of certain persons in the merger.”

No solicitation of or discussions relating to a company takeover proposal

The merger agreement contains provisions prohibiting STC from seeking or discussing an alternative proposal to the merger. STC has agreed to terminate existing discussions regarding any offer or proposal to acquire 15% or more of the consolidated assets, revenues or net income of STC or 15% or more of the outstanding stock of STC, which we refer to as a company takeover proposal, by another person or entity. STC has also agreed that it will not directly or indirectly solicit, encourage or facilitate any company takeover proposals or enter into any agreement, negotiations or discussions with any person or entity concerning any company takeover proposals, or furnish any information to any person or entity proposing or seeking to make a company takeover proposal. However, the merger agreement provides that before receipt of shareholder approval of the merger agreement, STC may furnish such information pursuant to a confidentiality agreement no less restrictive than the confidentiality agreement between Wintrust and STC and engage in such negotiations or discussions in response to a proposal that was not solicited by STC in violation of the merger agreement, if required by the fiduciary obligations of the board of directors and if the board determines in good faith and after consultation with outside counsel and STC’s independent financial advisor that the proposal constitutes a bona fide proposal to acquire 80% or more of the consolidated assets, revenues or net income of STC or 80% or more of the outstanding stock of STC, is more favorable to STC’s shareholders and is reasonably expected to be completed, which we refer to as a superior company proposal. STC is required to notify Wintrust of such action and concurrently provide to Wintrust copies of all nonpublic information made to such third party. STC is also required to notify Wintrust of any acquisition offer or proposal by another person or entity and to provide any written materials related thereto.

The board of directors of STC is not permitted to adversely modify its recommendation that STC’s shareholders approve the merger agreement. However, if the board of directors of STC determines that it is necessary to pursue a superior company proposal in order to act in a manner consistent with its fiduciary duties, the board may withdraw, modify or otherwise change the board’s recommendation with respect to the merger and the merger agreement, but only if shareholder approval of the merger agreement has not yet been received. The STC board of directors may not terminate the merger agreement for a superior company proposal unless it has first notified Wintrust and otherwise negotiated with Wintrust so that the merger may be consummated.

If Wintrust terminates the merger agreement because STC breaches its covenant not to solicit a company takeover proposal from a third party, adversely modifies its recommendation to shareholders or fails to reaffirm its recommendation, or if Wintrust or STC terminates the merger agreement because STC enters into a definitive agreement related to a superior company proposal or under certain other circumstances after a person makes a company takeover proposal that is publicly disclosed before the shareholders’ meeting, and, in each case, STC consummates an company takeover proposal within 18 months, STC will pay to Wintrust a termination fee equal to $2,000,000 plus up to $250,000 in out-of-pocket expenses and costs. See “—Termination fee” below.

Representations and warranties

The merger agreement contains representations and warranties made by STC, Wintrust and Merger Co. These include, among other things, representations relating to:

•                                          valid corporate organization and existence;

•                                          corporate power and authority to enter into the merger and the merger agreement;

•                                          capitalization;

•                                          financial statements;

•                                          certain tax matters;

•                                          absence of material adverse changes;

•                                          absence of undisclosed investigations and litigation;

•                                          compliance with laws and regulations;

•                                          third party consents and approvals;

•                                          filing of necessary reports with regulatory authorities;

•                                          broker/finder fees;

•                                          the accuracy of information supplied for inclusion in the registration statement;

•                                          absence of omissions in the representations and warranties contained in the merger agreement; and

•                                          absence of any breach of organizational documents, law or other agreements as a result of the merger.

Wintrust and Merger Co. also represent and warrant to STC in the merger agreement regarding compliance with SEC filing requirements.

STC makes additional representations and warranties to Wintrust in the merger agreement relating to, among other things:

•                                          organizational documents, minutes and stock records;

•                                          real property, personal property and other material assets;

•                                          insurance matters;

•                                          employee matters and employee benefits;

•                                          environmental matters;

•                                          ownership of its subsidiaries, including STC Bank and CRE Real Estate, LLC;

•                                          compliance with, absence of default under and information regarding material contracts;

•                                          loans and its allowance for loan losses;

•                                          investment securities;

•                                          compliance with the Community Reinvestment Act;

•                                          conduct of business and maintenance of business relationships;

•                                          technology and intellectual property;

•                                          absence of “excess parachute payments” resulting from the transactions contemplated in the merger agreement;

•                                          absence of undisclosed liabilities;

•                                          receipt of the fairness opinion of D.A. Davidson; and

•                                          conflicts of interest and affiliate transactions.

Conditions to completion of the merger

Closing Conditions for the Benefit of Wintrust. Wintrust’s obligations are subject to fulfillment of certain conditions, including:

•                                          accuracy of representations and warranties of STC in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•                                          performance by STC in all material respects of its agreements under the merger agreement;

•                                          receipt of a certificate from a senior executive officer of STC certifying the accuracy of representations and warranties of STC as of the closing date, and a certificate from the secretary of STC certifying to the accuracy of the Company’s organizational documents and resolutions authorizing the merger agreement and incumbency matters;

•                                          receipt of all necessary regulatory approvals;

•                                          adoption of the merger agreement at the special meeting by the holders of at least a majority of the outstanding shares of STC common stock entitled to vote;

•                                          execution and delivery of articles of merger suitable for filing with the IL SOS;

•                                          not greater than 5% of the outstanding shares of STC common stock constituting or being eligible to dissent;

•                                          no threatened or pending litigation seeking to enjoin the transactions contemplated by the merger agreement or seeking other relief that Wintrust reasonably believes, subject to certain conditions, would make it inadvisable to consummate the merger or would have a material adverse effect on STC or STC Bank;

•                                          no temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger;

•                                          receipt of an opinion from STC’s special counsel regarding the valid existence and the valid issuance of the capital stock of STC, its authority to enter into the merger agreement and the due execution and delivery of the merger agreement by STC, among other things;

•                                          the entry into employment or retention agreements by certain individuals;

•                                          no material adverse change in STC since June 5, 2019, the date the merger agreement was signed;

•                                          receipt of a consolidated balance sheet of STC, adjusted to reflect certain adjustments, specifications and charges, as set forth in the merger agreement;

•                                          adjustment of the merger consideration, as applicable, as set forth in “—Consideration to be received in the merger—Adjustment to Merger Consideration”;

•                                          receipt of all other necessary consents, permissions and approvals, which the failure to obtain would have a material adverse effect with respect to STC’s or Wintrust’s rights under the merger agreement;

•                                          the registration statement having been declared effective by the SEC and continuing to be effective as of the closing date;

•                                          approval of the listing of the shares of Wintrust common stock issuable pursuant to the merger agreement on Nasdaq; and

•                                          the receipt of all other documents, certificates or instruments as may be requested evidencing STC’s compliance with the merger agreement.

Closing Conditions for the Benefit of STC. STC’s obligations are subject to fulfillment of certain conditions, including:

•                                          accuracy of representations and warranties of Wintrust and Merger Co. in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•                                          performance by Wintrust in all material respects of its agreements under the merger agreement;

•                                          receipt of a certificate from a senior executive officer of Wintrust certifying the accuracy of representations and warranties of Wintrust, and a certificate from a senior executive officer of Merger Co. certifying to the accuracy of the Merger Co.’s organizational documents and resolutions authorizing the merger agreement and incumbency matters;

•                                          receipt of all necessary regulatory approvals;

•                                          execution and delivery of the articles of merger suitable for filing with the IL SOS;

•                                          no temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger;

•                                          receipt of an opinion from Wintrust’s special counsel regarding the valid existence of Wintrust and Merger Co., their authority to enter into the merger agreement and due execution and delivery of the merger agreement by Wintrust and Merger Co., among other things;

•                                          receipt of a tax opinion from STC’s special counsel that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code;

•                                          no material adverse change in Wintrust since June 5, 2019, the date the merger agreement was signed;

•                                          the registration statement having been declared effective by the SEC and continuing to be effective as of the closing date;

•                                          approval of the listing of the shares of Wintrust common stock issuable pursuant to the merger agreement on Nasdaq;

•                                          the execution and delivery of an assignment agreement by STC Bank, the litigation entity, Merger Co. and Wintrust relating to the assignment to the shareholders’ representative of all rights and obligations related to certain customer litigation; and

•                                          the receipt of all other documents, certificates or instruments as may be requested evidencing Wintrust’s compliance with the merger agreement.

Termination

By written agreement, Wintrust and STC may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either Wintrust or STC may also terminate the merger agreement as follows:

•                                          the merger is not completed (other than through the failure of any party seeking to terminate the agreement to comply fully with its material obligations under the merger agreement) by February 29, 2020 or such later date agreed to by the parties; provided, that the termination date will be extended to May 31, 2020 if the sole impediment to closing is due to delay in receiving regulatory approval from the Federal Reserve;

•                                          the other party materially breached any of its representations, warranties or covenants that resulted in a failure of any condition under the merger agreement required to be met by it to be satisfied prior to the closing date and such breach is not cured within a specified period of time, or if it becomes impossible for the other party to satisfy a condition and its inability to satisfy the condition was not caused by the non-breaching party’s failure to meet any of its obligations under the merger agreement and, in each case, such non-breaching party has not waived such condition;

•                                          shareholder approval of the merger agreement and the transactions contemplated therein is not obtained; or

•                                          STC enters into a definitive agreement related to a superior company proposal, as defined above in “—No solicitation of or discussions relating to a company takeover proposal.”

Wintrust may also terminate if the board of directors of STC adversely modifies its recommendation of approval of the merger agreement to STC’s shareholders, fails to reaffirm such recommendation of approval within ten days of Wintrust’s request to do so, or recommends an alternative company takeover proposal, as defined above in “—No solicitation of or discussions relating to a company takeover proposal.” In addition, Wintrust may terminate if a legal restraint, injunction or order prevents the enforcement of certain provisions relating to termination fees and exclusivity.

Any termination of the merger agreement will not affect any rights accrued prior to such termination, except as otherwise provided in the merger agreement.

Termination fee

Termination Fees Payable by STC. STC has agreed to pay Wintrust a termination fee of $2,000,000 plus up to $250,000 in out-of-pocket expenses and costs if the merger agreement is terminated under the following circumstances and within 18 months of such termination STC consummates the transactions contemplated by another company takeover proposal:

•                                          Wintrust terminates the merger agreement because STC breaches its covenant not to solicit a company takeover proposal from a third party and such breach cannot be cured within a certain time period;

•                                          Wintrust or STC terminates the merger agreement because STC enters into a definitive agreement related to a superior company proposal;

•                                          Wintrust terminates the merger agreement because STC’s board of directors adversely modifies its recommendation that STC’s shareholders approve the merger agreement, fails to reaffirm such recommendation upon Wintrust’s request or recommends an alternative company takeover proposal; or

•                                          any person or entity makes a company takeover proposal that is publicly disclosed before the shareholders’ meeting and thereafter, the merger agreement is terminated (a) by STC because the closing has not occurred by February 29, 2020 or such later date agreed to by the parties (or May 31, 2020, if the sole impediment to closing is due to delay in receiving regulatory approval from the Federal Reserve); (b) by Wintrust because STC has breached any of its representations, warranties, covenants, obligations or other agreements in the merger agreement such that a condition to closing is not satisfied and such breach cannot be cured within a certain time period, or because a condition to Wintrust’s obligations becomes impossible for STC to satisfy and, in each case, Wintrust has not waived such condition; (c) by either party because shareholder approval of the merger agreement was not obtained.

STC has agreed to pay to Wintrust a termination fee of $1,000,000 inclusive of any out-of-pocket expenses and costs if the merger agreement is terminated by Wintrust because STC committed a material breach of its material obligations under the merger agreement and such breach is not the result of Wintrust’s failure to comply or perform in all material respects with any of its material obligations under the merger agreement.

If the merger agreement is terminated in other circumstances due to failure to obtain shareholder approval of the merger agreement, STC has agreed to reimburse Wintrust for up to $250,000 in out-of-pocket costs and expenses.

Termination Fees Payable by Wintrust. Wintrust has agreed to pay to STC a termination fee of $1,000,000 inclusive of any out-of-pocket expenses and costs if the merger agreement is terminated by STC because Wintrust committed a material breach of its material obligations under the merger agreement and such breach is not the result of STC or STC Bank’s failure to comply or perform in all material respects with any of its material obligations under the merger agreement.

Management of Wintrust and the surviving company after the merger

After the merger, the Wintrust board of directors will remain the same and the Merger Co. board of managers will continue to serve as the managers of the surviving company.

Employee benefit matters

Pursuant to the merger agreement, former full-time employees of STC and STC Bank who became employed by Wintrust will be eligible to participate in employee benefit plans that Wintrust sponsors or maintains at the effective time of the merger on the same terms and conditions as all other similarly-situated U.S. employees of Wintrust and its subsidiaries. To the extent such employees participate in any Wintrust benefit plans, such employees will be given credit for amounts paid under a corresponding STC or STC Bank benefit plan during the plan year in which the closing of the merger occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Wintrust benefit plan for the plan year in which the closing of the merger occurs. For purposes of determining eligibility to participate in and, where applicable, vesting under Wintrust’s applicable retirement savings plan and employee stock purchase plan, Wintrust’s short-term disability plans and vacation policy, each former employee of STC or STC Bank will receive past service credit for his or her prior employment with STC or STC Bank as if each such employee had then been employed by Wintrust. Wintrust reserves the right to amend or terminate these plans and arrangements in accordance with the terms of such plans and arrangements and applicable laws.

Expenses

All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses. As more fully described above under “—Termination fee,” Wintrust and STC have also agreed to reimburse each other for certain expenses incurred not exceeding $250,000 in the event the merger is terminated prior to the closing date for certain specified reasons.

Nasdaq stock listing

Wintrust common stock currently is listed on Nasdaq under the symbol “WTFC.” The shares to be issued to STC’s shareholders as merger consideration also will be eligible for trading on Nasdaq.

Amendment

The merger agreement may be amended by the parties before or after receipt of shareholder approval of the merger agreement, provided that any amendment made after such receipt that requires shareholder approval is so approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF STC

The following table shows, as of June 15, 2019, the beneficial ownership of STC common stock of each person who beneficially owns more than 5% of STC’s outstanding common stock, each STC director, of each of the executive officers of STC and all of STC’s directors and officers as a group. Except as otherwise noted in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth. Except as indicated in the footnotes to the table below, the business address of the persons listed below is c/o STC Bancshares Corp., 460 S. 1st Street, St. Charles, Illinois 60174.

Name	Common Stock directly, indirectly or beneficially owned as of June 15, 2019	Percent of Outstanding
Directors and Executive Officers
Anthony V. Sisto(1)	36,975	8.2%
Christopher Woelffer(2)	17,107	3.7%
Eduardo E. Greco(3)	14,067	3.1%
Edward N. Levato Sr.(4)	35,628	7.9%
Keith Kotche(5)	28,428	6.3%
Gregory Licht(6)	10,510	2.3%
James D. Parrilli Jr.(7)	14,795	3.3%
Thomas B. Spoden(8)	8,414	1.8%
Charles S. Wolande(9)	43,629	9.7%
W. Philip Wilmington(10)	24,510	5.4%
James Weitl(11)	6,495	1.4%
All directors and executive officers as a group (11 persons)	240,558	50.2%
Other Significant Shareholders
Philip E. or Victoria K. Corcoran 423 S. 2nd Street, St. Charles, Illinois 60174	30,000	6.7%

*                 Indicates that the individual or entity owns less than one percent of STC’s common stock.

(1)         Includes 2,185 shares underlying options exercisable within 60 days of June 15, 2019.

(2)         Includes 12,107 shares underlying options exercisable within 60 days of June 15, 2019.

(3)         Includes 510 shares underlying options exercisable within 60 days of June 15, 2019.

(4)         Includes 510 shares underlying options exercisable within 60 days of June 15, 2019.  Includes shares over which Mr. Levato shares investment and voting power.  Includes 2,000 shares over which Mr. Levato’s spouse has investment and voting power and over which Mr. Levato disclaims beneficial ownership.

(5)         Includes 510 shares underlying options exercisable within 60 days of June 15, 2019.  Includes shares over which Mr. Kotche shares investment and voting power.

(6)         Includes 510 shares underlying options exercisable within 60 days of June 15, 2019.

(7)         Includes 510 shares underlying options exercisable within 60 days of June 15, 2019.

(8)         Includes 7,185 shares underlying options exercisable within 60 days of June 15, 2019.

(9)         Includes 510 shares underlying options exercisable within 60 days of June 15, 2019.

(10)  Includes 510 shares underlying options exercisable within 60 days of June 15, 2019.Includes shares over which Mr. Wilmington shares investment and voting power.

(11)  Includes 4,495 shares underlying options exercisable within 60 days of June 15, 2019.

The information presented in the table is based on information furnished by the specified persons and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Securities Exchange Act, as required for purposes of this proxy statement/prospectus. Briefly stated, under that Rule shares are deemed to be beneficially owned by any person or group having the power to vote or direct the vote of, or the power to dispose or direct the disposition of, such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Beneficial ownership for the purposes of this proxy statement/prospectus is not necessarily to be construed as an admission of beneficial ownership for other purposes.

COMPARISON OF RIGHTS OF WINTRUST SHAREHOLDERS AND STC SHAREHOLDERS

General

As a shareholder of STC, your rights are governed by STC’s articles of incorporation and its by-laws, each as currently in effect. Upon completion of the merger, the rights of STC shareholders who receive shares of Wintrust common stock in exchange for their shares of STC common stock and become shareholders of Wintrust will be governed by Wintrust’s amended and restated articles of incorporation and amended and restated by-laws, as well as the rules and regulations applying to public companies. Wintrust and STC are both incorporated in Illinois and are subject to the IBCA.

The following discussion summarizes material similarities and differences between the rights of STC shareholders and Wintrust shareholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the IBCA and Wintrust’s and STC’s respective articles of incorporation and by-laws.

	Wintrust Shareholder Rights	STC Shareholder Rights

Authorized Capital Stock:

Wintrust is authorized to issue 100 million shares of common stock, no par value per share, and 20 million shares of preferred stock, no par value per share, which we refer to as Wintrust preferred stock. Of the 20 million shares of Wintrust preferred stock, five million have been designated as “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D,” which we refer to as Wintrust Series D preferred.

On March 31, 2019, Wintrust had 56,638,968 shares of common stock outstanding and 5,000,000 shares of Wintrust Series D preferred outstanding. Further issuance of shares of Wintrust’s preferred stock could affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by Wintrust’s board of directors.

STC is authorized to issue two million shares of common stock, par value $0.01 per share. On June 30, 2019, STC had 449,229 shares of common stock outstanding, and no shares held in treasury.

Dividends:

Subject to any rights to receive dividends to which holders of Wintrust preferred stock may be entitled, Wintrust may pay dividends if, as and when declared payable from time to time by its board of directors from any funds legally available therefor.

STC may pay dividends as may be declared from time to time by its board of directors in the manner and upon the terms and conditions provided by law and its articles.

	Wintrust Shareholder Rights	STC Shareholder Rights

Voting Securities Held by the Corporation

Wintrust’s by-laws provide that voting securities belonging to the corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares at any given time.

STC’s by-laws provide that voting securities held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares entitled to vote at any given time. The president or vice president has full power and authority to attend, act, vote and consent on behalf of the corporation at any meetings of security holders of corporations in which the corporation may hold securities.

Number of Directors, Classification:

The Wintrust board of directors currently consists of twelve (12) members. Wintrust’s by-laws provide, however, that the number may be increased or decreased (provided the number is never less than nine (9)) by an amendment of the by-laws by the shareholders, or by a resolution adopted by the majority of the board of directors.

Wintrust’s board of directors consists of a single class of directors.

The STC board of directors currently consists of ten (10) members. STC’s articles of incorporation and by-laws provide that the number of directors must be a minimum of ten (10) and a maximum of fifteen (15). The number may be increased or decreased within this range by a resolution adopted by 75% of the board of directors.

STC’s board of directors is divided into three classes, with each class consisting of approximately one-third of the total number of directors. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of shareholders.

	Wintrust Shareholder Rights	STC Shareholder Rights

Election of Directors; Vacancies:

Each Wintrust shareholder is entitled to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected. The IBCA requires that directors be elected by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon.

The Wintrust by-laws provide that no cumulative voting is permitted.

Wintrust’s by-laws provide that any vacancy on the board of directors may be filled at an annual meeting or special meeting of the shareholders called for such purpose, or if such vacancy arises between meetings of shareholders, by a majority vote of the board of directors then in office.

Each holder of STC common stock is entitled to one vote in respect of each share of stock. The IBCA requires that directors be elected by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon.

The STC articles of incorporation and by-laws provide that no cumulative voting is permitted.

STC’s by-laws provide that any vacancy on the board of directors between meetings of shareholders by reason of an increase in the number of directors or otherwise may be filled by director or shareholder action. STC’s articles of incorporation and by-laws provide that any vacancy for any reason, including any directorships arising from any increase in the number of directors, may be filled by the board, acting by 75% of the directors then in office, although less than a quorum.

Removal of Directors:	A Wintrust director may be removed at a shareholders’ meeting, with or without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote.

A STC director may be removed, only for cause, at a meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors, provided that the notice of such meeting states that a purpose of the meeting is to vote upon the removal of such director. Cause exists only if the director has been convicted of a felony or has been adjudged in a final, non-appealable order to be liable for gross negligence or willful misconduct in the performance of such director’s duty to the corporation.

A director elected by a class or series of shares may be removed only by the shareholders of that class or series.

Call of Special Meeting of Directors:	Wintrust’s by-laws provide that a special meeting of the board of directors may be called by or at the request of the chairman of the	STC’s by-laws provide that a special meeting of the board of directors may be called by or at the request of the chairman of the

	Wintrust Shareholder Rights	STC Shareholder Rights

	board, president or a majority of then-acting directors.	board, the president or a majority of the then-acting directors.

Limitation on Director Liability:

Wintrust’s articles of incorporation provide that no director will be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty except for liability:

•                  for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•                  for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  under Section 8.65 of the IBCA (which creates liability for unlawful distributions to shareholders), as it exists or hereafter may be amended; or

•                  for any transaction from which the director derived an improper personal benefit.

STC’s articles of incorporation and by-laws provide that, to the fullest extent permitted by the IBCA, no director will be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty. Under the IBCA, a corporation may not limit directors’ liability:

•                  for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•                  for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  under Section 8.65 of the IBCA (which creates liability for unlawful distributions to shareholders), as it exists or hereafter may be amended; or

•                  for any transaction from which the director derived an improper personal benefit.

Indemnification:

Wintrust’s articles of incorporation and by-laws provide that the corporation has the power to indemnify its directors, officers, employees and agents to the fullest extent authorized by the IBCA.

The by-laws provide that, to the extent a present or former director, officer or employee of the corporation (or of any subsidiary, as the case may be) has been successful on the merits or otherwise in defense of any proceeding, or in connection with any claim, issue or matter therein, the corporation shall indemnify the director or officer against expenses actually and reasonably incurred by him in connection with such

STC’s articles of incorporation and by-laws provide for indemnification of its present and former officers and directors and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise to the fullest extent authorized by the IBCA.

Under the IBCA, a corporation may indemnify present and former directors and officers against expenses, judgments, fines, and settlement amounts actually and reasonably incurred in the proceeding, provided that such person acted in good faith and in a manner he reasonably believed was in or not opposed to the

	Wintrust Shareholder Rights	STC Shareholder Rights

proceeding to the extent he was a party as a result of being a director, officer or employee, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The board may indemnify agents of the corporation in this context.

Wintrust has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers, which we refer to as the indemnification agreements, which implement with more specificity the indemnification provisions provided by Wintrust’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, Wintrust will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of Wintrust, as the case may be. The indemnification agreements also contain detailed provisions concerning expense advancement and reimbursement. The indemnification agreements are in addition to any other rights each non-employee director or officer may be entitled to under Wintrust’s articles of incorporation, by-laws and applicable law.

corporation’s best interests, and in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent that a present or former director or officer been successful, on the merits or otherwise, in the defense of any proceeding or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

Call of Special Meetings of Shareholders:

Wintrust’s by-laws provide that a special meeting of the shareholders may be called by the board of directors, the president or the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called, for the purpose(s) stated in the call of the meeting.

Written notice stating the place, date, hour and purpose(s) of the special meeting must be delivered, either personally or by mail, not less than ten (10) nor more than

STC’s by-laws provide that a special meeting of the shareholders may be called by the chairman of the board of directors, the president, the board of directors or the holders of not less than one-fifth of all the outstanding shares of the corporation entitled to vote on the matter for which the meeting is called, upon notice by such holders to the secretary of the corporation. The request for a special meeting shall state the purpose(s) of the meeting.

Written notice stating the place, date, hour and purpose(s) of the

	Wintrust Shareholder Rights	STC Shareholder Rights

	sixty (60) days before the date of the meeting.	special meeting must be delivered, either personally or by mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Quorum of Shareholders:	Wintrust’s by-laws provide that a majority of the votes of shares entitled to vote on a matter, present in person or represented by proxy, constitutes a quorum at any meeting of shareholders.

STC’s by-laws provide that a majority of the outstanding shares entitled to vote on a matter, present in person or represented by proxy, constitutes a quorum for consideration of such matter at any meeting of shareholders, provided that a quorum shall not consist of less than one-third of the outstanding shares entitled to vote.

Advance Notice Regarding Shareholders Proposals (other than Nomination of Candidates for Election to the Board of Directors):

Wintrust’s by-laws provide that for a shareholder to properly bring business before an annual or special meeting of shareholders, written notice of such shareholder’s intent to make such proposal(s) must be given by personal delivery or U.S. mail postage prepaid and received by the secretary of the corporation no later than the following dates: (i) with respect to an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made); and (ii) with respect to any special meeting of shareholders, the close of business on the 10th day following the date of public disclosure of the date of such meeting.

A shareholder’s notice to the secretary shall set forth as to each item of business the shareholder proposes to bring before such

STC’s by-laws provide that for a shareholder to properly bring business before an annual meeting of shareholders, a written statement of such new business must be filed with the secretary of the corporation on or before 60 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting. Any shareholder proposal may be discussed and considered at the annual meeting, but unless such proposal was filed in accordance with the advance notice procedures, such proposal may only be voted upon at a meeting held at least 30 days after the annual meeting at which it is presented. No other shareholder proposal may be acted upon at the annual meeting.

Wintrust Shareholder Rights	STC Shareholder Rights

meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting; (b) the name and record address of the shareholder who proposes such business; (c) the number and class of shares of stock of the corporation beneficially owned by such shareholder; (d) whether and the extent to which any derivative instrument, hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made the effect or intent of any of which is to increase or decrease economic interest in the corporation’s stock or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder with respect to the corporation’s stock (which information shall be updated by such shareholder as of the record date for the meeting, such update to be provided not later than 10 days after the record date for the meeting); (e) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the item of business proposed to be brought before the meeting; (f) a description of all arrangements or understandings between the shareholder and any other person(s) pursuant to which the proposal or proposals are to be made by the shareholder and any material interest of the shareholder in the business being proposed; and (g) all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to any such item of business or nomination, such shareholder were a participant in a solicitation subject to Section 14 of the Securities Exchange Act.

	Wintrust Shareholder Rights	STC Shareholder Rights

Advance Notice Regarding Shareholders Nomination of Candidates for Election to the Board of Directors:

Wintrust’s by-laws provide that nominations of persons for election to the board of directors may be made at an annual or special meeting of shareholders by a shareholder of Wintrust.

For nominations for election to the board of directors of Wintrust to be properly brought before an annual or special meeting, written notice of such shareholder’s intent to make such proposal(s) must be given by personal delivery or U.S. mail postage prepaid and received by the secretary of the corporation no later than the following dates: (i) with respect to an election to be held at an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made); and (ii) with respect to an election to be held at any special meeting of shareholders called for the purpose of electing directors, the close of business on the 10th day following the date of public disclosure of the date of such meeting.

A shareholder’s notice to the secretary shall set forth each item described above under “Advance Notice Regarding Shareholders Proposals (other than Nomination of Candidates for Election to the Board of Directors)” as well as (a) the nominee’s name, age, principal occupation and employment, business and residence addresses and qualifications, (b) a description of all arrangements or

STC’s by-laws provide that nominations of person for election to the board of directors at any meeting of shareholders may be made by any shareholder of record entitled to vote at such meeting.

For nominations for election to the board of directors of STC to be properly brought before an annual meeting, written notice must be delivered to, or mailed to and received by, the secretary of the corporation, for an annual meeting, not less than 90 days nor more than 120 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting, and for a special meeting, not less than 90 days nor more than 120 days in advance of the date (month and day) of the special meeting, regardless of any postponement or adjournments of that meeting to a later date.

A shareholder’s notice to the secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the corporation’s stock which are beneficially owned by such person on the date of such shareholder notice; and (iv) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Securities Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Securities Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether such person is subject to the provisions of such regulations, including, but not limited to,

	Wintrust Shareholder Rights	STC Shareholder Rights

understandings between the shareholder and each nominee of the shareholder and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder and (c) the consent of each nominee to be named in any proxy statement and to serve as a director of Wintrust if so elected.

information required to be disclosed by Items 4(b) and 6 of Schedule 14A of Regulation 14A with the SEC; and (b) as to the shareholder giving the notice: (i) the name and address, as they appear on the corporation’s books, of such shareholder and the name and principal business or residential address of any other beneficial shareholders known by such shareholder to support such nominees; and (ii) the class and number of shares of the corporation’s stock which are beneficially owned by such shareholder on the date of such shareholder notice and the number of shares owned beneficially by any other record or beneficial shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice.

Shareholder Action by Written Consent:

Wintrust’s articles of incorporation and by-laws provide that its shareholders are not permitted to act by written consent. Any action required or permitted to be taken at a meeting of the shareholders must be effected at a duly called annual or special meeting.

STC’s by-laws provide that any action which may or is required to be taken at a meeting of the shareholders may be taken without a meeting if a written consent setting forth the action is signed by: (a) the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting, if five days’ prior notice of the proposed action is given in writing to all of the shareholders entitled to vote with respect to the subject matter thereof; or (b) by all of the shareholders entitled to vote with respect to the subject matter thereof. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given in writing to those shareholders who have not consented in writing.

	Wintrust Shareholder Rights	STC Shareholder Rights

Appointment and Removal of Officers:

Wintrust’s by-laws provide that the officers shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the shareholders. Each officer will hold office until his successor is duly elected and qualified or until his prior death, resignation or removal.

Any officer may be removed by the board of directors whenever in its judgment the best interests of the corporation will be served thereby.

STC’s by-laws provide that the officers shall be elected annually by the board of directors at its annual meeting or as soon thereafter as conveniently may be. Each officer will hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation or removal.

Any officer may be removed by the board of directors whenever in its judgment the best interests of the corporation will be served thereby.

Required Vote for Certain Transactions:

The Wintrust articles of incorporation do not specifically discuss the required vote for transactions involving merger, consolidation, or sale, lease or exchange of all or substantially all of the property or assets of the corporation. But the applicable IBCA provisions state that such a transaction must be approved by two-thirds of the outstanding shares of stock entitled to vote on the matter. The corporation may, however, without approval by a vote of shareholders, merge into itself any corporation of which at least ninety percent (90%) of the outstanding shares of each class is owned by the corporation.

Any merger, consolidation, or sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation and its subsidiaries shall require the affirmative vote of the holders of at least 75% of all outstanding stock entitled to vote thereon. The approval of only a majority of all outstanding stock entitled to vote on the matter, however, is sufficient if the transaction has been approved by at least 75% of the board of directors, the transaction is a merger or consolidation with another corporation of which a majority of the outstanding shares of all classes of stock is owned by the corporation, or the transaction is a merger that does not require shareholder approval under the IBCA.

	Wintrust Shareholder Rights	STC Shareholder Rights

Amendment to Charter and By laws:

An amendment to the articles of incorporation that relates to certain provisions, including, the prohibition of cumulative voting, shareholder purchase rights, the prohibition of shareholder action by written consent, director liability, indemnification and insurance, number, tenure and qualification of directors or the amendment process, must be approved by the affirmative vote of the holders of eighty-five percent (85%) or more of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Otherwise, as provided by the IBCA, the articles of incorporation may be amended by the affirmative vote of at least two-thirds of the shares entitled to vote on the proposal after the board of directors has passed a resolution by majority vote setting forth the proposed amendment and directing that it be submitted to a vote at a shareholders’ meeting.

The power to make, alter, amend or repeal the by-laws of the corporation is vested in the shareholders or the board of directors by a resolution adopted by a majority of the board of directors.

An amendment to or repeal of the articles of incorporation requires the affirmative vote of 75% of all outstanding stock of the corporation entitled to vote on the matter, unless the amendment or repeal has been adopted by at least 75% of the board of directors, in which case the affirmative vote of at least a majority of all outstanding stock entitled to vote on the matter is required.

STC’s by-laws may be altered, amended or repealed and new bylaws may be adopted by a majority vote of the directors present at any meeting of the board or by the affirmative vote of the holders of a majority of the shares entitled to vote thereon represented in person or by proxy at any annual or special meeting of the shareholders.

Certain anti-takeover effects of Wintrust’s articles and by-laws and Illinois law and federal law

Certain provisions of Wintrust’s articles of incorporation, by-laws, Illinois law and certain applicable banking regulations may have the effect of impeding the acquisition of control of Wintrust by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by Wintrust’s board of directors.

These provisions may have the effect of discouraging a future takeover attempt which is not approved by Wintrust’s board of directors but which individual Wintrust shareholders may deem to be in their best interests or in which Wintrust shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Wintrust’s current board of directors or management more difficult.

These provisions of Wintrust’s articles of incorporation and by-laws include the following:

•                                          Wintrust’s board of directors may issue additional authorized shares of Wintrust’s capital stock to deter future attempts to gain control of Wintrust, including the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, Wintrust’s board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

•                                          Wintrust’s articles of incorporation and by-laws do not provide for cumulative voting for any purpose, and also provide that any action required or permitted to be taken by shareholders may be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting;

•                                          Wintrust’s by-laws require at least one-fifth of all the outstanding shares entitled to vote on the matter for which the special meeting is called to call a special meeting of the shareholders, which may limit any potential takeover action to the annual meeting;

•                                          Wintrust’s by-laws establish advance notice procedures with respect to shareholder proposals and shareholder nominations for election of directors;

•                                          Wintrust’s articles of incorporation expressly elect to be governed by the provisions of Section 7.85 of the IBCA. Section 7.85 prohibits a publicly held Illinois corporation from engaging in a business combination with an interested shareholder unless, in addition to any affirmative vote required by law or the articles of incorporation of the company, the proposed business combination:

•                                          receives the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors voting together as a single class (the “voting shares”), and the affirmative vote of a majority of the voting shares held by disinterested shareholders;

•                                          is approved by at least two-thirds of the disinterested directors; or

•                                          provides for consideration offered to all holders of common shares that meets certain fair price standards and satisfies certain procedural requirements.

Such fair price standards require that the offered consideration per share be equal to or greater than the higher of:

•                                          the highest per share price paid by the interested shareholder during the two-year period immediately prior to the first public announcement of the proposed business combination or in the transaction by which the interested shareholder became an interested shareholder, whichever is higher; and

•                                          the fair market value per share of common stock on the first trading date after the first public announcement of the proposed business combination or on the first trading date after the date of the first public announcement that the interested shareholder became an interested shareholder.

For purposes of Section 7.85, disinterested director means any member of the board of directors of the corporation who:

•                                          is neither the interested shareholder nor an affiliate or associate of the interested shareholder;

•                                          was a member of the board of directors prior to the time that the interested shareholder became an interested shareholder or was a director of the corporation before January 1, 1997, or was recommended to succeed a disinterested director by a majority of the disinterested directors then in office; and

•                                          was not nominated for election as a director by the interested shareholder or any affiliate or associate of the interested shareholder.

•                                          the amendment of Wintrust’s articles of incorporation must be approved by a majority vote of the board of directors and also by a two-thirds vote of the shares entitled to vote on such amendment, provided, however, that an affirmative vote of at least 85% of the outstanding voting stock entitled to vote generally in the election of directors is required to amend or repeal certain provisions of the articles of incorporation, including provisions (a) prohibiting cumulative voting rights, (b) relating to shareholder purchase rights, (c) limiting the shareholders’ ability to act by written consent, (d) regarding indemnification of directors and officers by Wintrust and limitation of liability for directors, (e) regarding the minimum number, tenure and qualification of directors and (f) regarding amendment of the foregoing supermajority provisions of Wintrust’s articles of incorporation. Wintrust’s by-laws may be amended by the shareholders or the board of directors through a resolution adopted by a majority of the board of directors.

The provisions described above are intended to reduce Wintrust’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of Wintrust’s board of directors.

The ability of a third party to acquire Wintrust is also limited under applicable banking regulations. The Bank Holding Company Act of 1956, or the Bank Holding Company Act, requires any “bank holding company” (as defined in that Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of Wintrust’s outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of Wintrust’s outstanding common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of Wintrust’s outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act. For purposes of calculating ownership thresholds under these banking regulations, bank regulators would likely at least take the position that the minimum number of shares, and could take the position that the maximum number of shares, of Wintrust common stock that a holder is entitled to receive pursuant to securities convertible into or settled in Wintrust common stock, including pursuant to Wintrust’s warrants to purchase Wintrust common stock held by such holder, must be taken into account in calculating a shareholder’s aggregate holdings of Wintrust common stock.

Certain anti-takeover effects of STC’s articles and by-laws and Illinois law and federal law

Certain provisions of STC’s articles of incorporation, by-laws, Illinois law and certain applicable banking regulations may have the effect of impeding the acquisition of control of STC by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by STC’s board of directors.

These provisions may have the effect of discouraging a future takeover attempt which is not approved by STC’s board of directors but which individual STC shareholders may deem to be in their best interests or in which STC shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of STC’s current board of directors or management more difficult.

These provisions of STC’s articles of incorporation and by-laws include the following:

•                                          75% of STC’s board of directors may issue additional authorized shares of STC’s capital stock to deter future attempts to gain control of STC;

•                                          STC’s articles of incorporation and by-laws do not provide for cumulative voting for any purpose;

•                                          STC’s by-laws provide that the board of directors consists of three classes of directors, each serving for a three-year term ending in a successive year. This provision may make it more difficult to effect a takeover of STC because an acquiring party would generally need two annual meetings of shareholders to elect a majority of the board of directors. As a result, a classified board of directors may discourage proxy contests for the election of directors or purchasers of a substantial block of stock by preventing such a shareholder or purchaser from obtaining control of the board of directors in a relatively short period of time;

•                                          STC’s by-laws establish advance notice procedures with respect to shareholder proposals and shareholder nominations for election of directors;

•                                          directors may be removed only for cause, which is deemed to exist only if such director has been convicted of a felony or adjudged to be liable for gross negligence or willful misconduct in the performance of duty to the corporation;

•                                          the amendment of STC’s articles of incorporation, any merger, consolidation or sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation and its subsidiaries must be approved by at least 75% of all outstanding stock of the corporation entitled to vote on such matter, unless the matter has been approved by at least 75% of the board of directors, in which case the approval of at least a majority of all outstanding stock of the corporation entitled to vote thereon is required; and

•                                          STC’s by-laws may be amended by a majority of the shares represented at an annual or special meeting entitled to vote on the amendment or by a majority of directors present at any meeting of the board of directors.

The provisions described above are intended to reduce STC’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of STC’s board of directors.

As with Wintrust, the ability of a third party to acquire STC is also limited under the same banking regulations described in the last paragraph of “—Certain anti-takeover effects of Wintrust’s articles and by-laws and Illinois law and federal law” above.

DESCRIPTION OF WINTRUST CAPITAL STOCK

The following description of the capital stock of Wintrust does not purport to be complete and is qualified, in all respects, to applicable Illinois law and provisions of Wintrust’s amended and restated articles of incorporation, as amended, and Wintrust’s amended and restated by-laws. Wintrust’s amended and restated articles of incorporation and Wintrust’s amended and restated by-laws are incorporated by reference and will be sent to shareholders of Wintrust and STC upon request. See “Where You Can Find More Information” on page 87.

Authorized capital stock

Under its amended and restated articles of incorporation, Wintrust has the authority to issue 100 million shares of common stock, without par value, and 20 million shares of preferred stock, without par value. As of March 31, 2019 there were issued and outstanding 56,638,968 shares of Wintrust common stock and 5,000,000 shares of Wintrust Series D preferred.

Wintrust common stock

Wintrust Common Stock Outstanding. The outstanding shares of Wintrust common stock are, and the shares of Wintrust common stock issuable pursuant to the merger will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Wintrust common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Wintrust preferred stock, including the Wintrust Series D preferred and any series of preferred stock that Wintrust may designate and issue in the future.

Shares of Wintrust common stock may be certificated or uncertificated, as provided by Wintrust’s by-laws and the IBCA.

Voting Rights. Each holder of Wintrust common stock is entitled to one vote for each share held on each matter submitted to a vote at a meeting of shareholders and does not have cumulative voting rights. Accordingly, holders of a majority of the shares of Wintrust common stock entitled to vote in any election of directors of Wintrust may elect all of the directors standing for election.

Dividend Rights. The holders of Wintrust common stock are entitled to receive dividends, if and when declared payable by Wintrust’s board of directors from any funds legally available for the payment of dividends, subject to any preferential dividend rights of Wintrust’s outstanding preferred stock, including the Wintrust Series D preferred. Upon the liquidation, dissolution or winding up of Wintrust, the holders of Wintrust common stock are entitled to share pro rata in Wintrust’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock of Wintrust, including the Wintrust Series D preferred.

Preemptive Rights. Under its amended and restated articles of incorporation, the holders of Wintrust common stock have no preemptive, subscription, redemption or conversion rights.

Wintrust Series D preferred stock

Wintrust Series D Preferred Stock Outstanding.  As of the date of this proxy statement/prospectus, Wintrust had 5,000,000 shares of Wintrust Series D preferred outstanding.

Dividends. Non-cumulative cash dividends on the liquidation preference of $25 per share of the Wintrust Series D preferred are payable quarterly in arrears when, as and if declared by Wintrust’s board of directors at: (i) a rate of 6.5% per year from the date of the issuance to but excluding July 15, 2025 and (ii) a floating rate equal to the Three-Month LIBOR (as defined in the Series D Certificate of Designations) plus a spread of 4.06% per year from and including July 15, 2025. The dividend rate of such floating rate dividends will be reset quarterly. In the event that Wintrust has not declared a dividend on the Wintrust Series D preferred for the most recently completed dividend period, the ability of Wintrust to pay or declare and set aside for payment dividends, or to redeem, purchase or acquire Wintrust common stock or any other stock ranking junior to or on parity with the Wintrust Series D Preferred Stock is subject to restrictions.

Redemption. The Wintrust Series D preferred has no stated maturity date, is not subject to any mandatory redemption, sinking fund or other similar provisions and will remain outstanding unless redeemed at Wintrust’s option. Wintrust may redeem the Wintrust Series D preferred, (i) in whole or in part, from time to time, on any dividend payment date on or after July 15, 2025, or (ii) in whole but not in part, at any time within 90 days following a “regulatory capital treatment event” (as defined in the Series D Certificate of Designations), in each case at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends to, but excluding, the redemption date.

Conversion. Holders of Wintrust Series D preferred do not have any rights to convert shares of Wintrust Series D preferred into, or exchange shares of Wintrust Series D preferred for, shares of any other class of capital stock of Wintrust.

Voting Rights. Holders of Wintrust Series D preferred generally do not have any voting rights, except as required by Illinois law or as may be required by Nasdaq rules. However, Wintrust may not amend its articles of incorporation so as to materially and adversely affect the rights of the Wintrust Series D preferred, issue capital stock ranking senior to the Wintrust Series D preferred or take certain other actions without the approval of holders of at least two-thirds (2/3) of all outstanding shares of the Wintrust Series D preferred and any voting preferred stock then outstanding and entitled to vote thereon, voting together as a single class in proportion to their respective liquidation preferences. In addition, holders of the Wintrust Series D preferred, voting together as a single class in proportion to their respective liquidation preferences with holders of any and all other series of voting preferred stock then outstanding, will be entitled to elect two additional members to Wintrust’s board of directors if Wintrust has not paid dividends on the Wintrust Series D preferred for six or more quarterly dividend periods, whether or not consecutive.

Preferred stock

Blank Check Preferred Stock. Under its amended and restated articles of incorporation, the Wintrust board of directors has the authority to issue preferred stock in one or more series, to fix the number of shares in each such series and to fix for each series the designations and powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, as may be stated and expressed in the resolution or resolutions adopted by the Wintrust board of directors providing for the issuance of such series as may be permitted by the IBCA, including dividend rates, conversion rights, terms of redemption and liquidation preferences, without any further vote or action by Wintrust’s shareholders.

Exchange agent and registrar

American Stock Transfer & Trust Company, LLC is the exchange agent for the merger and the transfer agent for the Wintrust common stock.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Wintrust common stock to be issued in the merger have been passed upon by Kathleen M. Boege, Wintrust’s Executive Vice President, General Counsel and Corporate Secretary. Ms. Boege beneficially owns or has rights to acquire an aggregate of less than 1.0% of Wintrust’s common stock.

Certain matters pertaining to the federal income tax consequences of the merger have been passed upon by Barack Ferrazzano, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606.

EXPERTS

The consolidated financial statements of Wintrust Financial Corporation appearing in Wintrust Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018 and the effectiveness of Wintrust Financial Corporation’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Wintrust Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

The next annual meeting of Wintrust’s shareholders will be held in 2020. To be considered for inclusion in Wintrust’s proxy materials for that annual meeting, any shareholder proposal must have been received in writing at Wintrust’s principal office at 9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018, by December 7, 2019. All shareholder proposals submitted for inclusion in Wintrust’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

Furthermore, in order for any shareholder to properly propose any business for consideration at Wintrust’s 2020 annual meeting, including the nomination of any person for election as a director, on any matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Securities Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to Wintrust in accordance with its by-laws. Under the existing provisions of Wintrust’s by-laws, the deadline for such notice is February 23, 2020 (but not before January 24, 2020).

WHERE YOU CAN FIND MORE INFORMATION

Wintrust files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov.  Wintrust’s SEC filings are also available on its Web site at http://www.wintrust.com.

Wintrust filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Wintrust common stock to be issued to STC’s shareholders upon completion of the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Wintrust in addition to being a proxy statement of STC for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows Wintrust to incorporate by reference information into this proxy statement/prospectus. This means that Wintrust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus of any subsequent filing incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Wintrust has filed previously with the SEC and any additional filings Wintrust makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the special meeting; provided, however, that this proxy statement/prospectus does not incorporate by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC:

•	Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2018;

•

the sections of Wintrust’s Definitive Proxy Statement for the 2019 Annual Meeting of Shareholders filed with the SEC on April 5, 2019 that are incorporated by reference in Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2018;

•	Wintrust’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019;

•	Wintrust’s Current Reports on Form 8-K, filed with the SEC on January 23, February 22, April 16, May 24, May 30 and June 6, 2019; and

•

the description of Wintrust common stock, which is registered under Section 12 of the Securities Exchange Act, in Wintrust’s Form 8-A filed with the SEC on January 3, 1997, including any subsequently filed amendments and reports updating such description.

You may request, either orally or in writing, and Wintrust will provide, a copy of these filings without charge by contacting Kathleen M. Boege, Wintrust’s Corporate Secretary, at 9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018, (847) 939-9000. If you would like to request documents, please do so by      , 2019, to receive them before the special meeting.

All information concerning Wintrust and its subsidiaries has been furnished by Wintrust, and all information concerning STC and its subsidiaries has been furnished by STC.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to STC shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated      , 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of Wintrust common stock as contemplated by the merger agreement will create any implication to the contrary.

Annex A-1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WINTRUST FINANCIAL CORPORATION,

WTFC STCBC MERGER SUB LLC

AND

STC BANCSHARES CORP.

Dated as of June 5, 2019

ARTICLE I THE MERGER		A-1-1

1.1	The Merger	A-1-1
1.2	Effective Time	A-1-1
1.3	Effects of the Merger:	A-1-2
1.4	Merger Consideration; Conversion of Shares	A-1-2
1.5	Cancellation of Treasury Shares	A-1-4
1.6	Exchange of Certificates	A-1-4
1.7	No Fractional Shares	A-1-5
1.8	Dissenting Shares	A-1-5
1.9	Company Stock Options	A-1-6
1.10	Escrow Agreement	A-1-6
1.11	Shareholders’ Representative	A-1-7
1.12	Closing	A-1-8

ARTICLE II REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		A-1-9

2.1	Organization	A-1-9
2.2	Organizational Documents; Minutes and Stock Records	A-1-10
2.3	Capitalization	A-1-10
2.4	Authorization; No Violation	A-1-11
2.5	Consents and Approvals	A-1-11
2.6	Financial Statements	A-1-11
2.7	No Undisclosed Liabilities	A-1-12
2.8	Loans; Loan Loss Reserves	A-1-12
2.9	Properties and Assets	A-1-13
2.10	Material Contracts	A-1-14
2.11	No Defaults	A-1-15
2.12	Conflict of Interest and Other Transactions	A-1-16
2.13	Investments	A-1-16
2.14	Compliance with Laws; Legal Proceedings	A-1-17
2.15	Insurance	A-1-18
2.16	Taxes	A-1-19
2.17	Environmental Laws and Regulations	A-1-21

A-1-i

2.18	Community Reinvestment Act Compliance	A-1-23
2.19	Regulatory Reports	A-1-23
2.20	Employee Matters	A-1-23
2.21	Employee Benefit Plans	A-1-25
2.22	Technology and Intellectual Property	A-1-27
2.23	Absence of Certain Changes or Events	A-1-28
2.24	Conduct of Business Since Audited Balance Sheet Date	A-1-28
2.25	Change in Business Relationships	A-1-29
2.26	Brokers’ and Finders’ Fees	A-1-30
2.27	Section 280G Payments	A-1-30
2.28	Information Supplied	A-1-30
2.29	Opinion of Financial Advisor	A-1-30
2.30	No Omissions	A-1-30

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING WINTRUST AND MERGER CO.		A-1-30

3.1	Organization	A-1-31
3.2	Capitalization	A-1-31
3.3	Authorization; No Violations	A-1-31
3.4	Consents and Approvals	A-1-31
3.5	Wintrust SEC Filings and Financial Statements	A-1-32
3.6	Compliance with Laws; Legal Proceedings	A-1-32
3.7	Wintrust Regulatory Reports	A-1-33
3.8	No Adverse Change	A-1-33
3.9	Brokers’ and Finders’ Fees	A-1-33
3.10	Taxation of the Merger	A-1-33
3.11	Information Supplied	A-1-34
3.12	No Omissions	A-1-34

ARTICLE IV AGREEMENTS AND COVENANTS		A-1-34

4.1	Conduct of Business	A-1-34
4.2	Access to Information and Premises	A-1-36
4.3	Board Notices and Minutes	A-1-36
4.4	Regulatory Filings of Wintrust	A-1-37
4.5	Meeting of Shareholders of the Company	A-1-38

A-1-ii

4.6	Business Relations and Publicity	A-1-38
4.7	Covenants Regarding Real Property	A-1-38
4.8	No Solicitation by Company	A-1-39
4.9	Loan Charge-Off; Pre-Closing Loan Review	A-1-43
4.10	Director and Officer Insurance Coverage	A-1-43
4.11	Interim Financial Statements	A-1-44
4.12	Dissent Process	A-1-44
4.13	Section 368(a) Reorganization	A-1-44
4.14	Treatment of Options	A-1-44
4.15	Untrue Representations and Warranties	A-1-44
4.16	Shareholder Litigation	A-1-45
4.17	Notice of Certain Events	A-1-45
4.18	Reasonable and Diligent Efforts	A-1-45

ARTICLE V EMPLOYEE BENEFIT MATTERS		A-1-45

5.1	Benefit Plans	A-1-45
5.2	No Rights or Remedies	A-1-46

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF WINTRUST AND MERGER CO.		A-1-46

6.1	Representations and Warranties; Performance of Agreements	A-1-46
6.2	Certificates	A-1-46
6.3	Regulatory and Other Approvals	A-1-46
6.4	Approval of Merger; Delivery of IL SOS Filings	A-1-47
6.5	No Litigation	A-1-47
6.6	Opinion of Counsel	A-1-47
6.7	Employment Agreements	A-1-47
6.8	No Adverse Changes	A-1-47
6.9	Minimum Net Worth and Loan Loss Reserve Requirements	A-1-47
6.10	Consents	A-1-48
6.11	Effectiveness of the Registration Statement	A-1-48
6.12	NASDAQ Listing	A-1-48
6.13	Other Documents	A-1-48

A-1-iii

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		A-1-49

7.1	Representations and Warranties; Performance of Agreements	A-1-49
7.2	Certificates	A-1-49
7.3	Regulatory and Other Approvals	A-1-49
7.4	Articles of Merger	A-1-49
7.5	No Injunction	A-1-49
7.6	Opinions of Counsel	A-1-49
7.7	No Adverse Changes	A-1-50
7.8	Effectiveness of the Registration Statement	A-1-50
7.9	NASDAQ Listing	A-1-50
7.10	Assignment Agreement	A-1-50
7.11	Other Documents	A-1-50

ARTICLE VIII INDEMNIFICATION		A-1-50

8.1	Survival of Representations, Warranties, and Covenants	A-1-50
8.2	Indemnification	A-1-50
8.3	Indemnification Procedure	A-1-52
8.4	Adjustment to Merger Consideration	A-1-52
8.5	Sole and Exclusive Remedy	A-1-52
8.6	Arbitration	A-1-53

ARTICLE IX GENERAL		A-1-53

9.1	Termination Fees; Expenses	A-1-53
9.2	Termination	A-1-54
9.3	Confidential Information	A-1-55
9.4	Non-Assignment	A-1-56
9.5	Notices	A-1-56
9.6	Counterparts	A-1-57
9.7	Knowledge	A-1-57
9.8	Interpretation	A-1-57
9.9	Entire Agreement; No Third Party Beneficiaries	A-1-57
9.10	Extension; Waiver	A-1-58
9.11	Governing Law	A-1-58
9.12	Severability	A-1-58
9.13	Limited Waiver of Privilege	A-1-58

A-1-iv

INDEX OF DEFINED TERMS

Term	Page

AAA	A-1-53
Adjusted Net Worth	A-1-48
Aggregate Share Amount	A-1-2
Agreement	A-1-1
Articles of Merger	A-1-1
Assignment Agreement	A-1-50
Audited Balance Sheet	A-1-12
Audited Balance Sheet Date	A-1-12
Audited Financial Statements	A-1-12
Bank	A-1-4
Bank Board	A-1-12
Bank Owned Real Property	A-1-13
Bank Subsidiary	A-1-9
Basket Amount	A-1-51
Benefit Plans	A-1-25
BHCA	A-1-9
BSA/AML Law	A-1-17
business day	A-1-57
CERCLA	A-1-23
Claims	A-1-51
Closing	A-1-8
Closing Balance Sheet	A-1-48
Closing Date	A-1-8
Code	A-1-1
Commission	A-1-30
Company	A-1-1
Company Board	A-1-11
Company Common Stock	A-1-3
Company Common Stock Outstanding	A-1-3
Company Indemnified Parties	A-1-51
Company Option Plans	A-1-6
Company Recommendation	A-1-41
Company Recommendation Change	A-1-41
Company Shareholder Approval	A-1-47
Company Stock Certificate	A-1-3
Company Subsidiaries	A-1-9
Company Takeover Proposal	A-1-42
Confidentiality Agreement	A-1-36
Conversion Fund	A-1-4
Converted Option	A-1-6
CRA	A-1-23
Customer Litigation	A-1-7
Disposal	A-1-23
Dissenting Shares	A-1-6
Effective Time	A-1-1
Employees	A-1-24

A-1-v

Encumbrances	A-1-13
Environmental Laws	A-1-23
ERISA Affiliate	A-1-25
ERISA Plans	A-1-25
Escrow Account	A-1-2
Escrow Agent	A-1-6
Escrow Agreement	A-1-6
Escrow Amount	A-1-2
Exchange Agent	A-1-4
Fair Lending Law	A-1-18
FDIC	A-1-23
Federal Reserve	A-1-32
Federal Reserve Application	A-1-32
Financial Statements	A-1-11
GAAP	A-1-9
Governmental Authority	A-1-11
Hazardous Materials	A-1-23
IBCA	A-1-6
IDFPR	A-1-23
IL SOS	A-1-1
Illinois LLC Act	A-1-1
Indemnification Agreement	A-1-15
Intellectual Property	A-1-27
Interim Balance Sheet	A-1-12
Interim Financial Statements	A-1-12
Investment Securities	A-1-16
IRS	A-1-26
IT Assets	A-1-28
knowledge	A-1-57
law	A-1-9
Licenses	A-1-18
Loans	A-1-12
Material Adverse Effect	A-1-9
Material Contracts	A-1-14
Merger	A-1-1
Merger Co.	A-1-1
Merger Consideration	A-1-2
Minimum Adjusted Net Worth	A-1-48
New Encumbrance	A-1-39
Option Exchange Ratio	A-1-6
Ordinary Course of Business	A-1-12
OREO	A-1-13
Outstanding Company Option	A-1-6
Parties	A-1-1
Party	A-1-1
Per Share Cash Consideration	A-1-2
Per Share Escrowed Consideration	A-1-2
Per Share Merger Consideration	A-1-2
Per Share Stock Consideration	A-1-2
Permitted Encumbrances	A-1-13
Person	A-1-10

A-1-vi

Prevailing Party	A-1-53
Prior Company Bidders	A-1-40
Proforma Policies	A-1-39
Proxy Statement	A-1-37
RCRA	A-1-23
Real Property	A-1-13
Regulatory Reports	A-1-23
Release	A-1-23
Representative	A-1-42
Reserve Account	A-1-2
Reserve Agreement	A-1-7
Reserve Amount	A-1-2
Shareholders’ Meeting	A-1-38
Shareholders’ Representative	A-1-7
Superior Company Proposal	A-1-42
Surveys	A-1-39
Surviving Company	A-1-1
Tax	A-1-19
Tax Returns	A-1-19
Taxes	A-1-19
Title Commitments	A-1-38
Title Insurer	A-1-38
Title Policies	A-1-39
UDAAP Law	A-1-17
Volcker Rule	A-1-17
VWAP	A-1-3
Wintrust	A-1-1
Wintrust Common Stock	A-1-2
Wintrust Common Stock Price	A-1-3
Wintrust Indemnified Parties	A-1-50
Wintrust Regulatory Reports	A-1-33
Wintrust SEC Documents	A-1-32

A-1-vii

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Reserve Agreement
Exhibits D-1 and D-2	Proforma Policies
Exhibits E-1 and E-2	Surveys
Exhibit F	Form of Opinion of Company Counsel
Exhibits G-1 and G-2	Forms of Employment Agreements
Exhibit H	Form of Opinion of Wintrust Counsel
Exhibit I	Form of Assignment Agreement

A-1-viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of the 5th day of June, 2019, by and among WINTRUST FINANCIAL CORPORATION, an Illinois corporation (“Wintrust”), WTFC STCBC Merger Sub LLC, an Illinois limited liability company and wholly owned subsidiary of Wintrust (“Merger Co.”), and STC BANCSHARES CORP., an Illinois corporation (the “Company”).  Wintrust, Merger Co. and the Company are each referred to in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS

WHEREAS, the board of directors of each of Wintrust, Merger Co. and the Company have approved and declared it advisable and in the best interests of the Parties and their respective shareholders to effect a reorganization, whereby the Company will merge with and into Merger Co., in the manner and on the terms and subject to the conditions set forth in ARTICLE I (the “Merger”), as a result of which the Surviving Company (as defined below) will become a wholly owned subsidiary of Wintrust;

WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, certain shareholders of the Company have entered into a Voting Agreement, a copy of which is attached hereto as Exhibit A, by which they agree to vote in favor of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.12) and in accordance with the Illinois Limited Liability Company Act (the “Illinois LLC Act”), the Company shall be merged with and into Merger Co., whereupon the separate corporate existence of the Company shall cease, and Merger Co. shall continue as the corporation surviving the Merger (the “Surviving Company”).

1.2                               Effective Time.

(a)                                 On the Closing Date, the Parties will cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Illinois (the “IL SOS”), as provided in the Illinois LLC Act.  The Merger shall become effective on the date and time (referred to as the “Effective Time”) at which the Articles of Merger have been accepted by the IL SOS, or at such other later date and time as is agreed among the Parties and specified in the Articles of Merger.

1.3                               Effects of the Merger.  At and as of the Effective Time:

(a)                                 as a result of the Merger, the articles of organization and the operating agreement of Merger Co. shall be the articles of organization and operating agreement of the Surviving Company;

(b)                                 the persons serving as managers of Merger Co. shall comprise the board of managers of the Surviving Company, and the officers of Merger Co. shall be the officers of the Surviving Company, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal; and

(c)                                  the Merger shall have the effects set forth in Section 37-30 of the Illinois LLC Act.

1.4                               Merger Consideration; Conversion of Shares.

(a)                                 Merger Consideration.  The aggregate consideration to be paid in the Merger (the “Merger Consideration”) shall be equal to the product of $100 and the number of shares of Company Common Stock Outstanding, which amount shall be subject to adjustment pursuant to Section 6.9(b).  The Merger Consideration is intended to be paid fifty percent (50%) in cash and fifty percent (50%) in shares of common stock, no par value per share, of Wintrust (“Wintrust Common Stock”).  Of the cash portion of the Merger Consideration, (i) an amount in cash equal to $2,500,000 (the “Escrow Amount”) will be deposited by Wintrust at Closing into a special purpose non-interest bearing escrow account (the “Escrow Account”) as described in Section 1.10(a) and (ii) an amount in cash equal to $400,000 (the “Reserve Amount”) will be deposited by Wintrust at Closing into a special purpose non-interest bearing escrow account (the “Reserve Account”) as described in Section 1.10(b).

(b)                                 “Per Share Merger Consideration” shall mean the following:

(i)                                     an amount of cash equal to (A) the Merger Consideration multiplied by 0.5, minus (B) the Escrow Amount, minus (C) the Reserve Amount, with the resultant amount divided by (D) the number of shares of Company Common Stock Outstanding (as defined below), rounded to the nearest $0.01 (the “Per Share Cash Consideration”); plus

(ii)                                  the right to receive an amount in cash, to be paid: (A) from the Escrow Account in the manner described in Section 1.10(a) and as further set forth in the Escrow Agreement, equal to the quotient obtained by dividing (1) that portion of the Escrow Amount to be disbursed to the Exchange Agent pursuant to the terms of the Escrow Agreement by (2) the total number of shares of Company Common Stock Outstanding, rounded to the nearest $0.01; and (B) from the Reserve Account in the manner described in Section 1.10(b) and as further set forth in the Reserve Agreement, equal to the quotient obtained by dividing (1) the amount of cash contained in the Reserve Account to be disbursed to the Exchange Agent pursuant to the terms of the Reserve Agreement by (2) the total number of shares of Company Common Stock Outstanding, rounded to the nearest $0.01 (collectively, the “Per Share Escrowed Consideration”);

(iii)                               a number of shares of Wintrust Common Stock equal to (A) the quotient obtained by dividing (I) the Aggregate Share Amount (as defined below) by (II) the number of shares of Company Common Stock Outstanding, multiplied by (B) 0.5, such product rounded to the nearest thousandth of a share (0.001) (the “Per Share Stock Consideration”).

(c)                                  The “Aggregate Share Amount” shall be determined as follows:

A-1-2

(i)                                     If the Wintrust Common Stock Price (as defined below) is at least $64.00 and no more than $76.00, the Aggregate Share Amount shall be the number of shares of Wintrust Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (A) the Merger Consideration by (B) the Wintrust Common Stock Price;

(ii)                                  If the Wintrust Common Stock Price is less than $64.00, the Aggregate Share Amount shall be the number of shares of Wintrust Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing the Merger Consideration by $64.00; or

(iii)                               If the Wintrust Common Stock Price is greater than $76.00, the Aggregate Share Amount shall be the number of shares of Wintrust Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing the Merger Consideration by $76.00.

(d)                                 Certain Definitions.

(i)                                     The term “Company Common Stock Outstanding” shall mean the shares of common stock of the Company, $0.01 par value per share (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time.

(ii)                                  “Wintrust Common Stock Price” shall mean the mathematical average, calculated for the five trading-day period ending on the second trading day preceding the Closing Date, of the volume-weighted average price (“VWAP”) of a share of Wintrust Common Stock for each trading day during such period as displayed under the heading “Bloomberg VWAP” on the Bloomberg Page for Wintrust (or its equivalent successor page if such page is not available).  If the Bloomberg Page or the Bloomberg VWAP is not available for a trading day, “VWAP” shall mean the volume-weighted average price of a share of Wintrust Common Stock for such trading day, as determined by a nationally recognized investment banking firm retained by Wintrust based on available trading information for shares of Wintrust Common Stock.

(e)                                  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock Outstanding (other than shares of Company Common Stock to be cancelled pursuant to Section 1.5 and Dissenting Shares, as defined in Section 1.8), shall be converted into the right to receive the Per Share Merger Consideration and thereupon shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.  Each certificate (or equivalent written record for shares held in book-entry format) previously representing any such share of Company Common Stock Outstanding (a “Company Stock Certificate”) (other than shares cancelled pursuant to Section 1.5 and Dissenting Shares), shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 1.6(d), the Per Share Merger Consideration (and cash in lieu of any fractional shares in accordance with Section 1.7).  The holders of any Company Stock Certificates previously representing such shares of Company Common Stock Outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

(f)                                   If, between the date of this Agreement and the Effective Time, shares of Wintrust Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, then the number of shares of Wintrust Common Stock issued to holders of Company Common Stock Outstanding at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted so that the number of such shares of Wintrust Common Stock (or such class of shares into which shares of Wintrust Common Stock have been changed) that will be issued in exchange for the shares of

A-1-3

Company Common Stock Outstanding in accordance with this Section 1.4 will equal in number of such shares that the holders of Company Common Stock Outstanding would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had the record date therefore had been immediately following the Effective Time.

(g)                                  Notwithstanding the foregoing, the Merger Consideration is subject to adjustment pursuant to Section 6.9(b).  In the event the Closing Balance Sheet of the Company reflects the Company’s shareholders’ equity as greater than or less than the Minimum Adjusted Net Worth applicable to the Company, the Merger Consideration shall be increased or reduced (as the case may be) dollar-for-dollar by an amount equal to the amount of such excess or shortfall, respectively.  Any such adjustment shall be allocated to the cash portion of the Merger Consideration to be paid in accordance with Section 1.4(b)(i).

1.5                               Cancellation of Treasury Shares.  At the Effective Time, each share of Company Common Stock held as treasury stock or otherwise held by the Company or STC Capital Bank, an Illinois state bank and wholly owned subsidiary of the Company (the “Bank”) (other than in a fiduciary capacity), if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Per Share Merger Consideration shall be exchanged therefor.

1.6                               Exchange of Certificates.

(a)                                 At least five business days prior to the Closing Date, the Company shall deliver or cause to be delivered to American Stock Transfer & Trust Company, LLC, Wintrust’s Exchange Agent (the “Exchange Agent”) information detailing the respective name, address, taxpayer identification number, and Company Common Stock holdings of each of the Company’s shareholders, in a form reasonably satisfactory to the Exchange Agent.

(b)                                 At or prior to the Effective Time, Wintrust shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this ARTICLE I, (i) a sufficient number of shares of Wintrust Common Stock, to be issued by book-entry transfer, for payment of the Per Share Stock Consideration pursuant to Section 1.4(b)(ii), (ii) sufficient cash for payment of the Per Share Cash Consideration pursuant to Section 1.4(b)(i), and (iii) sufficient cash for payment of cash in lieu of any fractional shares of Wintrust Common Stock in accordance with Section 1.7.  Such amount of cash and shares of Wintrust Common Stock, together with any dividends or other distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.” Wintrust shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(c)                                  Within five (5) business days after the Closing Date, Wintrust shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock a letter of transmittal in form and substance mutually satisfactory to Wintrust and the Company, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to any Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement (each, a “Letter of Transmittal”).

(d)                                 Upon proper surrender of shares of Company Common Stock, including any Company Stock Certificates, for exchange to the Exchange Agent, together with a properly completed Letter of Transmittal, duly executed, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor (i) the Per Share Cash Consideration, (ii) the Per Share Stock Consideration, and (iii) the Per Share Escrowed Consideration in respect of the shares of Company

A-1-4

Common Stock Outstanding represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled.  No interest will be paid or accrued on the Per Share Merger Consideration deliverable upon surrender of shares of Company Common Stock.

(e)                                  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Common Stock Outstanding.

(f)                                   No dividends or other distributions declared with respect to Wintrust Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered shares of Company Common Stock until the holder thereof shall surrender such shares of Company Common Stock, including any Company Stock Certificate, in accordance with this ARTICLE I.  Promptly after the surrender of shares of Company Common Stock in accordance with this ARTICLE I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Wintrust Common Stock into which the shares of Company Common Stock Outstanding represented by such shares of Company Common Stock were converted at the Effective Time pursuant to Section 1.4.  No holder of an unsurrendered shares of Company Common Stock shall be entitled, until the surrender of such shares of Company Common Stock, to vote the shares of Wintrust Common Stock into which such holder’s Company Common Stock Outstanding shall have been converted.

(g)                                  Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Company, or its successors in interest.  Any shareholders of the Company who have not theretofore complied with this ARTICLE I shall thereafter look only to the Surviving Company, or its successors in interest, for the issuance of the Per Share Stock Consideration, the payment of the Per Share Cash Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock Outstanding, as well as any accrued and unpaid dividends or distributions on such Per Share Stock Consideration.  Notwithstanding the foregoing, none of Wintrust, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)                                 In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE I, the Per Share Cash Consideration, the Per Share Stock Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

1.7                               No Fractional Shares.  Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Wintrust Common Stock shall be issued as Per Share Stock Consideration in the Merger.  Each holder of shares of Company Common Stock Outstanding who would otherwise be entitled to receive a fractional share of Wintrust Common Stock pursuant to this ARTICLE I shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Wintrust Common Stock Price by the fractional share of Wintrust Common Stock to which such former holder would otherwise be entitled.

1.8                               Dissenting Shares.  Any holder of record of shares of Company Common Stock otherwise entitled to receive the Per Share Merger Consideration in exchange for each of his or her shares

A-1-5

of Company Common Stock Outstanding shall be entitled to demand payment in cash of the fair value for his or her shares of Company Common Stock as specified in Section 11.65 of the Illinois Business Corporation Act (the “IBCA”) if the holder fully complies with the requirements specified therein (such shares hereinafter referred to as “Dissenting Shares”).  No holder of Dissenting Shares shall, after the Effective Time, be entitled to receive any Per Share Merger Consideration pursuant to this Agreement, or be entitled to vote for any purpose or receive any dividends or other distributions with respect to such Wintrust Common Stock; provided, however, that shares of Company Common Stock held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply with the requirements of Section 11.65 of the IBCA, or otherwise fails to establish the right of such shareholder to receive payment in cash of the fair value of such shareholder’s shares under the IBCA shall be deemed to be converted into the right to receive the Per Share Merger Consideration in exchange for each such share, upon surrender of the certificate or certificates that formerly evidenced such Dissenting Shares in the manner set forth in Section 1.6.

1.9                               Company Stock Options.

(a)                                 At the Effective Time, each option granted by the Company under the terms of its 2005 Stock Incentive Plan and its 2016 Equity Incentive Plan (the “Company Option Plans”) to purchase Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time (an “Outstanding Company Option”), shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase shares of Wintrust Common Stock (a “Converted Option”) in such number and at such exercise price as set forth herein and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time except to the extent that such Outstanding Company Options shall be altered in accordance with their terms as a result of the Merger contemplated hereby, as follows: (i) the number of shares of Wintrust Common Stock to be subject to the Converted Option shall be equal to the product obtained by multiplying (1) the number of shares of Company Common Stock subject to the original Outstanding Company Option by (2) the quotient obtained by dividing an amount in cash equal to the aggregate value of the Per Share Merger Consideration (assuming for these purposes no deductions from the Escrow Amount or the Reserve Amount) by the Wintrust Common Stock Price (such quotient, the “Option Exchange Ratio”); (ii) the exercise price per share of Wintrust Common Stock under the Converted Option shall be equal to the quotient obtained by dividing (1) the exercise price per share of Company Common Stock under the original Outstanding Company Option by (2) the Option Exchange Ratio; and (iii) upon exercise of each Converted Option by a holder thereof, the aggregate number of shares of Wintrust Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

(b)                                 The adjustments provided herein with respect to any Outstanding Company Options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

1.10                        Escrow Agreement.

(a)                                 At the Effective Time, Wintrust shall pay the Escrow Amount to The Chicago Trust Company, N.A., as escrow agent (the “Escrow Agent”), to be held in the Escrow Account for the period of 15 months for the purpose of funding (i) the Company’s indemnification obligations set forth in Section 8.2(a), and (ii) supplementing the Reserve Account in an amount not to exceed $500,000, to the extent deemed necessary by Shareholders’ Representative.  The Escrow Amount shall be held and released by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”).  Following release and delivery of the Escrow Disbursement (as such term is defined in the Escrow Agreement) by the Escrow Agent to the Exchange

A-1-6

Agent, the Exchange Agent shall then distribute to each of the former shareholders of the Company, on a per share basis based on the number of shares of Company Common Stock previously held by each former shareholder of the Company, an amount equal to the quotient obtained by dividing (1) the Escrow Disbursement by (2) the total number of shares of Company Common Stock Outstanding, rounded to the nearest $0.01.  Distributions to the former shareholders of the Company shall be made using the instructions previously provided by each such shareholder to the Exchange Agent in his, her or its Letter of Transmittal delivered in accordance with this Agreement, unless such delivery instructions are modified in writing in accordance with the terms of each such Letter of Transmittal.

(b)                                 At the Effective Time, Wintrust shall pay the Reserve Amount to the Escrow Agent, to be held in the Reserve Account until such time that the Customer Litigation (as defined below) is resolved or concluded, through settlement, judgment or Shareholders’ Representative’s suspension of the pursuit of the Customer Litigation, for the purposes of funding (i) the obligations of the Company’s shareholders to indemnify Shareholders’ Representative for claims relating to actions taken under this Agreement, the Escrow Agreement and the Reserve Agreement, and (ii) the expenses of Shareholders’ Representative in connection with pursuing, litigating, settling and taking of any other actions relating to the litigation described on Schedule 1.10(b) (the “Customer Litigation”).  The Reserve Amount shall be held and released by the Escrow Agent in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit C (the “Reserve Agreement”).  Following release and delivery of the Reserve Disbursement (as such term is defined in the Reserve Agreement) by the Escrow Agent to the Exchange Agent, the Exchange Agent shall then distribute to each of the former shareholders of the Company, on a per share basis based on the number of shares of Company Common Stock previously held by each former shareholder of the Company, an amount equal to the quotient obtained by dividing (1) the Reserve Disbursement by (2) the total number of shares of Company Common Stock Outstanding, rounded to the nearest $0.01.  Distributions to the former shareholders of the Company shall be made using the instructions previously provided by each such shareholder to the Exchange Agent in his, her or its Letter of Transmittal delivered in accordance with this Agreement, unless such delivery instructions are modified in writing in accordance with the terms of each such Letter of Transmittal.

1.11                        Shareholders’ Representative.

(a)                                 The decisions of the shareholders of the Company with respect to taking any and all actions specified or contemplated by this Agreement or as provided under the Escrow Agreement shall be determined by Anthony V. Sisto, who upon the requisite approval of the Company’s shareholders of this Agreement and the transactions contemplated hereby, shall be irrevocably constituted and appointed as the initial true and lawful agent and attorney-in-fact of all of the Company’s shareholders (“Shareholders’ Representative”) with full authority and power of substitution to act in the name, place and stead of such shareholder with respect to the consummation of the transactions contemplated under this Agreement and the Escrow Agreement, other than the authority and power to vote such shareholder’s shares of Company Common Stock in connection with the approval of this Agreement and any amendments to this Agreement.  Shareholders’ Representative shall be fully protected, held harmless and indemnified by the shareholders in exercising, or in declining to exercise, a power provided for or contemplated by this Agreement or as provided for in the Escrow Agreement for the benefit of all shareholders, as he shall determine to be in the interests of the shareholders.  To the extent necessary, such indemnification obligations shall be funded by the amount of funds held in the Reserve Account as set forth in the Reserve Agreement.  The actions or decisions of Shareholders’ Representative under this Agreement shall bind each shareholder of the Company (or former shareholder of the Company, from and after the Effective Time), and no notice to or approval by the shareholders of such action shall be required.  Wintrust shall be entitled to rely on any action taken or decision made by Shareholders’ Representative (i) as may be contemplated by this Agreement and on any certificate or instrument related hereto provided by Shareholders’ Representative in his or her capacity as agent for the

A-1-7

shareholders, and (ii) pursuant to the Escrow Agreement, for the benefit of the shareholders, and shall have no duty to inquire into the circumstances in which any such action is taken or such written instrument is provided.  If Anthony V. Sisto, as Shareholders’ Representative, should die or become unable or unwilling to perform his duties, or unable or unwilling to appoint a successor, then Keith Kotche shall be appointed as the successor Shareholders’ Representative, to serve in the same capacity as the prior Shareholders’ Representative.  If Shareholders’ Representative (and the above-referenced successor thereof) should die or become unable or unwilling to perform his duties, or unable or unwilling to appoint a successor, then Wintrust shall appoint any reasonable successor Shareholders’ Representative.  Any successor Shareholders’ Representative so appointed shall be vested with the same power and authority as the initial Shareholders’ Representative named above.

(b)                                 The decisions of the shareholders of the Company with respect to taking any and all actions as provided under the Reserve Agreement or relating to the Customer Litigation shall be determined by Shareholders’ Representative, who upon the requisite approval of the Company’s shareholders of this Agreement and the transactions contemplated hereby, shall be irrevocably constituted and appointed as the initial true and lawful agent and attorney-in-fact of all of the Company’s shareholders with full authority and power of substitution to act in the name, place and stead of such shareholder with respect to all actions taken pursuant to the Reserve Agreement and the Customer Litigation.  Shareholders’ Representative shall be fully protected, held harmless and indemnified by the shareholders in exercising, or in declining to exercise, a power provided for in the Reserve Agreement or relating to the Customer Litigation for the benefit of all shareholders, as he shall determine to be in the interests of the shareholders.  To the extent necessary, such indemnification obligations shall be funded by the amount of funds held in the Reserve Account as set forth in the Reserve Agreement.  The actions or decisions of Shareholders’ Representative relating to the Reserve Agreement and the Customer Litigation shall bind each shareholder of the Company (or former shareholder of the Company, from and after the Effective Time), and no notice to or approval by the shareholders of such action shall be required.  If Anthony V. Sisto, as Shareholders’ Representative, should die or become unable or unwilling to perform his duties, or unable or unwilling to appoint a successor, then Keith Kotche shall be appointed as the successor Shareholders’ Representative, to serve in the same capacity as the prior Shareholders’ Representative.  If Shareholders’ Representative (and the above-referenced successor thereof) should die or become unable or unwilling to perform his duties, or unable or unwilling to appoint a successor, then the Escrow Agent shall appoint any reasonable successor Shareholders’ Representative.  Any successor Shareholders’ Representative so appointed shall be vested with the same power and authority as the initial Shareholders’ Representative named above.

1.12                        Closing.  The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the fifth (5th) business day following the date on which all of the conditions set forth in ARTICLE VI and ARTICLE VII have been satisfied, or on such other date as the Parties may mutually agree (the “Closing Date”).  In the event of the filing of any motion for rehearing or any appeal from the decision of any Governmental Authority approving the transactions contemplated in this Agreement or any legal proceedings of the type contemplated by Sections 6.5 or 7.5, Wintrust or the Company may postpone the Closing by written notice to the other Parties until such approvals have been obtained or such motion, appeal or litigation has been resolved, but in no event shall such Closing be postponed beyond the close of business on February 29, 2020 (except as may be extended pursuant to Section 9.2(b)) without the consent of the boards of directors of Wintrust and the Company.  The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 7100, Chicago, Illinois, or at such other place and time upon which the Parties may agree.

A-1-8

ARTICLE II

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth in the specific Schedule relating to a corresponding Section below, the Company hereby represents and warrants to Wintrust as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) as follows:

2.1                               Organization.

(a)                                 The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the corporate power and authority to own its properties and to carry on its business as presently conducted.  The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company.  As used in this Agreement, “Material Adverse Effect” shall mean changes, developments, occurrences or events having a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company, the Bank, the Bank Subsidiary (as defined below) or Wintrust, as referenced in such usage; provided, however, that “Material Adverse Effect” shall not be deemed to include the effects of (i) changes after the date hereof in general United States or global business, political, economic or market (including capital or financial markets) conditions, (ii) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (iii) changes or proposed changes after the date hereof in United States generally accepted accounting principles (“GAAP”), promulgated bank regulatory accounting practices or authoritative interpretations thereof, (iv) changes or proposed changes after the date hereof in any U.S. federal, state or local or non-U.S. statute, law, ordinance, regulation, rule, order, decree, determination, treaty, or other requirement or rule of law (including common law) (each, a “law”) (in the case of each of these clauses (i), (ii), (iii) or (iv), other than changes, developments, occurrences or events to the extent that they have or would reasonably be expected to have a materially disproportionate adverse effect on the assets, liabilities, business or results of operations of such Person as referenced in such usage), (v) the negotiation, execution or announcement of the Merger or this Agreement, or (vi) any actions by the Parties as required or contemplated by this Agreement or taken with the consent of the other Parties.

(b)                                 The Bank is a state bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the State of Illinois, and has the requisite power and authority to own its properties and to carry on its business as presently conducted.

(c)                                  CRE Real Estate, LLC (the “Bank Subsidiary”) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the power and authority to own its properties and to carry on its business as presently conducted.  The Bank Subsidiary is duly qualified and in good standing as a foreign entity in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Bank Subsidiary.  The Bank Subsidiary is a wholly owned subsidiary of the Bank.  Except as set forth on Schedule 2.1(c), the Bank Subsidiary has no employees or independent contractors nor has it ever had any employees or independent contractors.

(d)                                 The Bank and Bank Subsidiary are sometimes referred to together in this Agreement as the “Company Subsidiaries.”  Other than (i) the Company Subsidiaries, (ii) investments in Investment Securities (as defined in Section 2.13(a)) and (iii) securities owned in a fiduciary capacity, the

A-1-9

Company does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any individual, corporation, association, partnership, trust, limited liability company, unincorporated organization or other entity or group (any such individual or entity, a “Person”), nor do any of the Company or the Company Subsidiaries have any outstanding contractual obligations to provide funds to, or to make any investment in, any Person, other than loan commitments by the Bank in the Ordinary Course of Business.

2.2                               Organizational Documents; Minutes and Stock Records.  The Company has furnished Wintrust with copies of the articles of incorporation and bylaws of the Company, the charter and bylaws of the Bank, and the articles of organization and operating agreement of the Bank Subsidiary, in each case as amended or supplemented as of the date of this Agreement, and with such other documents as requested by Wintrust relating to the authority of the Company, the Bank, and the Bank Subsidiary to conduct their respective businesses.  All such documents are complete and correct.  The stock registers, minute books and other applicable ownership records of the Company and each of the Company Subsidiaries are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, shareholders, board of directors, committees of the boards of directors, trustees, managers and members, as applicable, of the Company and each of the Company Subsidiaries, as applicable, and all transactions in each such entity’s capital stock or equity ownership occurring since the applicable initial date of organization, incorporation or formation of the Company and each of the Company Subsidiaries.  The Company has furnished Wintrust with complete and correct copies of all such stock registers, minute books and other ownership records of the Company and each of the Company Subsidiaries, other than minutes reflecting discussions of confidential regulatory matters, discussions regarding the Merger and this Agreement, and discussions subject to attorney-client privilege).

2.3                               Capitalization.

(a)                                 The Company.  The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock, $0.01 par value per share, of which 449,229 shares are issued and outstanding as of the date of this Agreement and no shares are held in treasury.  The issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable.  None of the shares of Company Common Stock are subject to any preferences, qualifications, limitations, restrictions or special or relative rights or privileges under the Company’s articles of incorporation as in effect as of the date of this Agreement.  Except for the Outstanding Company Options under the Company Option Plans, there are no options, warrants, agreements, contracts, or other rights in existence to purchase, acquire or receive from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued.  Except for the Voting Agreement to be entered into concurrently with this Agreement and except as set forth on Schedule 2.3(a), there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in the Company.  Schedule 2.3(a) sets forth a true and complete list of (i) all shareholders of record of the Company, indicating their name and address of record and number of shares of capital stock of the Company held by each such shareholders and (ii) all optionholders of record of the Company, indicating their name and address of record and number of options, grant date, expiration date and exercise price held by each such optionholder.

(b)                                 The Bank.  The authorized capital stock of the Bank consists of 300,000 shares of common stock, $1.00 par value per share, all of which shares are issued and outstanding and owned by the Company.  The issued and outstanding shares of common stock of the Bank have been duly and validly authorized and issued and are fully paid and non-assessable.  There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued.  Other than the Bank Subsidiary

A-1-10

and any Investment Securities held by the Bank, the Bank does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

(c)                                  The Bank Subsidiary.  The Bank is the sole member of the Bank Subsidiary.  There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Bank Subsidiary any membership units of the Bank Subsidiary, whether now or hereafter authorized or issued.  The Bank Subsidiary does not own, directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

2.4                               Authorization; No Violation.

(a)                                 The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and do not violate or conflict with the Company’s articles of incorporation, bylaws, the IBCA, or any applicable law, court order or decree to which the Company or any of the Company Subsidiaries is a party or subject, or by which the Company or any of the Company Subsidiaries or any of their respective properties are bound, no other action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, other than the Company Shareholder Approval.  The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which the Company, the Bank, the Bank Subsidiary or any of their respective properties are bound.  This Agreement, when executed and delivered by the Parties, and subject to the consents and regulatory approvals described in Section 2.5, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

(b)                                 The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the other agreements referenced herein or attached hereto, (ii) approving the Merger and the other transactions contemplated hereby, (iii) determining that the terms of the Merger and such other transactions are fair to and in the best interests of the Company and its shareholders and (iv) recommending that the Company’s shareholders approve this Agreement.

2.5                               Consents and Approvals.  No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the transactions contemplated hereby by, except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 2.5, (b) the filing by Wintrust of the Federal Reserve Application (as defined in Section 3.4) and related approval, (c) the filing of the Articles of Merger with the IL SOS under the Illinois LLC Act and the IBCA, and (d) the approval of this Agreement and the Merger by the requisite vote of the shareholders of the Company.

2.6                               Financial Statements.  Schedule 2.6 sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2017 and 2018 and the

A-1-11

related statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended; (b) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 (the “Audited Balance Sheet,” and such date, the “Audited Balance Sheet Date”) and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended (the “Audited Financial Statements”); and (c) the unaudited consolidated interim balance sheet of the Company and the Company Subsidiaries as of March 31, 2019 (the “Interim Balance Sheet”) and the related statements of income and changes in shareholders’ equity for the three-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”).  The Financial Statements are complete and correct and have been prepared in conformance with GAAP applied on a consistent basis throughout the periods involved with respect thereto.  Each balance sheet (including any related notes) included in the Financial Statements presents fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Financial Statements presents fairly in all material respects the consolidated results of operations and cash flow, respectively, of the Company and the Company Subsidiaries for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes.  Each of the Audited Financial Statements has been certified by the Company’s independent auditor, who has expressed an unqualified opinion on such Audited Financial Statements, and each of the Interim Financial Statements has been certified by the Company’s chief executive officer and principal accounting officer.  The books, records and accounts of each of the Company and the Company Subsidiaries accurately and fairly reflect, in reasonable detail and in all material respects, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and the Company Subsidiaries, as applicable.

2.7                               No Undisclosed Liabilities.  None of the Company or the Company Subsidiaries has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or, to the Knowledge of the Company or a Company Subsidiary, state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for breaches thereunder by the Company or any of the Company Subsidiaries, and (c) liabilities, incurred in the Ordinary Course of Business and not material in the aggregate, which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof.  An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of the Company and each of the Company Subsidiaries, as applicable, consistent with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by the Company Board, the board of directors of the Bank (the “Bank Board”), or the managers of the Bank Subsidiary, as applicable, is required, other than approval of Loans by the Bank Board.  Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Company, the Bank, or the Bank Subsidiary shall not be deemed to be incurred in the Ordinary Course of Business.

2.8                               Loans; Loan Loss Reserves.

(a)                                 Each outstanding loan, loan agreement, note, lease or other borrowing agreement (including any overdraft protection extensions of credit), any participation therein and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected on the books and records of the Bank is (i) evidenced by appropriate and sufficient documentation, (ii) constitutes the legal, valid, binding obligation of the obligor named therein, enforceable in accordance with its written terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization,

A-1-12

moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies, and (iii) constitutes and arose out of a bona fide business transaction.  No Loan has been amended, restated, supplemented, waived, extended, cancelled or otherwise modified, other than by a written instrument.  No obligor named in any Loan has provided notice (whether written or, to the knowledge of the Company or the Bank, oral) to the Company or the Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been threatened or asserted with respect to such Loan.  All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens.  Neither the Company nor the Bank has entered into any loan repurchase agreements.

(b)                                 The allowances for loan and lease losses shown on each of the balance sheets contained in the Financial Statements are adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet.  The aggregate loan balances of the Bank in excess of such reserves, in each case as shown on the Interim Balance Sheet, are, to the knowledge of the Company and the Bank, collectible in accordance with their terms.

2.9                               Properties and Assets.

(a)                                 Real Property.  Schedule 2.9(a) sets forth a complete and correct list and brief description of all real property owned, leased, or rented by the Company, the Bank or the Bank Subsidiary or in which the Company, the Bank or the Bank Subsidiary has an interest (other than as a mortgagee) (collectively, the “Real Property”).  Except as set forth on Schedule 2.9(a), no real property or improvements are carried on the Company’s, the Bank’s or the Bank Subsidiary’s books and records as Other Real Estate Owned (including all deeds held in escrow and properties held by receivers) (“OREO”).  Schedule 2.9(a)(i) sets forth the properties owned by the Company or the Bank and used in connection with their banking business (the “Bank Owned Real Property”).  The Company, the Bank, and the Bank Subsidiary own or lease all Real Property used by them in the conduct of their respective businesses as such businesses are presently conducted.  Except as otherwise set forth on Schedule 2.9(a) or as disclosed in the Title Commitments, Surveys or Proforma Policies, the ownership of the Company, the Bank and the Bank Subsidiary in such Real Property is not subject to any mortgage, pledge, lien, option, conditional sales agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Permitted Encumbrances.  As used in this Agreement, “Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company, the Bank, or the Bank Subsidiary is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business that are not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet, (iv) minor exceptions or defects in title to real property or recorded easements or rights-of-way, that in each case do not materially impair the use or operation thereof, (v) zoning, building and other similar restrictions on the use of real property that in each case do not materially impair the use or operation thereof, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet.  All material certificates, licenses and permits required for the lawful use and occupancy of any Real Property by the Company, the Bank or the

A-1-13

Bank Subsidiary, as the case may be, have been obtained and are in full force and effect.  Except as set forth on Schedule 2.9(a), none of the Company or any of the Company Subsidiaries is the lessor or lessee of any real property.

(b)                                 Personal Property; Sufficiency of Assets.  Schedule 2.9(b) sets forth a complete and correct description of all material tangible personal property owned by the Company, the Bank and the Bank Subsidiary, or used by the Company, the Bank and the Bank Subsidiary, and having book value reflected in the Interim Balance Sheet.  The Company, the Bank or the Bank Subsidiary, as applicable, has good, valid and insurable title to, or a valid leasehold interest in, all tangible and intangible assets used, intended or required for use by the Company, the Bank or the Bank Subsidiary in the conduct of their businesses, free and clear of any Encumbrances, except for Permitted Encumbrances, and all such tangible personal property is in good working condition and repair, normal wear and tear excepted.

2.10                        Material Contracts.  Schedule 2.10 lists all Material Contracts, true and complete copies of which have been delivered to Wintrust.  “Material Contracts” include every contract, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which the Company, the Bank or the Bank Subsidiary is obligated on the date hereof, including the following:

(a)                                 all agreements for consulting, professional, advisory, and other similar services, including engagement letters, and including contracts pursuant to which the Company, the Bank or the Bank Subsidiary performs services for others;

(b)                                 any contract (i) for the sale or conditional sale of or grant of preferential right to purchase any asset (other than real property) or personal property of the Company, the Bank or the Bank Subsidiary, in each case other than in the Ordinary Course of Business, or (ii) for the sale or conditional sale of or grant of preferential right to purchase any real property of the Company, the Bank or the Bank Subsidiary;

(c)                                  all property management agreements related to the Real Property;

(d)                                 any contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $75,000;

(e)                                  all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company, the Bank or the Bank Subsidiary, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company, the Bank or the Bank Subsidiary, including all Benefit Plans as defined in Section 2.21;

(f)                                   all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Company, the Bank or the Bank Subsidiary;

(g)                                  all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit

A-1-14

or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $500,000;

(h)                                 all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are between (i) the Company, the Bank or the Bank Subsidiary, and (ii) officers or directors of the Company, the Bank or the Bank Subsidiary, any “affiliates” of the Company, the Bank or the Bank Subsidiary within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

(i)                                     any contract involving total future payments by the Company, the Bank or the Bank Subsidiary of more than $75,000 or which requires performance by the Company, the Bank or the Bank Subsidiary beyond the first anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company, the Bank or the Bank Subsidiary, as applicable, without penalty within 30 days after the date of this Agreement;

(j)                                    except for provisions of the articles of incorporation and bylaws of the Company, the charter and bylaws of the Bank, or the articles of organization and operating agreement of the Bank Subsidiary, all contracts under which the Company, the Bank or the Bank Subsidiary has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity and other than indemnification obligations contained in agreements entered into in the Ordinary Course of Business) (an “Indemnification Agreement”);

(k)                                 any contract granting an Encumbrance upon any assets or properties of the Company, the Bank or the Bank Subsidiary;

(l)                                     any agreement providing for indemnification of any Person (other than the Company, the Bank or the Bank Subsidiary) with respect to liabilities relating to any current or former business of the Company, the Bank or the Bank Subsidiary, or any predecessor thereof (other than contained in agreements entered into in the Ordinary Course of Business);

(m)                             any powers of attorney (other than those entered into in the Ordinary Course of Business or contained in agreements entered into in the Ordinary Course of Business);

(n)                                 any confidentiality or non-disclosure agreement, other than customary agreements entered into in the Ordinary Course of Business;

(o)                                 any joint venture, partnership, marketing or similar agreements with any other Person; and

(p)                                 all other material contracts, made other than in the Ordinary Course of Business of the Company, the Bank or the Bank Subsidiary, to which either the Company, the Bank or the Bank Subsidiary is a party or under which either the Company, the Bank or the Bank Subsidiary is obligated.

2.11                        No Defaults.  Each of the Company, the Bank and the Bank Subsidiary has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party.  There are no breaches or defaults by the Company, the Bank or the Bank Subsidiary under any Material Contract that could give rise to a

A-1-15

right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Company, the Bank or the Bank Subsidiary.  To the knowledge of the Company, the Bank and the Bank Subsidiary, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Company, the Bank or the Bank Subsidiary to enforce any of its rights under such Material Contract.

2.12                        Conflict of Interest and Other Transactions.  Except as set forth on Schedule 2.12, no officer, director, trustee or manager of the Company or any of the Company Subsidiaries, or holder of 10% or more of the Company Common Stock or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of such person: (a) has any direct or indirect ownership interest in (i) to the knowledge of the Company, any entity which does business with, or is a competitor of, the Company, the Bank or the Bank Subsidiary (other than the ownership of not more than 1% of the outstanding capital stock of such entity if such stock is listed on a national securities exchange or market or is regularly traded in the over-the-counter market by a member of a national securities exchange or market) or (ii) any property or asset which is owned or used by the Company, the Bank or the Bank Subsidiary in the conduct of their respective businesses; or (b) has any financial, business or contractual relationship or arrangement with the Company, the Bank or the Bank Subsidiary, excluding any agreements and commitments entered into in respect of the Bank’s acceptance of deposits and investments or the making of any loans, in each case in the Ordinary Course of Business of the Bank.

2.13                        Investments.

(a)                                 Set forth on Schedule 2.13(a) is a complete and correct list and description as of May 31, 2019, of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company, the Bank or the Bank Subsidiary, other than, with respect to the Bank, in a fiduciary or agency capacity (collectively, the “Investment Securities”).  Except as set forth on Schedule 2.13(a) with respect to each Investment Security, the Company, the Bank or the Bank Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as set forth on Schedule 2.13(a), no Investment Securities are pledged to secure obligations of the Company, the Bank or the Bank Subsidiary.  The Investment Securities are valued on the books of the Company, the Bank and the Bank Subsidiary in accordance with GAAP.  None of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company, the Bank or the Bank Subsidiary to dispose of such investment at any time.  With respect to all material repurchase agreements to which the Company, the Bank or the Bank Subsidiary is a party, the Company, the Bank or the Bank Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(b)                                 None of the Company, the Bank or the Bank Subsidiary has sold or otherwise disposed of any Investment Securities in a transaction in which the acquirer of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company, the Bank or the Bank Subsidiary to repurchase or otherwise reacquire any such Investment Securities.

(c)                                  There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company, the Bank or the Bank Subsidiary is bound.

A-1-16

(d)                                 Each of the Company, the Bank and the Bank Subsidiary has made a good faith effort to achieve compliance with 12 U.S.C. § 1851 and the regulations promulgated in connection therewith (the “Volcker Rule”).  To the knowledge of the Company, the Bank and the Bank Subsidiary, in the absence of the transactions contemplated hereby, continuing to hold the Investment Securities in their current form would not form the basis for an assertion of any violation of the Volcker Rule by any of the Company, the Bank or the Bank Subsidiary.

2.14                        Compliance with Laws; Legal Proceedings.

(a)                                 The Company and the Company Subsidiaries are each in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks, their holding companies and their subsidiaries or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company and the Company Subsidiaries, or the assets owned, used, occupied or managed by any of them, except for matters concerning such compliance that would not be material to the Company or any of the Company Subsidiaries.

(b)                                 Without limiting the generality of the foregoing:

(i)                                     UDAAP.  Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning unfair or deceptive acts or practices, including Section 5 of the Federal Trade Commission Act (15 U.S.C. §§ 45), Regulation AA issued by the Board of Governors of the Federal Reserve System Regulation (12 CFR 227), and the Illinois Consumer Fraud and Deceptive Business Practices Act (815 Ill. Comp. Stat. Ann. 505), (each such legal requirement and the rules promulgated thereunder, a “UDAAP Law”).  Neither the Company nor a Company Subsidiary has been cited, fined or otherwise notified of any failure by it to comply with a UDAAP Law which has not been cured or otherwise satisfied in full.  To the knowledge of the Company or a Company Subsidiary, there are no facts or circumstances that could form the basis for assertion of any proceeding against the Company or a Company Subsidiary under any UDAAP Law that, if determined adversely to the Company or a Company Subsidiary, could reasonably be expected to adversely affect the Company or a Company Subsidiary.  No business practices of the Company or a Company Subsidiary could reasonably be considered to be unfair, deceptive, untrue, misleading or abusive in any material respect.  With respect to all of the Company’s and the Bank’s products, the corresponding consumer disclosures have reflected accurately, clearly and conspicuously the features of such products.

(ii)                                  BSA/AML.  Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy and anti-money laundering laws or regulations, including the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986, the Annunzio-Wylie Anti-Money Laundering Act of 1992, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”).  Neither the Company nor the Bank has been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured or otherwise satisfied in full.  To the knowledge of the Company or a Company Subsidiary, there are no facts or circumstances that could form the basis for assertion of any proceeding against the Company or a Company Subsidiary under any BSA/AML Law that, if determined adversely to the Company or a

A-1-17

Company Subsidiary, could reasonably be expected to adversely affect the Company or a Company Subsidiary.

(iii)                               Fair Lending.  Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning any fair lending laws or regulations, including the Equal Credit Opportunity Act and the Fair Housing Act (each such legal requirement and the rules promulgated thereunder, a “Fair Lending Law”).  Neither the Company nor a Company Subsidiary has been cited, fined or otherwise notified of any failure by it to comply with a Fair Lending Law which has not been cured or otherwise satisfied in full.  To the knowledge of the Company or a Company Subsidiary, there are no facts or circumstances that could form the basis for assertion of any proceeding against the Company or a Company Subsidiary under any Fair Lending Law that, if determined adversely to the Company or a Company Subsidiary, could reasonably be expected to adversely affect the Company or a Company Subsidiary.

(c)                                  Each of the Company and the Company Subsidiaries holds all material licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of its business and the ownership of its assets (collectively, “Licenses”), all such Licenses are in full force and effect, and none of the Company or any of the Company Subsidiaries has received any notice (whether written or, to the knowledge of the Company or the Bank, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.

(d)                                 Except as set forth on Schedule 2.14(d), there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company or the Bank, threatened or contemplated against the Company or the Company Subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or the Company Subsidiaries from taking any action of any kind in connection with their respective businesses.  Except as set forth on Schedule 2.14(d), none of the Company or Company Subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of the Company or the Bank, oral) of enforcement actions, or any criticism or recommendation of a material nature concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority, and none of the Company or the Company Subsidiaries has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated.

2.15                        Insurance.  Schedule 2.15 sets forth a complete and correct list of all policies of insurance in which the Company or any of the Company Subsidiaries is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Company or the Company Subsidiaries, or which is owned or carried by the Company or the Company Subsidiaries.  All such policies are legal, valid, binding, enforceable and in full force and effect as of the date hereof and will continue in effect until Closing (or if such policies are cancelled or lapse prior to Closing, renewals or replacements thereof will be entered into in the Ordinary Course of Business).  No application for any such policies included a material misstatement or omission.  All premiums and costs with respect to such policies are set forth on Schedule 2.15 and have been paid to the extent due.  None of the Company or any of the Company Subsidiaries is in breach or default under any such policy, and, to the knowledge of the Company or a Company Subsidiary, no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration, under such policy.  Except as set forth on Schedule 2.15, no claim currently is pending under any such policy involving an

A-1-18

amount in excess of $75,000.  All material insurable risks reasonably expected to be known by management in respect of the business and assets of the Company and the Company Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the size of the Company and the Company Subsidiaries and the business and operations in which the Company and the Company Subsidiaries are engaged.  None of the Company or the Company Subsidiaries has received any notice (whether written or, to the knowledge of the Company and the Bank, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

2.16                        Taxes.

(a)                                 Definitions.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (1) any and all U.S. federal, state, local and non-U.S. taxes, duties, fees, premiums, assessments, imposts, levies, tariffs and other charges of any kind whatsoever imposed, assessed, reassessed or collected by any governmental entity, including all interest, penalties, fines, installments, additions to tax or other additional amounts imposed, assessed, reassessed or collected by any governmental entity in respect thereof, and including those related to, or levied on, or measured by, or referred to as, net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits, gross receipts, royalty, capital, capital gain, sales, goods and services, harmonized sales, use, value added, ad valorem, transfer, land transfer, real property, capital stock, personal property, environmental, business, property development, occupancy, franchise, license, withholding, payroll, employment, employer health, health insurance, social services, education, all surtaxes, unemployment or employment insurance premiums, workers compensation payments, excise, severance, stamp, premium, escheat, or windfall profits, alternative or minimum taxes, customs duties, import and export taxes, countervail and anti-dumping, and registration fees, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (2) any liability of the Company or any of the Company Subsidiaries for the Taxes described in clause (1) hereof arising as a result of being or ceasing to be a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulation §1.1502-6 (and any corresponding provision of state, local or foreign law) or otherwise; and (3) any liability for Taxes referenced in clauses (1) and (2) as a transferee, successor, guarantor, by contract or by operation of applicable laws or otherwise.

(b)                                 Tax Returns and Audits.

(i)                                     The Company and the Company Subsidiaries have each prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, elections, notices, filings, declarations, forms, claims for refund, estimates, information statements, reports and other documents, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto (“Tax Returns”), with the appropriate governmental entity in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to the Company or any of the Company Subsidiaries, as applicable.  Such Tax Returns have been prepared and completed in accordance with applicable legal requirements in all material respects.  Schedule 2.16(b)(i) lists all of the jurisdictions in which the Company and the Company Subsidiaries are required to file Tax Returns or pay Taxes.

(ii)                                  The Company and each of the Company Subsidiaries have duly and timely paid, or caused to be duly and timely paid, all Taxes that are due and payable by them (whether or not shown or required to be shown on any Tax Return).  All entity-level Taxes of the Company or any of the Company Subsidiaries for which the Company or any of the Company Subsidiaries is the primary obligor for the payment thereof that are due and payable with respect to

A-1-19

income, assets and operations of the Company and each of the Company Subsidiaries have been duly and timely paid.

(iii)                               Each of the Company and the Company Subsidiaries has duly and timely withheld or deducted all Taxes and other amounts required by applicable laws to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any person, including any former or current Employees, officers or directors and any non-resident person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate governmental entity such Taxes and other amounts required by applicable laws to be remitted by it, for all periods ending on or prior to the Closing Date.

(iv)                              None of the Company or the Company Subsidiaries has entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and none of the Company or the Company Subsidiaries is a beneficiary of any such extension of time, which will be outstanding and in effect on the Closing Date, within which (A) to file any Tax Return covering any Taxes for which the Company or any of the Company Subsidiaries may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which the Company or any of the Company Subsidiaries may be liable; (C) the Company or any of the Company Subsidiaries may be required to pay or remit Taxes or amounts on account of Taxes; or (D) any governmental entity may assess, reassess, or collect Taxes for which the Company or any of the Company Subsidiaries may be liable.

(v)                                 No audit or other examination of any Tax Return of any of the Company or any of the Company Subsidiaries is in progress, nor has the Company or any of the Company Subsidiaries been notified in writing of any request for such an audit or other examination.

(vi)                              There are no liens on the assets of the Company or any of the Company Subsidiaries relating to or attributable to Taxes, except for inchoate tax liens that are attached by operation of law.

(vii)                           None of the Company or any of the Company Subsidiaries has been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii)                        None of the Company or any of the Company Subsidiaries (1) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which was the Bank or the Company), (2) owes any amount under any Tax sharing, indemnification, allocation or similar agreement, (3) has ever been a party to or bound by any Tax sharing, indemnification, allocation or similar agreement, contract plan or arrangement allocating or sharing the payment of, indemnity for or liability for Taxes that will not be terminated on the Closing Date without any future liability to the Bank, the Company, Wintrust or any of their respective subsidiaries, and (4) has any liability for the Taxes of any Person (other than the Bank) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(ix)                              No claim in writing has ever been made by any governmental entity in a jurisdiction in which the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries, as applicable, is or may be subject to Taxes in such jurisdiction.

A-1-20

(x)                                 None of the Company of the Company Subsidiaries has entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under similar provisions of state, local or foreign Tax laws.

(xi)                              None of the Company or the Company Subsidiaries has applied for any Tax ruling that, if granted, would affect the computation of Tax liability of the Company or any of the Company Subsidiaries, as applicable, for any periods (or portions thereof) beginning on or after the Closing Date.

(xii)                           None of the Company or the Company Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(xiii)                        There is no contract covering any current or former employee or current or former independent contractor of the Company or any of the Company Subsidiaries that, individually or collectively, could give rise to a payment by the Company or any of the Company Subsidiaries (or the provision by the Company or any of the Company Subsidiaries of any other benefits such as accelerated vesting) that would not be deductible by the Company or any of the Company Subsidiaries by reason of Code Section 280G or would be subject to an excise Tax under Code Section 4999.  None of the Company or the Company Subsidiaries has any indemnity obligations for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including the Taxes under Code Section 409A.

(xiv)                       The Company and the Company Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.

(xv)                          The Company has not had more than 100 shareholders, has been a “small business corporation” within the meaning of Section 1361(b) of the Code, and has had in effect a valid election to be an “S corporation” under Section 1362(a) of the Code (and has validly been treated in a similar manner for purposes of the applicable Laws of all state and local jurisdictions in which it has been subject to taxation where such treatment is legally available), in each case, at all times during its existence; the Bank has been treated as a result of a valid applicable election as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and has been or will be validly treated in a similar manner for purposes of the applicable Laws of all state and local jurisdictions in which it has been subject to taxation where such treatment is legally available) at all times during its existence; the Bank Subsidiary has been treated for federal income tax purposes as a disregarded entity at all times during its existence; and no election has been filed with any Governmental Authority to treat the Company or any Company Subsidiary as an association taxable as a corporation for U.S. federal or applicable state and local income tax purposes.

2.17                        Environmental Laws and Regulations.

(a)                                 Each of the Company and the Company Subsidiaries:

(i)                                     has had and now has all environmental approvals, consents, licenses, permits and orders required to conduct the business in which it has been or is now engaged; and

A-1-21

(ii)                                  has been and is in compliance in all material respects with all applicable Environmental Laws (as defined below).

(b)                                 There are no claims, actions, suits or proceedings pending or, to the knowledge of the Company or the Bank, threatened or contemplated against, or involving, the Company or any of the Company Subsidiaries, or any assets of any of the Company or the Company Subsidiaries, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise).

(c)                                  No decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or any of the Company Subsidiaries.

(d)                                 None of the Company or the Company Subsidiaries is or has ever:

(i)                                     been a generator or transporter of hazardous waste, or the owner, operator, lessor, sublessor, lessee or, to the knowledge of the Company and the Bank, mortgagee of a treatment, storage, or Disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated thereunder, or of real property on which such a treatment, storage or Disposal facility or underground storage tank is or was located;

(ii)                                  arranged for the Disposal or treatment, arranged with a transporter for transport for Disposal or treatment of Hazardous Materials at any facility from which there is a Release (as defined below) or threat of Release, or accepts or accepted Hazardous Materials for transport for Disposal or treatment at any facility;

(iii)                               been the holder of a security interest where the party giving the security is or was the owner or operator of a treatment, storage or Disposal facility, underground storage tank or any facility at which any Hazardous Materials are or were treated, stored in significant quantities, recycled or disposed and where the Company or any of the Company Subsidiaries participates or participated in management decisions concerning the facility’s Hazardous Materials Disposal activities; or

(iv)                              owned, operated, leased, subleased or, to the knowledge of the Company or the Bank, held a security interest in (1) any facility at which any Hazardous Materials were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated into the structure or (2) any real property on which such a facility is or was located.

(e)                                  To the knowledge of the Company or the Bank there is no asbestos or asbestos-containing materials, or lead-based paint, used in, present or applied to any building, structure, equipment or other form located on the Real Property.

(f)                                   The Company has provided to Wintrust copies of all environmental assessments and reports that the Company, the Bank or the Bank Subsidiary has obtained in connection with any of the Real Property, and the findings of each such assessment or report are consistent with the representations and warranties set forth above.

(g)                                  To the knowledge of the Company or the Bank, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Company or any of the Company Subsidiaries under any Environmental Law.

A-1-22

(h)                                 “Environmental Laws” means all applicable federal, state and local statutes, regulations, ordinances, rules and policies, all court and administrative orders and decrees, all arbitration awards, and the common law, which pertain to Hazardous Materials or protection of human health and safety.

(i)                                     “Hazardous Materials” means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials that are considered to be hazardous or toxic under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized (“CERCLA”), and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq. (“RCRA”), and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a hazard to the environment or the health and safety of any person.  “Disposal” means the discharge, deposit, injection, dumping, spilling, leaking, or placing any materials, wastes or substances into the environment.

(j)                                    “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material), either on the Real Property or migrating from the Real Property onto another property, whether or not notification or reporting to any governmental authority was or is required, including any Release which is subject to Environmental Laws.

2.18                        Community Reinvestment Act Compliance.  Neither the Company nor the Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and the Bank has received a CRA rating of “satisfactory” or better from the Federal Deposit Insurance Corporation (“FDIC”) or other applicable Governmental Authority.  Neither the Company nor the Bank knows of any facts or circumstances which would cause the Bank to fail to comply with such provisions or the Bank to receive a rating less than “satisfactory.”

2.19                        Regulatory Reports.  Since January 1, 2018, the Company and the Company Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the FDIC, the IL SOS, the Illinois Department of Financial and Professional Regulation (“IDFPR”) and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or any of the Company Subsidiaries (the “Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith.  As of their respective dates, the Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

2.20                        Employee Matters.

(a)                                 (i)  Neither the Company nor the Bank has entered into, nor is the Company or the Bank otherwise bound by, any collective bargaining agreements that are now in effect with respect to their respective employees nor has the Company or the Bank experienced any labor disturbance, slow-down, strike, lockout, material grievance, claim of unfair labor practices, or other

A-1-23

dispute relating to any union or collective bargaining within the past three (3) years; (ii) there is no labor strike, labor dispute, or work slow-down, stoppage or lockout pending or, to the knowledge of the Company and the Bank, threatened against or affecting the Company or the Bank; (iii) to the knowledge of the Company and the Bank, no union organization campaign is threatened or in progress with respect to any of the employees of the Company or the Bank, and no question concerning representation exists respecting such employees; (iv) there is no unfair labor practice charge or complaint threatened or pending against the Company or the Bank before the National Labor Relations Board; and (v) neither the Company nor the Bank has agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of the Company or the Bank.  Neither the Company nor the Bank has committed any unfair labor practice.  To the knowledge of the Company and the Bank, (1) no event has occurred or circumstance exists that could provide the basis for any work slow-down or stoppage or other labor dispute and (2) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or the Bank.

(b)                                 Schedule 2.20(b) sets forth with respect to each current employee of the Company or the Bank (the “Employees”) their respective name, date of commencement of employment, job title, full-time or part-time status, and classification as either “exempt” or “non-exempt” from requirements under applicable law regarding payment of overtime.

(c)                                  The Company and the Bank have complied and are in compliance in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) employment taxes, deductions, reporting and licensure requirements, and (v) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, driver regulations, and other employment laws, regulations and ordinances.  The Company and the Bank are in material compliance with the Immigration Reform and Control Act of 1986 and maintain a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986 and the Company and the Bank have verified that each and every employee who is currently working in the United States is eligible to work in the United States.

(d)                                 The books and records of the Company and the Bank, including personnel files, contain no reference to any charge, grievance or complaint made against, or disciplinary proceeding initiated by the Company or the Bank with respect to, any Employee concerning an alleged violation of the Company’s or the Bank’s employee handbook or code of ethics, including any provisions therein that relate to sexual harassment or misconduct, nor to the knowledge of the Company or the Bank have any such charges, grievances or complaints ever been made, or any such disciplinary proceedings initiated in each case, with respect to any Employee.

(e)                                  All employees of the Company and the Bank have been or will have been on or before the Closing, paid in full by the Company or the Bank, as applicable, for all earned wages, salaries, commissions, bonuses (including any bonuses or incentive compensation related to the transactions contemplated by this Agreement), vacation pay, sick pay, and other compensation for all services performed by such employees up to and including the Closing or any such unpaid amounts existing at the time of the Closing will be properly reflected in the Closing Balance Sheet.  All Employees have been and are properly classified as either “exempt” or “non-exempt” from requirements under applicable law regarding payment of overtime.  All independent contractors who have worked for the Company or the Bank at any time are and have been properly classified as independent contractors

A-1-24

pursuant to all applicable regulations.  The Company and the Bank have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to their respective employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  To the knowledge of the Company and the Bank, no officer of either the Company or the Bank intends to terminate employment with the Company or the Bank prior to or following the Closing.

(f)                                   The Bank Subsidiary does not have, nor has the Bank Subsidiary ever had, any employees.

2.21                        Employee Benefit Plans.

(a)                                 Schedule 2.21(a) includes a complete and correct list of each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA Sections 3(1) and 3(2), respectively (the “ERISA Plans”), each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Company or the Bank which the Company or the Bank maintain or contribute to (or, with respect to any employee pension benefit plan has maintained or contributed to since the date of its incorporation) or to which the Company or the Bank is a party or by which it is otherwise bound (collectively, together with the ERISA Plans, the “Benefit Plans”).  Neither the Company nor the Bank has, and has ever had, an affiliate that would be treated as a single employer together with the Company or the Bank (an “ERISA Affiliate”) under Section 414 of the Code other than the Company and the Bank with respect to each other.  The Company previously has delivered to Wintrust true and complete copies of the following with respect to each Benefit Plan: (i) copies of each Benefit Plan, and all related plan descriptions; (ii) the last three years’ Annual Returns on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material plan documents.  In addition, the Company has delivered to Wintrust true and complete copies of the following:

(i)                                     all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors that relate to any Benefit Plan;

(ii)                                  all notices and other communications that were given by the Company, the Bank or any Benefit Plan to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or any participant or beneficiary, pursuant to applicable law, within the four years preceding the date of this Agreement; and

(iii)                               all notices or other communications that related to the Company, the Bank or any Benefit Plan that were given by the IRS, the PBGC, or the Department of Labor to the Company, the Bank or any Benefit Plan within the four years preceding the date of this Agreement.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or the Bank under any Benefit Plan or any other increase in the liabilities of the Company or the Bank under any Benefit Plan as a result of the transactions contemplated by this Agreement.

(c)                                  Neither the Company nor the Bank maintains or participates in, nor has ever maintained or participated in, (i) a Benefit Plan that is subject to Title IV of ERISA or (ii) a

A-1-25

multiemployer plan within the meaning of Section 3(37) of ERISA.  Neither the Company nor the Bank or, to their knowledge, any director or employee of the Company or the Bank, or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or, to the Company’s or the Bank’s knowledge, any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan.  The Company and the Bank do not provide and have never provided medical benefits, life insurance or similar welfare benefits to former employees, except as required by Section 601 of ERISA.

(d)                                 Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”), or satisfies the provisions of IRS Announcement 2001-77, Section II, if applicable, to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and the Bank are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the knowledge of the Company and the Bank, there are no facts or circumstances that would adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust.  The Company has provided Wintrust with copies of the most recent IRS determination letters (or opinion or advisory letters) for each Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code.

(e)                                  Each Benefit Plan is, and since its inception has been, administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Benefit Plan, including the rules and regulations promulgated by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other applicable law, including without limitation the requirement to file Annual Returns on Form 5500.  None of the Company, the Bank or any affiliate of the Company or the Bank that is a fiduciary with respect to any Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA.  No Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, nor does the Company or the Bank anticipate any such submission of any Benefit Plan.

(f)                                   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the knowledge of the Company and the Bank, threatened by, on behalf of, or against any of the Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Benefit Plans that alleges a violation of applicable state or federal law or violation of any Benefit Plan document or related agreement.  To the knowledge of the Company and the Bank, there is no reasonable basis for any such litigation, claim or assessment.

(g)                                  No Benefit Plan fiduciary or any other person has, or has had, any liability to any Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights.  Every Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

(h)                                 All accrued contributions and other payments to be made by the Company or the Bank to any Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Financial Statements.  Neither the Company nor the Bank is in default in performing any of its respective contractual obligations under any of the Benefit Plans or any related

A-1-26

trust agreement or insurance contract.  There are no outstanding liabilities with respect to any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.  Except to the extent reserved for and reflected in the Financial Statements in accordance with this Section 2.21(h), neither the Company nor the Bank has committed to, or announced, a change to any Benefit Plan that increases the cost of the Benefit Plan to the Company or the Bank.

(i)                                     Except as set forth on Schedule 2.21(i), no Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(j)                                    The provisions of any Benefit Plan that constitutes a “non-qualified deferred compensation plan” under Code Section 409A, and the operation of any such plan, have at all times been in compliance with Code Section 409A or guidance issued thereunder.

(k)                                 There are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the Benefit Plans or otherwise.  The Company and the Bank have complied in all respects with the requirements for continued healthcare coverage under ERISA Section 601 et seq. and Code Section 4980B.

(l)                                     The consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, or acceleration of any benefit by the Bank or under any Benefit Plan.

(m)                             No condition exists as a result of which the Company would have any liability, whether absolute or contingent, under any Benefit Plan with respect to any misclassification of a person performing services for the Company or the Bank as an independent contractor rather than as an employee.

(n)                                 The Company and the Bank each have the right to modify and terminate benefits to retirees with respect to both retired and active employees.

2.22                        Technology and Intellectual Property.

(a)                                 Schedule 2.22 sets forth a complete and correct list of all (i) registered trademarks, service marks, domain names, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by or for the benefit of the Company, the Bank or the Bank Subsidiary, or used in or necessary to conduct the Company’s, the Bank’s or the Bank Subsidiary’s business as presently conducted.  The items on Schedule 2.22, together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the businesses of the Company, the Bank and the Bank Subsidiary, constitute the “Intellectual Property.”

(b)                                 The Company, the Bank or the Bank Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the Bank to use the Intellectual Property in the conduct of its business as presently conducted.  Neither the Company nor the Bank has received any notice (whether written or, to the knowledge of the Company and the Bank, oral) alleging that the Company, the Bank or the Bank Subsidiary has infringed

A-1-27

or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the knowledge of the Company and the Bank, none of the Company, the Bank or the Bank Subsidiary has committed any such violation or infringement.  To the knowledge of the Company or the Bank, (i) there are no facts or circumstances that, upon consummation of the transactions contemplated hereby, would cause the Surviving Company, the Company, the Bank or the Bank Subsidiary, as applicable, to be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company, the Bank or the Bank Subsidiary is a party or by which it is bound, and (ii) the use of such Intellectual Property by the Surviving Company, the Company, the Bank or the Bank Subsidiary will not, as a result of such consummation, violate or infringe the rights of any Person, or subject Wintrust, the Surviving Company, the Company, the Bank or the Bank Subsidiary to liability of any kind, under any such contract.

(c)                                  The Company, the Bank or the Bank Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the IT Assets as is necessary to permit the Company, the Bank and the Bank Subsidiary to use the IT Assets in the conduct of their respective businesses as presently conducted.  The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company, the Bank and the Bank Subsidiary in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years.  “IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Company, the Bank or the Bank Subsidiary.  To the knowledge of the Company, the Bank and the Bank Subsidiary, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation.  To the knowledge of the Company, the Bank and the Bank Subsidiary, no Person has gained unauthorized access to the IT Assets.  The Company, the Bank and the Bank Subsidiary have implemented reasonable back-up and disaster recovery technology consistent with industry practices.  To the knowledge of the Company, the Bank and the Bank Subsidiary, except for “off the shelf” software licensed by the Company, the Bank or the Bank Subsidiary in the Ordinary Course of Business, none of the IT Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.

2.23                        Absence of Certain Changes or Events.  Other than as specifically disclosed in this Agreement, the Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (i) since the Audited Balance Sheet Date, any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or any of the Company Subsidiaries, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future, or (ii) any changes or condition, event, circumstance, fact or other occurrence, whether occurring before or since the Audited Balance Sheet Date that may reasonably be expected to have or result in a material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or any of the Company Subsidiaries.  No fact or condition exists with respect to the business, operations or assets of the Company or any of the Company Subsidiaries which the Company has reason to believe may cause the Federal Reserve Application or any other regulatory approval referenced in this Agreement to be denied or unduly delayed.

2.24                        Conduct of Business Since Audited Balance Sheet Date.  Except as set forth on Schedule 2.24, since the Audited Balance Sheet Date the business of the Company and each of the Company Subsidiaries has been conducted only in the Ordinary Course of Business.  Without limiting the generality of the foregoing, since the Audited Balance Sheet Date, except as set forth on such Schedule,

A-1-28

none of the Company or the Company Subsidiaries has taken, or has caused, suffered or permitted to be taken any of the following actions:

(a)                                 sold, leased (as lessor), transferred or otherwise disposed of (including any transfers to any of its affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any assets of the Company or the Company Subsidiaries reflected on the Audited Financial Statements or any assets acquired by the Company or any of the Company Subsidiaries after the Audited Balance Sheet Date, except for (i) OREO and loans held for sale and Investment Securities sold or otherwise disposed of in the Ordinary Course of Business, (ii) Permitted Encumbrances, and (iii) real estate loans pledged in the Ordinary Course of Business as collateral for Federal Home Loan Bank advances;

(b)                                 cancelled any debts owed to or claims held by the Company or any of the Company Subsidiaries (including the settlement of any claims or litigation) other than in the Ordinary Course of Business;

(c)                                  created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of the Company or any of the Company Subsidiaries, or entered into, as lessee, any capitalized lease obligations (as defined in Accounting Standards Codification Topic 840), in either case other than in the Ordinary Course of Business;

(d)                                 accelerated or delayed collection of notes, accounts or loans receivable generated by the Company or any of the Company Subsidiaries in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(e)                                  delayed or accelerated payment of any account payable or other liability of the Company or any of the Company Subsidiaries beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(f)                                   declared or paid any dividend on shares of Company Common Stock or made any other distribution with respect thereto;

(g)                                  instituted any increase in any compensation payable to any employee of the Company or the Bank other than routine increases in the Ordinary Course of Business, or instituted any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or the Bank, other than increases in the Ordinary Course of Business;

(h)                                 prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods); or

(i)                                     made any change in the accounting principles and practices used by the Company or the Company Subsidiaries from those applied in the preparation of the Audited Financial Statements and the related statements of income and cash flow for the period then ended.

2.25                        Change in Business Relationships.  None of the Company or the Company Subsidiaries has received notice (whether written or, to the knowledge of the Company and the Bank, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of the Company or any of the

A-1-29

Company Subsidiaries intends to discontinue, diminish or change its relationship with the Company or any of the Company Subsidiaries, the effect of which would be material to the business, assets or operations of the Company or any of the Company Subsidiaries, or (b) that any executive officer of the Company or the Bank intends to terminate or substantially alter the terms of his or her employment.  There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the business, assets or operations of the Company or any of the Company Subsidiaries.

2.26                        Brokers’ and Finders’ Fees.  Except as set forth in Schedule 2.26, none of the Company or the Company Subsidiaries has any liability (whether incurred, potential, contingent or otherwise) for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

2.27                        Section 280G Payments.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment that would be deemed an “excess parachute payment” under Section 280G of the Code.

2.28                        Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 4.4(b) below) to be filed with the Securities Exchange Commission (the “Commission” ) by Wintrust in connection with the transactions contemplated by this Agreement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement (as defined below) will, at the date it is first mailed to the Company’s shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Wintrust or Merger Co. in writing for inclusion or incorporation by reference in the Proxy Statement.

2.29                        Opinion of Financial Advisor.  The Company has received the opinion of D.A. Davidson & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a signed copy of which opinion has been delivered to Wintrust.

2.30                        No Omissions.  None of the representations and warranties contained in Article III, in the Schedules provided for herein by the Company is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
CONCERNING WINTRUST AND MERGER CO.

Except as set forth in the specific Schedule relating to a corresponding Section below, Wintrust and Merger Co. hereby jointly and severally represent and warrant to the Company as of the date

A-1-30

hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) as follows:

3.1                               Organization.

(a)                                 Wintrust is duly registered as a financial holding company under the BHCA, is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Wintrust.

(b)                                 Merger Co. is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has the limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Merger Co. has conducted no business other than in connection with the execution and delivery of this Agreement.

3.2                               Capitalization.

(a)                                 Except as set forth on Schedule 3.2(a), the authorized capital stock of Wintrust is as set forth in the Wintrust SEC Documents (as defined in Section 3.5(a)).  The issued and outstanding shares of Wintrust have been duly and validly authorized and issued and are fully paid and non-assessable.  There are no shares of capital stock of Wintrust reserved under any equity incentive plans in excess of the amounts reflected in the Wintrust SEC Documents.

(b)                                 The limited liability company interests of Merger Co. consist of 1,000 units, all of which have been duly authorized and issued by Merger Co. and are fully paid and non-assessable and owned by Wintrust.

3.3                               Authorization; No Violations.  The execution and delivery of this Agreement by Wintrust and Merger Co. and the performance of Wintrust’s and Merger Co.’s obligations hereunder have been duly and validly authorized by the Boards of Directors of Wintrust and Merger Co. and by Wintrust as the sole shareholder of Merger Co., do not violate or conflict with the articles of incorporation or bylaws of Wintrust, the articles of organization or operating agreement of Merger Co., the Illinois LLC Act or any applicable law, court order or decree to which Wintrust or Merger Co. is a party or subject, or by which Wintrust or Merger Co. is bound, and require no further corporate or shareholder approval on the part of Wintrust or Merger Co.  Subject to receipt of the consents or approvals set forth on Schedule 3.4, the execution and delivery of this Agreement by Wintrust and Merger Co. and the performance of Wintrust’s and Merger Co.’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Wintrust or Merger Co. is bound.  This Agreement, when executed and delivered by the Parties, and subject to the matters described in Section 3.4, will be a valid, binding and enforceable obligation of each of Wintrust and Merger Co., subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

3.4                               Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Wintrust or Merger Co. of this Agreement and the consummation by Wintrust and

A-1-31

Merger Co., as of the Effective Date, of the transactions contemplated by this Agreement, except for (a) the consents and approvals set forth on Schedule 3.4, (b) the filing by Wintrust of an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHCA (the “Federal Reserve Application”) and related approval, (c) the filing by Wintrust of the Registration Statement (as defined in Section 4.4(b)),  and (d) the filing of the Articles of Merger with the IL SOS under the Illinois LLC Act and the IBCA.

3.5                               Wintrust SEC Filings and Financial Statements.

(a)                                 Since January 1, 2018, Wintrust has timely filed all registration statements and other reports and documents (including any amendments thereto) required to be filed with the Commission under the Securities Act and the Exchange Act and the rules and regulations of the Commission except where the failure to file would not, either individually or in the aggregate, have a Material Adverse Effect on Wintrust (the “Wintrust SEC Documents”), and all such Wintrust SEC Documents have complied in all material respects, as of their respective filing dates and effective dates, and the date of the most recent amendment thereto, as the case may be, with all applicable requirements of the Securities Act or the Exchange Act.  As of their respective filing and effective dates, and the date of the most recent amendment thereto, none of the Wintrust SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The audited consolidated financial statements contained or incorporated by reference in Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2018 and the unaudited interim financial statements included in Wintrust’s most recent Quarterly Reports on Form 10-Q have been prepared in conformity with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the consolidated financial position of Wintrust and its subsidiaries at the dates shown and the consolidated results of their operations, changes in shareholders’ equity and cash flows for the periods then ended.  The interim financial statements as of, and for, the periods ending after December 31, 2018 included in Wintrust’s Quarterly Reports on Form 10-Q, as filed with the Commission, include all adjustments necessary for a fair presentation of the financial position of Wintrust and its subsidiaries and the results of their operations for the interim periods presented, subject to normal, recurring year-end adjustments and the omission of footnote disclosure.

(c)                                  The allowance for loan losses shown on each of the balance sheets contained in the Wintrust SEC Documents are adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the applicable date of such balance sheet.

3.6                               Compliance with Laws; Legal Proceedings.

(a)                                 Wintrust and its subsidiaries are each in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking, their holding companies and their subsidiaries or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Wintrust or any of its subsidiaries or the assets owned, used, occupied or managed by Wintrust or any of its subsidiaries, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Wintrust.  Wintrust and its subsidiaries (direct and indirect) hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other

A-1-32

Governmental Authorities necessary for the conduct of their respective businesses and the ownership of their respective assets.

(b)                                 Except as may be disclosed in the Wintrust SEC Documents, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Wintrust, threatened or contemplated against or affecting Wintrust or its subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, including any claims, actions, suits or proceedings that might seek to challenge the validity or propriety of the Merger, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Wintrust or its subsidiaries from taking any action of any kind in connection with their respective businesses.  Except as may be disclosed in the Wintrust SEC Documents, none of Wintrust or its subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of Wintrust, oral) of any enforcement action, criticism or recommendation concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority and that would be materially adverse to Wintrust and its subsidiaries taken as a whole, and Wintrust has no reasonable basis to believe that any such enforcement action, criticism or recommendation not otherwise disclosed herein is contemplated.

3.7                               Wintrust Regulatory Reports.  Since January 1, 2018, Wintrust and its subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the FDIC, the OCC, the IDFPR and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Wintrust or its subsidiaries (the “Wintrust Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith.  As of their respective dates, the Wintrust Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.8                               No Adverse Change.  Except as disclosed in the Wintrust SEC Documents or this Agreement, there has not occurred (a) since December 31, 2018, any Material Adverse Effect on Wintrust, or (b) any change, condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2018 that may reasonably be expected to have or result in a Material Adverse Effect on Wintrust.  No fact or condition exists with respect to the business, operations or assets of Wintrust or its subsidiaries which Wintrust has reason to believe may cause the Federal Reserve Application or any of the other regulatory approvals referenced in Section 6.3 or 7.3 to be denied or unduly delayed.

3.9                               Brokers’ and Finders’ Fees.  Neither Wintrust nor Merger Co. has incurred any liability for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

3.10                        Taxation of the Merger.  Neither Wintrust nor any subsidiary of Wintrust has taken any action or agreed to take any action that would preclude the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code and, to the knowledge of Wintrust, there are no agreements or arrangements to which Wintrust or any subsidiary of Wintrust is a party that would prevent the Merger from so qualifying.

A-1-33

3.11                        Information Supplied.  None of the information supplied or to be supplied by Wintrust or Merger Co. for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Wintrust or Merger Co. with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

3.12                        No Omissions.  None of the representations and warranties contained in ARTICLE III or in the Schedules provided for herein is false or misleading in any material respect or omits to state a fact herein necessary to make such statements not misleading in any material respect.

ARTICLE IV
AGREEMENTS AND COVENANTS

4.1                               Conduct of Business.  During the period commencing on the date hereof and continuing until the Effective Time, the Company shall conduct its business and shall cause the Company Subsidiaries to conduct their respective businesses in the Ordinary Course of Business consistent with prudent banking practice.  Without limiting the generality of the foregoing, but subject to the next sentence, the Company shall comply with the express covenants of this Section 4.1 set forth below, and as a condition precedent to the obligations of Wintrust and Merger Co., shall certify as to the fulfillment of such covenants in accordance with Section 6.2(a).

It is the intent of the Parties that neither Wintrust nor Merger Co., by reason of this Agreement, including the express covenants in this Section 4.1, until such time as the Parties consummate the Merger and other transactions contemplated by this Agreement in accordance with its terms, shall be deemed to control, directly or indirectly, the Company or the Company Subsidiaries.  Accordingly, neither Wintrust nor Merger Co. shall use or attempt to use their rights under these covenants to exercise control (as defined by Section 2(a)(2) of the BHCA) over the management and policies of the Company or the Company Subsidiaries.

In furtherance of the foregoing, without the prior written consent of Wintrust (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                 no change shall be made in the articles of incorporation or bylaws of the Company, the charter or bylaws of the Bank, and the articles of organization or operating agreement of the Bank Subsidiary;

(b)                                 except with respect to the exercise of any Outstanding Company Option, no change shall be made in the capitalization of the Company (including the granting of any additional options under the Company Option Plans) or any of the Company Subsidiaries, or in the number of issued and outstanding shares of Company Common Stock;

A-1-34

(c)                                  the compensation of officers or key employees of the Company or the Bank shall not be increased nor any bonuses paid except in the Ordinary Course of Business, and except for accrued amounts of bonuses (in amounts consistent with past bonuses paid in the Ordinary Course of Business) to be paid prior to Closing; other than as contemplated by the foregoing there are no changes to compensation or bonuses anticipated to be made during the next six (6) months;

(d)                                 except for Loans that have already been approved by the Bank and for which commitments have been issued and accepted and where such commitments are listed on Schedule 4.1(d), no Loan, or renewal or restructuring of a Loan, in the amount of $1,000,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $1,000,000) shall be made by the Bank except after delivering to Wintrust written notice, including a complete loan package for such Loan, renewal or restructuring, in a form consistent with the Bank’s policies and practice, at least five (5) business days prior to such Loan, renewal or restructuring, and such Loan or renewal or restructuring of a Loan shall be made in the Ordinary Course of Business consistent with prudent banking practices, the Bank’s current loan policies and applicable rules and regulations or applicable Governmental Authorities with respect to amount, term, security and quality of such borrower or borrower’s credit; provided, however, that the Bank shall be allowed to renew performing Loans in amounts of $1,000,000 or less without notice to Wintrust, but shall not renew performing Loans in amounts of greater than $1,000,000 except after delivering to Wintrust written notice, including a complete loan package for such renewal, in a form consistent with the Bank’s policies and practice, at least five (5) business days prior to such renewal;

(e)                                  the Company and each of the Company Subsidiaries shall use their commercially reasonable efforts to maintain their present insurance coverage in respect of their properties and businesses;

(f)                                   no significant changes shall be made in the general nature of the business conducted by the Company and the Company Subsidiaries;

(g)                                  except as contemplated pursuant to Section 6.7, no employment, consulting or similar agreements shall be entered into by the Company or any of the Company Subsidiaries that are not terminable by the Company or the Company Subsidiaries, as applicable, on 30 days’ or fewer notice without penalty or obligation, nor shall the Company or the Bank terminate the employment of any officer thereof without first notifying Wintrust;

(h)                                 except as expressly provided in this Agreement, neither the Company nor the Bank shall take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;

(i)                                     the Company and the Company Subsidiaries, as applicable, shall file all Tax Returns in a timely manner and shall not change any of its accounting methods for federal and state income tax purposes;

(j)                                    none of the Company or the Company Subsidiaries shall make any expenditure for fixed assets in excess of $100,000 for any single item, or $500,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $100,000;

(k)                                 none of the Company or the Company Subsidiaries shall incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of

A-1-35

Business consistent with prudent banking practices and the current policies of the Company and the Company Subsidiaries;

(l)                                     none of the Company or the Company Subsidiaries shall fail to do anything that will cause a breach by the Company or any of the Company Subsidiaries of, or default by the Company or any of the Company Subsidiaries under, any Material Contract;

(m)                             the Bank shall not engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 3.12, unless the Bank has complied with Sections 23A and 23B of the Federal Reserve Act;

(n)                                 the Bank shall only purchase or invest in obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A or better by Moody’s Investors Service or by Standard and Poor’s;

(o)                                 the Bank shall not (i) accept or renew any brokered deposits, or (ii) incur any additional Federal Home Loan Bank advances or other types of ordinary course wholesale funding (except for Federal funds purchased); and

(p)                                 no changes of a material nature shall be made in any of the Company’s or the Company Subsidiaries’ accounting procedures, methods, policies or practices or the manners in which the Company or the Company Subsidiaries maintain their respective records.

4.2                               Access to Information and Premises.

(a)                                 The Company shall provide Wintrust and its representatives reasonable access, during normal business hours and on reasonable advance notice to the Company, to further information (to the extent permissible under applicable law and except for information subject to attorney-client privilege) and the Company’s and the Bank’s premises for purposes of (i) observing the Company’s and the Company Subsidiaries’ business activities and operations and to consult with their officers and employees regarding the same on an ongoing basis to verify compliance by the Company and the Company Subsidiaries with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s IT systems; provided, however, that the foregoing actions shall not unduly interfere with the business operations of the Company or the Company Subsidiaries.

(b)                                 Wintrust will use the information as is provided to it by the Company and the Company Subsidiaries, or representatives thereof, pursuant to this Agreement, solely for the purpose of conducting business, legal and financial reviews of the Company and the Company Subsidiaries and for such other purposes as may be related to this Agreement, and Wintrust will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into by and between the Company and Wintrust dated December 19, 2018 (the “Confidentiality Agreement”).

4.3                               Board Notices and Minutes.  The Company shall give reasonable notice to Wintrust of all meetings of the Company Board, the Bank Board, or the managers of the Bank Subsidiary, and any of their respective committees, and if known, the agenda for or business to be discussed at such meetings, except (a) to the extent objected to by state or federal bank regulatory agencies, (b) prohibited by law or in connection with any lawfully invoked privilege, (c) to the extent the disclosure could result in a waiver of the Company’s or the Bank’s attorney-client privilege, or (d) to the extent the respective

A-1-36

boards will be discussing this Agreement, the transactions contemplated under this Agreement or a Company Takeover Proposal.  In the event of any such objection by state or federal banking authorities, the Company shall promptly notify Wintrust and its counsel, without identifying the specific matter that was the subject of the objection.  To the extent permissible under law and unless otherwise provided above, the Company shall promptly transmit to Wintrust copies of all notices, minutes, consents and other materials that the Company, the Bank and the Bank Subsidiary provide to their respective directors, trustees or managers, except for information subject to attorney-client privilege.  Wintrust agrees to hold in confidence all such information pursuant to the Confidentiality Agreement.

4.4                               Regulatory Filings of Wintrust.

(a)                                 Within 20 days following execution and delivery of this Agreement, Wintrust will file the Federal Reserve Application and take all other appropriate actions necessary to obtain the regulatory approvals referred to in Sections 6.3 and 7.3 hereof (other than those to be obtained from the Commission, which are the subject of Section 4.4(b)), and the Company and the Bank will use all reasonable and diligent efforts to assist in obtaining all such approvals.  The obligation of Wintrust to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Wintrust, in its sole reasonable discretion, or to change the business practices of Wintrust or any of its subsidiaries in a manner not acceptable to Wintrust, in its sole reasonable discretion.  In advance of filing any application for such regulatory approval, Wintrust shall provide the Company and its counsel with a copy of such application (but excluding any information contained therein regarding Wintrust and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Wintrust or its counsel from any Governmental Authority with respect to such application.

(b)                                 Wintrust shall file with the Commission within 30 days after the execution of this Agreement or as soon as practicable thereafter, a registration statement on Form S-4 under the Securities Act covering Wintrust Common Stock to be issued pursuant to the Merger and shall use its reasonable and diligent efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the (“Registration Statement”).  The Registration Statement shall include a proxy statement/prospectus (the “Proxy Statement”) acceptable to Wintrust and the Company, prepared by Wintrust and the Company for use in connection with the Shareholders’ Meeting, all in accordance with the rules and regulations of the Commission, it being understood that Wintrust shall have final approval authority with respect to the content of the Proxy Statement.  The Company shall provide to Wintrust prompt written notice, within one business day, of the occurrence of any event requiring or possibly requiring an amendment or supplement to the Registration Statement or the Proxy Statement, and cooperate in the preparation, filing and dissemination to shareholders of any such amendment or supplement.

(c)                                  Each of the parties shall use all reasonable and diligent efforts to respond as promptly as practicable to any comments of the Commission with respect to the Registration Statement and the Proxy Statement.  The Company shall use all reasonable and diligent efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  The parties shall notify each other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between such party

A-1-37

or any of its Representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger.  Each party shall give each other party an opportunity to participate in any discussions or meetings such party has with the Commission in connection with the Proxy Statement, the Registration Statement or the Merger.

(d)                                 Notwithstanding anything in the foregoing clauses (b) and (c) of this Section 4.4 to the contrary, before filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the Commission with respect thereto, each of Wintrust and the Company (i) shall provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the Commission prior to receiving the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed).  Each of Wintrust and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Wintrust Common Stock included in the Merger Consideration for offering or sale in any jurisdiction, and each of Wintrust and the Company shall use all reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Wintrust shall, as soon as practicable after the execution of this Agreement, make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of Wintrust Common Stock; provided that Wintrust shall not have an obligation to qualify to do business in any jurisdiction in which it is not already qualified.

4.5                               Meeting of Shareholders of the Company.  As soon as practicable following the effectiveness of the Registration Statement, the Company shall duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon this Agreement, the Merger and the transactions contemplated hereby (the “Shareholders’ Meeting”).  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 4.5 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal by the Company Board of its approval or recommendation of this Agreement or the Merger.

4.6                               Business Relations and Publicity.  The Company and each of the Company Subsidiaries shall use reasonable and diligent efforts to preserve the reputation and relationship of the Company and the Company Subsidiaries with suppliers, clients, customers, employees, and others having business relations with the Company and the Company Subsidiaries.  Wintrust and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by applicable law or the rules of the Nasdaq Global Select Market (“NASDAQ”), no Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.  The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Wintrust to the content of any communication to the Company’s shareholders.

4.7                               Covenants Regarding Real Property.

(a)                                 The Company has delivered to Wintrust, at Wintrust’s sole expense, with respect to each parcel of Bank Owned Real Property, a commitment for an owner’s title insurance policy, ALTA Policy Form 2006 (the “Title Commitments”), having an effective date of May 9, 2019 and May 10, 2019, respectively, from Chicago Title Insurance Company (the “Title Insurer”). Wintrust has

A-1-38

received and reviewed the Title Commitments.  Attached hereto as Exhibits D-1 and D-2 are proforma title insurance policies based on the Title Commitments (the “Proforma Policies”).  The Proforma Policies are hereby deemed satisfactory by Wintrust.

(b)                                 Surveys.  The Company has delivered to Wintrust, at Wintrust’s sole expense, an ALTA survey of each parcel of Bank Owned Real Property (collectively, the “Surveys”). Wintrust has received and reviewed the Surveys, copies of which are attached hereto as Exhibit E-1 and E-2. The Surveys are hereby deemed satisfactory by Wintrust.

(c)                                  Title Policies.  At the Closing, the Company shall obtain and deliver to Wintrust, at Wintrust’s sole expense, owner’s title insurance policies issued by the Title Insurer and dated as of the Closing Date, in the form of each applicable Proforma Policy, insuring the fee simple estate of the Bank or the Surviving Company, as applicable, in the applicable parcels of Bank Owned Real Property in the amounts set forth on Schedule 4.7(c), subject only to the matters set forth in the applicable Proforma Policy and, if applicable, any Permitted Encumbrances permitted under Section 4.7(d) below (collectively, the “Title Policies”).

(d)                                 The Company shall not voluntarily encumber the Bank Owned Real Property prior to the Closing Date.  In the event that the Company cannot obtain any of the Title Policies, and Wintrust has not, prior to the Closing Date, given notice to the Company that it is willing to waive objection to each title exception which is not set forth in the applicable Proforma Policy (each, a “New Encumbrance”), the Company shall discharge or remove each such New Encumbrance that can be discharged or removed by the payment of a liquidated sum of money, provided, however, the Merger Consideration shall be reduced by any such amounts paid by Wintrust on behalf of the Company at Closing.  The Company shall use commercially reasonable efforts to discharge any New Encumbrance that cannot be discharged solely by the payment of a liquidated sum of money, unless such New Encumbrance is a Permitted Encumbrance.  Wintrust shall not have any right of action against the Company, at law or in equity, for the Company’s inability to obtain the Title Policy not subject to any New Encumbrance, unless the Company has breached its obligations set forth in the first sentence of this Section 4.7(d).  The Company shall be entitled to postpone the Closing Date for up to 30 days in the aggregate in order to discharge any New Encumbrance which is not a Permitted Encumbrance.  If the Company has not discharged any New Encumbrance that is not a Permitted Encumbrance and which cannot be discharged solely by the payment of a liquidated sum of money on or prior to the Closing Date (subject to any postponement in accordance with the preceding sentence), and if such New Encumbrance, in the sole determination of Wintrust, would reasonably be expected (i) to materially interfere with the use or operation of such Real Property or (ii) to materially affect the fair market value of such Real Property, then Wintrust shall have the right to terminate this Agreement pursuant to Section 9.2(c).

4.8                               No Solicitation by Company.

(a)                                 Termination of Existing Discussions.  The Company shall, and shall cause each of its Representatives to, cease immediately and cause to be immediately terminated all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any Person (other than Wintrust or Merger Co.) regarding any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.  Except as expressly permitted pursuant to Section 4.8(c), the Company shall not, and shall cause its Representatives not to, at any time after the execution of this Agreement, continue or resume any such soliciting activities, discussions, negotiations or access to nonpublic information with, by or to any Person (other than Wintrust and Merger Co.) with which the Company entered into a confidentiality, standstill or similar agreement before the execution and delivery of this Agreement or had discussions or negotiations before the execution and delivery of this Agreement regarding any proposal that constituted, or could reasonably have been expected to lead

A-1-39

to, any Company Takeover Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”).  The Company shall promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Company Subsidiary in connection with its consideration of any potential Company Takeover Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic dataroom access previously granted to any such Prior Company Bidder.

(b)                                 Prohibition on Soliciting Activities.  Except as permitted by Section 4.8(c), the Company shall not, and shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or encourage, or knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations with, or furnish any information (whether orally or in writing) or access to the business, properties, assets, books or records of the Company or any Company Subsidiary to, or otherwise cooperate with, knowingly assist, or participate in, facilitate or encourage any effort by, any Person (or any Representative of a Person) that has made, is seeking to make, has informed the Company of any intention to make, or has publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.  Any violation of the restrictions set forth in Section 4.8(a) or this Section 4.8(b) by any Representative of the Company shall be deemed to be a breach of this Section 4.8 by the Company.

(c)                                  Discussions Permitted in Certain Circumstances.  Before receipt of the Company Shareholder Approval, the Company and its Representatives may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by it based on the advice of outside counsel, in response to a bona fide, written Company Takeover Proposal received after the date of this Agreement that the Company Board determines, in good faith, based on the advice of outside counsel is reasonably capable of making a Superior Company Proposal and that the Company Board determines, in good faith, based on the advice of the Company’s independent financial advisor, is reasonably likely to result in a Superior Company Proposal that was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 4.8, and subject to compliance with Section 4.8(f), (x) furnish information with respect to the Company to the Person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions and negotiations (including solicitation of a revised Company Takeover Proposal) with such Person and its Representatives regarding such Company Takeover Proposal.  The Company shall provide to Wintrust copies of all nonpublic information (to the extent that such nonpublic information has not been previously provided or made available to Wintrust) that is made available to any such third party before or substantially concurrently with the time it is provided or made available to such third party.  The Company shall not furnish any information or participate in any discussions or negotiations with any Person pursuant to this Section 4.8(c) unless the Company notifies Wintrust in writing of its intention to take such action, promptly after the Company Board resolves to take such action, which notice shall include the identity of such Person, a true and complete copy of the most current version of any applicable Company Takeover Proposal (including any proposed agreement or other offer documents) and a true and complete copy of the applicable confidentiality agreement.  The Company shall keep Wintrust promptly advised of all material developments (including all changes to the material terms of any Company Takeover Proposal), discussions or negotiations regarding any Company Takeover Proposal and the status of such Company Takeover Proposal.

(d)                                 Company Recommendation.  Except as permitted by Section 4.8(e), the Company shall cause the Proxy Statement to include the recommendation of the Company Board to the

A-1-40

Company’s shareholders that they give the Company Shareholder Approval (the “Company Recommendation”).  Except as permitted by Section 4.8(e), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Wintrust or Merger Co., or propose publicly to withdraw or modify in a manner adverse to Wintrust or Merger Co., the approval or recommendation by the Company Board of this Agreement or the Merger (it being understood that taking a neutral position or no position with respect to any Company Takeover Proposal shall be considered an amendment or adverse modification), (ii) enter into, approve, adopt or recommend, or propose publicly to enter into, approve, adopt or recommend, any Company Takeover Proposal or any letter of intent, term sheet, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract or instrument constituting or relating to any Company Takeover Proposal (other than a confidentiality agreement that complies with Section 4.8(c), (iii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Company’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by a Company Takeover Proposal, or take any other action inconsistent with the Company Recommendation, (iv) waive the benefits of, provide any consent under, permit any noncompliance with, fail to enforce, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party or (v) authorize any of, or resolve, commit or agree to take any of, the foregoing actions (any of the foregoing, a “Company Recommendation Change”).  Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any Representative of the Company shall be deemed to be a Company Recommendation Change.

(e)                                  Change in Recommendation Permitted in Certain Circumstances.  If the Company and the Company Subsidiaries have complied with all their obligations under this Section 4.8, and the Company Board receives a Superior Company Proposal and as a result thereof the Company Board determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, then before receipt of the Company Shareholder Approval (and in no event after receipt of the Company Shareholder Approval) the Company Board may make a Company Recommendation Change.  The Company Board shall not make a Company Recommendation Change pursuant to this Section 4.8(e) unless: (1) the Company notifies Wintrust in writing of its intention to take such action, promptly after the Company Board resolves to take such action but in any event not less than five business days before taking such action, which notice shall include the identity of the offeror and a true and complete copy of the most current version of such Superior Company Proposal (including any proposed agreement or other offer documents), (2) for five business days following delivery of such notice, the Company negotiates in good faith with Wintrust with respect to any revised proposal from Wintrust in respect of the terms of the Merger and the other transactions contemplated hereby (to the extent Wintrust desires to negotiate) with the intent of enabling the Parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (3) Wintrust does not make, within such five-business day period, an offer that is at least as favorable to the shareholders of the Company, as determined by the Company Board in good faith based on the advice of the Company’s independent financial advisor, as such Superior Company Proposal (it being understood that any amendment to the financial terms or other material terms of any such Superior Company Proposal shall require a new written notice from the Company and an additional five-business day period that satisfies this Section 4.8(e)).

(f)                                   Required Notices.  The Company promptly and in any event within one business day shall advise Wintrust orally and in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal, and the identity of the Person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry.  The Company shall (i) keep Wintrust fully

A-1-41

informed on a current basis of the status of any such Company Takeover Proposal or inquiry, including any change to the material terms thereof and (ii) provide to Wintrust promptly and in any event within one business day after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

(g)                                  Disclosures under Law.  Nothing in this Section 4.8 shall prohibit the Company Board from (A) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other law, or (B) making any disclosure to the Company’s shareholders if the Company Board determines, after consultation with outside counsel, that failure to so disclose such position would be reasonably likely to give rise to a violation of law, in each case so long as such disclosure is limited to (x) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (y) an express rejection of an applicable Company Takeover Proposal or (z) an express reaffirmation of the Company Recommendation.

(h)                                 Certain Definitions.  For purposes of this Agreement:

(i)                                     “Company Takeover Proposal” means any offer or proposal by any Person concerning any (i) merger, consolidation, other business combination or similar transaction involving the Company or any Company Subsidiary, pursuant to which such Person (or the shareholders of such Person) would own 15% or more of the consolidated assets, revenues or net income of the Company, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company or any Company Subsidiary (including equity interests of any of Company Subsidiary) representing 15% or more of the consolidated assets, revenues or net income of the Company, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing 15% or more of the outstanding stock of the Company, (iv) transaction or series of transactions in which any Person (or the shareholders of such Person) would acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing 15% or more of the outstanding stock of the Company or (v) any combination of the foregoing.

(ii)                                  “Representative” means, with respect to any Person, any direct or indirect subsidiary of such Person, or any officer, director, employee, investment banker, attorney or other agent, advisor or representative of such Person or any direct or indirect subsidiary of such Person.

(iii)                               “Superior Company Proposal” means a bona fide written Company Takeover Proposal (except that references in the definition of “Company Takeover Proposal” to “15% or more” shall be replaced by “80% or more”), on its most recently amended or modified terms, if amended or modified, received by the Company on or after the date of this Agreement, for which any necessary financing is committed and that the Company Board determines in good faith (based on the advice of outside legal counsel and its independent financial advisor) to be (i) more favorable to the holders of Company Common Stock than the Transactions (taking into account the likelihood of effecting the transaction, including all financial, legal, regulatory and other aspects thereof, and taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Wintrust in response to such proposal or otherwise)) and relevant legal, financial and regulatory aspects of the proposal, the identity of the third party making such proposal and the conditions for completion of such proposal and (ii) reasonably expected to be completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

A-1-42

4.9                               Loan Charge-Off; Pre-Closing Loan Review.

(a)                                 The Company shall cause the Bank, prior to the Closing Date, (i) to write off all Loans of the Bank that are required to be written off by the Bank’s regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as Loan losses and (ii) to write down potential Loan losses in conformity with past practices and policies of the Bank and GAAP.  Any such write down shall not have any effect on, or result in a breach of, the representations and warranties under Section 2.8 made by the Company as of the date of this Agreement and shall not result in a Material Adverse Effect on the Company, but shall be taken into account in determining the Minimum Adjusted Net Worth (as defined in Section 6.9 below) of the Company as of the Closing Date; and nothing in this Section 4.9(a) shall require the Company to make any additional provision to the Bank’s reserve for loan losses so long as such reserve, determined as described in Section 2.8(b) and in compliance with the second sentence of Section 4.11 below, is adequate and in compliance with GAAP.

(b)                                 The Company shall cause the Bank to make available to Wintrust the files maintained by the Bank with respect to, and information regarding the status of, each Loan contained in the Loan portfolio of the Bank, as of a date not more than 15 days prior to the Closing Date.

4.10                        Director and Officer Insurance Coverage.  Wintrust agrees to provide each of the directors, officers, members, or managers of the Company and the Company Subsidiaries who continue to hold such positions after the Effective Time substantially the same insurance coverage against personal liability for actions taken after the Effective Time as is provided to current directors and officers of Wintrust’s subsidiary banks.  Without limiting the generality of the preceding sentence, on or prior to the Closing Date, the Company and the Company Subsidiaries shall purchase for a period of six (6) years following the Effective Time, at Wintrust’s expense (so long as the premium or premiums do not exceed $125,000, and Wintrust shall cause to be maintained in effect, for the benefit of the Company and the Company Subsidiaries (including their respective successors) and individuals who were officers, directors, members or trustees of the Company or Company Subsidiaries (but only in their capacity as such) immediately prior to Closing, a tail policy or policies providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance coverages as set forth in the Company’s and the Company Subsidiaries’ current directors’ and officers’ liability and other professional insurance policies in effect as of the Closing.  If such tail coverage cannot be purchased for the maximum premium described above, the Company and the Company Subsidiaries shall obtain as much comparable insurance as is available for such maximum premium.  In the event the insurer declines to provide the tail policy prior to the Closing Date, or after the Effective Time terminates the tail policy, the Company (if prior to the Closing Date) or Wintrust (if after the Effective Time) shall use its commercially reasonable efforts to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace.  If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, the Company (if prior to the Closing Date) or Wintrust (if after the Effective Time) shall obtain the best coverage available, as determined in the reasonable judgment of the Company or Wintrust, as applicable, for a cost up to but not exceeding the maximum premium.  Notwithstanding anything to the contrary herein, and regardless of the purchase of insurance coverage under this Section 4.10, Wintrust acknowledges and agrees that, after Closing, individuals who were officers, directors, members, or managers of the Company, the Bank, or the Bank Subsidiary prior to Closing shall continue to be entitled to indemnification for acts and omissions occurring prior to Closing, to the extent of any indemnification provided to such individuals on the date hereof under the applicable law where the Company or the Company Subsidiaries are chartered or organized, the articles of incorporation or bylaws of the Company, the charter and bylaws of the Bank, or the operating agreement of the Bank Subsidiary, as applicable, and it will, and will cause the Surviving Company to indemnify the current and past directors, officers, members, and managers of the Company and the Company

A-1-43

Subsidiaries in a manner reasonably consistent with the above.  The provisions of this Section 4.10 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each director, officer, member or trustee who is now, or has been at any time prior to the date of this Agreement or becomes prior to the Effective Time, a director, officer, member or trustee of Company or any of the Company Subsidiaries.

4.11                        Interim Financial Statements.  Prior to the Closing Date, the Company shall deliver to Wintrust a monthly balance sheet, income statement and statement of shareholders’ equity of the Company and each of the Company Subsidiaries as of the end of each month as promptly as practicable after they become available.  Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.

4.12                        Dissent Process.  The Company will give to Wintrust prompt notice of any written notice or demands for appraisal for any Company Common Stock, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the IBCA, including the name of each dissenting shareholder and the number of shares of Company Common Stock to which the dissent relates.  Wintrust will have the right to participate in all negotiations and proceedings relating thereto, except as otherwise required by law.  The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Wintrust’s prior written consent.

4.13                        Section 368(a) Reorganization.  Either prior to or after the Closing Date, none of the Parties shall take or cause to be taken any action, or omit to take any action or cause any omission, which would cause the Merger not to qualify as a reorganization in accordance with Section 368(a) of the Code.  The Parties agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a reorganization in accordance with Section 368(a) of the Code; provided, however, that nothing in this Section 4.13 shall be deemed to require the Parties to take any steps that will increase the Per Share Merger Consideration.  Within forty-five (45) days following the Effective Time, Wintrust shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Parties shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

4.14                        Treatment of Options.  Notwithstanding anything contained in this Agreement to the contrary, Wintrust and the Company each acknowledge and agree that the holder of any Outstanding Company Option may, at any time prior to the fifth (5th) calendar day preceding the Closing Date, exercise such Outstanding Company Option in accordance with its terms and conditions.

4.15                        Untrue Representations and Warranties.  During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would cause one or more of such Party’s representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date then:

(a)                                 such Party shall promptly give detailed written notice thereof to the other Parties; and

(b)                                 such Party shall use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other Parties.

A-1-44

4.16                        Shareholder Litigation.  The Company shall give Wintrust the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the Merger or any other Transaction.  Neither the Company nor any Company Subsidiary shall agree to any settlement of any such litigation without the prior written consent of Wintrust.

4.17                        Notice of Certain Events.  During the term of this Agreement, the Company shall promptly notify Wintrust in writing of:

(a)                                 any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or a Company Subsidiary, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct in a manner that would cause any of the conditions in Section 6.1 not to be satisfied or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the other conditions set forth in ARTICLE VI to be satisfied;

(b)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)                                  subject to the restrictions on sharing of confidential supervisory information, any notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)                                 any claim, action, suit or other proceeding instituted or threatened against, relating to or involving or otherwise affecting the Company, any Company Subsidiary or any of their respective personnel or properties that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 2.14 or that relates to the consummation of the transactions contemplated by this Agreement.

Wintrust’s receipt of information pursuant to this Section 4.17 shall not (i) operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Company in this Agreement, (ii) be deemed to amend or supplement any information disclosed on any of the Company’s Schedules attached hereto, or (iii) limit or modify in any way Wintrust’s termination rights set forth in Section 9.1.

4.18                        Reasonable and Diligent Efforts.  The Parties shall use reasonable and diligent efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable.  No Party will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Sections 6.3 and7.3) or that would cause any of the representations contained herein to be or become untrue.

ARTICLE V
EMPLOYEE BENEFIT MATTERS

5.1                               Benefit Plans.  Effective as of the Closing Date, each full-time Employee who is employed by the Company or the Bank as of the Closing Date (each such employee, a “Transferred Employee”) shall become eligible for and entitled to participate in Wintrust’s benefit plans on the same terms and subject to the same conditions as all other similarly-situated U.S. employees of Wintrust and its subsidiaries.  To the extent Transferred Employees participate in any Wintrust benefit plans, each such

A-1-45

Transferred Employee shall be given credit for amounts paid under a corresponding Benefit Plan during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Wintrust benefit plan for the plan year in which the Closing occurs.  The Company shall use commercially reasonable efforts to cause its health insurance providers, to the extent permitted under applicable law, (i) to provide to Wintrust a schedule of de-identified information regarding the claims experience of insured persons under the applicable Benefit Plans, and (ii) to provide Wintrust with de-identified information as to any significant pre-existing conditions of any insured persons that are not reflected in such schedule.  Wintrust shall use its reasonable and diligent efforts to cause any pre-existing condition limitations (as administered in accordance with applicable law) under Wintrust’s medical benefit plans to be waived to the extent such conditions have been waived under the Company’s health insurance plans.  For purposes of determining eligibility to participate in, vesting and benefit accrual under each applicable Wintrust benefit plan and policy, each Transferred Employee shall receive past service credit for his or her prior employment with the Company as if such Transferred Employee had then been employed by Wintrust.  Wintrust reserves the right to change or terminate its employee benefit plans at any time.

5.2                               No Rights or Remedies.  Nothing in this Article shall confer upon any Employee or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT TO
OBLIGATIONS OF WINTRUST AND MERGER CO.

All obligations of Wintrust and Merger Co. under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

6.1                               Representations and Warranties; Performance of Agreements.  Each of the representations and warranties contained in ARTICLE II that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in ARTICLE II that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date.  The Company shall have performed in all material respects all agreements, covenants and undertakings herein required to be performed by the Company on or before the Closing.

6.2                               Certificates.  Wintrust shall have received from the Company the following:

(a)                                 a certificate signed by a senior executive officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.1 of this Agreement have been satisfied; and

(b)                                 a certificate signed by the secretary of the Company certifying as of the Closing Date (i) a true and complete copy of the organizational documents of the Company; (ii) true and complete copies of the resolutions authorizing the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement; and (iii) incumbency matters.

6.3                               Regulatory and Other Approvals.  Wintrust shall have obtained the approval of all appropriate Governmental Authorities of the transactions contemplated by this Agreement and the

A-1-46

Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

6.4                               Approval of Merger; Delivery of IL SOS Filings.  This Agreement and the transactions, agreements, and covenants contained herein or contemplated hereby, shall have been approved by the shareholders of the Company in accordance with the Company’s articles of incorporation, by-laws and the IBCA (the “Company Shareholder Approval”), and the proper officers of the Company shall have executed and delivered to Wintrust the Articles of Merger, in form suitable for filing with the IL SOS in the manner contemplated by Section 1.2, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.  Not greater than 5% of the shares of Company Common Stock Outstanding as of the Closing shall constitute or be eligible to become Dissenting Shares.

6.5                               No Litigation.  No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that Wintrust believes, in good faith and with the written advice of outside counsel, makes it inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that the Company or any of the Company Subsidiaries has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on the Company or any of the Company Subsidiaries.  No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

6.6                               Opinion of Counsel.  Wintrust shall have received the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel for the Company, dated as of the Closing Date, and in form substantially similar to Exhibit F and reasonably satisfactory to Wintrust and its counsel.

6.7                               Employment Agreements.  The persons identified on Schedule 6.7 shall each have entered into an employment or retention agreement with Wintrust or the Bank, executed and delivered on the date hereof and to become effective as of the Closing Date, in the forms attached as Exhibits G-1 and G-2, and shall each be capable of performing his or her duties under his or her employment or retention agreement as of the Closing Date.

6.8                               No Adverse Changes.  Between the date of this Agreement and the Closing Date, the businesses of the Company and the Company Subsidiaries shall have been conducted in the Ordinary Course of Business, except as otherwise required under this Agreement, in all respects consistent with prudent banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as required under this Agreement, that would have a Material Adverse Effect on the Company or the Bank.

6.9                               Minimum Net Worth and Loan Loss Reserve Requirements.

(a)                                 Five (5) business days prior to the Closing Date, the Company shall have delivered to Wintrust a consolidated balance sheet for the Company as of the Closing Date reflecting the Company’s good faith estimate of the accounts of the Company on a consolidated basis as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by the Company and the Company Subsidiaries, if applicable, through and including the Closing Date), prepared in conformity with past practices and policies of the Company and the Company Subsidiaries, and in

A-1-47

accordance with GAAP applied on a basis consistent with the preparation of the Interim Financial Statements, and adjusted to reflect the following adjustments, specifications and charges (the “Closing Balance Sheets”).  The Closing Balance Sheet shall reflect: (i) that there is no outstanding indebtedness of the Company; and (ii) that the Bank’s reserve for loan losses, determined in accordance with Section 2.8(b), is not less than 1.20% of the Bank’s net Loans (gross Loans less unearned discounts).  Wintrust shall have an opportunity to review and comment on the Closing Balance Sheets prior to the Closing Date.

(b)                                 If the Closing Balance Sheet reflect shareholders’ equity in the Company (the “Adjusted Net Worth”) equal to or greater than the sum of $30,700,000 plus the amount of proceeds credited to shareholders’ equity, if any, from the exercise of Outstanding Company Options in accordance with Section 4.14, but excluding, from the period of December 31, 2018 until the Closing Date, (i) any positive security gains that may be recognized and (ii) any positive or negative changes to that amount of “Total Accumulated Other Comprehensive Losses” (such amount of adjusted shareholders’ equity, the “Minimum Adjusted Net Worth”), then the Merger Consideration shall be increased dollar-for-dollar by an amount equal to the amount of such excess, and any such increase shall be allocated to the cash portion of the Per Share Merger Consideration to be paid pursuant to Section 1.4(b)(i).  If the Closing Balance Sheets reflects the Adjusted Net Worth is less than the Minimum Adjusted Net Worth, the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall, and any such reduction shall be allocated to the cash portion of the Per Share Merger Consideration to be paid pursuant to Section 1.4(b)(i).  When determining the Adjusted Net Worth, the Company’s equity shall be reduced by (i) any fees paid by or on behalf of the Company or any of the Company Subsidiaries in connection with the Merger, including but not limited to legal fees, accounting fees, investment banking fees and fairness opinion fees, (ii) the after-tax basis of any costs to be paid by the Company or the Bank as a result of the Merger in accordance with the terms of any change of control agreements, (iii) the amount of any payments or costs associated with the termination of those certain data processing agreements set forth on Schedule 6.9(b)(iii) in excess of $350,000; and (iv) the amount of any payments or costs associated with any New Encumbrances in accordance with the second sentence of Section 4.7(d).  The Parties agree that for purposes of determining the Adjusted Net Worth, all costs resulting from the data conversion process shall not be deducted from the Adjusted Net Worth.

6.10                        Consents.  The Company shall have obtained or caused to be obtained (a) all written consents required under Section 2.5, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, in each case where failure to obtain such consents, permissions and approvals would have a Material Adverse Effect on the Company or Wintrust’s rights under this Agreement.

6.11                        Effectiveness of the Registration Statement.  The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

6.12                        NASDAQ Listing.  Shares of Wintrust Common Stock to be issued in connection with the Merger shall have been approved for listing on NASDAQ, to the extent further approval is required.

6.13                        Other Documents.  Wintrust shall have received at the Closing such other customary documents, certificates, or instruments as it may have reasonably requested evidencing compliance by the Company with the terms and conditions of this Agreement.

A-1-48

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE COMPANY

All obligations of the Company under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

7.1                               Representations and Warranties; Performance of Agreements.  Each of the representations and warranties contained in ARTICLE III that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in ARTICLE III that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date.  Wintrust shall have performed in all material respects all agreements, covenants and undertakings herein required to be performed by Wintrust on or before the Closing.

7.2                               Certificates.  The Company shall have received from Wintrust each of the following:

(a)                                 a certificate signed by a senior executive officer of Wintrust, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.1 of this Agreement have been satisfied; and

(b)                                 a certificate signed by a senior executive officer of Merger Co. certifying as of the Closing Date (i) a true and complete copy of the organizational documents of Merger Co.; (ii) true and complete copies of the resolutions authorizing the execution, delivery and performance by Merger Co. of this Agreement and the consummation of the transactions contemplated by this Agreement; and (iii) incumbency matters.

7.3                               Regulatory and Other Approvals.  Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

7.4                               Articles of Merger.  The proper officers of Merger Co. shall have executed and delivered to the Company the Articles of Merger, in form suitable for filing with IL SOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

7.5                               No Injunction.  No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

7.6                               Opinions of Counsel.

(a)                                 The Company shall have received the opinion of Schiff Hardin LLP, special counsel for Wintrust, dated as of the Closing Date, and in form substantially similar to Exhibit H and reasonably satisfactory to the Company and its counsel.

(b)                                 The Company shall have received the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel for the Company, dated as of the Closing Date, to the effect that

A-1-49

the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, that the Company and Wintrust will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and that no gain or loss will be recognized by the holders of shares of Company Common Stock upon the receipt of shares of Wintrust Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Wintrust Common Stock.  The tax opinion shall be based on customary assumptions and supported by one or more fact certificates or affidavits from Wintrust and the Company in such form and content as may reasonably be requested by counsel to the Company.  Notwithstanding anything to the contrary contained herein, no Party may waive the conditions set forth in this Section 7.6(b).

7.7                               No Adverse Changes.  Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, which would have a Material Adverse Effect on Wintrust.

7.8                               Effectiveness of the Registration Statement.  The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

7.9                               NASDAQ Listing.  Shares of Wintrust Common Stock to be issued in connection with the Merger shall have been approved for listing on NASDAQ, to the extent further approval is required.

7.10                        Assignment Agreement.  The Bank, Shareholders’ Representative, Merger Sub and Wintrust shall have executed and delivered that certain Assignment Agreement in the form substantially similar to Exhibit I (the “Assignment Agreement”) and reasonably satisfactory to the Company and Wintrust, to assign to Shareholders’ Representative all rights, interests, insurance, judgments, and amounts received in settlement, and for Shareholders’ Representative to assume all liabilities and other obligations related to the Customer Litigation.

7.11                        Other Documents.  The Company shall have received at the Closing all such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by Wintrust with the terms and conditions of this Agreement.

ARTICLE VIII
INDEMNIFICATION

8.1                               Survival of Representations, Warranties, and Covenants.  All representations and warranties made by the parties hereto shall survive until the last day of the 15th calendar month following the month in which the Closing Date occurs, and shall thereafter expire.  All covenants and agreements which by their terms are applicable in whole or in part following the Effective Time shall survive the Closing in accordance with such terms.  Any investigation by a party to be indemnified on account of any breach or incorrectness of such statements, representations, warranties or agreements shall not be a defense to a claim for indemnification.

8.2                               Indemnification.

(a)                                 Wintrust and its subsidiaries and affiliates (the “Wintrust Indemnified Parties”) shall be indemnified and held harmless from and against (i) any and all losses, liabilities, claims,

A-1-50

causes of actions, suits, damages or penalties (excluding punitive damages (other than punitive damages claimed by third parties) and damages solely attributable to lost profits) (“Claims”) relating to, arising out of or resulting from (A) any breach or incorrectness of any of the representations and warranties contained in ARTICLE II of this Agreement (including the Company Schedules thereto) or in any certificates delivered to Wintrust by the Company or with their express authorization, (B) any breach of any covenant or agreement made by the Company in this Agreement, or (C) the Customer Litigation and any action taken or decision made by Shareholders’ Representative in connection therewith, and (ii) the reasonable out-of-pocket expenses or costs incurred by Wintrust Indemnified Parties, including reasonable attorneys’ fees, in connection with investigating, attempting to correct or defending against any claims, liens or charges that are asserted against Wintrust Indemnified Parties for which any of Wintrust Indemnified Parties is entitled to indemnity pursuant to the foregoing provisions.  Except as otherwise specified below or as expressly set forth in the Assignment Agreement, the foregoing indemnity obligations shall be satisfied against the Escrow Amount pursuant to the procedures set forth below and specified in the Escrow Agreement.  To the extent a Claim arises out of or results from a breach or incorrectness of a representation or warranty of the Company, such Claim may not be eligible to be satisfied against the Escrow Amount unless such Claim has been asserted by a written notice given to Shareholders’ Representative on or before the expiration of such representation or warranty.

(b)                                 Wintrust shall indemnify the holders of the Company Common Stock as of immediately prior to the Effective Time (the “Company Indemnified Parties”) against and hold them harmless from (i) any and all Claims arising out of or resulting from (A) any breach or incorrectness of any of the representations and warranties contained in ARTICLE III or in any certificates delivered to the Company by Wintrust or with its express authorization, or (B) any breach of any covenant or agreement made by Wintrust in this Agreement, and (ii) the reasonable out-of-pocket expenses or costs incurred by the Company Indemnified Parties, including reasonable attorneys’ fees, in connection with investigating, attempting to correct or defending against any claims, liens or charges that are asserted against the Company’s shareholders for which they are entitled to indemnity pursuant to the foregoing provisions.  To the extent a Claim arises out of or results from a breach or incorrectness of a representation or warranty of Wintrust, Wintrust shall not be liable under this Section 8.2(b) unless such Claim has been asserted by a written notice which is given to Wintrust on or before the expiration of such statement, representation or warranty.

(c)                                  In the event a Claim results in a reduction in the amount of federal, state or foreign income taxes payable by the indemnified party by reason of any deduction or adjustment allowed such party as a result of the payment, settlement or satisfaction of such Claim, or in the event the indemnified party receives any other monetary benefit (by way of counterclaim, set-off or otherwise) as a result of a judgment, compromise or settlement of a Claim and such monetary benefit arises out of the same transaction or occurrence that is the subject matter of such Claim, the indemnifying party’s indemnification obligation shall be net of the amount of such tax or monetary benefit, provided such tax or monetary benefit is sufficient to compensate the indemnified party for any additional income taxes payable by the indemnified party as a result of any indemnification payments hereunder.

(d)                                 Notwithstanding anything to the contrary contained in this Section 8.2:

(i)                         no indemnified party shall be entitled to indemnification under clause (i)(A) of Section 8.2(a) (in the case of Wintrust Indemnified Parties) or clause (i)(A) of Section 8.2(b) (in the case of the Company Indemnified Parties) until the aggregate amount of liability suffered by the indemnified parties with respect to which they are entitled to indemnification under the applicable clause (i)(A) exceeds $200,000 (the “Basket Amount”), at which point the applicable indemnified parties shall be entitled to indemnification hereunder for the aggregate of all liabilities suffered, including those comprising the Basket Amount;

A-1-51

(ii)                                  pursuant to the Company Shareholder Approval, by executing and delivering their respective letters of transmittal in accordance with this Agreement, each holder of Company Common Stock Outstanding shall have evidenced his, her or its express acceptance of the obligations to indemnify the Wintrust Indemnified Parties under Section 8.2(a), subject to the limitations set forth in this Section 8.2(d), and further subject to the provisions of this ARTICLE VIII, including Section 8.5.

(iii)                               except as expressly set forth in the Assignment Agreement, the aggregate amount by which the Wintrust Indemnified Parties may be indemnified pursuant to Section 8.2(a) shall not exceed an amount equal to the Escrow Amount;

(iv)                              the aggregate obligation of Wintrust to indemnify the Company Indemnified Parties pursuant to Section 8.2(b) shall not exceed an amount equal to the Escrow Amount; and

(v)                                 the indemnified party shall use commercially reasonable efforts to mitigate any Claims and obtain or realize any insurance proceeds or tax deductions or tax benefits with respect to such Claims.

8.3                               Indemnification Procedure.  A party seeking indemnification (which in the case of the shareholders of the Company shall be Shareholders’ Representative acting on their behalf) shall assert a claim for indemnification under Section 8.2 by giving prompt notice in writing to the indemnifying party of the facts and circumstances giving rise to such Claim.  Subject to the limitations of any contract of insurance, an indemnified party shall tender to the indemnifying parties the opportunity to manage and control any defense against any such Claim with counsel chosen by the indemnifying party, subject to the indemnified party’s approval of such counsel (which approval shall not be withheld unreasonably) and to such other conditions as the indemnified party reasonably determines in good faith to be necessary for the protection of its interests.  If the indemnifying party assumes management and control of such defense, the indemnified parties shall cooperate reasonably with the indemnifying parties in the conduct of any such defense, and the indemnifying party shall have full rights to negotiate and enter into any compromise or settlement which is dispositive of such Claim, provided that any compromise or settlement that will not be paid in full by the indemnifying party or that involves any remedy other than the payment of money damages shall be subject to the consent of the indemnified party.  The indemnified parties shall be entitled to participate in the defense of such action at their own expense.  In the event the indemnifying party fails to accept the management and control of such defense in a timely manner, the indemnified parties shall have the right to choose counsel and to assume management and control of the defense at the indemnifying parties’ expense, and the indemnifying party shall be entitled to participate in such defense at its own expense.

8.4                               Adjustment to Merger Consideration.  All amounts paid with respect to Claims under this Agreement shall be treated by the Parties for all Tax purposes as adjustments to the Merger Consideration.

8.5                               Sole and Exclusive Remedy.  Except as set forth in Section 9.1 or for claims based upon fraud or willful misconduct, the indemnification provisions of this ARTICLE VIII shall constitute the sole and exclusive remedy of the Wintrust Indemnified Parties and the Company Indemnified Parties for any breach of representations or warranties or covenants under this Agreement.

A-1-52

8.6                               Arbitration.

(a)                                 Any dispute, claim or controversy arising out of or relating to this Article VIII or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be resolved by arbitration in Chicago, Illinois, before one arbitrator who is an attorney.  The arbitration shall be administered by the Chicago, Illinois, office of the American Arbitration Association (“AAA”) pursuant to this Section 8.6, the AAA Commercial Arbitration Rules and the Federal Arbitration Act.  In the event of a conflict, this Section 8.7 shall govern.  The Parties agree that the arbitrator shall have the power to provide any relief available at law or in equity under the laws of the State of Illinois.  The arbitrator shall issue a reasoned award to the Parties deciding the issues in dispute within 30 days of the evidentiary hearing, or, if no such hearing is held, within 30 days of receiving all of the Parties’ submissions.  Judgment on the award may be entered in any court that may properly assert jurisdiction over the Parties against which judgment will be enforced.

(b)                                 The arbitrator shall, in the award, allocate the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the Prevailing Party against the non-prevailing party.  The “Prevailing Party,” as it is used in this Section 8.7, shall be determined by the arbitrator, who shall consider, among other things, the good faith of the Parties, the party that prevails on the majority of the claims and counterclaims before the arbitrator and the monetary value of the claims or counterclaims decided by the arbitrator.

ARTICLE IX
GENERAL

9.1                               Termination Fees; Expenses.  Except as otherwise provided in this Section 9.1, all costs and expenses incurred in the consummation of this transaction, including any brokers’ or finders’ fees, shall be paid by the Party incurring such cost or expense.

(a)                                 In the event that this Agreement is terminated by Wintrust because the Company committed a material breach of its material obligations under this Agreement (except in circumstances governed by Section 9.1(b) below), unless such breach is a result of the failure by Wintrust to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided Wintrust is in material compliance with all of its material obligations under this Agreement, the Company shall pay to Wintrust a termination fee of $1,000,000, which amount is inclusive of any out-of-pocket expenses and costs, including attorneys’ fees.  Except as provided in the following sentence, such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust’s sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by Wintrust as a result of the Company’s willful breach of this Agreement (other than a breach of the covenant contained in Section 4.8, which is the subject of Section 9.1(b)(i) below), then in addition to recovery of its out-of-pocket expenses and costs, Wintrust shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(b)                                 In the event that:

(i)                                     Wintrust terminates this Agreement pursuant to Section 9.2(c)(i) by virtue of a breach of the covenant contained in Section 4.8 or pursuant to Section 9.2(f), 9.2(g)(i), or 9.2(g)(ii);

A-1-53

(ii)                                  the Company terminates this Agreement pursuant to Section 9.2(f); or

(iii)                               any Person makes a Company Takeover Proposal that was publicly disclosed before the Shareholders’ Meeting and thereafter this Agreement is terminated by the Company pursuant to Section 9.2(b), by Wintrust pursuant to Section 9.2(c) or by either Wintrust or the Company pursuant to Section 9.2(e), and within 18 months of any such termination the Company consummates the transactions contemplated by a Company Takeover Proposal, then the Company shall pay to Wintrust a termination fee equal to $2,000,000.  In addition, in such circumstances or in other circumstances in which this Agreement is terminated pursuant to Section 9.2(e), the Company shall pay to Wintrust its documented out-of-pocket expenses and costs (up to a maximum of an additional $250,000 in such costs and expenses) including reasonable attorneys’ fees, subject to verification thereof, that Wintrust (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur , including reasonable fees of professionals engaged for such purpose by or on behalf of Wintrust.  Except as otherwise provided in the last two sentences of Sections 9.1(a) and 9.1(c), such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust’s sole and exclusive remedy under this Agreement, it being understood that in no event shall Wintrust be entitled to a termination fee under both Sections 9.1(a) and 9.1(b).

(c)                                  In the event that this Agreement is terminated by the Company because Wintrust committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by the Company to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided the Company is in material compliance with all of its material obligations under this Agreement, Wintrust shall pay the Company a termination fee of $1,000,000, which amount is inclusive of any out-of-pocket expenses and costs, including attorneys’ fees. Except as provided in the following sentence, such sums shall constitute liquidated damages and the receipt thereof shall be the Company’s sole and exclusive remedy under this Agreement.  Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of Wintrust’s willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, the Company shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(d)                                 Any fee or expense payment due under this Section 9.1 shall be paid by wire transfer to the applicable account specified in Schedule 9.1(d) of same-day funds on the date of termination of this Agreement, except that in the case of a fee payable pursuant to Section 9.1(b)(ii), such payment shall be made on the date of execution of such definitive agreement, or such approval or recommendation, or, if earlier, consummation of such transactions.

9.2                               Termination.  This Agreement may be terminated:

(a)                                 at any time by written agreement between Wintrust and the Company;

(b)                                 by either Wintrust or the Company if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its material obligations under this Agreement) by February 29, 2020, or such later date agreed to by the Parties, provided, however, that such termination date shall automatically be extended until May 31, 2020, if the sole impediment to Closing is a delay in the approval of the Federal Reserve Application;

A-1-54

(c)                                  by Wintrust by written notice to the Company, (i) if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or any agreement contemplated hereby, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.1 and (y) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Wintrust is not then in material breach of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement) or (ii) if satisfaction of such a condition is or becomes impossible (other than through the failure of Wintrust or Merger Co. to comply with its obligations under this Agreement); and, in each case, Wintrust has not waived such condition on or before the Closing Date;

(d)                                 by the Company by written notice to Wintrust, (i) if Wintrust breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or any agreement contemplated hereby, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.1 and (y) cannot be or has not been cured within 30 days after the giving of written notice to Wintrust of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement) or (ii) if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Bank to comply with its obligations under this Agreement); and, in each case, the Company has not waived such condition on or before the Closing Date;

(e)                                  by either Wintrust or the Company, if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

(f)                                   by either Wintrust or the Company, if the Company enters into a definitive agreement related to a Superior Company Proposal; or

(g)                                  by Wintrust:

(i)                                     if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Wintrust or Merger Co. or proposes publicly to withdraw or modify, in a manner adverse to Wintrust or Merger Co., its approval or recommendation of this Agreement or the Merger, fails to recommend to the Company’s shareholders that they give the Company Shareholder Approval or approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal (other than the transactions contemplated by this Agreement);

(ii)                                  if the Company Board fails to reaffirm its recommendation to the Company’s shareholders that they give the Company Shareholder Approval within ten days of Wintrust’s written request to do so (which request may be made at any time following public disclosure of a Company Takeover Proposal); or

(iii)                               if any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition prevents the enforcement of Section 4.8 or Section 9.1.

Any termination of this Agreement shall not affect any rights accrued prior to such termination (except to the extent expressly provided in Section 9.1).

9.3                               Confidential Information.  The Parties each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each Party will keep in strict confidence and either return or destroy (and certify in writing as to such destruction) all documents containing any information concerning the properties, business, and assets of the other Parties that may

A-1-55

have been obtained in the course of negotiations or examination of the affairs of the other Parties either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or governmental or regulatory authorities or to the extent that retention of such documents is required by applicable laws, rules or regulations governing record retention.  The obligations of the Parties under this Section 9.3 shall survive in accordance with its terms, irrespective of the survival periods set forth in Section 8.1.

9.4                               Non-Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Notwithstanding the foregoing, Wintrust may assign its rights hereunder to another wholly owned subsidiary of Wintrust, provided that no such assignment shall relieve Wintrust of its obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

9.5                               Notices.  All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third (3rd) business day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered to the applicable electronic mail (e-mail) address set forth below, upon confirmed transmission by sender to such email address, in each case addressed as follows or at such other address as provided by a Party to the other Parties in accordance with these procedures:

(i)                                     If to the Company or the Bank, addressed to:

STC Bancshares Corp.

460 South 1st Street

St. Charles, Illinois 60174

E-mail:                                                        TSisto@stccapitalbank.com

Attention:                                         Anthony V. Sisto

Chairman

with a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison St. Suite 3900

Chicago, Illinois 60606

E-mail:                                                        dennis.wendte@bfkn.com

Attention:                                         Dennis R. Wendte, Esq.

(ii)                                  If to Wintrust or Merger Co., addressed to:

Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

E-mail:        kboege@wintrust.com

Attention:                                         Kathleen M. Boege

Executive Vice President and General Counsel

A-1-56

with a copy to:

Schiff Hardin LLP

233 S. Wacker Drive, Suite 7100

Chicago, Illinois 60606-6473

E-mail                                                            mgalo@schiffhardin.com

Attention:                                         Matthew G. Galo, Esq.

(ii)                                  If to Shareholders’ Representative, addressed to:

Anthony V. Sisto

E-mail:

9.6                               Counterparts.  For the convenience of the Parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile or other electronic means and such signature pages will be deemed as sufficient as if actual signatures pages had been delivered.

9.7                               Knowledge.  References in this Agreement to the “knowledge” of a party shall mean: (a) with respect to a natural person, the actual knowledge of such person after his or her reasonable investigation into the subject matter at issue; (b) with respect to the Company, the Bank, and the Bank Subsidiary, the actual knowledge of Anthony V. Sisto, Chief Executive Officer, Christopher D. Woelffer, President, Thomas Spoden, Executive Vice President, after their reasonable investigation into the subject matter at issue, and (c) with respect to Wintrust, the actual knowledge of David A. Dykstra, Senior Executive Vice President and Chief Operating Officer, Richard B. Murphy, Executive Vice President and Chief Credit Officer, and Tim Crane, Executive Vice President and Treasurer, after their reasonable investigation into the subject matter at issue.

9.8                               Interpretation.  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole.  Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.”  The term “business day” shall mean a day other than a Saturday or a Sunday on which banking institutions are required to be open for business in the State of Illinois.  The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other entities and vice versa.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.9                               Entire Agreement; No Third Party Beneficiaries.  This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement, set forth the entire understanding of the Parties, supersedes all prior agreements, arrangements, and communications, whether oral or written, and is not intended to confer upon any person other than the parties any rights or

A-1-57

remedies.  Notwithstanding the foregoing, following the Effective Time, the provisions of Article I shall be enforceable by holders of Company Stock Certificates.  This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders.  This Agreement shall not be modified or amended other than by written agreement of the Parties.  Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

9.10                        Extension; Waiver.  At any time before the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no waiver that by law requires further approval by the shareholders of the Company without the further approval of such shareholders.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.  For any matter under this Agreement requiring the consent or approval of any Party, such consent or approval shall be valid and binding on a party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such Party.

9.11                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.  Each of the Parties (a) consents to submit itself to the personal jurisdiction of any Illinois state court located in Chicago, Illinois or any Federal court located in Chicago, Illinois (or any court with appellate jurisdiction therefrom) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Illinois state court located in Chicago, Illinois or any Federal court sitting in the State of Illinois and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.

9.12                        Severability.  In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect.  To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.

9.13                        Limited Waiver of Privilege.  The Parties agree that the Company, its Representatives and its shareholders retain, own and do not hereby sell or transfer any attorney-client privilege regarding their communications with the Company’s counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP, primarily related to the negotiation of the Merger, this Agreement or the transactions contemplated hereby occurring prior to the Closing.  Each of Wintrust and Merger Co. understands and agrees that it waives any right to assert the ownership of the attorney-client privilege for any communications made prior to the Closing between the Company, its Representatives or its Shareholders, on the one hand, and the Company’s counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP, on the

A-1-58

other hand, primarily related to the negotiation of the Merger, this Agreement or the transactions contemplated hereby.

** Signature Page Follows **

A-1-59

IN WITNESS WHEREOF, Wintrust, the Company and Merger Co. have each executed this Agreement and Plan of Merger as of the day and year first written above.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra
Name:	David A. Dykstra
Title:	Senior Executive Vice President and COO

STC BANCSHARES CORP.

By:	/s/ Anthony V. Sisto
Name:	Anthony V. Sisto
Title:	Chairman

WTFC STCBC MERGER SUB LLC

By:	/s/ David A. Dykstra
Name:	David A. Dykstra
Title:	Manager

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Voting Agreement

THIS AGREEMENT (“Agreement”) is made and entered into as of the 5th day of June, 2019, by and between the undersigned shareholders (each, a “Shareholder,” and collectively, the “Shareholders”) of STC BANCSHARES CORP., an Illinois corporation (the “Company”), and WINTRUST FINANCIAL CORPORATION, an Illinois corporation (“Wintrust”).

WITNESSETH:

WHEREAS, the Company and Wintrust, together with WTFC STCBC Merger Sub LLC, an Illinois limited liability company and wholly owned subsidiary of Wintrust (“Merger Co.”), have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given them in the Merger Agreement);

WHEREAS, as a condition to Wintrust and Merger Co. being willing to enter into the Merger Agreement, and as an inducement and in consideration therefor, each of the Shareholders has agreed to execute and deliver this Agreement, solely in his, her or its capacity as a shareholder of the Company; and

WHEREAS, each Shareholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Stock”), as set forth opposite such Shareholder’s name on Schedule 1 attached hereto, and has agreed to vote such Shareholder’s Company Stock pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Shareholders and Wintrust hereby agree as follows:

Section 1.                   Voting of Shares.  Each Shareholder hereby agrees that at any meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and in any action by written consent of the shareholders of the Company, such Shareholder shall appear or otherwise cause all shares of Company Stock (including any shares obtained as a result of exercising one or more Company stock options) which such Shareholder owns and is entitled to vote to be counted as present for purposes of establishing a quorum at any such meeting of the shareholders of the Company, and shall vote all shares of Company Stock which such Shareholder owns and is entitled to vote (a) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (b) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date, if requested by Wintrust or Merger Co., (c) against any action, proposal, transaction or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, (d) against any action or agreement which would impede, interfere with, prevent or attempt to discourage the transactions contemplated by the Merger Agreement, including, but not limited to, any other extraordinary corporate transaction, including, but not limited to, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company or the Bank and any Person (other than Wintrust, Merger Co. or their respective affiliates), or any other proposal of any Person (other than Wintrust, Merger Co. or their respective affiliates) to acquire the Company or the Bank or all or substantially all of the respective assets thereof, (e) against any Company Takeover Proposal, and (f) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent, limit or affect any actions or omissions taken by a Shareholder

A-1-A-1

who may also serve as a director and/or officer of the Company in the course of discharging his or her fiduciary duties to the Company in his or her capacity as a director and/or officer, and no such actions or omissions shall be deemed to be a breach of this Agreement.  Each Shareholder agrees that the Company shall be authorized to include in any proxy or material transmitted to shareholders of the Company or filed with the Commission or any other Governmental Authority or any press release or other document that Wintrust or Merger Co. reasonably determines to be necessary in connection with the transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of Company Stock, and a statement to the effect that the Shareholder is a party to this Agreement and has committed to vote in favor of the transactions contemplated by the Merger Agreement (the “Shareholder Information”).  Each of the Shareholders agrees to promptly give Wintrust any Shareholder Information it may reasonably require for the preparation of any such documents, and each of the Shareholders agrees to promptly notify Wintrust of any required corrections with respect to any written Shareholder Information supplied by it specifically for use in any such document, if and to the extent that the Shareholder shall become aware that any Shareholder Information shall have become false or misleading in any material respect.

Section 2.                   Term of Agreement.  This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), or (ii) the termination of the Merger Agreement in accordance with its terms, which includes termination of the Merger Agreement by the Company pursuant to Section 9.2 of the Merger Agreement, but shall in no event be effective for longer than twenty-five (25) years.  Nothing in this Section 2 shall relieve any party of liability for breach of this Agreement.

Section 3.                   Covenants of Shareholders.  Each Shareholder agrees not to: except to the extent required by this Agreement or in the event of the death or permanent disability of Shareholder, alter, transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend, distribution, or otherwise) of, or enter into any derivative arrangement with respect to (each, a “Transfer”), any or all of such Shareholder’s Company Stock or any right or interest therein (or consent to any of the foregoing); enter into any contract or agreement with respect to any Transfer of any or all of such Shareholder’s Company Stock or any right or interest therein; grant any proxies, deposit any Company Stock into a voting trust or enter into a voting agreement (except pursuant to this Agreement), in each case with respect to any shares of Company Stock; create or permit to exist any Encumbrance on any or all of such Shareholder’s Company Stock; take or permit any other action that would in any way restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Shareholder herein untrue or incorrect in any material respect; or without the prior written approval of Wintrust, directly or indirectly, solicit, initiate, encourage or facilitate any Company Takeover Proposal or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any Person concerning any Company Takeover Proposal, or furnish any information to any Person proposing or seeking an Company Takeover Proposal.  Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Wintrust of the number of any new shares of Company Stock acquired by such Shareholder, if any, after the date hereof.  Any such Company Stock shall be subject to the terms of this Agreement as though owned by such Shareholder on the date hereof.  If Transfer of ownership is occasioned by the death or permanent disability of such Shareholder, prior to any such Transfer, such Shareholder or his or her representative shall cause the transferee to agree to be bound by the terms and conditions of this Agreement and to execute a joinder to this Agreement.

A-1-A-2

Section 4.                   No Exercise of Dissenters’ Rights; Actions.   Each of the Shareholders (a) waives and agrees not to demand appraisal of such Shareholder’s Company Stock pursuant to the IBCA and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Wintrust, Merger Co., the Company or any of their respective representatives (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into, the Merger Agreement.

Section 5.                   Representations and Warranties of Shareholders.  Each Shareholder represents and warrants to Wintrust as follows:  (a) such Shareholder owns, and is entitled to vote in accordance with such Shareholder’s commitments under this Agreement, the number of shares and applicable classes and series of Company Stock set forth opposite his, her or its name on Schedule 1 hereto, and does not own or have any right to acquire any Company Stock not listed on Schedule 1; (b) such Shareholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Shareholder is a party or is subject; and this Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity; (c) such Shareholder’s shares of Company Stock listed as owned on Schedule 1 hereto are now and will remain owned by such Shareholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other Encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Wintrust and Encumbrances respecting such Company Stock created pursuant to this Agreement or the Merger Agreement); (d) other than set forth on Schedule 1 to this Agreement and in the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Shareholder’s Company Stock; (e) there are no claims, actions, suits or proceedings pending or, to the knowledge of such Shareholder, threatened or contemplated against or affecting such Shareholder, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or formal supervisory agreement of any kind in existence against or restraining such Shareholder from taking any action of any kind in connection with their respective properties or assets (including such Shareholder’s Company Stock) that would reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement or the Merger Agreement or otherwise adversely impact such Shareholder’s ability to perform its obligations hereunder in any material respect; and (f) such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing, and such Shareholder understands and acknowledges that Wintrust is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 6.                   Representations and Warranties of Wintrust.  Wintrust has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Wintrust is a party or is subject; and this Agreement has been duly executed and delivered by Wintrust and constitutes a legal, valid and binding agreement of Wintrust,

A-1-A-3

enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

Section 7.                   Transferability.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Wintrust may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Wintrust, provided that no such assignment shall relieve Wintrust of its obligations hereunder.

Section 8.                   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Shareholders in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that Wintrust shall (without any requirement for the posting of any bond) be entitled to injunctive relief to prevent breaches of this Agreement by the Shareholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Wintrust is entitled at law or in equity.

Section 9.                   Further Assurances.  Each Shareholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 10.                                   Entire Agreement and Amendment.

(a)                                 Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.  The parties acknowledge and agree that the covenants and agreements of each Shareholder made herein are for the benefit of Wintrust, and at any time Wintrust may (without the consent of any Shareholder) (i) extend the time for the performance of any of the obligations or other acts of any Shareholder, (ii) waive any inaccuracies in any Shareholder’s representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of a Shareholder’s agreements or conditions contained in this Agreement. Any agreement by Wintrust to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Wintrust. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Each Shareholder agrees that Wintrust may, in its sole discretion, exercise its rights against some, but not all, Shareholders. For any matter under this Agreement requiring the consent or approval of any party, such consent or approval shall be valid and binding on a party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such party.

(b)                     This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 11.                   Notices.  Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth herein for Wintrust or the address on Schedule 1 for a Shareholder, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of a party with telephone confirmation of receipt, or the day after sending by recognized overnight courier or if by the United States registered or certified mail, return receipt requested, postage prepaid two days after deposit therein.

A-1-A-4

Section 12.                                   General Provisions.  This Agreement shall be governed by the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Illinois state court located in Chicago, Illinois or any Federal court located in Chicago, Illinois (or any court with appellate jurisdiction therefrom) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Illinois state court located in Chicago, Illinois or any Federal court sitting in the State of Illinois and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.  Headings are for convenience only and shall not affect the meaning of this Agreement.  Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The rights and remedies of any person under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. In any action, suit or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party in such action, suit or other proceeding shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which such prevailing party may be entitled) from the non-prevailing party or parties.

Section 13.                                   Legal Counsel. Each Shareholder acknowledges that he, she or it has been advised to, and has had the opportunity to consult with his, her or its personal attorney prior to entering into this Agreement. Each Shareholder further acknowledges that attorneys for the Company represent the Company and do not represent such Shareholder or any other shareholder of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

[SIGNATURE PAGE FOLLOWS]

A-1-A-5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WINTRUST FINANCIAL CORPORATION, an Illinois Corporation

By:
Its:

Address for Notices:		With a copy to
Wintrust Financial Corporation		Matthew G. Galo
9700 W. Higgins Road, Suite 800		Schiff Hardin LLP
Rosemont, Illinois 60018		233 S. Wacker Drive, Suite 7100
Attn:	Kathleen M. Boege	Chicago, Illinois 60606-6473
Executive Vice President, General Counsel and Corporate Secretary

A-1-A-6

SHAREHOLDERS:

Anthony V. Sisto

Christopher Woelffer

Eduardo E. Greco

Edward N. Levato Sr.

Keith Kotche

Gregory Licht

James D. Parrilli Jr.

Charles S. Wolande

W. Philip Wilmington

Signature Page to Voting Agreement

A-1-A-7

SCHEDULE 1

SHAREHOLDER NAME	RECORD OWNER OF SHARES	NUMBER OF SHARES OF COMPANY COMMON STOCK OWNED BY SHAREHOLDER	ADDRESS FOR NOTICES
Anthony V. Sisto	Anthony V. Sisto	34,790
Christopher Woelffer	Christopher Woelffer	5,000
Eduardo E. Greco	Eduardo E. Greco	13,557
Edward N. Levato Sr.	Edward N. Levato Sr. or Darlene Levato	11,500
	Daniella DeMoon and/or Edward N. Levato Sr. (JTWOS)	6,206
	Kristen Levato and/or Edward N. Levato Sr. (JTWOS)	7,206
	Salvatore R. Levato or Anna Levato or Edward N. Levato Sr.	1,000
	Frank A. Levato or Edward N. Levato Sr.	1,000
	Edward N. Levato Jr. or Edward N. Levato Sr.	6,206
Keith Kotche	Keith or Joni Kotche (JTWROS)	24,433
	Keith Kotche and/or Joni Kotche and/or Drew Kotche (JTWROS)	1,095
	Keith Kotche and/or Joni Kotche and/or Victoria Maas (JTWROS)	1,095
	Keith Kotche and/or Joni Kotche and/or Margaret Colliander (JTWROS)	1,095
	Robert J. Kotche or Eileen Kotche or Keith Kotche	100
	Glenn Kotche or Miri Kotche or Keith Kotche	100
Gregory Licht	Gregory Licht	10,000

A-1-A-8

James D. Parrilli Jr.	James D. Parrilli Jr.	14,285
Charles S. Wolande	Charles S. Wolande	38,819
	Charles S. Wolande 2012 Family Trust	4,300
W. Philip Wilmington	W. Philip or Julie Wilmington (JTWROS)	24,000

A-1-A-9

Exhibit B

Form of Escrow Agreement

This Escrow Agreement (“Escrow Agreement”) is made and entered into as of [    ], 2019 (the “Effective Date”) by and among Wintrust Financial Corporation, an Illinois corporation (“Wintrust”),  Anthony V. Sisto, not personally but as the exclusive agent (including any successors thereof, the “Shareholders’ Representative”) of the shareholders of STC Bancshares Corp., an Illinois corporation (the “Company”), and The Chicago Trust Company, N.A., a national association (the “Escrow Agent”).

RECITALS

WHEREAS, Wintrust, WTFC STCBC Merger Sub LLC, an Illinois limited liability company and wholly owned subsidiary of Wintrust (“Merger Sub”), and the Company are parties to that certain Agreement and Plan of Merger, dated as of June 5, 2019 (the “Merger Agreement”), a copy of which is attached hereto as Exhibit A.  The Merger Agreement provides for, among other things, the merger of the Company with and into Merger Sub, whereupon the separate existence of the Company shall cease.  Capitalized terms used but not otherwise defined in this Escrow Agreement have the meanings given to them in the Merger Agreement.

WHEREAS, Sections 1.4 and 1.10(a) of the Merger Agreement provide that at Closing, Wintrust shall deposit a portion of the Merger Consideration in cash in the amount of $2,500,000 into an escrow account for the purpose of funding (i) the obligations of the Company to indemnify and hold the Wintrust Indemnified Parties harmless with respect to Claims that may arise or result from certain matters as further set forth in Section 8.2(a) of the Merger Agreement and (ii) supplementing the Reserve Account, to the extent deemed necessary by the Shareholders’ Representative, in an amount not to exceed $500,000, as further described in Sections 1.10 and 1.11 of the Merger Agreement.  Such Escrow Amount shall be held pursuant to this Escrow Agreement until such time as it may be released in accordance with the terms hereunder pro rata to the shareholders of the Company as a portion of the Per Share Escrowed Consideration.

WHEREAS, Anthony V. Sisto was appointed Shareholders’ Representative by all necessary corporate and shareholder action of the Company at the Shareholders’ Meeting held pursuant to the Merger Agreement on [    ], 2019.  Such appointment included (i) authorization to act on behalf of all holders of Company Common Stock Outstanding (the “Shareholders”) in connection with the indemnification obligations of the Company set forth in Article VIII of the Merger Agreement, including actions to be taken pursuant to this Escrow Agreement, (ii) indemnification by the Shareholders with respect to any actions that may be taken by the Shareholders’ Representative pursuant to this Escrow Agreement on behalf of all of the Shareholders, and (iii) acknowledgment that Wintrust and the Wintrust Indemnified Parties may rely on all such actions taken by the Shareholders’ Representative in such capacities.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:

A-1-B-1

1.                                      Establishment of Escrow Account.

1.1                                     Appointment of Escrow Agent; Deposit of Funds.  Wintrust and the Shareholders’ Representative hereby appoint the Escrow Agent to act in accordance with the express terms and provisions of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment on the express terms and provisions of this Escrow Agreement.  At Closing, Wintrust shall deposit or cause to be deposited with the Escrow Agent on behalf of the Shareholders $2,500,000 in immediately available funds (such amount is referred to hereafter as the “Escrow Amount”).

1.2                                     Power to Transfer Escrow.  The Escrow Agent is hereby granted the power and is directed to effect any transfer of any portion of the Escrow Amount as provided for in this Escrow Agreement.

1.3                                     Establishment of Escrow Account; Non-Interest Bearing.  As of the Effective Date, the Escrow Agent shall deposit the Escrow Amount into an escrow account (the “Escrow Account”), which shall be a non-interest bearing account.  The Escrow Agent hereby agrees to maintain and disburse funds held in the Escrow Account as provided in this Escrow Agreement, which account shall be held and maintained in a manner consistent with Escrow Agent’s other non-interest bearing accounts.  The Escrow Agent shall hold and safeguard the Escrow Amount and the Escrow Account during the term of this Escrow Agreement, shall treat the Escrow Amount in accordance with the terms of this Escrow Agreement and not as the property of Wintrust or the Shareholders’ Representative, and shall hold and dispose of the Escrow Amount only in accordance with the express terms of this Escrow Agreement.

2.                                      Disbursement of Escrow Amount.  Subject to Section 3 below, on [           ], 201[](1) (the “Release Date”), of which date the Escrow Agent and the Shareholders’ Representative shall be notified in writing by Wintrust, the Escrow Agent shall distribute to the Exchange Agent, on behalf of the Shareholders, an amount equal to (a) the amount of the then-remaining Escrow Amount, minus (b) the aggregate dollar amount of all pending Indemnity Claims, as defined in Section 3.1 below (the “Pending Claim Amount”), minus (c) the aggregate dollar amount of any claims pursuant to Section 6.3 below, which amount shall be deposited into the Reserve Account promptly after the Release Date (such net amount, the “Escrow Disbursement”), by wire transfer in accordance with wire instructions provided by Wintrust and the Shareholders’ Representative to the Escrow Agent.  The Exchange Agent shall then promptly distribute the Escrow Disbursement to the Shareholders as a portion of the Per Share Escrowed Consideration, calculated by dividing the total Escrow Disbursement by the number of shares of Company Common Stock Outstanding immediately prior to the Effective Time.  Distributions to the Shareholders shall be made using the instructions previously provided by each Shareholder to the Exchange Agent in such Shareholder’s Letter of Transmittal delivered in accordance with the Merger Agreement, unless such delivery instructions are modified in writing in accordance with the terms of each such Letter of Transmittal.

(1)   Final Escrow Agreement to insert date which is the last day of the 15th calendar month following the month in which the Closing Date occurs (see Section 1.10 of the Merger Agreement).

A-1-B-2

3.                                      Indemnity Claims and Release Administration.

3.1                                     Indemnity Claims against Escrow Amount.

(a)                                 In the event and to the extent Wintrust makes a Claim or Claims for which a Wintrust Indemnified Party is entitled to indemnification pursuant to Article VIII of the Merger Agreement (an “Indemnity Claim”), Wintrust shall issue or cause to be issued a written notice (“Indemnity Claim Notice”) to the Shareholders’ Representative and the Escrow Agent setting forth the details of the Indemnity Claim, including: (i) the fact that Wintrust has suffered, or anticipates suffering, an Indemnity Claim; (ii) a specification of the amount of the actual or anticipated Indemnity Claim (including estimated amounts of expenses or costs to be incurred by Wintrust, including reasonable attorneys’ fees, as contemplated by Section 8.2(a)(ii) of the Merger Agreement in connection with such Indemnity Claim or Claims, but subject to such limitations set forth in Section 8.2(d) of the Merger Agreement), including a reference to the applicable section(s) of the Merger Agreement; (iii) a description of the facts giving rise to the actual or anticipated Indemnity Claim, including a reference to the applicable section(s) of the Merger Agreement; (iv) a direction that the Escrow Agent deliver, subject to Sections 3.1(b) and 3.1(c) hereof, an amount equal to such actual or anticipated Indemnity Claim in immediately available funds to Wintrust from the Escrow Account to the extent available, or, if the Indemnity Claim amount is greater than the amount of the Escrow Account, the entire amount of funds in the Escrow Account; and (v) wire transfer instructions for such amount.

(b)                                 If the Shareholders’ Representative does not deliver an Indemnity Objection Notice (as defined in the next sentence) to the Escrow Agent and Wintrust on or before the date which is thirty (30) calendar days after the date of the Shareholders’ Representative’s receipt of the Indemnity Claim Notice, Wintrust may give unilateral written notice to the Escrow Agent to release from the Escrow Account the amount set forth in the Indemnity Claim Notice to the extent available, and, upon its receipt of such notice, the Escrow Agent shall deliver to Wintrust that portion of the Escrow Amount in the amount stated in, and in accordance with the terms of, the Indemnity Claim Notice.  An “Indemnity Objection Notice” shall mean a written notice from the Shareholders’ Representative to Wintrust and the Escrow Agent which sets forth: (i) an objection to delivery of all or any portion of the Escrow Amount claimed in the Indemnity Claim Notice; (ii) a description of the facts which constitute the basis for the objection, and (iii) a description of the applicable section(s) of the Merger Agreement which support the basis for such objection.

(c)                                  If an Indemnity Objection Notice is timely received, the Escrow Agent thereafter shall not make the delivery of the contested portion of the applicable Indemnity Claim except in accordance with a Final Determination (as defined below).  If the contested portion of the Indemnity Claim is greater than the amount of the funds in the Escrow Account, the Escrow Agent shall retain the entire amount of the Escrow Account until authorized to release such funds from the Escrow Account.

3.2                                     Release Administration.

(a)                                 No fewer than five (5) business days prior to the Release Date, Wintrust shall issue or cause to be issued a written notice (“Release Notice”) to the Shareholders’

A-1-B-3

Representative and the Escrow Agent instructing the Escrow Agent to deliver to the Exchange Agent, on behalf of the Shareholders, the amount of the Escrow Amount to be released thereon, calculated as set forth in Section 2.  If a Release Notice is not received, the Shareholders’ Representative shall notify Wintrust of such omission.

(b)                                 If Wintrust indicates in its Release Notice that the full amount remaining in the Escrow Account shall be paid to the Exchange Agent on behalf of the Shareholders, and if the Shareholders’ Representative notifies Wintrust and the Escrow Agent in writing that it has no claims under Section 6.3, then Wintrust may give unilateral written notice to the Escrow Agent to release the Escrow Amount in the amount stated in, and accordance with the terms of, the Release Notice, calculated as set forth in Section 2.

(c)                                  If (i) Wintrust indicates in its Release Notice that less than the full amount remaining in the Escrow Account shall be paid to the Exchange Agent on behalf of the Shareholders, (ii) the Shareholders’ Representative does not deliver a Release Objection Notice (as defined below) to the Escrow Agent and Wintrust on or before the date which is fifteen (15) days after the date of the Shareholders’ Representative’s receipt of the Release Notice, and (iii) the Shareholders’ Representative notifies Wintrust and the Escrow Agent in writing that it has no claims under Section 6.3, then Wintrust may give unilateral written notice to the Escrow Agent to release such portion of the Escrow Amount to the Exchange Agent on behalf of the Shareholders or Wintrust, as the case may be, in the amount stated in, and accordance with the terms of, the Release Notice, calculated as set forth in Section 2.

(d)                                 If a Release Objection Notice is timely received, the Escrow Agent thereafter shall not make the delivery of any contested portion of the Escrow Amount except in accordance with a Final Determination (as defined below).  The Escrow Agent shall have no duty or obligation with respect to the Final Determination unless and until it receives written notice of the occurrence.

3.3                                     Certain Definitions.

(a)                                 A “Release Objection Notice” shall mean a written notice from the Shareholders’ Representative to Wintrust and the Escrow Agent which sets forth:  (i) an objection to delivery (or non-delivery, as the case may be) of all or any portion of the Escrow Amount in accordance with the terms of the Release Notice; (ii) a description of the facts which constitute the basis for the objection and (iii) reference to the applicable section(s) of the Merger Agreement which support the Shareholders’ Representative’s objection.

(b)                                 A “Final Determination” means: (i) joint written instructions executed by Wintrust and the Shareholders’ Representative; (ii) a settlement agreement between Wintrust and the Shareholders’ Representative with respect to the contested portion of the Escrow Amount; or (iii) final determination of the parties rights with respect to the contested Escrow Amount in accordance with the Merger Agreement.  Any distributions to the Shareholders following a Final Determination shall be made as Escrow Disbursements in accordance with the procedures set forth in Section 2 above.  In the event that a Final Determination does not reference a date for disbursement of funds, the Escrow Agent shall disburse funds no later than ten (10) business days from the date of receipt of Final Determination by the Escrow Agent.

A-1-B-4

4.                                      Escrow Agent.

4.1                                     Duties.  The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary.  The duties, responsibilities, and obligations of the Escrow Agent shall be limited to those expressly set forth herein and the Escrow Agent shall not have any responsibility as to the accuracy of, and shall incur no liability with respect to, any written notice, instruction, direction, request or other communication, statement, representation, warranty, agreement (including without limitation the Merger Agreement), or covenant made by any other party hereto (even if any reference thereto is made herein).  The Escrow Agent is not obligated to make any independent calculations under this Escrow Agreement.  The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement and is authorized hereby to comply with any orders, judgments, or decrees of any court with or without jurisdiction or decision of any arbitrator and shall not be liable as a result of its compliance with the same.  The Escrow Agent will not be deemed to have knowledge of any event under this Escrow Agreement unless and until it receives written notice of such event.  None of the provisions of this Escrow Agreement shall require the Escrow Agent to use or advance its own funds in the performance of any of its duties hereunder, nor will the Escrow Agent be required to make any payments under this Escrow Agreement unless and until it will have received sufficient funds to make such payments.  The Escrow Agent may execute any of its powers and may perform any of its duties under this Escrow Agreement by or through attorneys, agents, or employees.  Notwithstanding anything herein to the contrary, the Escrow Agent is not responsible for nor assumed to have any knowledge of the contents of the Merger Agreement.

(a)                                 The Escrow Agent shall be fully protected in acting upon any written notice, instruction, direction, request or other communication, paper or document which the Escrow Agent believes to be genuine, and shall have no duty to inquire into or investigate the validity, accuracy or content of any thereof.

(b)                                 The Escrow Agent may engage or be interested in financial or other transactions with Wintrust or any party hereto or affiliate thereof, and may act on, or as depositary, trustee or agent for, any committee or body of holders of obligations of such party or affiliate, as freely as if it were not the Escrow Agent hereunder.

(c)                                  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

4.2                                     Legal Opinions.  As to any legal questions or other uncertainties arising in connection with the administration of this Escrow Agreement, the Escrow Agent may rely absolutely upon the joint written instruction of Wintrust and the Shareholders’ Representative or

A-1-B-5

the opinions or advice given to the Escrow Agent by its counsel (who may be an employee of the Escrow Agent and may also be counsel to one or more other parties to this Escrow Agreement) and shall be free of liability resulting from any delay due to waiting for, taking, suffering, or omitting to take any action in reliance upon such opinions or advice.

4.3                                     Signatures.  The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Escrow Agreement.

4.4                                     Receipts and Releases.  In addition to the release requirements set forth above, the Escrow Agent may, as a condition to the disbursement of monies as provided herein, require from the payee or recipient a receipt therefor and, upon final payment, a release of the Escrow Agent from any liability arising out of its execution or performance of this Escrow Agreement, such release to be in a form reasonably satisfactory to the Escrow Agent.

4.5                                     Refrain from Action.  The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Escrow Agreement in the event it becomes aware of any dispute between the Shareholders’ Representative and Wintrust and will be fully protected and will not be liable in any way to the Shareholders’ Representative, Wintrust, or any other person or entity for failure or refusal to take such action.  In the event the Escrow Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request, or other communication, paper, or document received by the Escrow Agent hereunder, the Escrow Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Wintrust or the Shareholders’ Representative or any other person or entity for refraining from taking such action, unless the Escrow Agent receives written instructions signed by Wintrust and the Shareholders’ Representative that eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent.

4.6                                     Interpleader.  If any controversy arises between Wintrust and the Shareholders’ Representative or with any third person, the Escrow Agent shall not be required to determine the same or to take any action, but the Escrow Agent in its discretion may institute such interpleader or other proceedings in connection therewith as the Escrow Agent may deem proper, and in following either course, the Escrow Agent shall not be liable.

A-1-B-6

5.                                      Shareholders’ Representative.

5.1                               Expenses of Shareholders’ Representative.  The Shareholders’ Representative shall be entitled to reimbursement out of the Reserve Account for all reasonable out-of-pocket costs and expenses he may incur, if any, in performing the duties assigned to him by the Merger Agreement and the Escrow Agreement.  The Shareholders’ Representative may consult with, and obtain advice from, third-party advisors, including legal counsel and financial advisors, and the Reserve Account shall be used to reimburse the Shareholders’ Representative for all reasonable expenses incurred in consulting with such advisors, including all reasonable expenses incurred by the Shareholders’ Representative (including third-party advisor fees) in reviewing and responding to any Indemnity Claim Notice or Release Notice and in preparing any Indemnity Objection Notice or Release Objection Notice or in connection with any Final Determination.

5.2                               Change to Initial Shareholders’ Representative.  If the initial Shareholders’ Representative, Anthony V. Sisto, should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then Keith Kotche shall be appointed as the successor Shareholders’ Representative, to serve in the same capacity as the prior Shareholders’ Representative.  If the Shareholders’ Representative or the successor thereto named in this Escrow Agreement should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then Wintrust shall appoint any reasonable successor Shareholders’ Representative.  Any successor Shareholders’ Representative so appointed shall be vested with the same power and authority as the Shareholders’ Representative named in this Escrow Agreement.  The existing Shareholders’ Representative shall notify the Escrow Agent and Wintrust of any such change in the Shareholders’ Representative; provided, however, that if such notification is not possible, the successor Shareholders’ Representative shall notify the Escrow Agent and Wintrust of any such change.

6.                                      Indemnification.

6.1                                     Waiver and Indemnification.  Each of Wintrust and the Shareholders’ Representative agrees to and hereby does waive any suit, claim, demand, or cause of action of any kind that it may have or may assert against the Escrow Agent and the Escrow Agent shall not be liable for any action taken, suffered, or omitted to be taken hereunder arising out of or relating to the execution, administration, or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand, or cause of action is based upon the intentional misconduct or gross negligence of the Escrow Agent, each as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, however, that notwithstanding anything in this Escrow Agreement to the contrary, the Escrow Agent shall not be liable in any event for special, punitive, indirect, incidental, or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  Each of Wintrust and the Shareholders’ Representative further agrees to indemnify the Escrow Agent and its affiliates and their respective successors, directors, officers, employees, and consultants (collectively, the “Indemnitees”) and to defend and to hold the Indemnitees harmless against and from any and all claims, demands, costs, damages, losses, penalties, liabilities, and expenses, including reasonable attorneys’ fees, that may be asserted against them or to which they may be exposed or that the Indemnitees may incur for any action taken, suffered, or omitted to be taken, by reason of the

A-1-B-7

execution, administration, or performance of this Escrow Agreement, except to the extent attributable to such Indemnitees’ intentional misconduct or gross negligence, each as determined by a final, non-appealable judgment of a court of competent jurisdiction.  This paragraph shall survive the resignation, removal or replacement of the Escrow Agent and the termination of this Escrow Agreement until extinguished by any applicable statute of limitations.  Wintrust and the Shareholders’ Representative shall each pay one half of the reasonable costs and expenses incurred by the Escrow Agent in enforcing this right of indemnification.

6.2                                     Conditions to Indemnification.  In case any litigation is brought against the Escrow Agent or other Indemnitee in respect of which indemnification may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to Wintrust and the Shareholders’ Representative, and upon receipt of that notice Wintrust and the Shareholders’ Representative shall have the obligation to assume the defense of such litigation, provided that failure of the Escrow Agent to give such notice shall not relieve Wintrust or the Shareholders’ Representative from their obligations under Section 6 of this Agreement except to the extent that such failure materially prejudices the defense of such litigation but only to the extent of such prejudice.  At its own expense, the Escrow Agent may, but will not be expected to, employ separate counsel and participate in the defense of any litigation so assumed by Wintrust and the Shareholders’ Representative, provided that if the Escrow Agent is advised by its own counsel that there are material legal defenses available to it or any Indemnitee which are different from or additional to those available to any or all of the parties hereto, or a conflict of interest exists between any of the parties, the Escrow Agent or such Indemnitee will be entitled to obtain its own separate attorney whereby Wintrust and the Shareholders’ Representative shall each pay one half of the reasonable attorneys’ fees and expenses for such attorneys.  The parties hereto shall not be liable for any settlement without their respective consents.

6.3                                     Indemnification and Customer Litigation Expenses of Shareholders’ Representative.  (a) On and prior to the Release Date, any funds held in the Reserve Account; and (b) on the Release Date, the amount of the then-remaining Escrow Amount minus any Pending Claim Amount, determined in accordance with Section 2 above; shall, subject to the limitations set forth in this section, be available to the Shareholders’ Representative to (i) indemnify and hold the Shareholders’ Representative harmless against and from any and all claims, demands, costs, damages, losses, penalties, liabilities, and expenses, including reasonable attorneys’ fees, arising out of, from, or in conjunction with the Shareholders’ Representative’s performance or inaction under this Escrow Agreement, the Merger Agreement or the Reserve Agreement, except to the extent attributable to the Shareholders’ Representative’s willful misconduct or gross negligence, each as determined by a final non-appealable judgment of a court of competent jurisdiction, and (ii) pursue, litigate, settle and take any other actions relating to the Customer Litigation.  Prior to the Release Date, the Shareholders’ Representative shall notify the Escrow Agent in writing, with a copy of such written notice to Wintrust, of the amount required, in the Shareholders’ Representative’s sole discretion but in an amount not to exceed $500,000, to cover any claims set forth in subsection (i) above and to fund the actions set forth in subsection (ii) above, to be paid into the Reserve Account pursuant to this Section 6.3, which amount shall be paid, to the extent funds are available, promptly after the Release Date.  Wintrust and Escrow Agent shall each be entitled to rely on any notice given or action taken by Shareholders’ Representative pursuant to this Agreement as being for the benefit of the

A-1-B-8

Shareholders, and shall have no duty to inquire into the circumstances in which any such notice is given or action is taken.

7.                                      Acknowledgment by the Escrow Agent.  By execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the express (and not implied) provisions of this Escrow Agreement on its part.

8.                                      Resignation or Removal of Escrow Agent; Successor.

8.1                                     Resignation and Removal.

(a)                                 Notice.  The Escrow Agent may resign as such following not less than thirty (30) days’ prior written notice to Wintrust and the Shareholders’ Representative.  Similarly, the Escrow Agent may be removed and replaced following not less than thirty (30) days’ prior written notice to the Escrow Agent jointly by the Shareholders’ Representative and Wintrust.  In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and the Escrow Agent shall then deliver the balance of the Escrow Amount then in its possession to a successor Escrow Agent as shall be jointly appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

(b)                                 Court Appointment.  If Wintrust and the Shareholders’ Representative are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal of the acting Escrow Agent, then the acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

8.2                                     Successors.  Every successor Escrow Agent appointed hereunder shall execute, acknowledge, and deliver to its predecessor, the Shareholders’ Representative and Wintrust a written acceptance of such appointment, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities, and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or Wintrust or the Shareholders’ Representative, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer, and deliver all property and records, securities, and monies held by it pursuant to this Escrow Agreement to its successor.

8.3                                     New Escrow Agent.  In the event of an appointment of a successor Escrow Agent, the predecessor shall cease to be Escrow Agent of any funds and records it may hold pursuant to this Escrow Agreement and the successor shall become the Escrow Agent hereunder.

8.4                                     Release.  Upon written acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Amount and the property and records it has relating to this Escrow Agreement, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Escrow Agreement that may arise and accrue thereafter.

A-1-B-9

9.                                      Fees of Escrow Agent.  Wintrust shall pay the Escrow Agent’s fees for administering the Escrow Account in accordance with the fee schedule attached hereto as Schedule I.  In the event the Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader, or the Escrow Agent agrees in writing to render any service not provided for in this Escrow Agreement and fee schedule, or there is any modification hereof agreed to in writing by the Escrow Agent, the Escrow Agent shall be entitled to reasonable compensation from Wintrust and the Shareholders’  Representative for such services and reimbursement for all fees, costs, liability, and expenses, including but not limited to reasonable attorneys’ fees, which compensation and reimbursement obligations shall be shared equally by Wintrust and Shareholders’ Representative.  The provisions of this Section 9 shall survive the termination of this Escrow Agreement and the resignation, removal or replacement of the Escrow Agent with respect to all fees earned and expenses incurred prior to such events.

10.                               Termination.  Except as otherwise set forth herein, this Escrow Agreement and the escrow created hereby shall terminate following the Escrow Agent’s final delivery of the balance of any remaining Escrow Amount to the Exchange Agent, the Shareholders’ Representative and/or Wintrust pursuant to the terms of this Escrow Agreement and the Merger Agreement.  Notwithstanding the foregoing, the provisions of Sections 4 and 8 of this Escrow Agreement shall survive the termination of this Escrow Agreement and the resignation, removal or replacement of the Escrow Agent.

11.                               Miscellaneous Provisions.

11.1                              Parties in Interest.  Except as otherwise expressly set forth herein, this Escrow Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any person not a party hereto.  All of the terms and provisions of this Escrow Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

11.2                              Entire Agreement.  This Escrow Agreement, together with the applicable provisions of the Merger Agreement and Reserve Agreement as referenced herein, constitutes the final and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements or understandings.  Notwithstanding the foregoing, the Escrow Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement, Reserve Agreement or any other agreement between or among the parties hereto other than this Escrow Agreement, even though reference thereto may be made in this Escrow Agreement.

11.3                              Notices.   All notices, requests, demands, or other communications that are required or may be given pursuant to the terms of this Escrow Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if personally delivered by hand, (b) one day after such notice is sent by an internationally recognized overnight express courier, specifying next day delivery, with written verification of receipt, or (c) if delivered to the applicable email address set forth below, upon confirmed transmission by sender to such email address.  All communications shall be sent to the address as set forth below or at such other address as such party may designate from time to time by means of five (5) days advance written notice to the other parties hereto given in the manner provided in this Section 11.3.

A-1-B-10

If to the Escrow Agent:

The Chicago Trust Company, N.A., a national association

1000 Hillgrove Avenue

Western Springs, Illinois 60558

Attention:                                         Robert J. Mayo

Chief Executive Officer

Email:                                                            BMayo@wintrustwealth.com

If to Wintrust:

Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

Attention:                                         Kathleen M. Boege

Executive Vice President, General Counsel and Corporate Secretary

Email:                                                            kboege@wintrust.com

With a copy to:

Schiff Hardin LLP

233 S. Wacker Drive, Suite 7100

Chicago, Illinois 60606

Attention:                                         Matthew G. Galo

Email:                                                            mgalo@schiffhardin.com

and

If to the Shareholders’ Representative:

Anthony V. Sisto

Email:

With a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, IL 60606

Attention:                                         Dennis R. Wendte

Email:                                                            dennis.wendte@bfkn.com

11.4                              Changes.  The terms of this Escrow Agreement may not be modified or amended, or any provisions waived, temporarily or permanently, except pursuant to the written

A-1-B-11

agreement of Wintrust, the Shareholders’ Representative and the Escrow Agent.  Such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose given.

11.5                              Severability.  In the event of any conflict between the terms and provisions of this Escrow Agreement and those of the Merger Agreement or Reserve Agreement, the terms and conditions of this Escrow Agreement will apply. If any term or provision of this Escrow Agreement or the application thereof as to any person or circumstance is held invalid or unenforceable to any extent, the remaining terms and provisions of this Escrow Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.6                              Counterparts.  This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute one and the same instrument.  The execution and delivery (including via electronic mail) of a signature page in the form attached to this Escrow Agreement by any party hereto who has been furnished the final form of this Escrow Agreement shall constitute the execution and delivery of this Escrow Agreement by such party.  Signature pages in portable document format (PDF) delivered via email shall be treated as if they were originals.

11.7                              Headings.  The headings of the sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

11.8                              Assignment.  This Escrow Agreement may not be assigned, or otherwise transferred, in whole or in part, by any party without the prior written consent of the other parties, which the other parties will not unreasonably withhold, condition or delay; except that consent is not required for a merger, conversion, consolidation with or assignment to an affiliate of Wintrust or for appointment of a successor Shareholders’ Representative. Any attempted assignment in violation of the foregoing will be void.

11.9                              Governing Law.  This Escrow Agreement shall be construed and controlled by the laws of the State of Illinois without regard to the principles of conflicts of laws.

11.10                       Binding Effect.  This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors, and assigns.

[Signature Page Follows]

A-1-B-12

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

WINTRUST FINANCIAL CORPORATION

By:
Name:	David A. Dykstra
Title:	Senior Executive Vice President and Chief Operating Officer

SHAREHOLDERS’ REPRESENTATIVE:

Anthony V. Sisto

ESCROW AGENT:

THE CHICAGO TRUST COMPANY, N.A.

By:
Name:
Title:

A-1-B-13

EXHIBIT A

MERGER AGREEMENT

(See attached.)

A-1-B-14

SCHEDULE I

ESCROW AGENT FEES

One-time Account Administration Fee                          $[3,500]

This one-time fee will cover the Escrow Agent’s review of the Escrow Agreement and standard escrow services including, but not limited to, account set-up, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement.

A-1-B-15

Exhibit D-1

Proforma Policy for First Street Property

See Attached.

A-1-D1-1

Form No. 1402.06	Policy Page 1
ALTA Owner’s Policy (6-17-06)	Policy Number:
1100302P050600

OWNER’S POLICY OF TITLE INSURANCE

ISSUED BY

First American Title Insurance Company

Any notice of claim and any other notice or statement in writing required to be given to the Company under this policy must be given to the Company at the address shown in Section 18 of the Conditions.

COVERED RISKS

SUBJECT TO THE EXCLUSIONS FROM COVERAGE, THE EXCEPTIONS FROM COVERAGE CONTAINED IN SCHEDULE B AND THE CONDITIONS, FIRST AMERICAN TITLE INSURANCE COMPANY, a Nebraska corporation (the “Company”) insures, as of Date of Policy and, to the extent stated in Covered Risks 9 and 10, after Date of Policy, against loss or damage, not exceeding the Amount of Insurance, sustained or incurred by the Insured by reason of:

1.              Title being vested other than as stated in Schedule A.

2.              Any defect in or lien or encumbrance on the Title. This Covered Risk includes but is not limited to insurance against loss from

(a)         A defect in the Title caused by

(i)             forgery, fraud, undue influence, duress, incompetency, incapacity, or impersonation;

(ii)          failure of any person or Entity to have authorized a transfer or conveyance;

(iii)       a document affecting Title not properly created, executed, witnessed, sealed, acknowledged, notarized, or delivered;

(iv)      failure to perform those acts necessary to create a document by electronic means authorized by law;

(v)         a document executed under a falsified, expired, or otherwise invalid power of attorney;

(vi)      a document not properly filed, recorded, or indexed in the Public Records including failure to perform those acts by electronic means authorized by law; or

(vii)   a defective judicial or administrative proceeding.

(b)         The lien of real estate taxes or assessments imposed on the Title by a governmental authority due or payable, but unpaid.

(c)          Any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the Title that would be disclosed by an accurate and complete land survey of the Land. The term “encroachment” includes encroachments of existing improvements located on the Land onto adjoining land, and encroachments onto the Land of existing improvements located on adjoining land.

3.              Unmarketable Title.

4.              No right of access to and from the Land.

5.              The violation or enforcement of any law, ordinance, permit, or governmental regulation (including those relating to building and zoning) restricting, regulating, prohibiting, or relating to

(a)         the occupancy, use, or enjoyment of the Land;

(b)         the character, dimensions, or location of any improvement erected on the Land;

(c)          the subdivision of land; or

(d)         environmental protection

if a notice, describing any part of the Land, is recorded in the Public Records setting forth the violation or intention to enforce, but only to the extent of the violation or enforcement referred to in that notice.

6.              An enforcement action based on the exercise of a governmental police power not covered by Covered Risk 5 if a notice of the enforcement action, describing any part of the Land, is recorded in the Public Records, but only to the extent of the enforcement referred to in that notice.

7.              The exercise of the rights of eminent domain if a notice of the exercise, describing any part of the Land, is recorded in the Public Records.

8.              Any taking by a governmental body that has occurred and is binding on the rights of a purchaser for value without Knowledge.

9.              Title being vested other than as stated in Schedule A or being defective

(a)         as a result of the avoidance in whole or in part, or from a court order providing an alternative remedy, of a transfer of all or any part of the title to or any interest in the Land occurring prior to the transaction vesting Title as shown in Schedule A because that prior transfer constituted a fraudulent or preferential transfer under federal bankruptcy, state insolvency, or similar creditors’ rights laws; or

(b)         because the instrument of transfer vesting Title as shown in Schedule A constitutes a preferential transfer under federal bankruptcy, state insolvency, or similar creditors’ rights laws by reason of the failure of its recording in the Public Records

(i)          to be timely, or

(ii)       to impart notice of its existence to a purchaser for value or to a judgment or lien creditor.

10.       Any defect in or lien or encumbrance on the Title or other matter included in Covered Risks 1 through 9 that has been created or attached or has been filed or recorded in the Public Records subsequent to Date of Policy and prior to the recording of the deed or other instrument of transfer in the Public Records that vests Title as shown in Schedule A.

The Company will also pay the costs, attorneys’ fees, and expenses incurred in defense of any matter insured against by this policy, but only to the extent provided in the Conditions.

A-1-D1-2

Form No. 1402.06	Policy Page 2
ALTA Owner’s Policy (6-17-06)	Policy Number:

EXCLUSIONS FROM COVERAGE

The following matters are expressly excluded from the coverage of this policy, and the Company will not pay loss or damage, costs, attorneys’ fees, or expenses that arise by reason of:

1.              (a)         Any law, ordinance, permit, or governmental regulation (including those relating to building and zoning) restricting, regulating, prohibiting, or relating to

(i)             the occupancy, use, or enjoyment of the Land;

(ii)          the character, dimensions, or location of any improvement erected on the Land;

(iii)       the subdivision of land; or

(iv)      environmental protection;

or the effect of any violation of these laws, ordinances, or governmental regulations. This Exclusion 1(a) does not modify or limit the coverage provided under Covered Risk 5.

(b)         Any governmental police power. This Exclusion 1(b) does not modify or limit the coverage provided under Covered Risk 6.

2.              Rights of eminent domain. This Exclusion does not modify or limit the coverage provided under Covered Risk 7 or 8.

3.              Defects, liens, encumbrances, adverse claims, or other matters

(a)         created, suffered, assumed, or agreed to by the Insured Claimant;

(b)         not Known to the Company, not recorded in the Public Records at Date of Policy, but Known to the Insured Claimant and not disclosed in writing to the Company by the Insured Claimant prior to the date the Insured Claimant became an Insured under this policy;

(c)          resulting in no loss or damage to the Insured Claimant;

(d)         attaching or created subsequent to Date of Policy (however, this does not modify or limit the coverage provided under Covered Risks 9 and 10); or

(e)          resulting in loss or damage that would not have been sustained if the Insured Claimant had paid value for the Title.

4.              Any claim, by reason of the operation of federal bankruptcy, state insolvency, or similar creditors’ rights laws, that the transaction vesting the Title as shown in Schedule A, is

(a)         a fraudulent conveyance or fraudulent transfer; or

(b)         a preferential transfer for any reason not stated in Covered Risk 9 of this policy.

5.              Any lien on the Title for real estate taxes or assessments imposed by governmental authority and created or attaching between Date of Policy and the date of recording of the deed or other instrument of transfer in the Public Records that vests Title as shown in Schedule A.

CONDITIONS

1.              DEFINITION OF TERMS

The following terms when used in this policy mean:

(a)         “Amount of Insurance”: The amount stated in Schedule A, as may be increased or decreased by endorsement to this policy, increased by Section 8(b), or decreased by Sections 10 and 11 of these Conditions.

(b)         “Date of Policy”: The date designated as “Date of Policy” in Schedule A.

(c)          “Entity”: A corporation, partnership, trust, limited liability company, or other similar legal entity.

(d)         “Insured”: The Insured named in Schedule A.

(i)             The term “Insured” also includes

(A)       successors to the Title of the Insured by operation of law as distinguished from purchase, including heirs, devisees, survivors, personal representatives, or next of kin;

(B)       successors to an Insured by dissolution, merger, consolidation, distribution, or reorganization;

(C)       successors to an Insured by its conversion to another kind of Entity;

(D)       a grantee of an Insured under a deed delivered without payment of actual valuable consideration conveying the Title

(1)         if the stock, shares, memberships, or other equity interests of the grantee are wholly-owned by the named Insured,

(2)         if the grantee wholly owns the named Insured,

(3)         if the grantee is wholly-owned by an affiliated Entity of the named Insured, provided the affiliated Entity and the named Insured are both wholly-owned by the same person or Entity, or

(4)         if the grantee is a trustee or beneficiary of a trust created by a written instrument established by the Insured named in Schedule A for estate planning purposes.

(ii)          With regard to (A), (B), (C), and (D) reserving, however, all rights and defenses as to any successor that the Company would have had against any predecessor Insured.

(e)          “Insured Claimant”: An Insured claiming loss or damage.

(f)           “Knowledge” or “Known”: Actual knowledge, not constructive knowledge or notice that may be imputed to an Insured by reason of the Public Records or any other records that impart constructive notice of matters affecting the Title.

(g)          “Land”: The land described in Schedule A, and affixed improvements that by law constitute real property. The term “Land” does not include any property beyond the lines of the area described in Schedule A, nor any right, title, interest, estate, or easement in abutting streets, roads, avenues, alleys, lanes, ways, or waterways, but this does not modify or limit the extent that a right of access to and from the Land is insured by this policy.

(h)         “Mortgage”: Mortgage, deed of trust, trust deed, or other security instrument, including one evidenced by electronic means authorized by law.

(i)             “Public Records”: Records established under state statutes at Date of Policy for the purpose of imparting constructive notice of matters relating to real property to purchasers for value and without Knowledge. With respect to Covered Risk 5(d), “Public Records” shall also include environmental protection liens filed in the records of the clerk of the United States District Court for the district where the Land is located.

(j)            “Title”: The estate or interest described in Schedule A.

(k)         “Unmarketable Title”: Title affected by an alleged or apparent matter that would permit a prospective purchaser or lessee of the Title or lender on the Title to be released from the obligation to purchase, lease, or lend if there is a contractual condition requiring the delivery of marketable title.

2.              CONTINUATION OF INSURANCE

The coverage of this policy shall continue in force as of Date of Policy in favor of an Insured, but only so long as the Insured retains an estate or interest in the Land, or holds an obligation secured by a purchase money Mortgage given by a purchaser from the Insured, or only so long as the Insured shall have liability by reason of warranties in any transfer or conveyance of the Title. This policy shall not continue in force in favor of any purchaser from the Insured of either (i) an estate or interest in the Land, or (ii) an obligation secured by a purchase money Mortgage given to the Insured.

3.              NOTICE OF CLAIM TO BE GIVEN BY INSURED CLAIMANT

The Insured shall notify the Company promptly in writing (i) in case of any litigation as set forth in Section 5(a) of these Conditions, (ii) in case Knowledge shall come to an Insured hereunder of any claim of title or interest that is adverse to the Title, as insured, and that might cause loss or damage for which the Company may be liable by virtue of this policy, or (iii) if the Title, as insured, is rejected as Unmarketable Title. If the Company is prejudiced by the failure of the Insured Claimant to provide prompt notice, the Company’s liability to the Insured Claimant under the policy shall be reduced to the extent of the prejudice.

4.              PROOF OF LOSS

In the event the Company is unable to determine the amount of loss or damage, the Company may, at its option, require as a condition of payment that the Insured Claimant furnish a signed proof of loss. The proof of loss must describe the defect, lien, encumbrance, or other matter insured against by this policy that constitutes the basis of loss or damage and shall state, to the extent possible, the basis of calculating the amount of the loss or damage.

5.              DEFENSE AND PROSECUTION OF ACTIONS

(a)         Upon written request by the Insured, and subject to the options contained in Section 7 of these Conditions, the Company, at its own cost and without unreasonable delay, shall provide for the defense of an Insured in litigation in which any third party asserts a claim covered by this policy adverse to the Insured. This obligation is limited to only those stated causes of action alleging matters insured against by this policy. The Company shall have the right to select counsel of its choice (subject to the right of the Insured to object for reasonable cause) to represent the Insured as to those stated causes of action. It shall not be liable for and will not pay the fees of any other counsel. The Company will not pay any fees, costs, or expenses incurred by the Insured in the defense of those causes of action that allege matters not insured against by this policy.

(b)         The Company shall have the right, in addition to the options contained in

A-1-D1-3

Form No. 1402.06	Policy Page 3
ALTA Owner’s Policy (6-17-06)	Policy Number:

Section 7 of these Conditions, at its own cost, to institute and prosecute any action or proceeding or to do any other act that in its opinion may be necessary or desirable to establish the Title, as insured, or to prevent or reduce loss or damage to the Insured. The Company may take any appropriate action under the terms of this policy, whether or not it shall be liable to the Insured. The exercise of these rights shall not be an admission of liability or waiver of any provision of this policy. If the Company exercises its rights under this subsection, it must do so diligently.

(c)          Whenever the Company brings an action or asserts a defense as required or permitted by this policy, the Company may pursue the litigation to a final determination by a court of competent jurisdiction, and it expressly reserves the right, in its sole discretion, to appeal any adverse judgment or order.

6.              DUTY OF INSURED CLAIMANT TO COOPERATE

(a)         In all cases where this policy permits or requires the Company to prosecute or provide for the defense of any action or proceeding and any appeals, the Insured shall secure to the Company the right to so prosecute or provide defense in the action or proceeding, including the right to use, at its option, the name of the Insured for this purpose. Whenever requested by the Company, the Insured, at the Company’s expense, shall give the Company all reasonable aid (i) in securing evidence, obtaining witnesses, prosecuting or defending the action or proceeding, or effecting settlement, and (ii) in any other lawful act that in the opinion of the Company may be necessary or desirable to establish the Title or any other matter as insured. If the Company is prejudiced by the failure of the Insured to furnish the required cooperation, the Company’s obligations to the Insured under the policy shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, with regard to the matter or matters requiring such cooperation.

(b)         The Company may reasonably require the Insured Claimant to submit to examination under oath by any authorized representative of the Company and to produce for examination, inspection, and copying, at such reasonable times and places as may be designated by the authorized representative of the Company, all records, in whatever medium maintained, including books, ledgers, checks, memoranda, correspondence, reports, e-mails, disks, tapes, and videos whether bearing a date before or after Date of Policy, that reasonably pertain to the loss or damage. Further, if requested by any authorized representative of the Company, the Insured Claimant shall grant its permission, in writing, for any authorized representative of the Company to examine, inspect, and copy all of these records in the custody or control of a third party that reasonably pertain to the loss or damage. All information designated as confidential by the Insured Claimant provided to the Company pursuant to this Section shall not be disclosed to others unless, in the reasonable judgment of the Company, it is necessary in the administration of the claim. Failure of the Insured Claimant to submit for examination under oath, produce any reasonably requested information, or grant permission to secure reasonably necessary information from third parties as required in this subsection, unless prohibited by law or governmental regulation, shall terminate any liability of the Company under this policy as to that claim.

7.              OPTIONS TO PAY OR OTHERWISE SETTLE CLAIMS; TERMINATION OF LIABILITY

In case of a claim under this policy, the Company shall have the following additional options:

(a)         To Pay or Tender Payment of the Amount of Insurance.

To pay or tender payment of the Amount of Insurance under this policy together with any costs, attorneys’ fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment or tender of payment and that the Company is obligated to pay. Upon the exercise by the Company of this option, all liability and obligations of the Company to the Insured under this policy, other than to make the payment required in this subsection, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation.

(b)         To Pay or Otherwise Settle With Parties Other Than the Insured or With the Insured Claimant.

(i)             To pay or otherwise settle with other parties for or in the name of an Insured Claimant any claim insured against under this policy. In addition, the Company will pay any costs, attorneys’ fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment and that the Company is obligated to pay; or

(ii)          To pay or otherwise settle with the Insured Claimant the loss or damage provided for under this policy, together with any costs, attorneys’ fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment and that the Company is obligated to pay.

Upon the exercise by the Company of either of the options provided for in subsections (b)(i) or (ii), the Company’s obligations to the Insured under this policy for the claimed loss or damage, other than the payments required to be made, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation.

8.              DETERMINATION AND EXTENT OF LIABILITY

This policy is a contract of indemnity against actual monetary loss or damage sustained or incurred by the Insured Claimant who has suffered loss or damage by reason of matters insured against by this policy.

(a)         The extent of liability of the Company for loss or damage under this policy shall not exceed the lesser of

(i)          the Amount of Insurance; or

(ii)       the difference between the value of the Title as insured and the value of the Title subject to the risk insured against by this policy.

(b)         If the Company pursues its rights under Section 5 of these Conditions and is unsuccessful in establishing the Title, as insured,

(i)          the Amount of Insurance shall be increased by 10%, and

(ii)       the Insured Claimant shall have the right to have the loss or damage determined either as of the date the claim was made by the Insured Claimant or as of the date it is settled and paid.

(c)     In addition to the extent of liability under (a) and (b), the Company will also pay those costs, attorneys’ fees, and expenses incurred in accordance with Sections 5 and 7 of these Conditions.

9.              LIMITATION OF LIABILITY

(a)         If the Company establishes the Title, or removes the alleged defect, lien, or encumbrance, or cures the lack of a right of access to or from the Land, or cures the claim of Unmarketable Title, all as insured, in a reasonably diligent manner by any method, including litigation and the completion of any appeals, it shall have fully performed its obligations with respect to that matter and shall not be liable for any loss or damage caused to the Insured.

(b)         In the event of any litigation, including litigation by the Company or with the Company’s consent, the Company shall have no liability for loss or damage until there has been a final determination by a court of competent jurisdiction, and disposition of all appeals, adverse to the Title, as insured.

(c)          The Company shall not be liable for loss or damage to the Insured for liability voluntarily assumed by the Insured in settling any claim or suit without the prior written consent of the Company.

10.       REDUCTION OF INSURANCE; REDUCTION OR TERMINATION OF LIABILITY

All payments under this policy, except payments made for costs, attorneys’ fees, and expenses, shall reduce the Amount of Insurance by the amount of the payment.

11.       LIABILITY NONCUMULATIVE

The Amount of Insurance shall be reduced by any amount the Company pays under any policy insuring a Mortgage to which exception is taken in Schedule B or to which the Insured has agreed, assumed, or taken subject, or which is executed by an Insured after Date of Policy and which is a charge or lien on the Title, and the amount so paid shall be deemed a payment to the Insured under this policy.

12.       PAYMENT OF LOSS

When liability and the extent of loss or damage have been definitely fixed in accordance with these Conditions, the payment shall be made within 30 days.

13.       RIGHTS OF RECOVERY UPON PAYMENT OR SETTLEMENT

(a)         Whenever the Company shall have settled and paid a claim under this policy, it shall be subrogated and entitled to the rights of the Insured Claimant in the Title and all other rights and remedies in respect to the claim that the Insured Claimant has against any person or property, to the extent of the amount of any loss, costs, attorneys’ fees, and expenses paid by the Company. If requested by the Company, the Insured Claimant shall execute documents to evidence the transfer to the Company of these rights and remedies. The Insured Claimant shall permit the Company to sue, compromise, or settle in the name of the Insured Claimant and to use the name of the Insured Claimant in any transaction or litigation involving these rights and remedies.

If a payment on account of a claim does not fully cover the loss of the Insured Claimant, the Company shall defer the exercise of its right to recover until after the Insured Claimant shall have recovered its loss.

A-1-D1-4

Form No. 1402.06	Policy Page 4
ALTA Owner’s Policy (6-17-06)	Policy Number:

(b)         The Company’s right of subrogation includes the rights of the Insured to indemnities, guaranties, other policies of insurance, or bonds, notwithstanding any terms or conditions contained in those instruments that address subrogation rights.

14.       ARBITRATION

Either the Company or the Insured may demand that the claim or controversy shall be submitted to arbitration pursuant to the Title Insurance Arbitration Rules of the American Land Title Association (“Rules”). Except as provided in the Rules, there shall be no joinder or consolidation with claims or controversies of other persons. Arbitrable matters may include, but are not limited to, any controversy or claim between the Company and the Insured arising out of or relating to this policy, any service in connection with its issuance or the breach of a policy provision, or to any other controversy or claim arising out of the transaction giving rise to this policy. All arbitrable matters when the Amount of Insurance is $2,000,000 or less shall be arbitrated at the option of either the Company or the Insured. All arbitrable matters when the Amount of Insurance is in excess of $2,000,000 shall be arbitrated only when agreed to by both the Company and the Insured. Arbitration pursuant to this policy and under the Rules shall be binding upon the parties. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court of competent jurisdiction.

15.       LIABILITY LIMITED TO THIS POLICY; POLICY ENTIRE CONTRACT

(a)         This policy together with all endorsements, if any, attached to it by the Company is the entire policy and contract between the Insured and the Company. In interpreting any provision of this policy, this policy shall be construed as a whole.

(b)         Any claim of loss or damage that arises out of the status of the Title or by any action asserting such claim shall be restricted to this policy.

(c)          Any amendment of or endorsement to this policy must be in writing and authenticated by an authorized person, or expressly incorporated by Schedule A of this policy.

(d)         Each endorsement to this policy issued at any time is made a part of this policy and is subject to all of its terms and provisions. Except as the endorsement expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsement, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance.

16.       SEVERABILITY

In the event any provision of this policy, in whole or in part, is held invalid or unenforceable under applicable law, the policy shall be deemed not to include that provision or such part held to be invalid, but all other provisions shall remain in full force and effect.

17.       CHOICE OF LAW; FORUM

(a)         Choice of Law: The Insured acknowledges the Company has underwritten the risks covered by this policy and determined the premium charged therefore in reliance upon the law affecting interests in real property and applicable to the interpretation, rights, remedies, or enforcement of policies of title insurance of the jurisdiction where the Land is located. Therefore, the court or an arbitrator shall apply the law of the jurisdiction where the Land is located to determine the validity of claims against the Title that are adverse to the Insured and to interpret and enforce the terms of this policy. In neither case shall the court or arbitrator apply its conflicts of law principles to determine the applicable law.

(b)         Choice of Forum: Any litigation or other proceeding brought by the Insured against the Company must be filed only in a state or federal court within the United States of America or its territories having appropriate jurisdiction.

18.       NOTICES, WHERE SENT

Any notice of claim and any other notice or statement in writing required to be given to the Company under this policy must be given to the Company at 1 First American Way, Santa Ana, CA 92707, Attn: Claims Department.

POLICY OF TITLE INSURANCE

A-1-D1-5

Form No. 1402.06	Policy Page 5
ALTA Owner’s Policy (6-17-06)	Policy Number:

SCHEDULE A

First American Title Insurance Company

Name and Address of the issuing Title Insurance Company:

First American Title Insurance Company

30 North LaSalle Street, Suite 2700

Chicago, IL 60602

File No.: NCS-960541-CHI2                                                                                                                                                                                                                                                                                                                                                               Policy No.:

Amount of Insurance: $1,778,675.00

Date of Policy:  [Date of recording at time of recording]

1.                        Name of Insured:

TBD

2.                        The estate or interest in the Land that is insured by this policy is:

Fee Simple

3.                        Title is vested in:

TBD

4.                        The Land referred to in this policy is described as follows:

Real property in the City of St. Charles, County of Kane, State of Illinois, described as follows:

PARCEL 1:

THAT PART OF LOT 16 IN BROWNSTONE, A SUBDIVISION IN THE CITY OF ST. CHARLES, WEST SIDE OF THE FOX RIVER, BEING A SUBDIVISION IN THE NORTHWEST QUARTER OF SECTION 34, TOWNSHIP 40 NORTH, RANGE 8 EAST OF THE THIRD PRINCIPAL MERIDIAN BOUNDED AND DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTHWESTERLY CORNER OF SAID LOT 16; THENCE NORTH 78 DEGREES 44 MINUTES 33 SECONDS EAST BEING AN ASSUMED BEARING ON THE SOUTHERLY LINE OF SAID LOT 16, THE SAME AS THE NORTHERLY LINE OF COBBLESTONE DRIVE, 2.0 FEET; THENCE NORTH 11 DEGREES 15 MINUTES, 27 SECONDS WEST, 17.66 FEET; THENCE NORTH 78 DEGREES, 44 MINUTES, 33 SECONDS EAST, 11.42 FEET TO THE INTERIOR WALL OF FIRST FLOOR COMMERCIAL UNIT “D” FOR THE POINT OF BEGINNING; THENCE NORTH 11 DEGREES, 15 MINUTES, 27 SECONDS WEST ALONG SAID INTERIOR WALLS 40.07 FEET; THENCE NORTH 78 DEGREES, 44 MINUTES, 33 SECONDS EAST, 27.28 FEET; THENCE NORTH 11 DEGREES, 15 MINUTES, 27 SECONDS WEST, 11.33 FEET; THENCE SOUTH 78 DEGREES 44 MINUTES, 33 SECONDS WEST, 27.28 FEET; THENCE NORTH 11 DEGREES, 15 MINUTES, 27 SECONDS WEST, 51.81 FEET; THENCE NORTH 78 DEGREES, 44 MINUTES, 33 SECONDS EAST, 57.64 FEET; THENCE SOUTH 11 DEGREES, 15 MINUTES, 27 SECONDS EAST, 12.66 FEET; THENCE SOUTH 78 DEGREES, 44 MINUTES, 33 SECONDS WEST 3.33 FEET; THENCE SOUTH 11 DEGREES, 15 MINUTES, 27 SECONDS EAST 18.83 FEET; THENCE NORTH 78 DEGREES, 44 MINUTES, 33 SECONDS EAST, 3.33 FEET; THENCE SOUTH 11 DEGREES, 15 MINUTES, 27 SECONDS EAST 15.32 FEET; THENCE SOUTH 78 DEGREES, 44 MINUTES, 33 SECONDS WEST, 9.91 FEET; THENCE NORTH 11 DEGREES, 15 MINUTES, 27 SECONDS WEST, 2.0 FEET; THENCE SOUTH 78 DEGREES, 44 MINUTES, 33 SECONDS WEST, 6.30 FEET; THENCE SOUTH 11 DEGREES, 15 MINUTES, 27 SECONDS EAST, 12.54 FEET; THENCE SOUTH 78 DEGREES 44 MINUTES, 33 SECONDS WEST, 3.91 FEET; THENCE SOUTH 11 DEGREES, 15 MINUTES, 27 SECONDS EAST, 5.58 FEET; THENCE NORTH 78 DEGREES, 44 MINUTES, 33 SECONDS EAST, 4.58 FEET; THENCE NORTH 11 DEGREES, 15 MINUTES, 27 SECONDS WEST,

A-1-D1-6

Form No. 1402.06	Policy Page 6
ALTA Owner’s Policy (6-17-06)	Policy Number:

1.29 FEET; THENCE NORTH 78 DEGREES, 44 MINUTES, 33 SECONDS EAST, 8.33 FEET, THENCE SOUTH 11 DEGREES, 15 MINUTES, 27 SECONDS EAST, 6.50 FEET; THENCE NORTH 78 DEGREES, 44 MINUTES, 33 SECONDS EAST, 7.41 FEET; THENCE SOUTH 11 DEGREES, 15 MINUTES, 27 SECONDS EAST, 15.33 FEET; THENCE SOUTH 78 DEGREES, 44 MINUTES, 33 SECONDS WEST, 3.33 FEET; THENCE SOUTH 11 DEGREES, 15 MINUTES, 27 SECONDS EAST, 19.75 FEET; THENCE SOUTH 33 DEGREES, 44 MINUTES, 33 SECONDS WEST, 11.89 FEET; THENCE SOUTH 78 DEGREES, 44 MINUTES, 33 SECONDS WEST, 6.25 FEET; THENCE SOUTH 11 DEGREES, 15 MINUTES, 27 SECONDS EAST, 3.33 FEET; THENCE SOUTH 78 DEGREES, 44 MINUTES, 33 SECONDS WEST, 24.99 FEET; THENCE NORTH 11 DEGREES, 15 MINUTES, 27 SECONDS, WEST, 3.33 FEET; THENCE SOUTH 78 DEGREES, 44 MINUTES, 33 SECONDS WEST, 6.25 FEET; THENCE NORTH 56 DEGREES, 15 MINUTES, 27 SECONDS WEST, 11.89 FEET, TO THE POINT OF BEGINNING, ALL IN KANE COUNTY, ILLINOIS, TAKEN AS A SINGLE TRACT OF LAND, EXCEPT THAT PART LYING ABOVE A HORIZONTAL PLANE HAVING A LOWER ELEVATION OF 702.69 FEET MEASURED ON SAID COMMERCIAL UNIT “D” CEILING AND LYING BELOW A HORIZONTAL PLANE HAVING AN UPPER ELEVATION OF 691.02 FEET MEASURED ON SAID COMMERCIAL UNIT “D” FLOOR; SAID ELEVATIONS REFERENCED TO N.G.V.D. 29 DATUM FOR FEMA BENCH MARK 266-4 IN KANE COUNTY, ILLINOIS.

PARCEL 2:

EASEMENTS FOR THE BENEFIT OF PARCEL 1 PURSUANT TO THAT CERTAIN DECLARATION OF CONDOMINIUM OWNERSHIP THE RESIDENCES AT MILESTONE ROW ST. CHARLES AND PROVISIONS RELATING TO CERTAIN COMMERCIAL PROPERTY RECORDED FEBRUARY 28, 2007 AS DOCUMENT NO. 2007K022542; AS AMENDED BY FIRST SPECIAL AMENDMENT TO DECLARATION OF CONDOMINIUM OWNERSHIP RECORDED JANUARY 25, 2008 AS DOCUMENT 2008K006831; AS FURTHER AMENDED BY SECOND SPECIAL AMENDMENT TO DECLARATION OF CONDOMINIUM OWNERSHIP THE RESIDENCES AT MILESTONE ROW ST. CHARLES AND PROVISIONS RELATING TO CERTAIN COMMERCIAL PROPERTY RECORDED MARCH 28, 2014 AS DOCUMENT 2014K014675.

A-1-D1-7

Form No. 1402.06	Policy Page 7
ALTA Owner’s Policy (6-17-06)	Policy Number:

SCHEDULE B

File No.: NCS-960541-CHI2	Policy No.:

EXCEPTIONS FROM COVERAGE

This Policy does not insure against loss or damage, and the Company will not pay costs, attorneys’ fees, or expenses that arise by reason of:

1.                        Relative to the deletion of Standard Exceptions 1 through 5, we should be furnished the following:

1) A sworn statement disclosing all parties in possession of the land, including parties in possession under unrecorded leases and the terms and provisions thereof; options; and unrecorded contracts to purchase the land.

2) A current survey of the land, properly certified to the Company, made in accordance with (i) the accuracy requirements of a survey pursuant to the ‘Minimum Standard Detail Requirements for Land Title Surveys’ Jointly Established and Adopted by the American Land Title Association and American Congress on Survey and Mapping; and (ii) the Laws of the State of Illinois.

3) An ALTA Extended Coverage Policy Statement. If new construction has taken place within the last six months, the following should be produced: Satisfactory evidence of the payment in full of the cost of furnishing services, labor and materials in connection with any improvements made on the land within six months of the date of this commitment. This evidence should consist of sworn contractors’ and subcontractors’ affidavits, together with all necessary waivers of lien.

2.                        General real estate taxes for the year(s) 2018, 2019 and subsequent years.

The first installment of the 2018 taxes in the amount of $20,398.83 is due June 3, 2019.

The final installment of the 2018 taxes in the amount of $20,398.83 is due September 3, 2019.

The 2019 taxes are not yet ascertainable or payable.

Permanent Index Number: 09-34-137-006

If applicable, an original tax bill must be presented if taxes are to be paid at time of closing.

3.                        The land lies within the boundaries of Special Service Area Number 1B as disclosed by ordinance recorded as document 93K101485 and is subject to additional taxes under the terms of said ordinance and subsequent related ordinances.

Ordinance No. 2013-M-36 entitled An Ordinance Amending Special Service Area 1B in the City of St. Charles Kane and Dupage Counties, Illinois recorded as document 2013K043675.

4.                        The land lies within the boundaries of Special Service Area Number 25 as disclosed by ordinance recorded as document 2001K123408 and is subject to additional taxes under the terms of said ordinance and subsequent related ordinances.

5.                        Terms, provisions, covenants, conditions , options and easements as contained in Declaration of Condominium Ownership The Residences at Milestone ROW St. Charles and Provisions Relating to Certain Commercial Property recorded February 28, 2007 as Document No. 2007K022542.

A-1-D1-8

Form No. 1402.06	Policy Page 8
ALTA Owner’s Policy (6-17-06)	Policy Number:

First Special Amendment to Declaration of Condominium Ownership recorded January 25, 2008 as document 2008K006831.

Second Special Amendment to Declaration of Condominium Ownership The Residences at Milestone Row St. Charles and Provisions Relating to Certain Commercial Property recorded March 28, 2014 as document 2014K014675.

6.                        Terms, conditions and provisions of Ordinance No. 2001-M-69 entitled An Ordinance Proposing the Establishment of St. Charles First Street Business District in the City of St. Charles, Kane and DuPage Counties, Illinois, and Providing for a Public Hearing and Other Procedures in Connection Therewith recorded as document 2001K123407.

7.                        Utility Easement as to all areas except where permanent improvements are located as provided on the plat of Brownstone recorded January 2, 2001 document 2001K000149 and the utility provisions therein contained.

(For further particulars, see document)

8.                        This item has been intentionally deleted.

9.                        This item has been intentionally deleted.

End of Schedule B

A-1-D1-9

Form No. 1402.06	Policy Page 9
ALTA Owner’s Policy (6-17-06)	Policy Number:

ZONING - COMPLETED
STRUCTURE ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960541-CHI2

1.              The Company insures against loss or damage sustained by the Insured in the event that, at Date of Policy,

a.              according to applicable zoning ordinances and amendments, the Land is not classified Zone Planned Unit Development within CBD-1 Central Business District ;

b.              the following use or uses are not allowed under that classification: Bank

c.               There shall be no liability under paragraph 1.b. if the use or uses are not allowed as the result of any lack of compliance with any conditions, restrictions, or requirements contained in the zoning ordinances and amendments, including but not limited to the failure to secure necessary consents or authorizations as a prerequisite to the use or uses. This paragraph 1.c. does not modify or limit the coverage provided in Covered Risk 5.

2.              The Company further insures against loss or damage sustained by the Insured by reason of a final decree of a court of competent jurisdiction either prohibiting the use of the Land, with any existing structure, as specified in paragraph 1.b. or requiring the removal or alteration of the structure, because, at Date of Policy, the zoning ordinances and amendments have been violated with respect to any of the following matters:

a.              Area, width, or depth of the Land as a building site for the structure

b.              Floor space area of the structure

c.               Setback of the structure from the property lines of the Land

d.              Height of the structure, or

e.               Number of parking spaces.

3.              There shall be no liability under this endorsement based on:

a.              the invalidity of the zoning ordinances and amendments until after a final decree of a court of competent jurisdiction adjudicating the invalidity, the effect of which is to prohibit the use or uses;

b.              the refusal of any person to purchase, lease or lend money on the Title covered by this policy.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous

A-1-D1-10

Form No. 1402.06	Policy Page 10
ALTA Owner’s Policy (6-17-06)	Policy Number:

endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10576 (7-1-14)	Page 10 of 17	ALTA 3.1-06 Zoning - Completed Structure (Rev. 10-22-09) CLTA 123.2-06 (Rev. 10-22-09)

A-1-D1-11

Form No. 1402.06	Policy Page 11
ALTA Owner’s Policy (6-17-06)	Policy Number:

ACCESS AND ENTRY
ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960541-CHI2

The Company insures against loss or damage sustained by the Insured if, at Date of Policy (i) the Land does not abut and have both actual vehicular and pedestrian access to and from Limestone Drive and S. 1st Street (the “Street”), (ii) the Street is not physically open and publicly maintained, or (iii) the Insured has no right to use existing curb cuts or entries along that portion of the Street abutting the Land.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10045 (7-1-14)	Page 11 of 17	ALTA 17-06 Access and Entry (6-17-06)

A-1-D1-12

Form No. 1402.06	Policy Page 12
ALTA Owner’s Policy (6-17-06)	Policy Number:

SINGLE TAX PARCEL
ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960541-CHI2

The Company insures against loss or damage sustained by the Insured by reason of the Land being taxed as part of a larger parcel of land or failing to constitute a separate tax parcel for real estate taxes.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10048 (7-1-14)	Page 12 of 17	ALTA 18-06 Single Tax Parcel (6-17-06)

A-1-D1-13

Form No. 1402.06	Policy Page 13
ALTA Owner’s Policy (6-17-06)	Policy Number:

LOCATION ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960541-CHI2

The Company insures against loss or damage sustained by the Insured by reason of the failure of a brick and glass exterior condominium unit known as 460 S 1st St Unit D, St. Charles IL, to be located on the Land at Date of Policy.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10054 (7-1-14)	Page 13 of 17	ALTA 22-06 Location (6-17-06)

A-1-D1-14

Form No. 1402.06	Policy Page 14
ALTA Owner’s Policy (6-17-06)	Policy Number:

SAME AS SURVEY ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960541-CHI2

The Company insures against loss or damage sustained by the Insured by reason of the failure of the Land as described in Schedule A to be the same as that identified on the survey made by Doland Engineering, LLC dated May 17, 2019, last revised May 31, 2019, and designated Job No. .

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10059 (7-1-14)	Page 14 of 17	ALTA 25-06 Same as Survey (10-16-08) CLTA 116.1-06 (10-16-08)

A-1-D1-15

Form No. 1402.06	Policy Page 15
ALTA Owner’s Policy (6-17-06)	Policy Number:

PLANNED UNIT DEVELOPMENT
ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960541-CHI2

The Company insures against loss or damage sustained by the Insured by reason of:

1.              Present violations of any restrictive covenants referred to in Schedule B that restrict the use of the Land or the forfeiture or reversion of Title by reason of any provision contained in the restrictive covenants. As used in this paragraph 1, the words “restrictive covenants” do not refer to or include any covenant, condition, or restriction (a) relating to obligations of any type to perform maintenance, repair, or remediation on the Land, or (b) pertaining to environmental protection of any kind or nature, including hazardous or toxic matters, conditions, or substances, except to the extent that a notice of a violation or alleged violation affecting the Land has been recorded in the Public Records at Date of Policy and is not excepted in Schedule B.

2.              Any charges or assessments in favor of any association of homeowners, that are provided for in any document referred to in Schedule B, due and unpaid at Date of Policy.

3.              The enforced removal of any existing structure on the Land (other than a boundary wall or fence) because it encroaches onto adjoining land or onto any easements.

4.              The failure of the Title by reason of a right of first refusal to purchase the Land that was exercised or could have been exercised at Date of Policy.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10012 (7-1-14)	Page 15 of 17	ALTA 5.1-06 Planned Unit Development (Rev. 10-16-08) CLTA 115.4-06 (6-17-06)

A-1-D1-16

Form No. 1402.06	Policy Page 16
ALTA Owner’s Policy (6-17-06)	Policy Number:

POLICY AUTHENTICATION ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960541-CHI2

When the policy is issued by the Company with a policy number and Date of Policy, the Company will not deny liability under the policy or any endorsements issued with the policy solely on the grounds that the policy or endorsements were issued electronically or lack signatures in accordance with the Conditions.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10899 (7-1-14)	Page 16 of 17	ALTA 39.0-06 Policy Authentication (4-2-13)

A-1-D1-17

Form No. 1402.06	Policy Page 17
ALTA Owner’s Policy (6-17-06)	Policy Number:

Privacy Information

We Are Committed to Safeguarding Customer Information

In order to better serve your needs now and in the future, we may ask you to provide us with certain information. We understand that you may be concerned about what we will do with such information - particularly any personal or financial information. We agree that you have a right to know how we will utilize the personal information you provide to us. Therefore, together with our subsidiaries we have adopted this Privacy Policy to govern the use and handling of your personal information.

Applicability

This Privacy Policy governs our use of the information that you provide to us. It does not govern the manner in which we may use information we have obtained from any other source, such as information obtained from a public record or from another person or entity. First American has also adopted broader guidelines that govern our use of personal information regardless of its source. First American calls these guidelines its Fair Information Values.

Types of Information

Depending upon which of our services you are utilizing, the types of nonpublic personal information that we may collect include:

•   Information we receive from you on applications, forms and in other communications to us, whether in writing, in person, by telephone or any other means;

•   Information about your transactions with us, our affiliated companies, or others; and

•   Information we receive from a consumer reporting agency.

Use of Information

We request information from you for our own legitimate business purposes and not for the benefit of any nonaffiliated party. Therefore, we will not release your information to nonaffiliated parties except: (1) as necessary for us to provide the product or service you have requested of us; or (2) as permitted by law. We may, however, store such information indefinitely, including the period  after which any customer relationship has ceased. Such information may be used for any internal purpose, such as quality control efforts or customer analysis. We may also provide all of the types of nonpublic personal information listed above to one or more of our affiliated companies. Such affiliated companies include financial service providers, such as title insurers, property and casualty insurers, and trust and investment advisory companies, or companies involved in real estate services, such as appraisal companies, home warranty companies and escrow companies. Furthermore, we may also provide all the information we collect, as described above, to companies that perform marketing services on our behalf, on behalf of our affiliated companies or to other financial institutions with whom we or our affiliated companies have joint marketing agreements.

Former Customers

Even if you are no longer our customer, our Privacy Policy will continue to apply to you.

Confidentiality and Security

We will use our best efforts to ensure that no unauthorized parties have access to any of your information. We restrict access to nonpublic personal information about you to those individuals and entities who need to know that information to provide products or services to you. We will use our best efforts to train and oversee our employees and agents to ensure that your information will be handled responsibly and in accordance with this Privacy Policy and First American’s Fair Information Values. We currently maintain physical, electronic, and procedural safeguards that comply with federal regulations to guard your nonpublic personal information.

Information Obtained Through Our Web Site

First American Financial Corporation is sensitive to privacy issues on the Internet. We believe it is important you know how we treat the information about you we receive on the Internet.

In general, you can visit First American or its affiliates’ Web sites on the World Wide Web without telling us who you are or revealing any information about yourself. Our Web servers collect the domain names, not the e-mail addresses, of visitors. This information is aggregated to measure the number of visits, average time spent on the site, pages viewed and similar information. First American uses this information to measure the use of our site and to develop ideas to improve the content of our site.

There are times, however, when we may need information from you, such as your name and email address. When information is needed, we will use our best efforts to let you know at the time of collection how we will use the personal information. Usually, the personal information we collect is used only by us to respond to your inquiry, process an order or allow you to access specific account/profile information. If you choose to share any personal information with us, we will only use it in accordance with the policies outlined above.

Business Relationships

First American Financial Corporation’s site and its affiliates’ sites may contain links to other Web sites. While we try to link only to sites that share our high standards and respect for privacy, we are not responsible for the content or the privacy practices employed by other sites.

Cookies

Some of First American’s Web sites may make use of “cookie” technology to measure site activity and to customize information to your personal tastes. A cookie is an element of data that a Web site can send to your browser, which may then store the cookie on your hard drive.

FirstAm.com uses stored cookies. The goal of this technology is to better serve you when visiting our site, save you time when you are here and to provide you with a more meaningful and productive Web site experience.

Fair Information Values

Fairness We consider consumer expectations about their privacy in all our businesses. We only offer products and services that assure a favorable balance between consumer benefits and consumer privacy.

Public Record We believe that an open public record creates significant value for society, enhances consumer choice and creates consumer opportunity. We actively support an open public record and emphasize its importance and contribution to our economy.

Use We believe we should behave responsibly when we use information about a consumer in our business. We will obey the laws governing the collection, use and dissemination of data.

Accuracy We will take reasonable steps to help assure the accuracy of the data we collect, use and disseminate. Where possible, we will take reasonable steps to correct inaccurate information. When, as with the public record, we cannot correct inaccurate information, we will take all reasonable steps to assist consumers in identifying the source of the erroneous data so that the consumer can secure the required corrections.

Education We endeavor to educate the users of our products and services, our employees and others in our industry about the importance of consumer privacy. We will instruct our employees on our fair information values and on the responsible collection and use of data. We will encourage others in our industry to collect and use information in a responsible manner.

Security We will maintain appropriate facilities and systems to protect against unauthorized access to and corruption of the data we maintain.

Form 50-PRIVACY (9/1/10)	Page 1 of 1	Privacy Information (2001-2010 First American Financial Corporation)

A-1-D1-18

Exhibit D-2

Proforma Policy for Foxfield Property

See Attached.

A-1-D2-1

Form No. 1402.06 ALTA Owner’s Policy (6-17-06) 1100302P050600	Policy Page 1 Policy Number:

OWNER’S POLICY OF TITLE INSURANCE

ISSUED BY

First American Title Insurance Company

Any notice of claim and any other notice or statement in writing required to be given to the Company under this policy must be given to the Company at the address shown in Section 18 of the Conditions.

COVERED RISKS

SUBJECT TO THE EXCLUSIONS FROM COVERAGE, THE EXCEPTIONS FROM COVERAGE CONTAINED IN SCHEDULE B AND THE CONDITIONS, FIRST AMERICAN TITLE INSURANCE COMPANY, a Nebraska corporation (the “Company”) insures, as of Date of Policy and, to the extent stated in Covered Risks 9 and 10, after Date of Policy, against loss or damage, not exceeding the Amount of Insurance, sustained or incurred by the Insured by reason of:

1.              Title being vested other than as stated in Schedule A.

2.              Any defect in or lien or encumbrance on the Title. This Covered Risk includes but is not limited to insurance against loss from

(a)         A defect in the Title caused by

(i)             forgery, fraud, undue influence, duress, incompetency, incapacity, or impersonation;

(ii)          failure of any person or Entity to have authorized a transfer or conveyance;

(iii)       a document affecting Title not properly created, executed, witnessed, sealed, acknowledged, notarized, or delivered;

(iv)      failure to perform those acts necessary to create a document by electronic means authorized by law;

(v)         a document executed under a falsified, expired, or otherwise invalid power of attorney;

(vi)      a document not properly filed, recorded, or indexed in the Public Records including failure to perform those acts by electronic means authorized by law; or

(vii)   a defective judicial or administrative proceeding.

(b)         The lien of real estate taxes or assessments imposed on the Title by a governmental authority due or payable, but unpaid.

(c)          Any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the Title that would be disclosed by an accurate and complete land survey of the Land. The term “encroachment” includes encroachments of existing improvements located on the Land onto adjoining land, and encroachments onto the Land of existing improvements located on adjoining land.

3.              Unmarketable Title.

4.              No right of access to and from the Land.

5.              The violation or enforcement of any law, ordinance, permit, or governmental regulation (including those relating to building and zoning) restricting, regulating, prohibiting, or relating to

(a)         the occupancy, use, or enjoyment of the Land;

(b)         the character, dimensions, or location of any improvement erected on the Land;

(c)          the subdivision of land; or

(d)         environmental protection

if a notice, describing any part of the Land, is recorded in the Public Records setting forth the violation or intention to enforce, but only to the extent of the violation or enforcement referred to in that notice.

6.              An enforcement action based on the exercise of a governmental police power not covered by Covered Risk 5 if a notice of the enforcement action, describing any part of the Land, is recorded in the Public Records, but only to the extent of the enforcement referred to in that notice.

7.              The exercise of the rights of eminent domain if a notice of the exercise, describing any part of the Land, is recorded in the Public Records.

8.              Any taking by a governmental body that has occurred and is binding on the rights of a purchaser for value without Knowledge.

9.              Title being vested other than as stated in Schedule A or being defective

(a)         as a result of the avoidance in whole or in part, or from a court order providing an alternative remedy, of a transfer of all or any part of the title to or any interest in the Land occurring prior to the transaction vesting Title as shown in Schedule A because that prior transfer constituted a fraudulent or preferential transfer under federal bankruptcy, state insolvency, or similar creditors’ rights laws; or

(b)         because the instrument of transfer vesting Title as shown in Schedule A constitutes a preferential transfer under federal bankruptcy, state insolvency, or similar creditors’ rights laws by reason of the failure of its recording in the Public Records

(i)        to be timely, or

(ii)     to impart notice of its existence to a purchaser for value or to a judgment or lien creditor.

10.       Any defect in or lien or encumbrance on the Title or other matter included in Covered Risks 1 through 9 that has been created or attached or has been filed or recorded in the Public Records subsequent to Date of Policy and prior to the recording of the deed or other instrument of transfer in the Public Records that vests Title as shown in Schedule A.

The Company will also pay the costs, attorneys’ fees, and expenses incurred in defense of any matter insured against by this policy, but only to the extent provided in the Conditions.

A-1-D2-2

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 2 Policy Number:

EXCLUSIONS FROM COVERAGE

The following matters are expressly excluded from the coverage of this policy, and the Company will not pay loss or damage, costs, attorneys’ fees, or expenses that arise by reason of:

1.              (a)         Any law, ordinance, permit, or governmental regulation (including those relating to building and zoning) restricting, regulating, prohibiting, or relating to

(i)             the occupancy, use, or enjoyment of the Land;

(ii)          the character, dimensions, or location of any improvement erected on the Land;

(iii)       the subdivision of land; or

(iv)      environmental protection;

or the effect of any violation of these laws, ordinances, or governmental regulations. This Exclusion 1(a) does not modify or limit the coverage provided under Covered Risk 5.

(b)         Any governmental police power. This Exclusion 1(b) does not modify or limit the coverage provided under Covered Risk 6.

2.              Rights of eminent domain. This Exclusion does not modify or limit the coverage provided under Covered Risk 7 or 8.

3.              Defects, liens, encumbrances, adverse claims, or other matters

(a)         created, suffered, assumed, or agreed to by the Insured Claimant;

(b)         not Known to the Company, not recorded in the Public Records at Date of Policy, but Known to the Insured Claimant and not disclosed in writing to the Company by the Insured Claimant prior to the date the Insured Claimant became an Insured under this policy;

(c)          resulting in no loss or damage to the Insured Claimant;

(d)         attaching or created subsequent to Date of Policy (however, this does not modify or limit the coverage provided under Covered Risks 9 and 10); or

(e)          resulting in loss or damage that would not have been sustained if the Insured Claimant had paid value for the Title.

4.              Any claim, by reason of the operation of federal bankruptcy, state insolvency, or similar creditors’ rights laws, that the transaction vesting the Title as shown in Schedule A, is

(a)         a fraudulent conveyance or fraudulent transfer; or

(b)         a preferential transfer for any reason not stated in Covered Risk 9 of this policy.

5.              Any lien on the Title for real estate taxes or assessments imposed by governmental authority and created or attaching between Date of Policy and the date of recording of the deed or other instrument of transfer in the Public Records that vests Title as shown in Schedule A.

CONDITIONS

1.              DEFINITION OF TERMS

The following terms when used in this policy mean:

(a)         “Amount of Insurance”: The amount stated in Schedule A, as may be increased or decreased by endorsement to this policy, increased by Section 8(b), or decreased by Sections 10 and 11 of these Conditions.

(b)         “Date of Policy”: The date designated as “Date of Policy” in Schedule A.

(c)          “Entity”: A corporation, partnership, trust, limited liability company, or other similar legal entity.

(d)         “Insured”: The Insured named in Schedule A.

(i)             The term “Insured” also includes

(A)       successors to the Title of the Insured by operation of law as distinguished from purchase, including heirs, devisees, survivors, personal representatives, or next of kin;

(B)       successors to an Insured by dissolution, merger, consolidation, distribution, or reorganization;

(C)       successors to an Insured by its conversion to another kind of Entity;

(D)       a grantee of an Insured under a deed delivered without payment of actual valuable consideration conveying the Title

(1)         if the stock, shares, memberships, or other equity interests of the grantee are wholly-owned by the named Insured,

(2)         if the grantee wholly owns the named Insured,

(3)         if the grantee is wholly-owned by an affiliated Entity of the named Insured, provided the affiliated Entity and the named Insured are both wholly-owned by the same person or Entity, or

(4)         if the grantee is a trustee or beneficiary of a trust created by a written instrument established by the Insured named in Schedule A for estate planning purposes.

(ii)       With regard to (A), (B), (C), and (D) reserving, however, all rights and defenses as to any successor that the Company would have had against any predecessor Insured.

(e)          “Insured Claimant”: An Insured claiming loss or damage.

(f)           “Knowledge” or “Known”: Actual knowledge, not constructive knowledge or notice that may be imputed to an Insured by reason of the Public Records or any other records that impart constructive notice of matters affecting the Title.

(g)          “Land”: The land described in Schedule A, and affixed improvements that by law constitute real property. The term “Land” does not include any property beyond the lines of the area described in Schedule A, nor any right, title, interest, estate, or easement in abutting streets, roads, avenues, alleys, lanes, ways, or waterways, but this does not modify or limit the extent that a right of access to and from the Land is insured by this policy.

(h)         “Mortgage”: Mortgage, deed of trust, trust deed, or other security instrument, including one evidenced by electronic means authorized by law.

(i)             “Public Records”: Records established under state statutes at Date of Policy for the purpose of imparting constructive notice of matters relating to real property to purchasers for value and without Knowledge. With respect to Covered Risk 5(d), “Public Records” shall also include environmental protection liens filed in the records of the clerk of the United States District Court for the district where the Land is located.

(j)            “Title”: The estate or interest described in Schedule A.

(k)         “Unmarketable Title”: Title affected by an alleged or apparent matter that would permit a prospective purchaser or lessee of the Title or lender on the Title to be released from the obligation to purchase, lease, or lend if there is a contractual condition requiring the delivery of marketable title.

2.              CONTINUATION OF INSURANCE

The coverage of this policy shall continue in force as of Date of Policy in favor of an Insured, but only so long as the Insured retains an estate or interest in the Land, or holds an obligation secured by a purchase money Mortgage given by a purchaser from the Insured, or only so long as the Insured shall have liability by reason of warranties in any transfer or conveyance of the Title. This policy shall not continue in force in favor of any purchaser from the Insured of either (i) an estate or interest in the Land, or (ii) an obligation secured by a purchase money Mortgage given to the Insured.

3.              NOTICE OF CLAIM TO BE GIVEN BY INSURED CLAIMANT

The Insured shall notify the Company promptly in writing (i) in case of any litigation as set forth in Section 5(a) of these Conditions, (ii) in case Knowledge shall come to an Insured hereunder of any claim of title or interest that is adverse to the Title, as insured, and that might cause loss or damage for which the Company may be liable by virtue of this policy, or (iii) if the Title, as insured, is rejected as Unmarketable Title. If the Company is prejudiced by the failure of the Insured Claimant to provide prompt notice, the Company’s liability to the Insured Claimant under the policy shall be reduced to the extent of the prejudice.

4.              PROOF OF LOSS

In the event the Company is unable to determine the amount of loss or damage, the Company may, at its option, require as a condition of payment that the Insured Claimant furnish a signed proof of loss. The proof of loss must describe the defect, lien, encumbrance, or other matter insured against by this policy that constitutes the basis of loss or damage and shall state, to the extent possible, the basis of calculating the amount of the loss or damage.

5.              DEFENSE AND PROSECUTION OF ACTIONS

(a)         Upon written request by the Insured, and subject to the options contained in Section 7 of these Conditions, the Company, at its own cost and without unreasonable delay, shall provide for the defense of an Insured in litigation in which any third party asserts a claim covered by this policy adverse to the Insured. This obligation is limited to only those stated causes of action alleging matters insured against by this policy. The Company shall have the right to select counsel of its choice (subject to the right of the Insured to object for reasonable cause) to represent the Insured as to those stated causes of action. It shall not be liable for and will not pay the fees of any other counsel. The Company will not pay any fees, costs, or expenses incurred by the Insured in the defense of those causes of action that allege matters not insured against by this policy.

(b)         The Company shall have the right, in addition to the options contained in

A-1-D2-3

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 3 Policy Number:

Section 7 of these Conditions, at its own cost, to institute and prosecute any action or proceeding or to do any other act that in its opinion may be necessary or desirable to establish the Title, as insured, or to prevent or reduce loss or damage to the Insured. The Company may take any appropriate action under the terms of this policy, whether or not it shall be liable to the Insured. The exercise of these rights shall not be an admission of liability or waiver of any provision of this policy. If the Company exercises its rights under this subsection, it must do so diligently.

(c)          Whenever the Company brings an action or asserts a defense as required or permitted by this policy, the Company may pursue the litigation to a final determination by a court of competent jurisdiction, and it expressly reserves the right, in its sole discretion, to appeal any adverse judgment or order.

6.              DUTY OF INSURED CLAIMANT TO COOPERATE

(a)         In all cases where this policy permits or requires the Company to prosecute or provide for the defense of any action or proceeding and any appeals, the Insured shall secure to the Company the right to so prosecute or provide defense in the action or proceeding, including the right to use, at its option, the name of the Insured for this purpose. Whenever requested by the Company, the Insured, at the Company’s expense, shall give the Company all reasonable aid (i) in securing evidence, obtaining witnesses, prosecuting or defending the action or proceeding, or effecting settlement, and (ii) in any other lawful act that in the opinion of the Company may be necessary or desirable to establish the Title or any other matter as insured. If the Company is prejudiced by the failure of the Insured to furnish the required cooperation, the Company’s obligations to the Insured under the policy shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, with regard to the matter or matters requiring such cooperation.

(b)         The Company may reasonably require the Insured Claimant to submit to examination under oath by any authorized representative of the Company and to produce for examination, inspection, and copying, at such reasonable times and places as may be designated by the authorized representative of the Company, all records, in whatever medium maintained, including books, ledgers, checks, memoranda, correspondence, reports, e-mails, disks, tapes, and videos whether bearing a date before or after Date of Policy, that reasonably pertain to the loss or damage. Further, if requested by any authorized representative of the Company, the Insured Claimant shall grant its permission, in writing, for any authorized representative of the Company to examine, inspect, and copy all of these records in the custody or control of a third party that reasonably pertain to the loss or damage. All information designated as confidential by the Insured Claimant provided to the Company pursuant to this Section shall not be disclosed to others unless, in the reasonable judgment of the Company, it is necessary in the administration of the claim. Failure of the Insured Claimant to submit for examination under oath, produce any reasonably requested information, or grant permission to secure reasonably necessary information from third parties as required in this subsection, unless prohibited by law or governmental regulation, shall terminate any liability of the Company under this policy as to that claim.

7.              OPTIONS TO PAY OR OTHERWISE SETTLE CLAIMS; TERMINATION OF LIABILITY

In case of a claim under this policy, the Company shall have the following additional options:

(a)         To Pay or Tender Payment of the Amount of Insurance.

To pay or tender payment of the Amount of Insurance under this policy together with any costs, attorneys’ fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment or tender of payment and that the Company is obligated to pay. Upon the exercise by the Company of this option, all liability and obligations of the Company to the Insured under this policy, other than to make the payment required in this subsection, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation.

(b)         To Pay or Otherwise Settle With Parties Other Than the Insured or With the Insured Claimant.

(i)             To pay or otherwise settle with other parties for or in the name of an Insured Claimant any claim insured against under this policy. In addition, the Company will pay any costs, attorneys’ fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment and that the Company is obligated to pay; or

(ii)          To pay or otherwise settle with the Insured Claimant the loss or damage provided for under this policy, together with any costs, attorneys’ fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment and that the Company is obligated to pay.

Upon the exercise by the Company of either of the options provided for in subsections (b)(i) or (ii), the Company’s obligations to the Insured under this policy for the claimed loss or damage, other than the payments required to be made, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation.

8.              DETERMINATION AND EXTENT OF LIABILITY

This policy is a contract of indemnity against actual monetary loss or damage sustained or incurred by the Insured Claimant who has suffered loss or damage by reason of matters insured against by this policy.

(a)         The extent of liability of the Company for loss or damage under this policy shall not exceed the lesser of

(i)        the Amount of Insurance; or

(ii)     the difference between the value of the Title as insured and the value of the Title subject to the risk insured against by this policy.

(b)         If the Company pursues its rights under Section 5 of these Conditions and is unsuccessful in establishing the Title, as insured,

(i)          the Amount of Insurance shall be increased by 10%, and

(ii)       the Insured Claimant shall have the right to have the loss or damage determined either as of the date the claim was made by the Insured Claimant or as of the date it is settled and paid.

(c)          In addition to the extent of liability under (a) and (b), the Company will also pay those costs, attorneys’ fees, and expenses incurred in accordance with Sections 5 and 7 of these Conditions.

9.              LIMITATION OF LIABILITY

(a)         If the Company establishes the Title, or removes the alleged defect, lien, or encumbrance, or cures the lack of a right of access to or from the Land, or cures the claim of Unmarketable Title, all as insured, in a reasonably diligent manner by any method, including litigation and the completion of any appeals, it shall have fully performed its obligations with respect to that matter and shall not be liable for any loss or damage caused to the Insured.

(b)         In the event of any litigation, including litigation by the Company or with the Company’s consent, the Company shall have no liability for loss or damage until there has been a final determination by a court of competent jurisdiction, and disposition of all appeals, adverse to the Title, as insured.

(c)          The Company shall not be liable for loss or damage to the Insured for liability voluntarily assumed by the Insured in settling any claim or suit without the prior written consent of the Company.

10.       REDUCTION OF INSURANCE; REDUCTION OR TERMINATION OF LIABILITY

All payments under this policy, except payments made for costs, attorneys’ fees, and expenses, shall reduce the Amount of Insurance by the amount of the payment.

11.       LIABILITY NONCUMULATIVE

The Amount of Insurance shall be reduced by any amount the Company pays under any policy insuring a Mortgage to which exception is taken in Schedule B or to which the Insured has agreed, assumed, or taken subject, or which is executed by an Insured after Date of Policy and which is a charge or lien on the Title, and the amount so paid shall be deemed a payment to the Insured under this policy.

12.       PAYMENT OF LOSS

When liability and the extent of loss or damage have been definitely fixed in accordance with these Conditions, the payment shall be made within 30 days.

13.       RIGHTS OF RECOVERY UPON PAYMENT OR SETTLEMENT

(a)         Whenever the Company shall have settled and paid a claim under this policy, it shall be subrogated and entitled to the rights of the Insured Claimant in the Title and all other rights and remedies in respect to the claim that the Insured Claimant has against any person or property, to the extent of the amount of any loss, costs, attorneys’ fees, and expenses paid by the Company. If requested by the Company, the Insured Claimant shall execute documents to evidence the transfer to the Company of these rights and remedies. The Insured Claimant shall permit the Company to sue, compromise, or settle in the name of the Insured Claimant and to use the name of the Insured Claimant in any transaction or litigation involving these rights and remedies.

If a payment on account of a claim does not fully cover the loss of the Insured Claimant, the Company shall defer the exercise of its right to recover until after the Insured Claimant shall have recovered its loss.

A-1-D2-4

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 4 Policy Number:

(b)         The Company’s right of subrogation includes the rights of the Insured to indemnities, guaranties, other policies of insurance, or bonds, notwithstanding any terms or conditions contained in those instruments that address subrogation rights.

14.       ARBITRATION

Either the Company or the Insured may demand that the claim or controversy shall be submitted to arbitration pursuant to the Title Insurance Arbitration Rules of the American Land Title Association (“Rules”). Except as provided in the Rules, there shall be no joinder or consolidation with claims or controversies of other persons. Arbitrable matters may include, but are not limited to, any controversy or claim between the Company and the Insured arising out of or relating to this policy, any service in connection with its issuance or the breach of a policy provision, or to any other controversy or claim arising out of the transaction giving rise to this policy. All arbitrable matters when the Amount of Insurance is $2,000,000 or less shall be arbitrated at the option of either the Company or the Insured. All arbitrable matters when the Amount of Insurance is in excess of $2,000,000 shall be arbitrated only when agreed to by both the Company and the Insured. Arbitration pursuant to this policy and under the Rules shall be binding upon the parties. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court of competent jurisdiction.

15.       LIABILITY LIMITED TO THIS POLICY; POLICY ENTIRE CONTRACT

(a)         This policy together with all endorsements, if any, attached to it by the Company is the entire policy and contract between the Insured and the Company. In interpreting any provision of this policy, this policy shall be construed as a whole.

(b)         Any claim of loss or damage that arises out of the status of the Title or by any action asserting such claim shall be restricted to this policy.

(c)          Any amendment of or endorsement to this policy must be in writing and authenticated by an authorized person, or expressly incorporated by Schedule A of this policy.

(d)         Each endorsement to this policy issued at any time is made a part of this policy and is subject to all of its terms and provisions. Except as the endorsement expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsement, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance.

16.       SEVERABILITY

In the event any provision of this policy, in whole or in part, is held invalid or unenforceable under applicable law, the policy shall be deemed not to include that provision or such part held to be invalid, but all other provisions shall remain in full force and effect.

17.       CHOICE OF LAW; FORUM

(a)         Choice of Law: The Insured acknowledges the Company has underwritten the risks covered by this policy and determined the premium charged therefore in reliance upon the law affecting interests in real property and applicable to the interpretation, rights, remedies, or enforcement of policies of title insurance of the jurisdiction where the Land is located. Therefore, the court or an arbitrator shall apply the law of the jurisdiction where the Land is located to determine the validity of claims against the Title that are adverse to the Insured and to interpret and enforce the terms of this policy. In neither case shall the court or arbitrator apply its conflicts of law principles to determine the applicable law.

(b)         Choice of Forum: Any litigation or other proceeding brought by the Insured against the Company must be filed only in a state or federal court within the United States of America or its territories having appropriate jurisdiction.

18.       NOTICES, WHERE SENT

Any notice of claim and any other notice or statement in writing required to be given to the Company under this policy must be given to the Company at 1 First American Way, Santa Ana, CA 92707, Attn: Claims Department.

POLICY OF TITLE INSURANCE

A-1-D2-5

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 5 Policy Number:

SCHEDULE A

First American Title Insurance Company

Name and Address of the issuing Title Insurance Company:

First American Title Insurance Company

30 North LaSalle Street, Suite 2700

Chicago, IL 60602

File No.: NCS-960539-CHI2	Policy No.:

Amount of Insurance: $2,216,581.00

Date of Policy:  [Date of recording at time of recording]

1.                                      Name of Insured:

TBD

2.                                      The estate or interest in the Land that is insured by this policy is:

Fee Simple

3.                                      Title is vested in:

TBD

4.                                      The Land referred to in this policy is described as follows:

Real property in the City of St. Charles, County of Kane, State of Illinois, described as follows:

LOT 1 OF FOXFIELD COMMONS, UNIT 3 BEING A SUBDIVISION OF PART OF THE NORTHWEST ¼ OF SECTION 25, TOWNSHIP 40 NORTH, RANGE 8, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN THE CITY OF ST. CHARLES, KANE COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED DECEMBER 21, 2006 AS DOCUMENT 2006K138423.

A-1-D2-6

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 6 Policy Number:

SCHEDULE B

File No.: NCS-960539-CHI2	Policy No.:

EXCEPTIONS FROM COVERAGE

This Policy does not insure against loss or damage, and the Company will not pay costs, attorneys’ fees, or expenses that arise by reason of:

1.                                      General real estate taxes for the year(s) 2018, 2019 and subsequent years.

The first installment of the 2018 taxes in the amount of $29,296.53 is Due, June 03, 2019.

The final installment of the 2018 taxes in the amount of $29,296.53 is Due, September 03, 2019.

The 2019 taxes are not yet ascertainable or payable.

Permanent Index Number: 09-25-152-006

If applicable, an original tax bill must be presented if taxes are to be paid at time of closing.

2.                                      Terms, conditions and provisions of Ordinance No. 1991-Z-4 entitled An Ordinance Amending Ordinance No. 1975-Z-16 and Ordinance No. 1990-Z-11 (Foxfield PUD Amendments) recorded as document 91K29741.

3.                                      Blanket Public Utilities and City Easement except where permanent building or structure located per plat of Foxfield Commons Unit 3 document 2006K138423.

(see plat for exact location)

4.                                      Grant of Public Utilities Easement dated November 30, 1990 and recorded January 22, 1991 as document 91K03433 made by First Chicago Trust Company of Illinois as Trustee under Trust number 10471 to the Illinois Bell Telephone Company, its successors and assigns.

Affects Southerly 10 feet Lot 1 of Foxfield Commons Unit 3 document 2006K138423.

5.                                      Grant of Public Utilities Easement dated November 20, 1990 and recorded January 29, 1991 as document 91K04541 made by First Chicago Trust Company as Trustee under Trust number 10471 to Northern Illinois Gas Company, its successors and assigns. Affects Southerly 10 feet Lot 1 of Foxfield Commons Unit 3 document 2006K138423.

6.                                      Utility and Drainage Easement per Foxfield Commons Unit 3 document 2006K138423.

Affects South 20 feet, 10 feet on all other lot lines and also 10 foot strips in North part see plat of Lot 1.

7.                                      This item has been intentionally deleted.

End of Schedule B

A-1-D2-7

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 8 Policy Number:

ZONING - COMPLETED
STRUCTURE ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960539-CHI2

1.              The Company insures against loss or damage sustained by the Insured in the event that, at Date of Policy,

a.              according to applicable zoning ordinances and amendments, the Land is not classified Zone BC Community Business District;

b.              the following use or uses are not allowed under that classification: Bank

c.               There shall be no liability under paragraph 1.b. if the use or uses are not allowed as the result of any lack of compliance with any conditions, restrictions, or requirements contained in the zoning ordinances and amendments, including but not limited to the failure to secure necessary consents or authorizations as a prerequisite to the use or uses. This paragraph 1.c. does not modify or limit the coverage provided in Covered Risk 5.

2.              The Company further insures against loss or damage sustained by the Insured by reason of a final decree of a court of competent jurisdiction either prohibiting the use of the Land, with any existing structure, as specified in paragraph 1.b. or requiring the removal or alteration of the structure, because, at Date of Policy, the zoning ordinances and amendments have been violated with respect to any of the following matters:

a.              Area, width, or depth of the Land as a building site for the structure

b.              Floor space area of the structure

c.               Setback of the structure from the property lines of the Land

d.              Height of the structure, or

e.               Number of parking spaces.

3.              There shall be no liability under this endorsement based on:

a.              the invalidity of the zoning ordinances and amendments until after a final decree of a court of competent jurisdiction adjudicating the invalidity, the effect of which is to prohibit the use or uses;

b.              the refusal of any person to purchase, lease or lend money on the Title covered by this policy.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous

A-1-D2-8

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 9 Policy Number:

endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10576 (7-1-14)	Page 9 of 17	ALTA 3.1-06 Zoning - Completed Structure (Rev. 10-22-09) CLTA 123.2-06 (Rev. 10-22-09)

A-1-D2-9

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 10 Policy Number:

ACCESS AND ENTRY
ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960539-CHI2

The Company insures against loss or damage sustained by the Insured if, at Date of Policy (i) the Land does not abut and have both actual vehicular and pedestrian access to and from Foxfield Road (the “Street”), (ii) the Street is not physically open and publicly maintained, or (iii) the Insured has no right to use existing curb cuts or entries along that portion of the Street abutting the Land.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10045 (7-1-14)	Page 10 of 17	ALTA 17-06 Access and Entry (6-17-06)

A-1-D2-10

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 11 Policy Number:

SINGLE TAX PARCEL
ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960539-CHI2

The Company insures against loss or damage sustained by the Insured by reason of the Land being taxed as part of a larger parcel of land or failing to constitute a separate tax parcel for real estate taxes.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10048 (7-1-14)	Page 11 of 17	ALTA 18-06 Single Tax Parcel (6-17-06)

A-1-D2-11

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 12 Policy Number:

LOCATION ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960539-CHI2

The Company insures against loss or damage sustained by the Insured by reason of the failure of a Building including drive-up portal known as 2825 Foxfield Road, St. Charles IL , to be located on the Land at Date of Policy.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10054 (7-1-14)	Page 12 of 17	ALTA 22-06 Location (6-17-06)

A-1-D2-12

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 13 Policy Number:

SAME AS SURVEY ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960539-CHI2

The Company insures against loss or damage sustained by the Insured by reason of the failure of the Land as described in Schedule A to be the same as that identified on the survey made by Doland Engineering, LLC dated May 16, 2019, last revised May 31, 2019, and designated Job No. .

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10059 (7-1-14)	Page 13 of 17	ALTA 25-06 Same as Survey (10-16-08) CLTA 116.1-06 (10-16-08)

A-1-D2-13

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 14 Policy Number:

ENCROACHMENTS - BOUNDARIES AND EASEMENTS ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960539-CHI2

1.              The insurance provided by this endorsement is subject to the exclusions in Section 4 of this endorsement; and the Exclusions from Coverage, the Exceptions from Coverage contained in Schedule B, and the Conditions in the policy.

2.              For purposes of this endorsement only, “Improvement” means an existing building, located on either the Land or adjoining land at Date of Policy and that by law constitutes real property.

3.              The Company insures against loss or damage sustained by the Insured by reason of:

a.              An encroachment of any Improvement located on the Land onto adjoining land or onto that portion of the Land subject to an easement, unless an exception in Schedule B of the policy identifies the encroachment;

b.              An encroachment of any Improvement located on adjoining land onto the Land at Date of Policy, unless an exception in Schedule B of the policy identifies the encroachment;

c.               Enforced removal of any Improvement located on the Land as a result of an encroachment by the Improvement onto any portion of the Land subject to any easement, in the event that the owners of the easement shall, for the purpose of exercising the right of use or maintenance of the easement, compel removal or relocation of the encroaching Improvement; or

d.              Enforced removal of any Improvement located on the Land that encroaches onto adjoining land.

4.              This endorsement does not insure against loss or damage (and the Company will not pay costs, attorneys’ fees, or expenses) resulting from the encroachments listed as Exceptions NONE of Schedule B.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous

A-1-D2-14

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 15 Policy Number:

endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10808 (7-1-14)	Page 15 of 17	ALTA 28.1-06 - Encroachments - Boundaries and Easements (4-2-12)

A-1-D2-15

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 16 Policy Number:

POLICY AUTHENTICATION ENDORSEMENT

Issued by

First American Title Insurance Company

Attached to Policy No.:

File No.: NCS-960539-CHI2

When the policy is issued by the Company with a policy number and Date of Policy, the Company will not deny liability under the policy or any endorsements issued with the policy solely on the grounds that the policy or endorsements were issued electronically or lack signatures in accordance with the Conditions.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Date:

Form 50-10899 (7-1-14)	Page 16 of 17	ALTA 39.0-06 Policy Authentication (4-2-13)

A-1-D2-16

Form No. 1402.06 ALTA Owner’s Policy (6-17-06)	Policy Page 17 Policy Number:

Privacy Information

We Are Committed to Safeguarding Customer Information

In order to better serve your needs now and in the future, we may ask you to provide us with certain information. We understand that you may be concerned about what we will do with such information - particularly any personal or financial information. We agree that you have a right to know how we will utilize the personal information you provide to us. Therefore, together with our subsidiaries we have adopted this Privacy Policy to govern the use and handling of your personal information.

Applicability

This Privacy Policy governs our use of the information that you provide to us. It does not govern the manner in which we may use information we have obtained from any other source, such as information obtained from a public record or from another person or entity. First American has also adopted broader guidelines that govern our use of personal information regardless of its source. First American calls these guidelines its Fair Information Values.

Types of Information

Depending upon which of our services you are utilizing, the types of nonpublic personal information that we may collect include:

•                       Information we receive from you on applications, forms and in other communications to us, whether in writing, in person, by telephone or any other means;

•                       Information about your transactions with us, our affiliated companies, or others; and

•                       Information we receive from a consumer reporting agency.

Use of Information

We request information from you for our own legitimate business purposes and not for the benefit of any nonaffiliated party. Therefore, we will not release your information to nonaffiliated parties except: (1) as necessary for us to provide the product or service you have requested of us; or (2) as permitted by law. We may, however, store such information indefinitely, including the period after which any customer relationship has ceased. Such information may be used for any internal purpose, such as quality control efforts or customer analysis. We may also provide all of the types of nonpublic personal information listed above to one or more of our affiliated companies. Such affiliated companies include financial service providers, such as title insurers, property and casualty insurers, and trust and investment advisory companies, or companies involved in real estate services, such as appraisal companies, home warranty companies and escrow companies. Furthermore, we may also provide all the information we collect, as described above, to companies that perform marketing services on our behalf, on behalf of our affiliated companies or to other financial institutions with whom we or our affiliated companies have joint marketing agreements.

Former Customers

Even if you are no longer our customer, our Privacy Policy will continue to apply to you.

Confidentiality and Security

We will use our best efforts to ensure that no unauthorized parties have access to any of your information. We restrict access to nonpublic personal information about you to those individuals and entities who need to know that information to provide products or services to you. We will use our best efforts to train and oversee our employees and agents to ensure that your information will be handled responsibly and in accordance with this Privacy Policy and First American’s Fair Information Values. We currently maintain physical, electronic, and procedural safeguards that comply with federal regulations to guard your nonpublic personal information.

Information Obtained Through Our Web Site

First American Financial Corporation is sensitive to privacy issues on the Internet. We believe it is important you know how we treat the information about you we receive on the Internet.

In general, you can visit First American or its affiliates’ Web sites on the World Wide Web without telling us who you are or revealing any information about yourself. Our Web servers collect the domain names, not the e-mail addresses, of visitors. This information is aggregated to measure the number of visits, average time spent on the site, pages viewed and similar information. First American uses this information to measure the use of our site and to develop ideas to improve the content of our site.

There are times, however, when we may need information from you, such as your name and email address. When information is needed, we will use our best efforts to let you know at the time of collection how we will use the personal information. Usually, the personal information we collect is used only by us to respond to your inquiry, process an order or allow you to access specific account/profile information. If you choose to share any personal information with us, we will only use it in accordance with the policies outlined above.

Business Relationships

First American Financial Corporation’s site and its affiliates’ sites may contain links to other Web sites. While we try to link only to sites that share our high standards and respect for privacy, we are not responsible for the content or the privacy practices employed by other sites.

Cookies

Some of First American’s Web sites may make use of “cookie” technology to measure site activity and to customize information to your personal tastes. A cookie is an element of data that a Web site can send to your browser, which may then store the cookie on your hard drive.

FirstAm.com uses stored cookies. The goal of this technology is to better serve you when visiting our site, save you time when you are here and to provide you with a more meaningful and productive Web site experience.

Fair Information Values

Fairness We consider consumer expectations about their privacy in all our businesses. We only offer products and services that assure a favorable balance between consumer benefits and consumer privacy.

Public Record We believe that an open public record creates significant value for society, enhances consumer choice and creates consumer opportunity. We actively support an open public record and emphasize its importance and contribution to our economy.

Use We believe we should behave responsibly when we use information about a consumer in our business. We will obey the laws governing the collection, use and dissemination of data.

Accuracy We will take reasonable steps to help assure the accuracy of the data we collect, use and disseminate. Where possible, we will take reasonable steps to correct inaccurate information. When, as with the public record, we cannot correct inaccurate information, we will take all reasonable steps to assist consumers in identifying the source of the erroneous data so that the consumer can secure the required corrections.

Education We endeavor to educate the users of our products and services, our employees and others in our industry about the importance of consumer privacy. We will instruct our employees on our fair information values and on the responsible collection and use of data. We will encourage others in our industry to collect and use information in a responsible manner.

Security We will maintain appropriate facilities and systems to protect against unauthorized access to and corruption of the data we maintain.

Form 50-PRIVACY (9/1/10)	Page 1 of 1	Privacy Information (2001-2010 First American Financial Corporation)

A-1-D2-17

Exhibit E-1 Survey for First Street Property See Attached.

A-1-E1-1

I ' ( ALTA/NSP$ LAND TITLE SURVEY -OF-THAT PART OF LOT 16 IN BROWNSTONE, A SUBD!V5!0N IN lHE CITY OF ST. CHARLES, WEST SIDE or THE FOX RIVER, BEING A SUBDMSION IN THE NORTiii\'EST QUARTER OF" SfCTKJN 34, TO\\'NSHIP 40 NORTH, RANGE B EAST or THE THIRD PRINCIPAL l.iERID!AN BOUNDED AND DESCRIBED AS FOLLOWS: CDI.!MEN.CIN.G AT THE SOUTHWESTERLY CORNER OF SAID LOT 16; THENCE NORTH 78 DEGREES 44 l,llt>WTES 33 SECONDS EAST BEING AN ASSUMED BEARING ON THE SOUTHERLY LINE OF SAID LOT 16, THE SAME AS THE NORTHERLY LINE OF COBBLESTONE DRIVE, 2.0 FEEf; THENCE NOR1H II DEGREES 15 MINUTES 27 SECONDS WEST, 17.66 FEET; THENCE NORTH 78 DEGREES 44 'Mil·lUTES 33 SECONDS EAST, 11.42 FEET TO THE iNlERIOR \\'ALL OF FIRST FLOOR CO!JI.!ERCW. UNIT "D" FOR THE POINT OF BEGINNING; THENCE NOR1H 11 DEGREES 15 l.iiNUTES 27 SECONDS '{jEST ALONG SAID INTERIOR WALLS 40.07 FEET; THENCE NORTH 78 DEGREES 44 MINUTES 33 SECONDS EAST, 27..28 FEET; THENCE NOR1H 11 DEGREES 15 MINUTES 27 SECONDS \\'tST, 11.33 FEET; THENCE SOUTH 78 DEGREES 44 l.l1NUTES 33 SECONDS WEST, 27.28 FEET; THENCE NORTH II DEGREES 15 MINUTES 27 SECONDS \\'EST, 51.81 FEET: THENCE NORTH 78 DEGREES 44 MINUTES 33 SECONDS EAST, 57.6-4 FEET; II DEGREES 15 l.liNUTES 27 SECONDS EAST, 12.66 FEET: THENCE SOUTH 78 DEGREES 44 l.iiNUTES 33 SECONDS WEST 3,33 FEET: THENCE SOUTH II DEGREES 15 l,liNUTES 7 SECONDS EAST, 18.83 FEET: THENCE NORTH 78 DEGREES 44 l.iiNUTES 33 SECONDS EAST, 3.33 FEET; THENCE SOUTH 11 DEGREES 15 l.iiNUTES 27 SECONDS EAST, 15.32 EET: THENCE SOUTH 78 DEGREES 44 MINUTES 33 SECONDS \\'£ST. 9.91 FEET: THENCE NORTH II DEGREES 15 MINUTES 27 SECONDS WEST. 2.0 FEET; THENCE SOUTH 78 D£ REES 44 MINUTES 33 SECONDS \\'tST, 6.30 FEET; THENCE SOUTH 11 DEGREES 15 MINUTES 27 SECONDS EAST, 12.54 FEET; THENCE SOUTH 78 DEGREES 44 MINUTES 33 SECONDS WEST, 3.91 FEET; THENCE SOUTH 11 DEGREES 15 MINUTES 27 SECONDS EAST, 5.6B FEET: THENCE NORTH 78 DEGREES 44 l.iiNUTES 33 SECONDS EAST, 4.5B F ET; THENCE NOOTH 11 DEGREES 15 MINUTES 27 SECONDS WEST, 1.29 FEET: THENCE NORTH 78 DEGREES 44 l.iiNUTES 33 SECONDS EAST, 8.33 FEET; THENCE SOUTH 11 D GREES 15 I,!INUTES 27 SECONDS EAST, 6.50 FEET; THENCE NORTH 78 DEGREES 44 MINUTES 33 SECONDS EAST, 7.41 FEET; THENCE SOUTH SOUTH 1l DEGREES 15 MINU S 27 SECONDS EAST, 15.33 FEET; THENCE SOUTH 78 DEGREES 44 !JINUTES 33 27.28' S76"«'J3"l\' SfCONDS WEST, 3,33 FEET; THENCE SOUTH SOUTH 11 DEGREES 15 MINUTES 27 SEC OS EAST, 19.75 FEET: THENCE SOUTH 33 DEGREES 44 MINUTES 33 SECONDS \\'tST 11.89 FEET; THENCE SOUTH 78 DEGREES 44 l.iiNUTES 33 SECONDS WEST, 6.25 FEET; HENCE SOUTH SOUTH 11 DEGREES 15 MINUTES 27 SECONDS EAST, 3.33 FEET: THENCE SOUTH 78 DtGREES 44 MINUTES 33 SECONDS V/EST, 24.99 FEET; THENCE NORTH 11 EGREES 15 l.iiNUTES 27 SECONDS WEST, 3.33 FEET: THENCE SOUTH 7B DEGREES 44 MINUTES 33 SECONDS WEST, 6.25 FEET; THENCE NORTH 56 D£GREES 15 l.liNUTES 27 SECONDS WEST, 11.89 FEET: TO THE POINT Of BEGINNING, ALL IN KANE COUNTY, IlliNOIS, TAKEN J.S A SINGLE TRACT OF WID EXCEPT THAT PARl LYING ABOVE A HOR ONTAL PlANE HAVlNG A LOWER ELEVATIQ,I.j OF 702.69 FEET MEASURED ON SAID COMI.iERCw_ UNIT it CE!UNG AND LYING BELOW A HORIZONlAL PLANE HAVING AN UP ER ELEVATION Of 691.02 FEET MEASURED ON SAID COMMERCW. UNIT .D. flOOR; SAID ELEVATIONS REFERENCED TO N.G.V.D. 29 DATUI.i FOR FE\J.A BENCH\JARK 266-4 IN COUNTY, ILLINOIS. STAIR\\'El.L li76'«'JJ"E 27.28' ' \ SURVEY NOTES 1) PINI09-34-137-006 c{ ,..<.D._ \ ) UNIT D 2} ACCORDING TO f.E.M.A. MAP COMMUN11Y PANEL NUMBER 17089C0262H DATED 08/03/09. THIS PROPERTY LIES IN A "ZONE X" (AREAS DETERMINED TO BE OUTSIDE THE 0.2% ANNUAL CHANCE FLOODPLA.!N). 3) DUE TO THE BUILDING BEING AN ACTIV£ BANKING FACILI1Y, INTERIOR BUILDING MEASUREMENTS V£RIFICATlONS WERE NOT AVAILABLE. TO: STC BANCSHARES, CORP., AN IlliNOIS CORPORATION i\'lt·HRUST FINANCIAL CORPORATION FIRST AMERICAN TITLE INSURANCE COMPANY MdT Iol<.-A t+tws I, 2-, .+. t .(... , "'7Cc:), 6, "• r3 , t<t, l1, THIS IS TO CERTIFY THAT THIS MAD OR PI.AT AND THE SURVEY ON WHICH IT IS BASED WERE JADE IN ACCORDANCE WITH THE""> 2016 MINIMUM STANDARD DETL REQUIREMENTS fOR ALTA/NSPS LAND TITLE SURVEYS, JOINTLY ESTABLISHED AND ADoPTED BY . U _ <-0 f.>"' C.-(!.Y Ut::::tlo:::::'"VI - DR!V E fa"",( \N\;I.Q..\"e,. IIP"k-ftll,& ilof.Mif.1 $ $lV\t\. {Q S\J(\1 .f.)../ 11111 11 \\\11° ..... AlTA AND NSPS. THE FIELD WORK WAS coMPLETED ON MAY 16 2D19. DATE: MAY 17, 2019 '" ''' .ii!?;':.fi,!!Q . J546·<:) J-----' 4WiNJjJIW I> \ IJ IC0BBLE$TbNE THE FOLLOWING SCHEDULE B PART !I TITLE EXCEPTIONS ARE RortSsmu -. ; FIRST AMERICAN TITLE INSURANCE COMPANY ORDER NO. NCS-9605451-CHI2, DATED MAY 9, 2019 ;1* j suv. o: REV.: \.JAY 31, 2019 1) NOT A SURVEY \MTIER lV··.:: ....-'Jil ; 4) 5) 6) 7) 8) : 1 \'•ov,J.e. -to swvV-_o,. t>.Vl o\ •<ko.rs "'-I'P""P"'Mel r I,. ·;:,'E; \\.\. . DOLAND ENGINEERING, LLC -C!Vl!J ENmNEBRINO - ND SURVEYING .. LAND PI.ANNIN0-334 E. COLPAX STREET, SUITE C, PALATINE, ILLINOIS 60067 CONDOMINIUM DOCUMENTATION - NOT PROVIDED TO SURVEYOR NOT A SURVEY MATIER DOES NOT AFFECT AREA WITHIN SURVEY LEGAL DESCRIPTION BOUNDARY NOT A SURVEY MATTER NOT A SURVEY MAnER 11mnrnrtl" ILLINOIS PROFESSIONAL lAND SURVEYOR 63546 (847) 991-6068 (847) 934-5427-FAX I _j

ALTA/NSPS LAND TITLE SURVEY

-OF-

LIMESTONE DRIVE
FIRST STREET
COBBLESTONE DRIVE
UNIT D
FLOOR ELEVATION=691.02±
RECORDED CEILING ELEV.=702.69±
OBSERVED CEILING ELEV.=700.57±
STAIRWELL
UNIT D
EXTERIOR BLDG FOOTPRINT
POINT OF BEGINNING
POINT OF COMMENCING
SOUTH LINE OF LOT 16
186.03'
18.21'
57.94'
74.52'
16.65'
273.16'
SCALE: 1" = 20'

SURVEY NOTES

1) PIN# 09-34-137-006

3) DUE TO THE BUILDING BEING AN ACTIVE BANKING FACILITY, INTERIOR BUILDING MEASUREMENTS VERIFICATIONS WERE NOT AVAILABLE.

Add Table A items 1, 2, 3, 4, 6(a), 7(c), 8, 11, 13, 14, 17, and 20 to the certification and, where [illegible] missing, to the survey

DATE: MAY 17, 2019
REV.: MAY 31, 2019

JASON R. DOLAND 3546 PROFESSIONAL LAND SURVEYOR PALATINE, ILLINOIS

ILLINOIS PROFESSIONAL LAND SURVEYOR #3546

THE FOLLOWING SCHEDULE B PART II TITLE EXCEPTIONS ARE
FIRST AMERICAN TITLE INSURANCE COMPANY ORDER NO. NCS-9605451-CHI2, DATED MAY 9, 2019

1) NOT A SURVEY MATTER
2) NOT A SURVEY MATTER
3) NOT A SURVEY MATTER
4) CONDOMINIUM DOCUMENTATION – NOT PROVIDED TO SURVEYOR Provide to surveyor and depict as appropriate
5) NOT A SURVEY MATTER
6) DOES NOT AFFECT AREA WITHIN SURVEY LEGAL DESCRIPTION BOUNDARY
7) NOT A SURVEY MATTER
8) NOT A SURVEY MATTER

DOLAND ENGINEERING, LLC
~CIVIL ENGINEERING ~ LAND SURVEYING ~ LAND PLANNING~
334 E. COLFAX STREET, SUITE C,
PALATINE, ILLINOIS 60067
(847) 991-5088 (847) 934-3427-FAX

A-1-E1-2

Exhibit E-2 Survey for Foxfield Property See Attached.

<u>Exhibit E-2</u>

Survey for Foxfield Property

See Attached.

A-1-E2-1

r ALTA/N$P$ LAND TITLE SURVEY -OF ',7,';" = ,'.; . < a = 21,200!,=.olotlo:>:r.t.<l ...,... ·-«==ruo"""""'·"""""u"<>!> ,;t ;; SURVEY NOTES I) """>'(Off om. <1'"' !.On. • '-"• KPtS ;1)1'1</"'·1)-l'l·""' ;1 '"; '%t=o = •)"""""'"tcf<W6PSl......, """""""'''""""""""" : - IT£1./S COOR£SPON!rnG TO SMOUL£ B, PAAT TWO: --rnu:.".:'IJ..:o...'. :' wllh"o :mo. / LOT2 I' A.Ac.l Tttb \e. A lh.WIS I, 2, 3I'\ I f.C"\ 1(.,..')I ' : 1( >'>(,), 7(c.), e, ..,, 11, -,....._,:r M.C "'.... 1'+, '"· 11 AY>J.. 2-o w .v-e m1 Stk , 13, 'IDXJ """"'"""' tb e ce.<-hhe >.:no"'i fl> -li,e,-SVY"vll.'f ' o..l!>.,\ '' 1 '' ' JOWITJYl>i<!""\II;>"'"JoJ""'"""-"""""Ii'ICin5"""'i<>lr.t.::l;f! t1"'!1l a"'"""'IV<"'"'"-'...,.,.......,"'II""'"""-""""'13t'll1MD""'""""""' """"'"""' h<rc.Dio:A<t¥; <0< 1:.,10\L llfY'"''''·"'" DOLAND ENGINEERING, LLC -crt>. ·LIJill!l.'!l'lmM•!Ml>ru.'lltw; ..... C<>IJ".. """""'·"C'ITGI!, PAUnl<I:.IUm013"""'" (<I<>) ..,•....,. ("'1) ..........."." ------- ---,... '"" "'""'""ocu ..,., ll>:f 1(20,

ALTA/NSPS LAND TITLE SURVEY

-OF-

LEGEND OF SYMBOLS

SURVEY NOTES

ITEMS CORRESPONDING TO SCHEDULE B, PART TWO:

N
W
E
S
FOXFIELD ROAD
17.00'
S29°43'56"E
16.50'
S57°08'04"E
LOT 1
LOT 2
L=41.04'
R=25.0'

Add Table A items 1, 2, 3, 4, 6(a), 7(a), 7(b)(1), 7(c), 8, 9, 11, 13, 14, 16, 17 and 20 to the certifications and, where missing, to the survey

DOLAND ENGINEERING, LLC

A-1-E2-2

Exhibit F

Form of Opinion of Company Counsel

The opinion of Company counsel to be delivered in accordance with Section 6.6 of the Merger Agreement will include the matters set forth below.  In rendering its opinion, Company counsel may rely as to matters of fact upon certificates of the officers of the Company, stock records of the Company, certificates of federal and state governmental officials and agencies, the representations and warranties set forth in the Merger Agreement, and other sources as such counsel deems appropriate.  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

(a)                                 The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation incorporated under the laws of, and in good standing in, the State of Illinois.  The Bank is a bank chartered under the laws of the State of Illinois and has authority to conduct general banking business as provided by the Illinois Banking Act and as permitted by its charter.

(b)                                 The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock, $0.01 par value per share.  To our knowledge, based solely on certificates of officers of the Company, immediately prior to the Effective Time, there are [      ] shares of Company Common Stock issued and outstanding.  To our knowledge, the issued and outstanding shares of the Company Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable.  None of the shares of Company Common Stock are subject to any preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s articles of incorporation.  To our knowledge, there are no options, agreements, contracts or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued, except for options to purchase [      ] shares of Company Common Stock.

(c)                                  The authorized capital stock of the Bank consists of 300,000 shares of common stock, $1.00 par value per share.  To our knowledge, based solely on certificates of officers of the Bank, 300,000 shares of common stock of the Bank are issued and outstanding.

(d)                                 The Bank owns 100% of the equity interests of the Bank Subsidiary.  To our knowledge, there are no options, agreements, contracts, or other rights in existence to purchase or acquire additional equity interests from the Bank Subsidiary or any membership units of the Bank Subsidiary, whether now or hereafter authorized or issued.

(e)                                  The Company has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, the execution, delivery and performance thereof by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, and the Merger Agreement has been duly executed and delivered by the Company.

(f)                                   The Merger Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

(g)                                  The execution and delivery by the Company of the Merger Agreement do not, and the performance by the Company of its obligations under the Merger Agreement will not, (i) constitute a violation by the Company of its articles of incorporation or by-laws or by the Bank of its charter, (ii) constitute a violation by the Company or the Bank of any statutory law, rule or regulation applicable

A-1-F-1

to the Company or the Bank, (iii) constitute a violation by the Company or the Bank of any judgment, injunction, order or decree to which the Company or the Bank is subject that is listed on the Officer’s Certificate of the Company attached to this opinion letter, or (iv) constitute a breach or a default by the Company or the Bank under any note, bond, mortgage, indenture, instrument, or agreement listed on the Officer’s Certificate of the Company attached to this opinion letter.

(h)                                 Neither the execution and delivery by the Company of the Merger Agreement, nor the performance by the Company of its obligations under the Merger Agreement, requires the Company to obtain any consent or approval from, or make any filing with any Governmental Authority of the State of Illinois or the United States of America under any statutory law, rule or regulation applicable to the Company, except as have been obtained or made pursuant to the Merger Agreement.

A-1-F-2

Exhibit H

Form of Opinion of Wintrust Counsel

The opinion of Wintrust counsel to be delivered in accordance with Section 7.6 of the Merger Agreement will include the matters set forth below.  In rendering its opinion, Wintrust counsel may rely as to matters of fact upon certificates of the officers of Wintrust, stock records of Wintrust and its Subsidiaries, and certificates of federal and state governmental officials and agencies, the representations and warranties set forth in the Merger Agreement, and other sources as such counsel deems appropriate.  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

(a)                                 Wintrust is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation validly existing and in good standing under the laws of the State of Illinois.

(b)                                 Wintrust has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, the execution, delivery and performance thereof by Wintrust have been duly and validly authorized by all necessary corporate action on the part of Wintrust, and the Merger Agreement has been duly executed and delivered by Wintrust.

(c)                                  Merger Co. is a limited liability company validly existing and in good standing under the laws of the State of Illinois.

(d)                                 Merger Co. has the limited liability company power and authority to execute, deliver and perform its obligations under the Merger Agreement, the execution, delivery and performance thereof by Merger Co. have been duly and validly authorized by all necessary limited liability company action on the part of Merger Co, and the Merger Agreement has been duly executed and delivered by Merger Co.

(e)                                  The Merger Agreement constitutes the legal, valid and binding obligations of Wintrust and Merger Co., enforceable against Wintrust and Merger Co. in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

(f)                                   The execution and delivery by Wintrust and Merger Co. of the Merger Agreement do not, and the performance by Wintrust and Merger Co. of their respective obligations under the Merger Agreement will not, (i) constitute a violation by Wintrust of its articles of incorporation or by-laws or by Merger Co. of its articles of organization or operating agreement, (ii) constitute a violation by Wintrust or Merger Co. of any statutory law, rule or regulation applicable to Wintrust or Merger Co., (iii) constitute a violation by Wintrust or Merger Co. of any judgment, injunction, order or decree to which Wintrust or Merger Co. is subject that is listed on the Officer’s Certificate of Wintrust attached to this opinion letter, or (iv) constitute a breach or a default by Wintrust or Merger. Co. under any note, bond, mortgage, indenture, instrument, or agreement that is filed as an Exhibit to Wintrust’s latest Annual Report on Form 10-K for the year ended 2018 or to any subsequent Quarterly Report on Form 10-Q or otherwise listed on the Officer’s Certificate of Wintrust attached to this opinion letter.

(g)                                  Neither the execution and delivery by Wintrust or Merger Co. of the Merger Agreement, nor the performance by Wintrust or Merger Co. of their obligations under the Merger Agreement, requires Wintrust or Merger Co. to obtain any consent or approval from or make any filing or registration with any Governmental Authority of the State of Illinois or the United States of America under any statutory law,

A-1-H-1

rule or regulation applicable to Wintrust or Merger Co., except as have been obtained or made pursuant to the Merger Agreement.

A-1-H-2

Annex A-2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of the 1st day of July, 2019, by and between WINTRUST FINANCIAL CORPORATION, an Illinois corporation (“Wintrust”), WTFC STCBC Merger Sub LLC, an Illinois limited liability company and wholly owned subsidiary of Wintrust (“Merger Co.”), and STC BANCSHARES CORP., an Illinois corporation (the “Company”).  Wintrust, Merger Co. and the Company are each referred to in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS

A.                                    Wintrust, Merger Co. and the Company entered into an Agreement and Plan of Merger dated June 5, 2019 (the “Agreement”), whereby the Company will merge with and into Merger Co. in accordance with the terms and subject to the conditions set forth in the Agreement.

B.                                    Pursuant to Section 9.9 of the Agreement, Wintrust, Merger Co. and the Company desire to amend certain limited terms of the Agreement as set forth in this Amendment.

AGREEMENTS

NOW, THEREFORE, in consideration of the recitals and the mutual representations, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Wintrust, Merger Co. and the Company hereby agree as follows:

Section 1.                                          Section 1.10(b) of the Agreement, clause (i), shall be amended to state in its entirety as follows: “(i) the obligations of the Company’s shareholders to indemnify Shareholders’ Representative, including the reimbursement of expenses, for claims relating to actions taken under this Agreement, the Escrow Agreement and the Reserve Agreement, and”.

Section 2.                                          Section 1.10(b) of the Agreement, clause (ii), shall be amended by replacing “the expenses of Shareholders’ Representative” with “the expenses of the to-be-formed limited liability company controlled by the Shareholders’ Representative for the benefit of the Company’s shareholders (the “Litigation Entity”)”.

Section 3.                                          Section 7.10 of the Agreement shall be deleted in its entirety and replaced with the following:

“Assignment Agreement.  The Bank, the Litigation Entity, Merger Sub and Wintrust shall have executed and delivered that certain Assignment Agreement in the form substantially similar to Exhibit I (the “Assignment Agreement”) and reasonably satisfactory to the Company and Wintrust, to assign to the Litigation Entity all rights, interests, insurance claims and any recoveries thereon, judgments, and amounts received in settlement, and for the Litigation Entity to assume all liabilities and other obligations related to the Customer Litigation.”

Section 4.                                          Exhibit C to the Agreement shall be deleted in its entirety and replaced with the attached Exhibit C.

Section 5.                                          Exhibit I to the Agreement shall be deleted in its entirety and replaced with the attached Exhibit I.

A-2-1

Section 6.                                          All capitalized terms set forth in this Amendment shall have the meanings ascribed to them in the Agreement unless defined otherwise in this Amendment.

Section 7.                                          This Amendment has been duly and validly authorized, approved, executed and delivered by each of the parties and constitutes a valid and binding agreement of such parties, enforceable against each of them in accordance with its terms.

Section 8.                                          Except as expressly amended by this Amendment, all other terms and provisions set forth in the Agreement remains in full force and effect.  The Agreement, as modified by this Amendment, and the documents to be delivered under the terms of the Agreement and this Amendment, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes and renders null and void all other discussion, negotiations and other understandings with respect to such subject matter.

Section 9.                                          This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment may be executed and accepted by portable document format (PDF) signature and any such signature shall be of the same force and effect as an original signature.

[This space intentionally left blank; signature page follows.]

A-2-2

IN WITNESS WHEREOF, the Parties hereto duly executed this Amendment as of the date first above written.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra
Name:	David A. Dykstra
Title:	Senior EVP & COO

STC BANCSHARES CORP.

By:	/s/ Christopher Woelffer
Name:	Christopher Woelffer
Title:	President

WTFC STCBC MERGER SUB LLC

By:	/s/ David A. Dykstra
Name:	David A. Dykstra
Title:	Senior EVP

[Signature Page to Amendment to Agreement and Plan of Merger]

A-2-3

Exhibit C

Form of Reserve Agreement

This Reserve Agreement (“Reserve Agreement”) is made and entered into as of [    ], 2019 (the “Effective Date”) by and among Anthony V. Sisto, not personally but as the exclusive agent (including any successors thereof, the “Shareholders’ Representative”) of the shareholders of STC Bancshares Corp., an Illinois corporation (the “Company”),          , a          limited liability company (the “Litigation Entity”), and The Chicago Trust Company, N.A., a national association (the “Escrow Agent”).

RECITALS

WHEREAS, Wintrust Financial Corporation, an Illinois corporation (“Wintrust”), WTFC STCBC Merger Sub, LLC, an Illinois limited liability company and wholly owned subsidiary of Wintrust (“Merger Sub”), and the Company are parties to that certain Agreement and Plan of Merger, dated as of June 5, 2019, as amended July 1, 2019 (the “Merger Agreement”), a copy of which is attached hereto as Exhibit A.  The Merger Agreement provides for, among other things, the merger of the Company with and into Merger Sub, whereupon the separate existence of the Company shall cease.  Capitalized terms used but not otherwise defined in this Reserve Agreement have the meanings given to them in the Merger Agreement.

WHEREAS, Sections 1.4 and 1.10(b) of the Merger Agreement provide that at Closing, Wintrust shall deposit a portion of the Merger Consideration in cash in the amount of $400,000 into an escrow account for the purposes of funding (i) the obligations of the Company’s shareholders to indemnify the Shareholders’ Representative, including the reimbursement of expenses, under the Merger Agreement, the Escrow Agreement, and the Reserve Agreement, and (ii) the expenses of the Litigation Entity in connection with pursuing, litigating, settling, indemnifying the Indemnified Parties (such term as used herein as defined in the Assignment Agreement) and taking of any other actions relating to the Customer Litigation.  Such Reserve Amount shall be held pursuant to this Reserve Agreement until such time as it may be released in accordance with the terms hereunder pro rata to the shareholders of the Company as a portion of the Per Share Escrowed Consideration.

WHEREAS, Anthony V. Sisto was appointed Shareholders’ Representative by all necessary corporate and shareholder action of the Company at the Shareholders’ Meeting held pursuant to the Merger Agreement on [    ], 2019.  Such appointment included (i) authorization to act on behalf of all holders of Company Common Stock Outstanding (the “Shareholders”), as sole manager of the Litigation Entity, in connection with pursuing, litigating, settling, indemnifying the Indemnified Parties and taking of any other actions relating to the Customer Litigation, and (ii) indemnification of the Shareholders’ Representative by the Shareholders with respect to any actions that may be taken by the Shareholders’ Representative pursuant to this Reserve Agreement or the Escrow Agreement on behalf of all of the Shareholders.

WHEREAS, the Litigation Entity is a limited liability company managed by the Shareholders’ Representative formed for the benefit of the Company’s shareholders.

A-2-C-1

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:

1.                                      Establishment of Reserve Account.

1.1                                     Appointment of Escrow Agent; Deposit of Funds.  The Shareholders’ Representative and the Litigation Entity hereby appoint the Escrow Agent to act in accordance with the express terms and provisions of this Reserve Agreement, and the Escrow Agent hereby accepts such appointment on the express terms and provisions of this Reserve Agreement.  At Closing, the Merger Agreement requires that Wintrust deposit or cause to be deposited with the Escrow Agent on behalf of the Shareholders $400,000 in immediately available funds (such amount is referred to hereafter as the “Reserve Amount”).

1.2                                     Power to Transfer Escrow.  The Escrow Agent is hereby granted the power and is directed to effect any transfer of any portion of the Reserve Amount as provided for in this Reserve Agreement.

1.3                                     Establishment of Reserve Account; Non-Interest Bearing.

(a)                                 As of the Effective Date, the Escrow Agent shall deposit the Reserve Amount into an escrow account (the “Reserve Account”), which shall be a non-interest bearing account.  The Escrow Agent hereby agrees to maintain and disburse funds held in the Reserve Account as provided in this Reserve Agreement, which account shall be held and maintained in a manner consistent with Escrow Agent’s other non-interest bearing accounts.  The Escrow Agent shall hold and safeguard the Reserve Amount and the Reserve Account during the term of this Reserve Agreement, shall treat the Reserve Amount in accordance with the terms of this Reserve Agreement and not as the property of the Shareholders’ Representative or the Litigation Entity, and shall hold and dispose of the Reserve Amount only in accordance with the express terms of this Reserve Agreement.

(b)                                 The Litigation Entity shall cause to be deposited in the Reserve Account all amounts received, from judgments, settlement, or otherwise, in connection with the Customer Litigation (the “Litigation Amount”).

2.                                      Disbursement of Reserve Amount.  Within five (5) business days after the later of (x) the date that the Customer Litigation is resolved, through settlement, judgment or the Litigation Entity’s suspension of the pursuit of the Customer Litigation and (y) the Release Date under the Escrow Agreement (the “Release Date”), which date shall not be more than five (5) years from the commencement of the Customer Litigation, of which date Escrow Agent shall be notified in writing by the Shareholders’ Representative, the Escrow Agent shall distribute to the Exchange Agent, on behalf of the Shareholders, an amount equal to (a) the amount of the then-remaining Reserve Amount, plus (b) the amount of the then-remaining distribution from the Escrow Account to the Reserve Account pursuant to Section 6.3 of the Escrow Agreement, plus (c) the Litigation Amount, minus (d) the aggregate dollar amount of any claims pursuant to Section 5.3 below, which amounts not previously paid prior to the Release Date shall be paid to

A-2-C-2

the Shareholders’ Representative promptly after the Release Date, minus (e) the aggregate dollar amount of any claims pursuant to Section 5.4 below, which amounts not previously paid prior to the Release Date shall be paid to the Litigation Entity promptly after the Release Date (such net amount, the “Reserve Disbursement”), by wire transfer in accordance with wire instructions provided by the Shareholders’ Representative to the Escrow Agent.  The Exchange Agent shall then promptly distribute the Reserve Disbursement to the Shareholders as a portion of the Per Share Escrowed Consideration, calculated by dividing the total Reserve Disbursement by the number of shares of Company Common Stock Outstanding immediately prior to the Effective Time.  Distributions to the Shareholders shall be made using the instructions previously provided by each Shareholder to the Exchange Agent in such Shareholder’s Letter of Transmittal delivered in accordance with the Merger Agreement, unless such delivery instructions are modified in writing in accordance with the terms of each such Letter of Transmittal.

3.                                      Escrow Agent.

3.1                                     Duties.  The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary.  The duties, responsibilities, and obligations of the Escrow Agent shall be limited to those expressly set forth herein and the Escrow Agent shall not have any responsibility as to the accuracy of, and shall incur no liability with respect to, any written notice, instruction, direction, request or other communication, statement, representation, warranty, agreement (including without limitation the Merger Agreement), or covenant made by any other party hereto (even if any reference thereto is made herein).  The Escrow Agent is not obligated to make any independent calculations under this Reserve Agreement.  The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Reserve Agreement and is authorized hereby to comply with any orders, judgments, or decrees of any court with or without jurisdiction or decision of any arbitrator and shall not be liable as a result of its compliance with the same.  The Escrow Agent will not be deemed to have knowledge of any event under this Reserve Agreement unless and until it receives written notice of such event.  None of the provisions of this Reserve Agreement shall require the Escrow Agent to use or advance its own funds in the performance of any of its duties hereunder, nor will the Escrow Agent be required to make any payments under this Reserve Agreement unless and until it will have received sufficient funds to make such payments.  The Escrow Agent may execute any of its powers and may perform any of its duties under this Reserve Agreement by or through attorneys, agents, or employees.  Notwithstanding anything herein to the contrary, the Escrow Agent is not responsible for nor assumed to have any knowledge of the contents of the Merger Agreement.

(a)                                 The Escrow Agent shall be fully protected in acting upon any written notice, instruction, direction, request or other communication, paper or document which the Escrow Agent believes to be genuine, and shall have no duty to inquire into or investigate the validity, accuracy or content of any thereof.

(b)                                 The Escrow Agent may engage or be interested in financial or other transactions with Wintrust or any party hereto or affiliate thereof, and may act on, or as depositary, trustee or agent for, any committee or body of holders of obligations of such party or affiliate, as freely as if it were not the Escrow Agent hereunder.

A-2-C-3

(c)                                  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Reserve Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

3.2                                     Legal Opinions.  As to any legal questions or other uncertainties arising in connection with the administration of this Reserve Agreement, the Escrow Agent may rely absolutely upon the written instruction of the Shareholders’ Representative or the Litigation Entity or the opinions or advice given to the Escrow Agent by its counsel (who may be an employee of the Escrow Agent and may also be counsel to one or more other parties to this Reserve Agreement) and shall be free of liability resulting from any delay due to waiting for, taking, suffering, or omitting to take any action in reliance upon such opinions or advice.

3.3                                     Signatures.  The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Reserve Agreement.

3.4                                     Receipts and Releases.  In addition to the release requirements set forth above, the Escrow Agent may, as a condition to the disbursement of monies as provided herein, require from the payee or recipient a receipt therefor and, upon final payment, a release of the Escrow Agent from any liability arising out of its execution or performance of this Reserve Agreement, such release to be in a form reasonably satisfactory to the Escrow Agent.

3.5                                     Refrain from Action.  In the event the Escrow Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request, or other communication, paper, or document received by the Escrow Agent hereunder, the Escrow Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Shareholders’ Representative or the Litigation Entity or any other person or entity for refraining from taking such action, unless the Escrow Agent receives written instructions signed by the Shareholders’ Representative or the Litigation Entity that eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent.

3.6                                     Interpleader.  If any controversy arises with any third person, the Escrow Agent shall not be required to determine the same or to take any action, but the Escrow Agent in its discretion may institute such interpleader or other proceedings in connection therewith as the Escrow Agent may deem proper, and in following either course, the Escrow Agent shall not be liable.

4.                                      Shareholders’ Representative and Litigation Entity.

4.1                                     Expenses of Shareholders’ Representative.  The Shareholders’ Representative shall be entitled to reimbursement out of the Reserve Account for all reasonable out-of-pocket

A-2-C-4

costs and expenses he may incur, if any, in performing the duties assigned to him by the Reserve Agreement.  The Shareholders’ Representative may consult with, and obtain advice from, third-party advisors, including legal counsel and financial advisors, and the Reserve Account shall be used to reimburse the Shareholders’ Representative for all reasonable expenses incurred in consulting with such advisors.

4.2                                     Change to Initial Shareholders’ Representative.  If the initial Shareholders’ Representative, Anthony V. Sisto, should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then Keith Kotche shall be appointed as the successor Shareholders’ Representative, to serve in the same capacity as the prior Shareholders’ Representative.  If the Shareholders’ Representative or the successor thereto named in this Reserve Agreement should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then the Escrow Agent shall appoint any reasonable successor Shareholders’ Representative.  Any successor Shareholders’ Representative so appointed shall be vested with the same power and authority as the Shareholders’ Representative named in this Reserve Agreement.  The existing Shareholders’ Representative shall notify the Escrow Agent of any such change in the Shareholders’ Representative; provided, however, that if such notification is not possible, the successor Shareholders’ Representative shall notify the Escrow Agent of any such change.

4.3                                     Litigation Entity.   The Litigation Entity shall be entitled to reimbursement out of the Reserve Account for all reasonable expenses incurred by the Litigation Entity (including third-party advisor fees) in pursuing, litigating, settling, indemnifying the Indemnified Parties and taking of any other actions relating to the Customer Litigation.

5.                                      Indemnification.

5.1                                     Waiver and Indemnification.  Each of the Shareholders’ Representative and Litigation Entity agrees to and hereby does waive any suit, claim, demand, or cause of action of any kind that it may have or may assert against the Escrow Agent and the Escrow Agent shall not be liable for any action taken, suffered, or omitted to be taken hereunder arising out of or relating to the execution, administration, or performance by the Escrow Agent of this Reserve Agreement, unless such suit, claim, demand, or cause of action is based upon the intentional misconduct or gross negligence of the Escrow Agent, each as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, however, that notwithstanding anything in this Reserve Agreement to the contrary, the Escrow Agent shall not be liable in any event for special, punitive, indirect, incidental, or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  Each of the Shareholders’ Representative and Litigation Entity further agrees to indemnify the Escrow Agent and its affiliates and their respective successors, directors, officers, employees, and consultants (collectively, the “Indemnitees”) and to defend and to hold the Indemnitees harmless against and from any and all claims, demands, costs, damages, losses, penalties, liabilities, and expenses, including reasonable attorneys’ fees, that may be asserted against them or to which they may be exposed or that the Indemnitees may incur for any action taken, suffered, or omitted to be taken, by reason of the execution, administration, or performance of this Reserve Agreement, except to the extent attributable to such Indemnitees’

A-2-C-5

intentional misconduct or gross negligence, each as determined by a final, non-appealable judgment of a court of competent jurisdiction.  This paragraph shall survive the resignation, removal or replacement of the Escrow Agent and the termination of this Reserve Agreement until extinguished by any applicable statute of limitations.  The Shareholders’ Representative shall pay the reasonable costs and expenses incurred by the Escrow Agent in enforcing this right of indemnification.

5.2                                     Conditions to Indemnification.  In case any litigation is brought against the Escrow Agent or other Indemnitee in respect of which indemnification may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to the Shareholders’ Representative, and upon receipt of that notice the Shareholders’ Representative shall have the obligation to assume the defense of such litigation, provided that failure of the Escrow Agent to give such notice shall not relieve the Shareholders’ Representative from its obligations under Section 5 of this Agreement except to the extent that such failure materially prejudices the defense of such litigation but only to the extent of such prejudice.  At its own expense, the Escrow Agent may, but will not be expected to, employ separate counsel and participate in the defense of any litigation so assumed by the Shareholders’ Representative, provided that if the Escrow Agent is advised by its own counsel that there are material legal defenses available to it or any Indemnitee which are different from or additional to those available to the Shareholders’ Representative, or a conflict of interest exists between any of the parties, the Escrow Agent or such Indemnitee will be entitled to obtain its own separate attorney whereby the Shareholders’ Representative shall pay the reasonable attorneys’ fees and expenses for such attorneys.  The parties hereto shall not be liable for any settlement without their respective consents.

5.3                                     Indemnification of Shareholders’ Representative.  Any funds held in the Reserve Account shall be available to the Shareholders’ Representative to indemnify and hold the Shareholders’ Representative harmless against and from any and all claims, demands, costs, damages, losses, penalties, liabilities, and expenses, including reasonable attorneys’ fees, arising out of, from, or in conjunction with the Shareholders’ Representative’s performance or inaction under this Reserve Agreement, the Merger Agreement or the Escrow Agreement, including the reimbursement of expenses, except to the extent attributable to the Shareholders’ Representative’s willful misconduct or gross negligence, each as determined by a final non-appealable judgment of a court of competent jurisdiction.  Prior to the Release Date, the Shareholders’ Representative shall notify the Escrow Agent in writing of the amount of any indemnification claims or reimbursement of expenses to be paid to the Shareholders’ Representative pursuant to this Section 5.3, which amount shall be paid, to the extent funds are available, promptly after Shareholders’ Representative’s request therefor.  Escrow Agent shall each be entitled to rely on any notice given or action taken by Shareholders’ Representative pursuant to this Agreement as being for the benefit of the Shareholders, and shall have no duty to inquire into the circumstances in which any such notice is given or action is taken.

5.4                                     Expenses of Litigation Entity.  Any funds held in the Reserve Account shall be available to the Litigation Entity to pay the expenses related to the pursuit, litigation, settlement, indemnification of the Indemnified Parties and taking of any other actions relating to the Customer Litigation.  Prior to the Release Date, the Litigation Entity shall notify the Escrow Agent in writing of the amount of any expenses to be paid to the Litigation Entity pursuant to this Section 5.4, which amount shall be paid, to the extent funds are available, promptly after the

A-2-C-6

Litigation Entity’s request therefor.  Escrow Agent shall each be entitled to rely on any notice given or action taken by the Litigation Entity pursuant to this Agreement as being for the benefit of the Shareholders, and shall have no duty to inquire into the circumstances in which any such notice is given or action is taken.

5.5                                     Priority of Payments.  At the time of the Release Date, the expenses of the Litigation Entity shall be paid prior to any payments made to the Shareholders’ Representative.  After the Release Date, payments shall only be made to the Shareholders’ Representative pursuant to Section 5.3 to the extent any funds remain in the Reserve Account after the payment to the Litigation Entity pursuant to Section 5.4.

6.                                      Acknowledgment by the Escrow Agent.  By execution and delivery of this Reserve Agreement, the Escrow Agent acknowledges that the terms and provisions of this Reserve Agreement are acceptable and it agrees to carry out the express (and not implied) provisions of this Reserve Agreement on its part.

7.                                      Resignation or Removal of Escrow Agent; Successor.

7.1                                     Resignation and Removal.

(a)                                 Notice.  The Escrow Agent may resign as such following not less than thirty (30) days’ prior written notice to the Shareholders’ Representative.  Similarly, the Escrow Agent may be removed and replaced following not less than thirty (30) days’ prior written notice to the Escrow Agent by the Shareholders’ Representative.  In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and the Escrow Agent shall then deliver the balance of the Reserve Amount then in its possession to a successor Escrow Agent as shall be appointed by the Shareholders’ Representative as evidenced by a written notice filed with the Escrow Agent.

(b)                                 Court Appointment.  If the Shareholders’ Representative shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal of the acting Escrow Agent, then the acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

7.2                                     Successors.  Every successor Escrow Agent appointed hereunder shall execute, acknowledge, and deliver to its predecessor and the Shareholders’ Representative a written acceptance of such appointment, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities, and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or the Shareholders’ Representative, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer, and deliver all property and records, securities, and monies held by it pursuant to this Reserve Agreement to its successor.

A-2-C-7

7.3                                     New Escrow Agent.  In the event of an appointment of a successor Escrow Agent, the predecessor shall cease to be Escrow Agent of any funds and records it may hold pursuant to this Reserve Agreement and the successor shall become the Escrow Agent hereunder.

7.4                                     Release.  Upon written acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Reserve Amount and the property and records it has relating to this Reserve Agreement, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Reserve Agreement that may arise and accrue thereafter.

8.                                      Fees of Escrow Agent.  The Shareholders’ Representative shall pay the Escrow Agent’s fees for administering the Reserve Account in accordance with the fee schedule attached hereto as Schedule I.  In the event the Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader, or the Escrow Agent agrees in writing to render any service not provided for in this Reserve Agreement and fee schedule, or there is any modification hereof agreed to in writing by the Escrow Agent, the Escrow Agent shall be entitled to reasonable compensation from the Shareholders’ Representative for such services and reimbursement for all fees, costs, liability, and expenses, including but not limited to reasonable attorneys’ fees.  The provisions of this Section 9 shall survive the termination of this Reserve Agreement and the resignation, removal or replacement of the Escrow Agent with respect to all fees earned and expenses incurred prior to such events.

9.                                      Termination.  Except as otherwise set forth herein, this Reserve Agreement and the escrow created hereby shall terminate following the Escrow Agent’s final delivery of the balance of any remaining Reserve Amount to the Shareholders’ Representative, the Litigation Entity and/or the Exchange Agent pursuant to the terms of this Reserve Agreement and the Merger Agreement.  Notwithstanding the foregoing, the provisions of Sections 3 and 7 of this Reserve Agreement shall survive the termination of this Reserve Agreement and the resignation, removal or replacement of the Escrow Agent.

10.                               Miscellaneous Provisions.

10.1                              Parties in Interest.  Except as otherwise expressly set forth herein, this Reserve Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any person not a party hereto.  All of the terms and provisions of this Reserve Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

10.2                              Entire Agreement.  This Reserve Agreement, together with the applicable provisions of the Merger Agreement and Escrow Agreement as referenced herein, constitutes the final and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements or understandings.  Notwithstanding the foregoing, the Escrow Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement, Escrow Agreement or any other agreement between or among the parties hereto other than this Reserve Agreement, even though reference thereto may be made in this Reserve Agreement.

A-2-C-8

10.3                              Notices.   All notices, requests, demands, or other communications that are required or may be given pursuant to the terms of this Reserve Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if personally delivered by hand, (b) one day after such notice is sent by an internationally recognized overnight express courier, specifying next day delivery, with written verification of receipt, or (c) if delivered to the applicable email address set forth below, upon confirmed transmission by sender to such email address.  All communications shall be sent to the address as set forth below or at such other address as such party may designate from time to time by means of five (5) days advance written notice to the other parties hereto given in the manner provided in this Section 11.3.

If to the Escrow Agent:

The Chicago Trust Company, N.A., a national association

1000 Hillgrove Avenue

Western Springs, Illinois  60558

Attention:                                         Robert J. Mayo

Chief Executive Officer

Email:                                                            BMayo@wintrustwealth.com

and

If to the Shareholders’ Representative or Litigation Entity:

Anthony V. Sisto

Email:

With a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, IL 60606

Attention:                                         Dennis R. Wendte

Email:                                                            dennis.wendte@bfkn.com

10.4                              Changes.  The terms of this Reserve Agreement may not be modified or amended, or any provisions waived, temporarily or permanently, except pursuant to the written agreement of the Shareholders’ Representative, Litigation Entity and the Escrow Agent.  Such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose given.

10.5                              Severability.  In the event of any conflict between the terms and provisions of this Reserve Agreement and those of the Merger Agreement or Escrow Agreement, the terms and conditions of this Reserve Agreement will apply. If any term or provision of this Reserve Agreement or the application thereof as to any person or circumstance is held invalid or unenforceable to any extent, the remaining terms and provisions of this Reserve Agreement or

A-2-C-9

the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Reserve Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.6                              Counterparts.  This Reserve Agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute one and the same instrument.  The execution and delivery (including via electronic mail) of a signature page in the form attached to this Reserve Agreement by any party hereto who has been furnished the final form of this Reserve Agreement shall constitute the execution and delivery of this Reserve Agreement by such party.  Signature pages in portable document format (PDF) delivered via email shall be treated as if they were originals.

10.7                              Headings.  The headings of the sections of this Reserve Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Reserve Agreement.

10.8                              Assignment.  This Reserve Agreement may not be assigned, or otherwise transferred, in whole or in part, by any party without the prior written consent of the other parties, which the other parties will not unreasonably withhold, condition or delay; except that consent is not required for appointment of a successor Shareholders’ Representative. Any attempted assignment in violation of the foregoing will be void.

10.9                              Governing Law.  This Reserve Agreement shall be construed and controlled by the laws of the State of Illinois without regard to the principles of conflicts of laws.

10.10                       Binding Effect.  This Reserve Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors, and assigns.

[Signature Page Follows]

A-2-C-10

IN WITNESS WHEREOF, the parties have executed this Reserve Agreement as of the date first above written.

SHAREHOLDERS’ REPRESENTATIVE:

Anthony V. Sisto

ESCROW AGENT:

THE CHICAGO TRUST COMPANY, N.A.

By:
Name:
Title:

LITIGATION ENTITY:

By:
Anthony V. Sisto
Manager

A-2-C-11

EXHIBIT A

MERGER AGREEMENT

(See attached.)

A-2-C-12

SCHEDULE I

ESCROW AGENT FEES

One-time Account Administration Fee                                                  $3,500

This one-time fee will cover the Escrow Agent’s review of the Reserve Agreement and standard escrow services including, but not limited to, account set-up, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Reserve Agreement.

A-2-C-13

Exhibit I

Form of Assignment Agreement

THIS ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of          , 20  , by and between STC Capital Bank, an Illinois-chartered, non-member bank with its main office located in St. Charles, Illinois (“Assignor”), and          , a          limited liability company (“Assignee”), in connection with the Agreement and Plan of Merger dated June 5, 2019, as amended July 1, 2019 (the “Merger Agreement”), among Wintrust Financial Corporation, an Illinois corporation (“Wintrust”), WTFC STCBC Merger Sub LLC, an Illinois limited liability company (“Merger Sub”), and STC Bancshares Corp., an Illinois corporation (“STC”).  Wintrust and Merger Sub join in this Agreement for the purposes set forth below.  The parties to this Agreement are Assignor, Assignee, Merger Sub and Wintrust (the “Parties”).

RECITALS

A.                                    On April 8, 2019, Assignor filed an action in the Circuit Court of the Sixteenth Judicial Circuit in Kane County, Illinois, styled STC Capital Bank v. David C. Ozzello, et al., Case No. 19 L 000168 (the “Action”).

B.                                    In the Action, Assignor asserted several claims against David C. Ozzello and Karen H. Ozzello, individually and as trustees of the David C. Ozzello Trust, and the David C. Ozzello Trust (collectively, the “Defendants”).

C.                                    The claims asserted in the Action by Assignor arise in connection with two accounts held at Assignor:  account number 1000025412 owned by David C. Ozzello and Karen H. Ozzello, and account number 1000010772 owned by the David C. Ozzello Trust (collectively, the “Accounts”).

D.                                    Assignor alleges in the Action that the Accounts are overdrawn as a result of the return by Bellco Credit Union, Greenwood Village, Colorado (“Bellco”), of certain checks written on accounts held at Bellco and owned by Mark D. Ray, Custom Consulting & Product Service LLC, and MR Cattle Production Service LLC (collectively, the “Ray Parties”).

E.                                    Assignor is a wholly-owned subsidiary of STC, and STC has agreed to merge with and into Merger Sub, pursuant to the terms of the Merger Agreement.

F.                                     Assignee is a limited liability company managed by the Shareholders’ Representative formed for the benefit of STC’s shareholders.

G.                                   Capitalized terms used but not otherwise defined in this Agreement have the meanings given to them in the Merger Agreement.

H.                                   Assignor wishes to assign to Assignee the Assigned Claims (as defined below), including the right to recover any monies on the Assigned Claims, and Assignee wishes to assume such Assigned Claims and such recovery rights for the benefit of the shareholders of the Company, in accordance with the terms and provisions set forth in this Agreement.

I.                                        Wintrust and Merger Sub are each willing to consent to the assignment by Assignor to Assignee of the Assigned Claims and such recovery rights, in accordance with the terms and provisions set forth in this Agreement.

In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements contained in this Agreement and the Merger Agreement,

A-2-I-1

and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENTS

Section 1.                              Assigned Claims.  The term “Assigned Claims” means any and all rights, title, and interest in and to, and any and all liabilities and obligations arising from or related to any and all of Assignor’s claims, insurance claims, bond claims, actions, causes of action, choses in action, charges, complaints, agreements, promises, controversies, damages, suits, rights, demands, privileges and benefits of any kind, type or nature whatsoever, whether in equity or at law, under contract, tort, securities or any other substantive right, known or unknown, foreseen or unforeseen, suspected or unsuspected, asserted or unasserted, contingent or otherwise, that Assignor had, now has, or may have against the Defendants or any other party, including Federal Insurance Company or any other insurer, that are in any manner related to the Action, the Defendants, the Accounts, Bellco, or the Ray Parties based on facts or events occurring prior to the date of this Agreement, including all rights to attorneys’ fees, expenses, and costs incurred in relation to, in connection with, or as a result of the Action, the Defendants, the Accounts, Bellco, or the Ray Parties. For the avoidance of doubt, the Parties acknowledge that STC and Assignor have submitted a bond claim to Federal Insurance Company under Bond Number 82029060 (the “Federal Insurance Policy”) that directly relates to the Assigned Claims (the “Federal Insurance Claim”), that Assignee has the right to receive any proceeds from the Federal Insurance Claim to the extent such proceeds are assignable, and to pursue any legal action in relation to the Federal Insurance Claim, and that in the event Federal Insurance Company pays any money to Assignor, Wintrust or Merger Sub with respect to the Federal Insurance Claim, that money shall be paid to Assignee within five (5) business days after receipt thereof. The Parties further acknowledge that no rights under the Federal Insurance Policy or any other insurance policy owned by Assignor or STC are assigned pursuant to this Agreement other than the Federal Insurance Claim or any other insurance claim or bond claim that may be submitted in connection with the Assigned Claims.

Section 2.                              Assignment and Assumption.  The Assigned Claims shall be assigned to and assumed by and shall become the property and obligations of the Assignee as of immediately prior to the Effective Time.  The Parties acknowledge that, pursuant to the prior sentence, the Assigned Claims shall transfer from Assignor to Assignee immediately prior to Closing automatically without any further action by the Parties.  Each of Assignor, Merger Sub and Wintrust acknowledges that upon transfer, none of them shall have any rights whatsoever in the Assigned Claims, and Assignee acknowledges that upon transfer, none of Assignor, Merger Sub or Wintrust shall have any liabilities whatsoever under the Assigned Claims and Assignee agrees to observe, perform, pay and satisfy all liabilities and obligations arising under or related to the Assigned Claims.

Section 3.                              Right to Control Litigation.  Assignee shall have full authority and control over the Action and any action that may be filed in the future that in any manner relates to the Assigned Claims, including the right to decide if, when, and on what terms to settle the Action and any later filed action or to abandon the Action or any later filed action.

Section 4.                              Recovery on Assigned Claims.  None of Assignor, Merger Sub or Wintrust shall have any right to any money paid to Assignee in connection with the Assigned Claims.  If Assignee is paid any money in connection with the Assigned Claims, Assignee shall deposit that money into the Reserve Account for further handling in accordance with the terms of the Reserve Agreement.

Section 5.                              Cooperation.  Each of Assignor, Merger Sub and Wintrust agrees to reasonably cooperate, at Assignee’s reasonable cost, with Assignee and his employees, agents, representatives and counsel in connection with the Action and any action, investigation, insurance claim, or bond claim that in any manner relates to the Assigned Claims.  For the sake of clarity, the Parties agree that the obligations of Assignor, Merger Sub and Wintrust pursuant to the terms of this Section 5 shall include

A-2-I-2

allowing Assignee and his employees, agents, representatives and counsel reasonable access, including reasonable advance request for such access, to all books, records and other documents requested by them and that are within the control of any Party or its affiliates, and reasonable access to any personnel employed by any Party or its affiliates, with whom they wish to communicate, provided, however, that any such books, records and other documents, and access to such personnel, are reasonably related to the Assigned Claims and not unreasonably disruptive to the operations of such Party or its affiliates.  Each of Assignor, Merger Sub and Wintrust will also reasonably cooperate with Assignee in pursuing the Federal Insurance Claim and in preparing, submitting, and pursuing any further insurance claims or bond claims requested by Assignee, whether under the Federal Insurance Policy or another policy that may cover any loss that in any manner relates to the Assigned Claims, and to pay any proceeds from any such insurance claims or bond claims that may be received by Assignor, Wintrust or Merger Sub to Assignee within five (5) business days of receiving payment on such claims, provided that Assignee pays the reasonable cost of preparing, submitting, and pursuing such claims.

Section 6.                              Indemnification.  Each of Assignor, Merger Sub and Wintrust and any of Wintrust’s subsidiaries and affiliates (the “Indemnified Parties”) shall be indemnified and held harmless from and against any and all Claims relating to, or arising out of, or resulting from any actions or decisions taken or made by Assignee in exercising its control over the Action and any action that Assignee may file in the future that in any manner relates to the Assigned Claims, including (i) any action or decision made in connection with the settlement or abandonment of the Action or any such later filed action and (ii) any action taken or decision made by Assignee under the Reserve Agreement.  During the pendency of the Escrow Agreement, the Indemnified Parties shall be entitled to include any such Claim as an Indemnity Claim (as such term is defined in the Escrow Agreement).  To the extent not satisfied by the Escrow Amount, or if any such Claim arises following termination of the Escrow Agreement, such indemnification obligations shall be satisfied first from the Reserve Amount and all such Claims shall survive until the termination of the Reserve Agreement.

Section 7.                              General Provisions.  This Agreement shall be binding on and shall inure to the benefit of each of the Parties and its respective heirs, legal representatives, successors and assigns.  The Parties agree that any rule of construction under which ambiguities are construed against the drafter of a legal document is not applicable and shall not apply to this Agreement.  If any provision hereof shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof.  This Agreement may be executed in one or more counterparts, by facsimile, pdf, or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The terms “and” and “or” shall be construed both conjunctively and disjunctively.

Section 8.                              Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

Section 9.                              Authorization to Act.  Each of the Parties warrants and represents that it has the full right and power to execute, deliver, and perform this Agreement.  Any individual that executes this document on behalf of a Party certifies that he or she has authority to act for such Party, and that he or she, and any additional persons whose names, titles (if any) and signatures appear on the signature page to this Agreement, have full and complete authority to act on behalf of such Party in any and all respects and in any and all matters or transactions provided for or contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

A-2-I-3

IN WITNESS WHEREOF, Assignor, Assignee, Wintrust and Merger Sub have each executed this Agreement as of the day and year first written above.

WINTRUST FINANCIAL CORPORATION		WTFC STCBC MERGER SUB LLC

By:		By:
	Name:		Name:
	Title:		Title:

STC CAPITAL BANK

By:		By:
	Name:		Anthony V. Sisto
	Title:		Manager

A-2-I-4

Annex B

SECTIONS 11.65 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT

(805 ILCS 5/11.65) (from Ch. 32, par. 11.65)

Sec. 11.65. Right to dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

1.              consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

2.              consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

3.              an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

i.                  alters or abolishes a preferential right of such shares;

ii.               alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

iii.            in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

4.              any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c) A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

(Source: P.A. 85-1269.)

(805 ILCS 5/11.70) (from Ch. 32, par. 11.70)

Sec. 11.70. Procedure to Dissent.

(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

1.              Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

2.              Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j) As used in this Section:

1.              “Fair value”, with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

2.              “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(Source: P.A. 94-889, eff. 1-1-07.)

Annex C

Voting Agreement

THIS AGREEMENT (“Agreement”) is made and entered into as of the 5th day of June, 2019, by and between the undersigned shareholders (each, a “Shareholder,” and collectively, the “Shareholders”) of STC BANCSHARES CORP., an Illinois corporation (the “Company”), and WINTRUST FINANCIAL CORPORATION, an Illinois corporation (“Wintrust”).

WITNESSETH:

WHEREAS, the Company and Wintrust, together with WTFC STCBC Merger Sub LLC, an Illinois limited liability company and wholly owned subsidiary of Wintrust (“Merger Co.”), have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given them in the Merger Agreement);

WHEREAS, as a condition to Wintrust and Merger Co. being willing to enter into the Merger Agreement, and as an inducement and in consideration therefor, each of the Shareholders has agreed to execute and deliver this Agreement, solely in his, her or its capacity as a shareholder of the Company; and

WHEREAS, each Shareholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Stock”), as set forth opposite such Shareholder’s name on Schedule 1 attached hereto, and has agreed to vote such Shareholder’s Company Stock pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Shareholders and Wintrust hereby agree as follows:

Section 1.                   Voting of Shares.  Each Shareholder hereby agrees that at any meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and in any action by written consent of the shareholders of the Company, such Shareholder shall appear or otherwise cause all shares of Company Stock (including any shares obtained as a result of exercising one or more Company stock options) which such Shareholder owns and is entitled to vote to be counted as present for purposes of establishing a quorum at any such meeting of the shareholders of the Company, and shall vote all shares of Company Stock which such Shareholder owns and is entitled to vote (a) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (b) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date, if requested by Wintrust or Merger Co., (c) against any action, proposal, transaction or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, (d) against any action or agreement which would impede, interfere with, prevent or attempt to discourage the transactions contemplated by the Merger Agreement, including, but not limited to, any other extraordinary corporate transaction, including, but not limited to, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company or the Bank and any Person (other than Wintrust, Merger Co. or their respective affiliates), or any other proposal of any Person (other than Wintrust, Merger Co. or their respective affiliates) to acquire the Company or the Bank or all or substantially all of the respective assets thereof, (e) against any Company Takeover Proposal, and (f) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent, limit or affect any actions or omissions taken by a Shareholder who may also serve as a director and/or officer of the Company in the course of discharging his or her fiduciary duties to the Company in his or her capacity as a director and/or officer, and no such actions or omissions shall be deemed to be a breach of this Agreement.  Each Shareholder agrees that the Company shall be authorized to include in any proxy or material transmitted to shareholders of the Company or filed with the Commission or any other Governmental Authority or any press release or other document that Wintrust or Merger Co. reasonably determines to be necessary in connection with the transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of Company Stock, and a statement to the effect that the Shareholder is a party to this Agreement and has committed to vote in favor of the transactions contemplated by the Merger Agreement (the “Shareholder Information”).  Each of the Shareholders agrees to promptly give Wintrust any Shareholder Information it may reasonably require for the preparation of any such documents, and each of the Shareholders agrees to promptly notify Wintrust of any required corrections with respect to any written Shareholder Information supplied by it specifically for use in any such document, if and to the extent that the Shareholder shall become aware that any Shareholder Information shall have become false or misleading in any material respect.

Section 2.                   Term of Agreement.  This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), or (ii) the termination of the Merger Agreement in accordance with its terms, which includes termination of the Merger Agreement by the Company pursuant to Section 9.2 of the Merger Agreement, but shall in no event be effective for longer than twenty-five (25) years.  Nothing in this Section 2 shall relieve any party of liability for breach of this Agreement.

Section 3.                   Covenants of Shareholders.  Each Shareholder agrees not to: except to the extent required by this Agreement or in the event of the death or permanent disability of Shareholder, alter, transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend, distribution, or otherwise) of, or enter into any derivative arrangement with respect to (each, a “Transfer”), any or all of such Shareholder’s Company Stock or any right or interest therein (or consent to any of the foregoing); enter into any contract or agreement with respect to any Transfer of any or all of such Shareholder’s Company Stock or any right or interest therein; grant any proxies, deposit any Company Stock into a voting trust or enter into a voting agreement (except pursuant to this Agreement), in each case with respect to any shares of Company Stock; create or permit to exist any Encumbrance on any or all of such Shareholder’s Company Stock; take or permit any other action that would in any way restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Shareholder herein untrue or incorrect in any material respect; or without the prior written approval of Wintrust, directly or indirectly, solicit, initiate, encourage or facilitate any Company Takeover Proposal or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any Person concerning any Company Takeover Proposal, or furnish any information to any Person proposing or seeking an Company Takeover Proposal.  Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Wintrust of the number of any new shares of Company Stock acquired by such Shareholder, if any, after the date hereof.  Any such Company Stock shall be subject to the terms of this Agreement as though owned by such Shareholder on the date hereof.  If Transfer of ownership is occasioned by the death or permanent disability of such Shareholder, prior to any such Transfer, such Shareholder or his or her representative shall cause the transferee to agree to be bound by the terms and conditions of this Agreement and to execute a joinder to this Agreement.

Section 4.                   No Exercise of Dissenters’ Rights; Actions.   Each of the Shareholders (a) waives and agrees not to demand appraisal of such Shareholder’s Company Stock pursuant to the IBCA and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Wintrust, Merger Co., the Company or any of their respective representatives (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into, the Merger Agreement.

Section 5.                   Representations and Warranties of Shareholders.  Each Shareholder represents and warrants to Wintrust as follows:  (a) such Shareholder owns, and is entitled to vote in accordance with such Shareholder’s commitments under this Agreement, the number of shares and applicable classes and series of Company Stock set forth opposite his, her or its name on Schedule 1 hereto, and does not own or have any right to acquire any Company Stock not listed on Schedule 1; (b) such Shareholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Shareholder is a party or is subject; and this Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity; (c) such Shareholder’s shares of Company Stock listed as owned on Schedule 1 hereto are now and will remain owned by such Shareholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other Encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Wintrust and Encumbrances respecting such Company Stock created pursuant to this Agreement or the Merger Agreement); (d) other than set forth on Schedule 1 to this Agreement and in the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Shareholder’s Company Stock; (e) there are no claims, actions, suits or proceedings pending or, to the knowledge of such Shareholder, threatened or contemplated against or affecting such Shareholder, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or formal supervisory agreement of any kind in existence against or restraining such Shareholder from taking any action of any kind in connection with their respective properties or assets (including such Shareholder’s Company Stock) that would reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement or the Merger Agreement or otherwise adversely impact such Shareholder’s ability to perform its obligations hereunder in any material respect; and (f) such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing, and such Shareholder understands and acknowledges that Wintrust is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 6.                   Representations and Warranties of Wintrust.  Wintrust has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Wintrust is a party or is subject; and this Agreement has been duly executed and delivered by Wintrust and constitutes a legal, valid and binding agreement of Wintrust, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

Section 7.                   Transferability.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Wintrust may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Wintrust, provided that no such assignment shall relieve Wintrust of its obligations hereunder.

Section 8.                   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Shareholders in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that Wintrust shall (without any requirement for the posting of any bond) be entitled to injunctive relief to prevent breaches of this Agreement by the Shareholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Wintrust is entitled at law or in equity.

Section 9.                   Further Assurances.  Each Shareholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 10.                                   Entire Agreement and Amendment.

(a)                                 Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.  The parties acknowledge and agree that the covenants and agreements of each Shareholder made herein are for the benefit of Wintrust, and at any time Wintrust may (without the consent of any Shareholder) (i) extend the time for the performance of any of the obligations or other acts of any Shareholder, (ii) waive any inaccuracies in any Shareholder’s representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of a Shareholder’s agreements or conditions contained in this Agreement. Any agreement by Wintrust to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Wintrust. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Each Shareholder agrees that Wintrust may, in its sole discretion, exercise its rights against some, but not all, Shareholders. For any matter under this Agreement requiring the consent or approval of any party, such consent or approval shall be valid and binding on a party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such party.

(b)                     This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 11.                   Notices.  Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth herein for Wintrust or the address on Schedule 1 for a Shareholder, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of a party with telephone confirmation of receipt, or the day after sending by recognized overnight courier or if by the United States registered or certified mail, return receipt requested, postage prepaid two days after deposit therein.

Section 12.                                   General Provisions.  This Agreement shall be governed by the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Illinois state court located in Chicago, Illinois or any Federal court located in Chicago, Illinois (or any court with appellate jurisdiction therefrom) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Illinois state court located in Chicago, Illinois or any Federal court sitting in the State of Illinois and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.  Headings are for convenience only and shall not affect the meaning of this Agreement.  Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The rights and remedies of any person under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. In any action, suit or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party in such action, suit or other proceeding shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which such prevailing party may be entitled) from the non-prevailing party or parties.

Section 13.                                   Legal Counsel. Each Shareholder acknowledges that he, she or it has been advised to, and has had the opportunity to consult with his, her or its personal attorney prior to entering into this Agreement. Each Shareholder further acknowledges that attorneys for the Company represent the Company and do not represent such Shareholder or any other shareholder of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WINTRUST FINANCIAL CORPORATION, an Illinois Corporation

By:
Its:

Address for Notices:		With a copy to
Wintrust Financial Corporation		Matthew G. Galo
9700 W. Higgins Road, Suite 800		Schiff Hardin LLP
Rosemont, Illinois 60018		233 S. Wacker Drive, Suite 7100
Attn:	Kathleen M. Boege	Chicago, Illinois 60606-6473
Executive Vice President, General Counsel and Corporate Secretary

SHAREHOLDERS:

Anthony V. Sisto

Christopher Woelffer

Eduardo E. Greco

Edward N. Levato Sr.

Keith Kotche

Gregory Licht

James D. Parrilli Jr.

Charles S. Wolande

W. Philip Wilmington

Signature Page to Voting Agreement

SCHEDULE 1

SHAREHOLDER NAME	RECORD OWNER OF SHARES	NUMBER OF SHARES OF COMPANY COMMON STOCK OWNED BY SHAREHOLDER	ADDRESS FOR NOTICES
Anthony V. Sisto	Anthony V. Sisto	34,790
Christopher Woelffer	Christopher Woelffer	5,000
Eduardo E. Greco	Eduardo E. Greco	13,557
Edward N. Levato Sr.	Edward N. Levato Sr. or Darlene Levato	11,500
	Daniella DeMoon and/or Edward N. Levato Sr. (JTWOS)	6,206
	Kristen Levato and/or Edward N. Levato Sr. (JTWOS)	7,206
	Salvatore R. Levato or Anna Levato or Edward N. Levato Sr.	1,000
	Frank A. Levato or Edward N. Levato Sr.	1,000
	Edward N. Levato Jr. or Edward N. Levato Sr.	6,206
Keith Kotche	Keith or Joni Kotche (JTWROS)	24,433
	Keith Kotche and/or Joni Kotche and/or Drew Kotche (JTWROS)	1,095
	Keith Kotche and/or Joni Kotche and/or Victoria Maas (JTWROS)	1,095
	Keith Kotche and/or Joni Kotche and/or Margaret Colliander (JTWROS)	1,095
	Robert J. Kotche or Eileen Kotche or Keith Kotche	100
	Glenn Kotche or Miri Kotche or Keith Kotche	100
Gregory Licht	Gregory Licht	10,000

James D. Parrilli Jr.	James D. Parrilli Jr.	14,285
Charles S. Wolande	Charles S. Wolande	38,819
	Charles S. Wolande 2012 Family Trust	4,300
W. Philip Wilmington	W. Philip or Julie Wilmington (JTWROS)	24,000

Annex D

June 5, 2019

Board of Directors

STC Bancshares Corp.

460 South First Street

Saint Charles, Illinois 60174

Members of the Board:

We understand that STC Bancshares Corp. (“Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Wintrust Financial Corporation (“Wintrust”) and WTFC STCBC Merger Sub LLC, a wholly owned subsidiary of Wintrust (“Merger Co.”), pursuant to which, among other things, Company will merge with and into Merger Co., as described in Section 1.1 of the Agreement (the “Merger”). As described further in Section 1.4 of the Agreement, aggregate consideration to be paid in the Merger shall be equal to the product of $100 and the number of shares of Company Common Stock Outstanding (“Merger Consideration”) subject to adjustment pursuant to Section 6.9(b). Merger Consideration is intended to be paid 50% in cash and 50% in shares of common stock of Wintrust (“Wintrust Common Stock”), with $2,500,000 of the cash portion of the Merger Consideration deposited into a special purpose escrow account (“Escrow Amount”) as described in Section 1.10(a) of the Agreement and $400,000 of the cash portion of the Merger Consideration (the “Reserve Amount”) deposited into a special purpose escrow account (the “Reserve Account”) as described in Section 1.10(b) of the Agreement.  Each issued and outstanding share of the common stock of the Company (“Company Common Stock”), shall be converted into the right to receive (i) an amount of cash equal to the Merger Consideration multiplied by 0.5 minus the Escrow Amount minus the Reserve Amount with the resultant divided by the number of shares of Company Common Stock Outstanding (“Per Share Cash Consideration”); plus (ii) an amount of cash equal to the portion of the Escrow Amount to be disbursed divided by the number of shares of Company Common Stock Outstanding (“Per Share Escrowed Consideration”) and an amount of cash contained in the Reserve Account to be disbursed divided by the number of shares of Company Common Stock Outstanding (“Per Share Escrowed Consideration”); plus (iii) a number of shares of Wintrust Common Stock equal to Aggregate Share Amount as defined in the Agreement divided by the number of shares of Company Common Stock Outstanding multiplied by 0.5 (“Per Share Stock Consideration”), (combined “Per Share Merger Consideration”).  The terms and conditions of the Merger are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Per Share Merger Consideration to be paid to such holders in the proposed Merger.

In connection with preparing our opinion, we have reviewed, among other things:

(i)                                     a draft of the Agreement, dated June 4, 2019;

Investment Banking

227 W. Monroe • Suite 5250 • Chicago, IL 60606 • (312) 525-2777 • FAX (312) 525-2778

www.dadavidson.com/Investment-Banking

(ii)           certain financial statements and other historical financial and business information about Wintrust and Company made available to us from published sources and/or from the internal records of the Company that we deemed relevant;

(iii)          certain publicly available analyst earnings estimates for Wintrust for the years ending December 31, 2019, December 31, 2020 and December 31, 2021 and for the years ending December 31, 2022, December 31, 2023, and December 31, 2024 based on growth rate assumptions estimated by us;

(iv)          financial projections for the Company for the years ending December 31, 2019,  December 31, 2020 and December 31, 2021 provided by senior management and for the years ending December 31, 2022, December 31, 2023 and December 31, 2024 based on growth rate assumptions estimated by us and in each case discussed with and confirmed by senior management of the Company;

(v)                                 the current market environment generally and the banking environment in particular;

(vi)                              the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vii)                           the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

(viii)                        the relative contributions of Wintrust and the Company to the combined company;

(ix)                              the pro forma financial impact of the Merger, taking into consideration the amounts and timing of the merger costs and cost savings; and

(x)                                 such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of Wintrust and the Company concerning the business, financial condition, results of operations and prospects of the Wintrust and the Company.

In connection with our engagement, we have been authorized to solicit, and have solicited expressions of interest from parties with respect to a sale of the Company.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Company that it is not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Wintrust. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Wintrust, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in Company’s or Wintrust’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and other estimates provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no opinion as to such projections, estimates or the assumptions on which they were based.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Wintrust or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to Company or Wintrust. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Wintrust are adequate to cover such losses. We did not make an independent evaluation of the quality of the Company’s or Wintrust’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Wintrust. We did not make an independent evaluation of the quality of the Company’s or Wintrust’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Wintrust.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger and related transactions will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger and related transactions will be obtained without any material adverse effect on the Company or Wintrust or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated June 4, 2019, reviewed by us.

We have assumed in all respects material to our analysis that the Company and Wintrust will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company, or Wintrust or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to holders of the Company Common Stock in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Merger (including, without limitation, the form or structure of the Merger) or any related transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, Wintrust, or any class of such persons, relative to the compensation to be paid to the holders of Company Common Stock in the Merger, or with respect to the fairness of any such compensation to Wintrust.

We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

We express no opinion as to the actual value of Wintrust Common Stock when issued in the Merger or the prices at which the Company Common Stock or Wintrust Common Stock will trade following announcement of the Merger or at any future time.

We have not evaluated the solvency or fair value of the Company or Wintrust under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Wintrust. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or Wintrust or the ability of the Company or Wintrust to pay their respective obligations when they come due.

We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger.  In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Wintrust for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Wintrust in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the Merger and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that Wintrust is required to make in connection with the Merger if such inclusion is required by applicable law. This opinion is not intended to be and does not constitute a recommendation as to how the shareholder of the Company should vote or act with respect to the Merger or any matter relating thereto.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be paid to the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

PART II

Information Not Required in Prospectus

Item 20.                 Indemnification of Officers and Directors.

Section 8.75 of the IBCA provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.

Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.

Article NINE of Wintrust’s amended and restated articles of incorporation, as amended, and Article VI of Wintrust’s amended and restated by-laws provide that Wintrust shall, to the full extent permitted by law, indemnify those persons whom Wintrust may indemnify pursuant thereto, and contain provisions substantially similar to Section 8.75 of the IBCA.

Wintrust has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers, which we refer to collectively as the indemnification agreements, which implement with more specificity the indemnification provisions provided by Wintrust’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, Wintrust will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of Wintrust, as the case may be. The indemnification agreements also contain detailed provisions concerning expense advancement and reimbursement. The indemnification agreements are in addition to any other rights each non-employee director or officer may be entitled to under Wintrust’s articles of incorporation, by-laws and applicable law.

Wintrust maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 21.                 Exhibits and Financial Statement Schedules.

(a)           Exhibits:

Exhibit Number	Description of Exhibit
2.1*

Agreement and Plan of Merger by and among Wintrust Financial Corporation, WTFC STCBC Merger Sub LLC and STC Bancshares Corp., dated as of June 5, 2019 (included as Annex A-1 to this proxy statement/prospectus).

2.2

Amendment to the Agreement and Plan of Merger by and among Wintrust Financial Corporation, WTFC STCBC Merger Sub LLC and STC Bancshares Corp., dated as of July 1, 2019 (included as Annex A-2 to this proxy statement/prospectus).

3.1

Amended and Restated Articles of Incorporation of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 of Wintrust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, Exhibits 3.1 and 3.2 of Wintrust’s Current Report on Form 8-K filed with the SEC on July 29, 2011 and Exhibit 3.1 of Wintrust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

3.2

Certificate of Designations of Wintrust Financial Corporation filed on June 24, 2015 with the Secretary of State of the State of Illinois designating the preferences, limitations, voting powers and relative rights of the Series D Preferred Stock (incorporated by reference to Exhibit 3.1 of Wintrust’s Current Report on Form 8-K filed with the SEC on June 25, 2015).

3.3	Amended and Restated By-laws of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.2 of Wintrust’s Current Report on Form 8-K filed with the SEC on May 26, 2017).

5.1**	Opinion of Kathleen M. Boege.

8.1**	Tax Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

23.1**	Consent of Ernst & Young LLP.

23.2**	Consent of D.A. Davidson & Co.

23.3**	Consent of Kathleen M. Boege (included in Exhibit 5.1).

23.4**	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.1).

24.1**	Power of Attorney (contained in signature page to this Registration Statement).

99.1**	Form of proxy card.

* Disclosure schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Wintrust undertakes to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

** Filed herewith

(b)           Financial Statement Schedules:

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

Item 22:                Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1)           The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)           The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)            The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, State of Illinois, on this 8th day of July, 2019.

WINTRUST FINANCIAL CORPORATION

By:	/s/ Kathleen M. Boege
Kathleen M. Boege
Executive Vice President, General Counsel and
Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of David A. Dykstra and Kathleen M. Boege, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Edward J. Wehmer	President, Chief Executive	July 8, 2019
Edward J. Wehmer	Officer and Director (Principal Executive Officer)

/s/ David L. Stoehr	Executive Vice President	July 8, 2019
David L. Stoehr	and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ H. Patrick Hackett, Jr.	Chairman of the Board of Directors	July 8, 2019
H. Patrick Hackett, Jr.

/s/ Peter D. Crist	Director	July 8, 2019
Peter D. Crist

/s/ Bruce K. Crowther	Director	July 8, 2019
Bruce K. Crowther

/s/ William J. Doyle	Director	July 8, 2019
William J. Doyle

/s/ Marla F. Glabe	Director	July 8, 2019
Marla F. Glabe

/s/ Scott K. Heitmann	Director	July 8, 2019
Scott K. Heitmann

/s/ Deborah L Hall Lefevre	Director	July 8, 2019
Deborah L. Hall Lefevre

Name	Title	Date

/s/ Christopher J. Perry	Director	July 8, 2019
Christopher J. Perry

/s/ Ingrid S. Stafford	Director	July 8, 2019
Ingrid S. Stafford

/s/ Gary D. “Joe” Sweeney	Director	July 8, 2019
Gary D. “Joe” Sweeney

/s/ Karin Gustafson Teglia	Director	July 8, 2019
Karin Gustafson Teglia

II-2